Filed Pursuant to Rule 424(b)(5)
Registration No. 333-183100

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated November 4, 2013.

Prospectus Supplement to Prospectus dated August 6, 2012.

$600,000,000

WellCare Health Plans, Inc.

         % Senior Notes due 2020

WellCare Health Plans, Inc. is offering $600,000,000 aggregate principal amount of     % Senior Notes due 2020 (the “notes”). We will pay interest on the notes on May      and November      of each year. The first such payment will be made on May     , 2014. The notes will mature on November     , 2020. The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We may redeem the notes at any time prior to November     , 2016, in whole or in part, at a price equal to 100% of the principal amount of the notes redeemed plus any accrued and unpaid interest thereon to the redemption date and a “make-whole” premium.

We may redeem some or all of the notes at any time on or after November     , 2016 at the redemption prices set forth in this prospectus supplement plus any accrued and unpaid interest thereon to the redemption date. In addition, until November     , 2016, we may redeem up to 40% of the aggregate principal amount of the notes using the net proceeds from certain equity offerings at the redemption price set forth in this prospectus supplement plus any accrued and unpaid interest thereon to the redemption date. If we undergo a change of control under certain circumstances, we may be required to offer to purchase the notes from holders at a price equal to 101% of the principal amount plus any accrued and unpaid interest thereon to the date of purchase.

See “Risk Factors” beginning on page S-20 of this prospectus supplement and page 2 of the accompanying prospectus to read about important factors you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note		Total
Initial public offering price		%	$
Underwriting discounts and commissions(1)		%	$
Proceeds, before expenses, to us		%	$

(1)	We refer you to “Underwriting (Conflicts of Interest)” beginning on page S-188 of this prospectus supplement for additional information regarding underwriting compensation.

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from November     , 2013 and must be paid by the purchasers if the notes are delivered after                     , 2013.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on                     , 2013.

Joint Bookrunning Managers

Goldman, Sachs & Co.	J.P. Morgan	SunTrust Robinson Humphrey

Co-Managers

Barclays	BofA Merrill Lynch	Mitsubishi UFJ Securities	Wells Fargo Securities

Prospectus Supplement dated November     , 2013

Prospectus Supplement

Prospectus

You should carefully read this prospectus supplement and the accompanying prospectus. You should rely only on the information contained in this prospectus supplement and contained or incorporated by reference in the accompanying prospectus. We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by

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reference in this prospectus supplement and accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus, and the information in the documents incorporated by reference in the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of the notes. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time. This prospectus supplement describes the specific details regarding this offering. Additional information is incorporated by reference in the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus contain statements that are not historical fact may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, and we intend such statements to be covered by the safe harbor provisions for forward-looking statements contained therein. Such statements, which may address, among other things, market acceptance of our products and services, product development, our ability to finance growth opportunities, our ability to respond to changes in laws and government regulations, implementation of our sales and marketing strategies, projected capital expenditures, liquidity and the availability of additional funding sources may be found in this prospectus supplement and the documents incorporated by reference in the accompanying prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “targets,” “predicts,” “potential,” “continues” or the negative of such terms or other comparable terminology. You are cautioned that forward-looking statements involve risks and uncertainties, including economic, regulatory, competitive and other factors that may affect our business. Please refer to Risk Factors in this prospectus supplement, the accompanying prospectus, Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012, and in Part II, Item 1A of our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013, June 30, 2013, and September 30, 2013 for a discussion of certain risks which could materially affect our business, financial condition, cash flows, and results of operations. These forward-looking statements are inherently susceptible to uncertainty and changes in circumstances, as they are based on management’s current expectations and beliefs about future events and circumstances. We undertake no obligation beyond that required by law to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Our actual results may differ materially from those indicated by forward-looking statements as a result of various important factors including the expiration, cancellation or suspension of our state and

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federal contracts. In addition, our results of operations and estimates of future earnings depend, in large part, on accurately predicting and effectively managing health benefits and other operating expenses. A variety of factors, including potential reductions in Medicaid and Medicare revenue, including those due to sequestration, competition, changes in health care practices, changes in federal or state laws and regulations or their interpretations, inflation, provider contract changes, changes or suspensions or terminations of our contracts with government agencies, new technologies, government-imposed surcharges, taxes or assessments, reductions in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of health care, such as major health care providers’ inability to maintain their operations, may affect our ability to control our medical costs and other operating expenses. Governmental action or inaction could result in premium revenues not increasing to offset any increase in medical costs or other operating expenses. Once set, premiums are generally fixed for one-year periods and, accordingly, unanticipated costs during such periods generally cannot be recovered through higher premiums. Furthermore, if we are unable to estimate accurately incurred but not reported medical costs in the current period, our future profitability may be affected. Due to these factors and risks, we cannot provide any assurance regarding our future premium levels, our ability to control our future medical costs or our profitability.

From time to time, at the federal and state government levels, legislative and regulatory proposals have been made related to, or potentially affecting, the health care industry, including, but not limited to, limitations on managed care organizations, including benefit mandates, and reform of the Medicaid and Medicare programs. Any such legislative or regulatory action, including benefit mandates or reform of the Medicaid and Medicare programs, could have the effect of reducing the premiums paid to us by governmental programs, increasing our medical and administrative costs or requiring us to materially alter the manner in which we operate. We are unable to predict the specific content of any future legislation, action or regulation that may be enacted or when any such future legislation or regulation will be adopted. Therefore, we cannot predict accurately the effect or ramifications of such future legislation, action or regulation on our business.

WHERE YOU CAN FIND ADDITIONAL INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. These reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.wellcare.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus supplement and accompanying prospectus or our other securities filings and is not a part of these filings.

This prospectus supplement and accompanying prospectus are part of a registration statement that we have filed with the SEC relating to the debt securities offered thereby. This prospectus supplement and accompanying prospectus do not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC and we refer you to the omitted information. The statements this prospectus

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supplement makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and does not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its web site.

We “incorporate by reference” into the accompanying prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of the accompanying prospectus and later information that we file with the SEC will automatically update and supersede that information. The accompanying prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

The following documents listed below, which we have previously filed with the SEC, are incorporated by reference; provided, however, that we are not incorporating any information that is deemed, under SEC rules, to have been furnished rather than filed:

•	our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 13, 2013;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 filed with the SEC on May 3, 2013, August 7, 2013 and November 1, 2013, respectively; and

•

our Current Reports on Form 8-K filed with the SEC on January 3, 2013, January 10, 2013, January 22, 2013, February 4, 2013, February 15, 2013, March 5, 2013, March 8, 2013, March 11, 2013, March 22, 2013, March 27, 2013, April 1, 2013, May 22, 2013, September 4, 2013, September 5, 2013, September 16, 2013, September 24, 2013, September 30, 2013, October 2, 2013 and November 1, 2013.

All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus and prior to the termination of the offering of the securities shall also be deemed to be incorporated in this prospectus by reference; provided, however, that we are not incorporating any information we furnish rather than file.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

WellCare Health Plans, Inc.

8725 Henderson Road

Renaissance One

Tampa, Florida 33634

(813) 290-6200

Attn: Investor Relations Department

Internet Website: www.wellcare.com

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SUMMARY

The following summary highlights selected information contained in this prospectus supplement, and does not contain all of the information that may be important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the financial data and related notes, and risks discussed in “Risk Factors” below, and the documents incorporated by reference herein or therein, before making a decision to invest in the notes. The terms “WellCare”, “the company”, “we”, “us” and “our” refer to WellCare Health Plans, Inc. and its consolidated subsidiaries, unless we specify or the context clearly indicates otherwise.

Our Company

We are a leading managed care company for government-sponsored health care coverage with a focus on Medicaid and Medicare programs. We offer a variety of health plans for families, children, and the aged, blind and disabled, as well as prescription drug plans. As of September 30, 2013, we served approximately 2.8 million members in 49 states and the District of Columbia.

Government-sponsored coverage is an important element of the United States’ health care system. According to the Centers for Medicare & Medicaid Services (“CMS”), federal and state spending on Medicaid, the Children’s Health Insurance Program (“CHIP”), and Medicare is expected to exceed $1.0 trillion and aid over 113 million people in 2013. By 2018, CMS anticipates spending on these three programs to grow to nearly $1.5 trillion. Managed care solutions have a well-established track record of helping governments improve health care quality and access for beneficiaries while strengthening the fiscal sustainability of these programs. Given economic conditions, demographics, and budget challenges, we believe that state governments and the federal government will continue to turn to managed care solutions to help achieve program objectives.

Our business model and strategy are differentiated from many other large managed care companies because we serve only government health care programs, and we manage the full spectrum of Medicaid and Medicare products. We believe we are further distinguished by having achieved meaningful scale in all three important programs—Medicaid, Medicare Advantage (“MA”), and Medicare Prescription Drug Plans (“PDPs”). We estimate that we are among the five largest Medicaid managed care services plans, and among the ten largest MA plans and PDPs, all as measured by membership. Furthermore, we serve Medicaid programs and/or offer MA plans in 7 of the top 10 states based on combined annual Medicaid and Medicare expenditures.

Over the past few years, successful execution against this differentiated strategy has helped us to grow and diversify our revenues. For the twelve-month period ended September 30, 2013, we generated total revenues of $9.1 billion, compared with revenues of $5.4 billion for the year ended December 31, 2010. During the same period, we expanded our health plan operations from 12 to 15 states.

A key driver of our performance is our three-product strategy: leveraging the complementary aspects of our meaningfully scaled positions in Medicaid, MA, and PDPs in order to generate better results from each program than we would were we serving only one program. A natural extension of our three-product strategy is our focus on serving lower income individuals and those who are dually eligible for Medicaid and Medicare. Our provider network, community support relationships, service infrastructure, and other important elements of our business model all are targeted to serving Medicaid eligibles and Medicare eligibles who may be economically disadvantaged. This focus, combined with significant expected growth in these programs, offers us a sizable opportunity to meet the needs of a generally underserved market and further differentiates us from other large managed care companies.

As of September 30, 2013, we operated Medicaid health plans in Florida, Georgia, Hawaii, Illinois, Kentucky, Missouri, New York, and South Carolina. In addition, we offered Medicare Advantage health maintenance organization (“HMO”) plans in certain counties in Arizona, California, Connecticut, Florida, Georgia, Hawaii, Illinois, Kentucky, Louisiana, Missouri, New Jersey, New York, Ohio and Texas. We also offered stand-alone Medicare PDPs in 49 states and the District of Columbia. In December 2013, we expect to begin serving the New Jersey Medicaid program, bringing the total number of states in which we provide Medicaid services to nine. Beginning in January 2014, through the pending acquisition of Windsor Health Group, Inc. (“Windsor”), we anticipate offering MA plans in certain counties in Arkansas, Mississippi, South Carolina, and Tennessee, as well as Medicare Supplement products in 40 states. The following table sets forth the primary states in which we participate in one or more programs and the number of members served in each program as of September 2013:

State	Medicaid	Medicare		Total Membership
		MA	PDP	Members	Percent of Total
Georgia	552,000	27,000	34,000	613,000	21.7%
Florida	474,000	80,000	39,000	593,000	21.0%
Kentucky	291,000	3,000	13,000	307,000	10.9%
Illinois	145,000	14,000	23,000	182,000	6.4%
New York	94,000	45,000	39,000	178,000	6.3%
California	—	55,000	71,000	126,000	4.5%
Missouri	106,000	4,000	14,000	124,000	4.4%
Texas(1)	7,000	22,000	80,000	109,000	3.9%
South Carolina	50,000	—	11,000	61,000	2.2%
Hawaii	38,000	8,000	1,000	47,000	1.7%
All other states(2)	—	25,000	459,000	484,000	17.1%

Total	1,757,000	283,000	784,000	2,824,000	100.0%

(1)	Texas Medicaid enrollment represents MA members who are dually eligible for Medicare and Medicaid and for whom we receive a Medicaid premium to provide certain care coordination services.
(2)	Represents the aggregate of all states that individually have less than 1.7% of total membership.

For the twelve-month period ended September 30, 2013, we generated revenues and Adjusted EBITDA of $9.1 billion and $394 million, respectively. For a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP financial measure, see “Summary of Historical Financial Data—Other financial data”.

Our Industry

Government-sponsored coverage is an important element of the United States’ health care system. According to CMS, federal and state spending on Medicaid, CHIP, and Medicare is expected to exceed $1.0 trillion and aid over 113 million people in 2013. By 2018, CMS anticipates spending on these three programs to grow to nearly $1.5 trillion. Managed care solutions have a well-established track record of helping governments improve health care quality and access for beneficiaries while strengthening the fiscal sustainability of these programs. Given economic conditions, demographics, budget challenges, and the proven success of managed care programs, we believe state governments and the federal government will continue to turn to managed care solutions to help achieve program objectives.

Medicaid and Medicaid-related Programs

Medicaid was established by the 1965 amendments to the Social Security Act of 1935, which created a joint federal-state program to provide medical assistance to low-income and disabled persons. Within broad federal guidelines, each state may define its own package of covered medical services, resulting in considerable variation in the types of services covered and the amount of care provided across states. Our Medicaid segment includes plans for beneficiaries of Temporary Assistance for Needy Families (“TANF”), Supplemental Security Income (“SSI”), Aged Blind and Disabled (“ABD”) and other state-based programs that are not part of the Medicaid program, such as CHIP and Managed Long-Term Care (“MLTC”) programs. TANF generally provides assistance to low-income families with children; ABD and SSI generally provide assistance to low-income aged, blind or disabled individuals. CHIP provides assistance to qualifying families who are not eligible for Medicaid because their income exceeds the applicable income thresholds. MLTC programs are designed to help people with chronic illnesses or who have disabilities and need health and long-term care services, such as home care or adult day care, to enable them to be cared for in their homes and communities as long as possible.

According to CMS, federal and state spending on Medicaid and CHIP has increased from $203 billion in 2000 to an estimated $430 billion in 2013, and is forecasted to grow to $655 billion in 2018. The population aided by these programs is anticipated to increase from 62 million in 2013 to 79 million in 2018.

Medicare

The 1965 amendments to the Social Security Act also created the Medicare program, which provides health care coverage primarily to individuals age 65 or older as well as to individuals with certain disabilities. Medicare is solely a federal program. The Medicare program consists of four parts, labeled A through D. Part A provides hospitalization benefits financed largely through Social Security taxes and requires beneficiaries to pay out-of-pocket deductibles and coinsurance. Part B provides benefits for medically necessary services and supplies including outpatient care, physician services, and home health care. Beneficiaries enrolled in Part B are required to pay monthly premiums and are subject to annual deductibles. Parts A and B are referred to as “Original Medicare.”

Since the 1970s, Medicare beneficiaries have had the option to receive their Medicare benefits through private health plans, mainly HMOs, as an alternative to Original Medicare. The Balanced Budget Act of 1997 named Medicare’s managed care program “Medicare+Choice,” and in 2003 under the Medicare Modernization Act (the “MM Act”), the private health plan program was renamed Medicare Advantage. In geographic areas where a managed care organization has contracted with CMS pursuant to the MA program, Medicare beneficiaries may choose to receive benefits from an MA organization under Medicare Part C. Private plans provide benefits to enrollees that are at least comparable to those offered under Original Medicare and can include prescription drug coverage. Part C benefits are provided through HMOs, preferred provider organizations and private fee-for-service plans. MA plans may charge beneficiaries monthly premiums and other copayments for Medicare-covered services or for certain extra benefits.

Part D also was established in 2003 by the MM Act. Effective January 1, 2006, stand-alone PDP plans may be offered to individuals eligible for benefits under Part A and/or enrolled in Part B. Plans can include varying degrees of out-of-pocket costs for premiums, deductibles and coinsurance. Depending on medical coverage type, a beneficiary has various options for accessing drug coverage. Beneficiaries enrolled in Original Medicare can either join a stand-alone PDP or forgo Part D drug coverage. Beneficiaries enrolled in Medicare Advantage Coordinated Care Plans can join a plan with

Part D coverage, select a stand-alone PDP or forgo Part D coverage. Beneficiaries who are dually-eligible for Medicare and Medicaid, and certain beneficiaries who qualify for the low-income subsidy but do not enroll themselves in a PDP, are automatically assigned to a plan by CMS. These assignments are made among those PDPs that submitted bids below the applicable regional benchmarks for standard Part D plans.

Medicare Supplement policies were first introduced in 1971 as additional coverage for some of the cost sharing requirements of Original Medicare. The standardization of these Medicare Supplement plans began with the passing of the Social Security Disability Amendments of 1980 which set voluntary standards for the Supplement plans. The Omnibus Reconciliation Act of 1990 further standardized the plans by limiting them to standard benefit structures while adding several consumer protections such as guaranteed plan renewability and minimum loss ratios among others. To be enrolled in a Medicare Supplement plan, an individual must pay a monthly plan premium. Depending on the plan type selected, the Medicare Supplement plan would pay all or a part of the cost sharing amount for health care services that the individual received while covered under Original Medicare. In 2012, Medicare Supplement plans covered approximately 10.2 million people.

According to CMS, Medicare expenditures have increased from $225 billion in 2000 to an estimated $604 billion in 2013 and are anticipated to further increase to $828 million in 2018. The number of Medicare beneficiaries is expected to grow from 51 million in 2013 to 59 million in 2018. As of September 2013, 28% of Medicare beneficiaries, or 14.5 million people, are enrolled in an MA plan, and 22.7 million people are enrolled in PDPs.

Our Strategy

We are a leading managed care company for government-sponsored health care coverage with a focus on the Medicaid and Medicare programs. Our business model and strategy are differentiated from many other large managed care companies because we serve only government health care programs, which allows us to focus on the specific needs of the people eligible for these types of programs. We believe we are further distinguished by having achieved meaningful scale in three important programs—Medicaid, MA, and Medicare PDPs.

A key driver of our performance has been our three-product strategy: leveraging the complementary aspects of our meaningfully scaled positions in Medicaid, MA, and PDPs in order to generate better results from each program than we would were we serving only one program. We believe this strategy enhances our revenue growth because we have multiple product and program opportunities by which we can enter a new state or service area. Once established in a market, our ability to expand into other products is strengthened by the existence of our provider network, service infrastructure, and regulatory relationships. With respect to costs, offering multiple products within a service area better leverages our local investments and infrastructure, including our provider network, community support, regulatory relationships, and staffing. Providing a more comprehensive set of services not only reduces our costs associated with obtaining members, it also provides a better care experience for our members. Finally, our three-product strategy drives greater diversification of sources of revenue and earnings, and, consequently, a stronger and more stable capital position from which to serve our government customers, members, and business partners.

A natural extension of our three-product strategy is our focus on serving lower income individuals and those who are dually eligible for Medicaid and Medicare. Our provider network, community support relationships, service infrastructure, and other important elements of our business model all are targeted to serving Medicaid eligibles and Medicare eligibles who may be economically disadvantaged. This focus, combined with significant expected growth in these programs, offers us a sizable opportunity to meet the needs of a generally underserved market and further differentiates us from other managed care companies.

Aligned with our business strategy are three long-term execution priorities:

Improving Health Care Quality and Access

We work closely with our provider partners and government customers to further enhance health care delivery and improve the quality of, and access to, health care services for our members. We are focused on preventive health, wellness and care management programs that help our government customers provide quality care within their fiscal constraints and offer us long-term opportunities for prudent, profitable growth. Our investments in quality have led to improvement in our results. Since 2010, we have achieved accreditation by the National Committee for Quality Assurance (“NCQA”) for our health plans in Florida, Georgia, and Hawaii. Our goal is to achieve accreditation for all of our health plans. We also have realized improvement in our MA and PDP quality ratings, also known as “Star Ratings.” Based on Star Ratings as recently reported by CMS, 84% of our September 2013 MA membership will be served in a plan rated three stars or better for 2014.

Ensuring a Competitive Cost Structure for Administrative and Medical Expenses

Given the fiscal pressures faced by our government customers, one of our important initiatives is ensuring that we have a competitive cost structure for both medical and administrative expenses. Our efforts to increase our administrative productivity and value are centered on improving service effectiveness by better aligning our operations with our government customers’ goals. We also continue to invest in technology, regulatory compliance, and other infrastructure with the objective, among others, of improving efficiency and service quality. As a result of initiatives and investments, we have achieved meaningful improvement in our operating efficiency and leveraging of our fixed costs. Our administrative expense ratio (as defined under “Summary of Historical Financial Data”), excluding government investigation-related expenses, has decreased by 210 basis points, from 10.6% in 2010 to 8.5% for the twelve months ended September 2013. During the summer of 2013, we undertook a strategic review of our operations and organizational structure. As a result, beginning in the third quarter we initiated several actions to drive greater effectiveness and efficiency across the company. These actions have included the elimination of certain positions to better align complementary functions and optimize performance. We also have reduced other administrative expenditures. With respect to medical benefits expense, our initiatives are focused on reductions in unit costs as well as optimizing utilization of services and eliminating waste and abuse for medical and pharmacy services and products.

Delivering Prudent, Profitable Growth

We pursue opportunities for prudent, profitable growth through an approach we define as “bid, build, and buy,” deploying a combination of organic growth activities supplemented by acquisitions. Bidding includes Medicaid procurements of new and existing programs, as well as annual bids for PDPs and similar activities. Growth through building primarily is focused on creation of the marketing, network, community support, and other capabilities required to expand into new service areas. Beginning in 2012, buying businesses with important market and/or product positions has supplemented our organic growth. Our bid, build, and buy initiatives have driven a 67% increase in our total revenues from $5.4 billion in 2010 to $9.1 billion for the twelve months ended September 2013.

Our Credit Strengths

Robust Growth Profile for Government Health Care Programs

We operate in the market for government health care programs, which historically has experienced robust growth. According to CMS, federal and state spending on Medicaid and CHIP has increased from $203 billion in 2000 to an estimated $430 billion in 2013. Medicare expenditures have increased from $225 billion in 2000 to an estimated $604 billion in 2013. This growth is anticipated to continue over the next five years, with CMS projecting spending on these three programs will grow to $1.5 trillion in 2018 from an estimated $1.0 trillion in 2013.

Managed care solutions have a well-established track record of helping governments improve health care quality and access for beneficiaries while strengthening the fiscal sustainability of these programs. Medicaid managed care deployment by states continues to grow, driven by state fiscal pressures that result from education, social, infrastructure, debt, long-term employee benefit obligations, and economic conditions, among other factors. Demographic trends are also an important factor in the growth of Medicaid managed care. State governments have limited resources to manage care for individuals with more medically complex conditions that often require long-term support and increasingly are turning to private solutions to address quality, access, and cost challenges.

Managed care solutions for Medicare beneficiaries include the MA and PDP programs. With an average of 10,000 people expected to age into Medicare every day through 2031, both of these programs are expected to grow. Many of the individuals aging into Medicare face financial challenges, particularly with respect to limited financial assets that are insufficient to pay expenditures during retirement. We believe that MA plans and PDPs offer beneficiaries the opportunity to better predict and pay health care-related expenditures than would be the case with Original Medicare. As of September 2013, MA plans serve 28% of Medicare beneficiaries, or nearly 14.5 million people, up from 18% in 2006. Approximately 22.7 million people are enrolled in PDPs, which did not exist prior to 2006.

Track Record of Growth

We have grown our premium revenues from $1.4 billion in 2004 to $9.1 billion for the twelve months ended September 2013. This revenue increase has resulted from an approach we define as “bid, build, and buy,” deploying a combination of organic growth activities supplemented by opportunistic acquisitions.

Our growth through procurement bids is highlighted by the Kentucky Medicaid managed care program. We, along with two other health plans, were awarded a contract in July 2011 to provide Medicaid services beginning in November 2011. For the twelve months ended September 2013, premium revenues from the Kentucky program were $1.2 billion, and we served 291,000 members as of that date. Consistent with our three-product strategy, in January 2013, we launched MA plans in 10 counties in Kentucky. This expansion allows us to cross-sell MA plans to the 27,000 members of our Kentucky Medicaid program who are dually-eligible for Medicare as of September 2013.

More recently, as a result of our procurement bid, we were recommended for contract awards in Florida’s new Medicaid Managed Medical Assistance (“MMA”) program in eight regions that include the metropolitan areas of Jacksonville, Miami, Orlando, Tallahassee and Tampa. As a result of these awards, we anticipate that our Florida TANF and SSI membership should increase to at least 500,000 by December 2014, compared to the 378,000 members that we served in September 2013.

In addition, we have repositioned our Medicare PDPs for long-term growth through the outcome of our 2014 bids. As a result, our basic plan is below the benchmarks in 30 of the 33 CMS regions for which we submitted 2014 bids, a significant improvement over our 2013 bids. This positive outcome resulted from the realignment of our benefit plans and cost structure to allow for prudent, competitive bids. Among the improvements is the launch of a preferred pharmacy network that offers lower costs both to our members and to WellCare. Our success with the 2014 bids also strengthens the effectiveness of our three product strategy. Next year, CMS will auto-assign new members to our basic

PDP in 12 of the 14 states in which we offer MA plans. By cross-selling these PDP members into our MA plans, we can offer them a more comprehensive benefit while affording them greater economic security.

Our activities to build marketing, provider network, and related capabilities in order to expand our service area have resulted in growth in both Medicare and Medicaid membership. In MA, from 2011 through 2013, we expanded the number of counties we serve by 72, an increase of 61% from the number of counties we served during 2010. As of September 2013, 2.4 million Medicare beneficiaries reside in these counties, and we have enrolled approximately 20,000 of those people. In Medicaid, since mid-2012, we have been expanding our service area in New York’s MLTC program, and as of September 2013, we served 13 counties and 5,000 members. We recently received approval from the State of New Jersey to offer Medicaid managed care in Essex, Hudson, Middlesex, Passaic and Union counties beginning in December 2013.

Acquisitions have supplemented our organic growth, adding both new markets and products to our portfolio, as well as strengthening our positions in existing markets and products. In November 2012, we entered the California MA market through the acquisition of Easy Choice Health Plan, Inc. (“Easy Choice”), and in January 2013, we completed the acquisition of Desert Canyon Community Care, which resulted in our entry into the Arizona MA market. In February and April 2013, respectively, we completed the acquisitions of UnitedHealth Group Incorporated’s South Carolina and Aetna’s Missouri Medicaid plans. In August 2013, we entered into an agreement to acquire Windsor. Through its subsidiaries, Windsor serves Medicare beneficiaries with MA plans and PDPs. In addition, Windsor offers Medicare supplement plans, a new product offering for WellCare. In September 2013, we entered into an agreement to acquire certain assets of Healthfirst Health Plan of New Jersey, Inc. (“Healthfirst NJ”), which we expect will strengthen our aforementioned entry to the New Jersey Medicaid program, as well as enhance our MA plans in the state. These two pending acquisitions are expected to close during the next two to six months, subject to customary regulatory approvals. For the twelve months ended September 2013, acquisitions completed in 2012 or 2013 generated premium revenue of $800 million, or approximately 9% of our total premium revenue.

Increased Diversification

One of our important objectives is to diversify our sources of revenue and earnings among a broader spectrum of government programs and geographic areas. This diversification helps to mitigate the potential for an adverse development in any one program or market to have a meaningful impact on our performance.

Driven by growth, we have achieved significant results in furthering the diversification of our programs and markets. Our Medicaid segment premium revenue for the twelve months ended September 2013 was $5.4 billion, a 63% increase from $3.3 billion for the year 2010. Our Georgia Medicaid program remains our largest Medicaid program, but its contribution to segment premium revenue decreased from 42% in 2010 to 29% for the twelve months ended September 2013, despite our growth in the program. Our Florida Medicaid program contribution to segment premium revenue decreased from 27% in 2010 to 20% for the twelve months ended September 2013, while the Kentucky Medicaid program, which we were awarded through a 2011 procurement bid, represented 22% of our Medicaid segment premium revenue for the twelve months ended September 2013.

We also have improved diversification of our MA segment while growing that segment 114% from $1.3 billion in premium revenue in 2010 to $2.9 billion for the twelve months ended September 2013. Our Florida MA premium revenue increased over this time while its contribution to segment premium revenue decreased from 55% in 2010 to 33% for the twelve months ended September 2013. We entered the California MA market through our Easy Choice acquisition in November 2012, which generated 18% of our segment premium revenue during the twelve months ended September 2013.

Improved Productivity and Cost Leverage

Given the fiscal pressures faced by our government customers, one of our important initiatives is ensuring that we have a competitive cost structure for administrative expenses. Our activities to increase our administrative productivity and value are centered on improving service effectiveness by better aligning our operations with our government customers’ goals. Our experience increasingly tells us that serving our health and drug plan members with associates who are their state and local neighbors is important to our success in terms of cost, quality, member retention, and other important factors. We also continue to invest in technology, regulatory compliance, and other infrastructure with the objective, among others, of improving efficiency and service quality.

As a result of initiatives and investments, we have achieved meaningful improvement in our operating efficiency and leveraging of our fixed costs. Our results are demonstrated by the decrease in our administrative expense ratio, excluding government investigation-related expenses. This ratio has decreased by 210 basis points, from 10.6% in 2010 to 8.5% for the twelve months ended September 2013.

During the summer of 2013, we undertook a strategic review of our operations and organizational structure. As a result, beginning in the third quarter we initiated several actions to drive greater effectiveness and efficiency across the company. These actions have included the elimination of certain positions to better align complementary functions and optimize performance. We also have reduced other administrative expenditures. We anticipate that these and other actions, as well as continued leveraging of our fixed expenditures, should result in continued improvement in our administrative expense ratio.

Strong Regulated Subsidiaries’ Capital Position

Each of our HMO and insurance subsidiaries must maintain a minimum amount of statutory capital and surplus as determined by state statute or regulation. Each state’s minimum statutory capital requirement generally is based on a percentage of annualized premium revenue, a percentage of annualized health care costs, a percentage of certain liabilities, a fixed dollar amount, risk-based capital (“RBC”) requirements, or other financial measures. The RBC requirements are based on guidelines established by the National Association of Insurance Commissioners and have been adopted by most states.

We endeavor to maintain a level of statutory capital and surplus in our HMO and insurance subsidiaries that comfortably exceeds the minimum requirement and provides us the flexibility to pursue growth opportunities. The combined statutory capital and surplus of our HMO and insurance subsidiaries was $926 million at December 31, 2012, compared with the combined required surplus of $383 million. Therefore, on that date our combined statutory capital and surplus was approximately 2.4 times the combined minimum requirement. We estimate that the combined statutory capital and surplus of our HMO and insurance subsidiaries was $1.1 billion at September 30, 2013.

Strong Cash Flow

The execution of our strategy, growth, diversification, and productivity improvements have resulted in strong cash flow generation by our company. This is demonstrated by the $75 million increase in operating cash flow less capital expenditures, from $196 million for the year 2010 to $271 million for the twelve months ended September 2013.

The cash flow of our unregulated entities is generated primarily through the payment of dividends by our HMO and insurance subsidiaries. Since the beginning of 2010, our HMO and insurance subsidiaries paid dividends of $437 million to our unregulated entities. For the twelve months ended September 2013, these dividends amounted to $150 million, compared with $46 million for the year 2010. In addition to dividends, our unregulated entities generate cash flow from services provided to our HMO and insurance subsidiaries, as well as from the sale of services to third parties.

Operating Model and Experienced Management Team

WellCare is led by a management team with strong industry and functional experience. In addition, our operating model is designed to be an effective foundation for delivering strong growth, productivity, and regulatory compliance. From our headquarters in Tampa, we manage our shared services operations, which primarily handle high volume transactions that lend themselves to centralized management and provide scale efficiencies. These functions include customer service, claims processing, and utilization management, among others. The shared services operations are complemented by our local market management. In each of the states in which we operate a sizable health plan, we have a market leader who manages customer-facing functions such as member outreach, provider and quality management, and state government relations. Through this model, we adapt our shared services platform to meet the specific needs of each market and customer that we serve.

Recent Developments

On October 31, 2013, our Board of Directors appointed our Chairman of the Board, David J. Gallitano, as Chief Executive Officer, on an interim basis, replacing Alec Cunningham. The Board decided to make this change to best ensure that we capitalize on opportunities for growth. We have begun a national search for a Chief Executive Officer with a demonstrated track record of leading a business of large scale and leading a company of the size and the scope we anticipate WellCare will attain over the next several years. This search process may take up to twelve months. Mr. Gallitano will fill both the Chairman and Chief Executive Officer roles until a successor for the Chief Executive Officer role is appointed. Mr. Gallitano plans to be an active and involved Chief Executive Officer during his tenure and will move to Tampa to work full-time from our headquarters.

On September 30, 2013, we announced that we entered into an agreement to acquire certain assets of Healthfirst NJ. As of September 2013, Healthfirst NJ served approximately 47,000 Medicaid members in 12 counties in the state, 5,000 of which also are served by a Healthfirst MA DSNP plan.

On September 24, 2013, we announced that our Florida Medicaid plan has been recommended for contract awards to provide managed care services to Medicaid recipients in eight of the state’s eleven regions as part of the state’s MMA program. These regions include the Jacksonville, Miami, Orlando, Tallahassee and Tampa metropolitan areas. As a result of these awards, we anticipate that our Florida TANF and SSI membership should increase to at least 500,000 by December 2014, compared to the 378,000 members that we served in September 2013.

On September 5, 2013, we announced our agreement to acquire Windsor. Through its subsidiaries, Windsor serves Medicare beneficiaries with MA plans primarily in the states of Mississippi, Tennessee, Arkansas, and South Carolina, as well as with PDP and Medicare supplement products in a number of states.

Company Information

We were formed as a Delaware limited liability company in May 2002 and began our operations in Florida, New York, and Connecticut. We completed the acquisition of the health plans through two concurrent transactions in July 2002. In July 2004, immediately prior to the closing of our initial public offering, we merged the limited liability company into a Delaware corporation and changed our name to WellCare Health Plans, Inc. Our common stock is listed on the New York Stock Exchange under the symbol “WCG.” Our principal offices are located at 8725 Henderson Road, Renaissance One, Tampa, Florida 33634 and the telephone number is 813-290-6200. Our internet address is www.wellcare.com. Information on our website does not constitute a part of, and is not incorporated into, this prospectus supplement.

Our Organization Structure

The chart below depicts the organizational structure of our legal entities as of the date of this prospectus supplement, excluding dormant entities and intermediate holding companies with no operations:

The only obligor of the notes will be WellCare Health Plans, Inc.

THE OFFERING

The following summary contains the principal terms of the notes. This summary does not contain all of the information that may be important to you in making a decision to invest in the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should carefully read the entire prospectus supplement, including the financial data and related notes, and the sections entitled “Description of Notes”, “Risk Factors” and “Forward-Looking Statements”.

Issuer	WellCare Health Plans, Inc.

Notes Offered	$600.0 million in aggregate principal amount of % Senior Notes due 2020.

Maturity	The notes will mature on November , 2020.

Interest Rate	The notes will bear interest at a rate of % per annum. Interest will accrue from November , 2013. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest Payment Dates	Interest on the notes will be payable semi-annually on May and November of each year, commencing on May , 2014.

Guarantees	As of the issue date of the notes, none of our subsidiaries will guarantee the notes. As a result, the notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including medical benefits payable, unearned premiums, accounts payable, other accrued expenses and liabilities and other payables to government partners, unless our subsidiaries become guarantors of the notes. Certain of our operating subsidiaries are licensed insurance companies or health management organizations in the jurisdictions in which we do business. Applicable laws and related regulations require approval by the state regulators in order for certain of our subsidiaries to guarantee the notes. We have not sought, nor do we intend to seek, such approval.

In the future, the notes will be fully and unconditionally guaranteed on a senior basis by each of our U.S. subsidiaries that becomes a guarantor of certain types of our other debt. See “Description of Notes—Limitation on Issuances of Guarantees of Indebtedness”.

Ranking	The notes will be our senior unsecured obligations. The notes will rank equally in right of payment with all of our existing and future indebtedness that is not expressly subordinated thereto (including the New Credit Facility), senior in right of payment to any future indebtedness that is expressly subordinated in right of payment thereto and effectively junior to our existing and

future secured indebtedness to the extent of the value of the collateral securing such indebtedness. In addition, the notes will be structurally subordinated to all indebtedness of our subsidiaries (unless our subsidiaries become guarantors of the notes).

As of September 30, 2013, as adjusted to give effect to this offering and the use of proceeds therefrom, we would have had approximately $600.0 million of indebtedness outstanding, and our subsidiaries had approximately $1.4 billion of liabilities outstanding, including medical benefits payable, unearned premiums, accounts payable, other accrued expenses and liabilities and other payables to government partners (excluding intercompany liabilities). As of September 30, 2013, our subsidiaries held cash, cash equivalents and investments of $1.8 billion. As of September 30, 2013, WellCare Health Plans, Inc. held cash, cash equivalents and investments of $49.0 million.

Optional Redemption	Prior to November , 2016, we may redeem up to 40% of the aggregate principal amount of the notes with the proceeds of certain equity offerings at the redemption price set forth in this prospectus supplement, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. See “Description of Notes—Optional Redemption”.

Prior to November , 2016, we may redeem some or all of the notes at a price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date and a “make-whole premium” as described in this prospectus supplement. See “Description of Notes—Optional Redemption”.

On or after November , 2016, we may redeem all or a portion of the notes at any time at the redemption prices set forth in this prospectus supplement, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. See “Description of Notes—Optional Redemption”.

Change of Control Offer	If we experience certain change of control events, we must offer to repurchase the notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control”.

Asset Sale Offer

If we sell assets under certain circumstances we must offer to repurchase the notes at 100% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Asset Sales”.

Restrictive Covenants

The indenture that governs the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•     incur additional indebtedness and issue preferred stock;

•    pay dividends or make other distributions;

•     make other restricted payments and investments;

•     sell assets, including capital stock of restricted subsidiaries;

•     create certain liens;

•     incur restrictions on the ability of restricted subsidiaries to pay dividends or make other payments, and in the case of our subsidiaries, guarantee indebtedness;

•    engage in transactions with affiliates;

•     create unrestricted subsidiaries; and

•     merge or consolidate with other entities.

These covenants are subject to a number of important exceptions and qualifications, including the fall away or revision of certain of these covenants upon the notes receiving an investment grade credit rating. See “Description of Notes—Certain Covenants”.

No Established Trading Market	The notes will not be listed on any securities exchange or on any automated dealer quotation system. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so, and may discontinue any such market making at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

Form and Denominations	The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will be book-entry only and registered in the name of a nominee of the Depository Trust Company (“DTC”). Investors may elect to hold interests in the notes through Clearstream Banking, S.A., or Euroclear Bank S.A./N.V., as operator of the Euroclear system, if they are participants in those systems or indirectly through organizations that are participants in those systems.

Use of Proceeds	We estimate the net proceeds from the issuance and sale of the notes offered hereby, after deducting the underwriting discount and commission and estimated offering expenses, will be approximately $588.5 million. The net proceeds will be used to repay and terminate our existing credit facility and for general corporate purposes, including organic growth opportunities and potential acquisitions. Pending such use, the proceeds may be invested temporarily in short-term interest-bearing, investment-grade securities or similar assets.

Conflicts of Interest

The net proceeds from this offering will be used to repay outstanding loans under our Existing Credit Facility. Because affiliates of J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc. and Wells Fargo Securities, LLC are lenders under our Existing Credit Facility and will receive more than 5% of the net proceeds of this offering, J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc. and Wells Fargo Securities, LLC are deemed to have a “conflict of interest” under FINRA Rule 5121. As a result, this offering will be conducted in accordance with FINRA Rule 5121, which requires, among other things, that a “qualified independent underwriter” has participated in the preparation of, and has exercised the usual standards of “due diligence” with respect to, the registration statement and this prospectus. Goldman, Sachs & Co. has agreed to act as qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 of the Securities Act. Goldman, Sachs & Co. will receive $10,000 for serving as qualified independent underwriter in connection with this offering. We have agreed to indemnify Goldman, Sachs & Co. against certain liabilities incurred in connection with it acting as a qualified independent underwriter for this offering, including liabilities under the Securities Act. Pursuant to FINRA Rule 5121, J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc. and Wells Fargo Securities, LLC will not confirm any sales to any account over which they exercise discretionary authority without the specific written approval of the account holder. See “Use of Proceeds” for additional information.

Risk Factors

You should refer to the section of this prospectus supplement and the accompanying prospectus entitled “Risk Factors” and the other information included in this prospectus supplement and incorporated by reference in the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes, including factors affecting forward-looking statements.

SUMMARY OF HISTORICAL FINANCIAL DATA

Our summary historical consolidated financial information as of and for the calendar years ended December 31, 2010, 2011 and 2012 has been derived from our audited Consolidated Financial Statements and notes thereto included elsewhere in this prospectus supplement. Our summary historical unaudited condensed consolidated financial information as of and for the nine months ended September 30, 2012 and 2013 has been derived from our unaudited condensed consolidated financial statements and notes thereto included elsewhere in this prospectus supplement. The summary historical financial information for the twelve months ended September 30, 2013, has been prepared by combining the information for the year ended December 31, 2012, with the information for the nine months ended September 30, 2013, and subtracting the information for the nine months ended September 30, 2012.

Our unaudited condensed consolidated financial statements have been prepared on the same basis as the audited financial statements and notes thereto and, in the opinion of our management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the information for the unaudited interim periods. The results for any interim period are not necessarily indicative of results that may be expected for a full year. You should read the following summary financial information in conjunction with the Consolidated Financial Statements and accompanying notes, the unaudited condensed consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus supplement. Totals in the table below may not equal the sum of individual line items as all line items have been rounded.

Operating data

	For the Years Ended December 31,			For the Nine Months Ended September 30,		For the Twelve Months Ended September 30, 2013
(In thousands)	2010	2011	2012	2012	2013
Revenues:
Premium:
Medicaid	$3,252,377	$3,505,448	$4,389,068	$3,207,962	$4,125,576	$5,306,682
Medicaid premium taxes	56,374	76,163	82,164	61,048	59,161	80,277

Total Medicaid	3,308,751	3,518,611	4,471,232	3,269,010	4,184,737	5,386,959
Medicare Advantage	1,336,089	1,479,750	1,936,378	1,364,505	2,286,230	2,858,103
PDP	785,350	1,036,769	992,607	780,616	604,287	816,278

Total premium	5,430,190	6,098,130	7,400,217	5,414,131	7,075,254	9,061,340
Investment and other income	10,035	8,738	8,815	6,772	13,933	15,976

Total revenues	5,440,225	6,106,868	7,409,032	5,420,903	7,089,187	9,077,316

Expenses:
Medical benefits:
Medicaid	2,888,467	2,890,090	3,892,076	2,844,469	3,636,283	4,683,890
Medicare Advantage	1,067,178	1,198,764	1,630,565	1,133,448	1,968,580	2,465,697
PDP	638,892	859,113	781,293	639,494	543,000	684,799

Total medical benefits	4,594,537	4,947,967	6,303,934	4,617,411	6,147,863	7,834,386

Selling, general and administrative:(1)
Operations	572,050	595,100	639,262	460,036	589,121	768,347
Government investigations-related	265,938	47,007	51,580	37,457	48,469	62,592

Total SG&A	837,988	642,107	690,842	497,493	637,590	830,939

	For the Years Ended December 31,			For the Nine Months Ended September 30,		For the Twelve Months Ended September 30, 2013
(In thousands)	2010	2011	2012	2012	2013
Medicaid premium taxes	56,374	76,163	82,164	61,048	59,161	80,277
Depreciation and amortization	23,946	26,454	31,531	22,704	31,819	40,646
Interest	229	6,510	4,122	3,163	5,932	6,891

Total expenses	5,513,074	5,699,201	7,112,593	5,201,819	6,882,365	8,793,139

Income (loss) from operations	(72,849)	407,667	296,439	219,084	206,822	284,177
Gain on repurchase of subordinated notes(2)	—	10,807	—	—	—	—

Income (loss) before income taxes	(72,849)	418,474	296,439	219,084	206,822	284,177
Income tax expense (benefit)	(19,449)	154,228	111,711	83,123	74,410	102,998

Net income (loss)	$(53,400)	$264,246	$184,728	$135,961	$132,412	$181,179

Operating Statistics:
Medical benefits ratio:(3)
Company, including premium taxes	84.6%	81.1%	85.2%	85.3%	86.9%	86.5%
Company	85.5%	82.2%	86.1%	86.3%	87.6%	87.2%
Medicaid, including premium taxes	87.3%	80.7%	87.0%	87.0%	86.9%	86.9%
Medicaid	88.8%	82.4%	88.7%	88.7%	88.1%	88.3%
Medicare Advantage	79.9%	81.0%	84.2%	83.1%	86.1%	86.3%
PDP	81.4%	82.9%	78.7%	81.9%	89.9%	83.9%
Administrative expense ratio:(4)
Including premium taxes	15.4%	10.5%	9.3%	9.2%	9.0%	9.2%
Excluding premium taxes	15.6%	10.6%	9.4%	9.3%	9.1%	9.2%
Excluding premium taxes and government investigations	10.6%	9.9%	8.7%	8.6%	8.4%	8.5%

	As of December 31,			As of September 30,
	2010	2011	2012	2012	2013
Membership:
Company	2,224,000	2,562,000	2,669,000	2,561,000	2,824,000
Medicaid	1,340,000	1,451,000	1,587,000	1,515,000	1,757,000
Medicare Advantage	116,000	135,000	213,000	167,000	283,000
PDP	768,000	976,000	869,000	879,000	784,000

(1)	SG&A expense that is government investigations-related includes costs associated with the resolution of the previously disclosed governmental and Company investigations, such as settlement accruals and related fair value accretion, legal fees, and other similar costs.
(2)	Gain relates to the December 15, 2011, repurchase of all of the $112,500 tradable unsecured subordinated notes we issued on September 30, 2011, in connection with the stipulation and settlement agreement, which was approved in May 2011 to resolve the putative class-action complaints previously filed against us in 2007.
(3)	The Medical benefits ratio measures each segment’s or the total company, as applicable, medical benefits expense divided by premium revenue. Premium revenue excludes Medicaid premium taxes unless otherwise noted.
(4)	The Administrative expense ratio measures selling, general and administrative expense, either including or excluding government investigations-related expense, divided by total revenues, either including or excluding Medicaid premium taxes.

Balance sheet data

	As of December 31,			As of September 30,
(In thousands)	2010	2011	2012	2012	2013
Cash and cash equivalents	$1,359,548	$1,325,098	$1,100,495	$1,062,340	$1,390,563
Short-term investments, long-term investments, and restricted investments	279,288	342,251	384,408	364,400	486,907
Goodwill and other intangible assets, net	122,559	121,027	276,867	119,637	305,101
Total assets	2,247,293	2,488,111	2,675,516	2,543,787	3,180,552
Medical benefits payable	742,990	744,821	732,994	671,187	964,844
Long-term debt, including current maturities	—	146,250	135,000	138,750	336,500
Total liabilities	1,415,247	1,371,265	1,352,352	1,270,487	1,705,949
Total stockholders’ equity	832,046	1,116,846	1,323,164	1,273,300	1,474,603
Unregulated cash and investments(1)	193,000	308,500	193,525	349,716	391,688

(1)	Includes cash, short-term investments, and long-term investments held by our parent company and our subsidiaries that are not HMOs or insurance entities.

Other financial data

	For the Years Ended December 31,			For the Nine Months Ended September 30,		For the Twelve Months Ended September 30, 2013
(In thousands)	2010	2011	2012	2012	2013
EBITDA(1)	$(48,674)	$440,631	$332,092	$244,951	$244,573	$331,714
Adjusted EBITDA(1)	217,264	487,638	383,672	282,408	293,042	394,306
Capital expenditures	27,516	49,576	61,268	47,665	48,952	62,555
Pro forma total debt(2)						600,000
Pro forma interest expense						36,000
Ratio of Adjusted EBITDA to pro forma interest expense(3)						11.0x
Ratio of pro forma total debt to Adjusted EBITDA						1.5x

(1)	EBITDA is defined as net income (loss) before net interest expense, income tax expense (benefit), non-cash charges, and depreciation and amortization. EBITDA reflects the impact of earnings or charges resulting from matters that holders of the notes may consider not to be indicative of our ongoing operations. Therefore, we also present Adjusted EBITDA in order to supplement investors’ and other readers’ understanding and assessment of our financial performance. In calculating Adjusted EBITDA, we add back certain administrative expenses and resolution costs related to previously disclosed government investigations and related litigation. Management believes that these expenses are not indicative of our long-term business performance. While the amounts included in EBITDA and Adjusted EBITDA have been derived from our consolidated financial statements, they are not financial measures calculated in accordance with GAAP. Accordingly, they should not be considered as alternatives to net income or operating income as indicators of our performance, or as an alternative to operating cash flow as a measure of our liquidity. EBITDA and Adjusted EBITDA, as presented in this prospectus supplement, may not be comparable to similarly titled measures reported by other companies due to differences in the ways these measures are calculated. The following table provides an unaudited reconciliation of net income to EBITDA and Adjusted EBITDA:

	For the Years Ended December 31,			For the Nine Months Ended September 30,		For the Twelve Months Ended September 30, 2013
(In thousands)	2010	2011	2012	2012	2013
Net income (loss)	$(53,400)	$264,264	$184,728	$135,961	$132,412	$181,179
Gain on repurchase of subordinated notes	—	(10,807)	—	—	—	—
Income tax expense (benefit)	(19,449)	154,228	111,711	83,123	74,410	102,998

Operating income (loss)	(72,849)	407,667	296,439	219,084	206,822	284,177
Depreciation & amortization	23,946	26,454	31,531	22,704	31,819	40,646
Interest expense	229	6,510	4,122	3,163	5,932	6,891

EBITDA	(48,674)	440,631	332,092	244,951	244,573	331,714
Net investigation-related and litigation costs	265,938	47,007	51,580	37,457	48,649	62,592

Adjusted EBITDA	$217,264	$487,638	$383,672	$282,408	$293,042	$394,306

(2)	Pro forma total debt gives effect to the issuance of the notes offered hereby and the application of the net proceeds therefrom as described under ‘‘Use of Proceeds’’ as if the offering had occurred on September 30, 2013.
(3)	Pro forma interest expense gives effect to the issuance of the notes offered hereby and the application of the net proceeds therefrom as described under ‘‘Use of Proceeds’’ as if the offering had occurred on October 1, 2012 using an assumed rate of interest on the notes. This pro forma information may not be indicative of the results that actually would have occurred if the offering had occurred at of the date indicated.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges are set forth in the table below for the periods indicated:

										Pro Forma
	For the Years Ended December 31,							For the Nine Months Ended September 30,		For the Year Ended December 31, 2012(2)	For the Nine Months Ended September 30, 2013(2)
	2008		2009	2010		2011	2012	2012	2013
Ratio of earnings to fixed charges(1)	—	(3)	17.82	—	(3)	58.66	63.59	62.91	30.62	8.75	8.06

(1)	For the purpose of computing the Ratio of Earnings to Fixed Charges, (i) fixed charges represents interest expense, amortization of debt costs, and the portion of rental expense representing the interest factor; and (ii) earnings represents the aggregate of income from continuing operations (before adjustment for income taxes) and fixed charges.
(2)	The calculation of the Ratio of Earnings to Fixed Charges for the pro forma periods presented assumes (i) the issuance of $600.0 million aggregate principal amount of the notes in the offering and (ii) the repayment of our Existing Credit Facility with a portion of the net proceeds from the offering. As a result, pro forma interest expense of $36 million and $27 million is used for purposes of the calculation of the pro forma Ratio of Earnings to Fixed Charges for the year ended December 31, 2012 and the nine months ended September 30, 2013, respectively.
(3)	The ratio coverage was less than 1:1. We would have needed to generate additional earnings of $53.2 million for the year ended December 31, 2008 and $72.9 million for the year ended December 31, 2010 to obtain a coverage of 1:1.

New Credit Facility

Promptly following the completion of this offering and the repayment and termination of our existing senior secured credit facility that expires in 2016 (the “Existing Credit Facility”), we expect to enter into a new five year senior unsecured revolving credit facility in an aggregate amount of up to $300.0 million (the “New Credit Facility”). Among other changes, we expect the New Credit Facility will include an improved interest rate and reduced unutilized commitment fees. Upon the satisfaction of certain conditions, we will be able to request an increase in the commitments under our New Credit Facility by an aggregate of up to $75 million. The terms and timing of the New Credit Facility may differ substantially or materially from those described in this paragraph and elsewhere in this prospectus supplement and there can be no assurance that we will enter into the New Credit Facility. For a full description of our New Credit Facility, see “Description of Other Indebtedness—New Credit Facility.”

RISK FACTORS

Any investment in our notes involves a high degree of risk. You should carefully consider the risks described below as well as the matters discussed under “Risk Factors” in the accompanying prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2012, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, and in other documents that we have filed or subsequently file with the SEC that are incorporated by reference into the accompanying prospectus. Other risks and uncertainties not presently known to us or that we currently deem immaterial may also materially adversely affect us. If any of such risks actually occur, you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Notice Regarding Forward-Looking Statements”.

Risks Related to Our Business

Failure to maintain satisfactory quality scores could negatively impact our premium rates, subject us to penalties, limit or reduce our membership, impede our ability to compete for new business in existing or new markets or result in the termination of our contracts, which would have a material adverse effect on our business, rate of growth and results of operations.

Quality scores are used by certain agencies to establish premium rates or, in the case of the Centers for Medicare and Medicaid Services (“CMS”), to pay bonuses to better-performing Medicare Advantage (“MA”) plans that enable those plans to offer improved member health benefits to attract more members. In certain states, plans that do not meet the quality measures can be required to refund premiums previously received, or pay penalties, or the plan may be subject to enrollment limitations, including suspension of auto assignment of members, or termination of the contract. In 2013, our MA plans in Arizona, Georgia, Louisiana and Missouri each received a quality score, or “Star Rating”, of 2.5. If our Star Ratings do not improve, these plans may be terminated by CMS as early as plan year 2015. In addition, if the state determines that we have failed to meet the contractual requirements, these contracts may be subject to termination, or other remedies, at the discretion of the state. We are unable to predict what actions the state may take, if any, when assessing our contractual performance.

In addition, lower quality scores compared to our competitors may result in us losing potential new business in new markets, failing to obtain regulatory approval for acquisitions and expansions, and dissuading potential members from choosing our plan in markets in which we already compete. As a result, lower quality scores compared to our competitors could have a material adverse effect on our business, rate of growth and results of operations.

Medicaid premiums are fixed by contract and do not permit us to increase our premiums during the contract term, therefore, if we are unable to estimate and manage medical benefits expense effectively, our profitability likely will be reduced or we could cease to be profitable.

Our profitability depends, to a significant degree, on our ability to predict and effectively manage our costs related to the provision of health care services. Relatively small changes in the ratio of our expenses related to health care services to the premiums we receive (the “medical benefits ratio” or “MBR”) can create significant changes in our financial results. Factors that may cause medical benefits expense to exceed our estimates include:

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the addition of new members, whether by acquisition, new enrollment, program startup or expansion, whose risk profiles are uncertain or unknown and for whom initiatives to manage their care take longer than expected;

•	an increase in the cost of health care services and supplies, including pharmaceuticals, whether as a result of inflation or otherwise;

•	higher-than-expected utilization of health care services;

•	periodic renegotiation of hospital, physician and other provider contracts;

•	the occurrence of catastrophes, major epidemics, terrorism or bio-terrorism;

•	changes in the demographics of our members and medical trends affecting them; and

•	new mandated benefits, increased mandated provider reimbursement rates or other changes in health care laws, regulations and/or practices.

If our medical benefits expense increases and we are unable to manage these medical costs effectively in the future, our profits would likely be reduced or we may not remain profitable.

Most of our revenues are generated by premiums consisting of fixed monthly payments per member and supplemental payments for other services such as maternity deliveries, determined by the types of members in our plans. These payments are fixed by contract and we are obligated during the contract period, which is generally one to four years, to provide or arrange for the provision of health care services as established by states and the federal government. The payments are generally set based on an estimation of the medical costs using actuarial methods based on historical data. Actual experience, however, could differ from the assumptions used in the premium-setting process, which could result in premiums being insufficient to cover our medical benefits expense. If our medical benefits expense exceeds our estimates or our regulators’ actuarial pricing assumptions, and we are unable to adjust the premiums we receive under our current contracts, it could have a material adverse effect on our results of operations.

In addition, there are sometimes wide variations in the established rates per member in both our Medicaid and Medicare lines of business. For instance, the rates we receive for a Supplemental Security Income (“SSI”) member are generally significantly higher than for a non-SSI member who is otherwise similarly situated. As the composition of our membership base changes as the result of programmatic, competitive, regulatory, benefit design, economic or other changes, there is a corresponding change to our premium revenue, costs and margins, which may have a material adverse effect on our cash flow and results of operations.

Our membership is concentrated in certain geographic areas in the U.S., and unfavorable changes in health care or other benefit costs or reimbursement rates or increased competition in those geographic areas could therefore have a disproportionately adverse effect on our operating results. For the nine months ended September 30, 2013 and the year ended December 31, 2012, our Medicaid operations in Florida, Georgia and Kentucky each accounted for greater than 10% of our consolidated premium revenue, net of premium taxes.

Some provider contracts are directly tied to state Medicaid fee schedules, which the state or CMS may increase without granting a corresponding increase in premiums to us. For example, in connection with Florida’s Medicaid reform initiative, the Florida Agency for Health Care Administration (“AHCA”) has recently implemented a new payment structure for covered inpatient services under Florida Medicaid’s fee-for-service program. As of July 1, 2013, AHCA is reimbursing providers for such services based on a diagnosis related group (“DRG”) schedule. This change impacts the payments we make to our contracted providers whose contracts with us are tied to Florida Medicaid fee-for-service rates. In addition, we are in the process of transitioning other contracted inpatient service providers in our Florida Medicaid network to this payment methodology. We have experienced similar types of adjustments in other states in which we operate. Unless such adjustments are mitigated by an increase in premiums, or if this were to occur in any more of the states in which we operate, our profitability will be negatively impacted.

Also, in some rural areas, it is difficult to maintain a provider network sufficient to meet regulatory requirements. In situations where we have a deficiency in our provider network, regulators require us to allow members to obtain care from out-of-network providers at no additional cost, which could have a material adverse effect on our ability to manage expenses. In some states, with respect to certain services, the amount that the health plan must pay to out-of-network providers for services provided to our members is defined by law or regulation, but in certain instances it is either not defined or it is established by a standard that is not clearly translatable into dollar terms. Out-of-network providers may believe they are underpaid for their services and may either litigate or arbitrate their dispute with the health plan. The uncertainty of the amount to pay and the possibility of subsequent adjustments of the payment could adversely affect our financial position, results of operations or cash flows.

Although we maintain reinsurance to protect us against certain severe or catastrophic medical claims, we cannot assure you that such reinsurance coverage currently is or will be adequate or available to us in the future or that the cost of such reinsurance will not limit our ability to obtain it.

We may be unable to offset the reductions in premium revenue of our MA and our PDP plans due to sequestration and the effect on our results of operations may be material.

Pursuant to the sequestration provisions of the Budget Control Act of 2011, approximately $1.2 trillion in domestic and defense spending reductions began in March 2013. A 2% rate reduction to the Medicare program began on April 1, 2013, which will decrease our premium revenue for our MA and prescription drug plan (“PDP”) segments. The Continuing Appropriations Act, 2014 included continued spending reductions and sequestration may continue annually for a 10-year period, in the absence of further legislative action. We may be unable to offset this reduction in premium revenue, and the effect on our results of operations may be material.

Difficulties in successfully executing acquisitions, expansions and other significant transactions may have a material adverse effect on our results of operations, financial position and cash flows.

As part of our growth strategy, we identify potential acquisition targets, bid and negotiate acquisition terms, work with regulators to receive regulatory approval for the acquisition and once the transaction is closed, we must integrate the acquisition into our operations. In 2012, we completed two acquisitions, Easy Choice Health Plan, Inc. (“Easy Choice”) in California and Desert Canyon in Arizona, and in the first quarter of 2013, we completed our acquisitions of UnitedHealth Group Incorporated’s (“UnitedHealth”) South Carolina Medicaid plan and Aetna, Inc.’s Missouri Medicaid plan.

In September 2013, we announced that we entered into an agreement to acquire Windsor Health Group, Inc. (“Windsor”) from Munich Health North America, Inc., a part of Munich Re. Through its subsidiaries, Windsor serves Medicare beneficiaries with MA, PDP and Medicare Supplement products. We currently expect this transaction to close during December 2013 or January 2014, subject to customary regulatory approvals. Also in September 2013, we entered into an agreement to acquire certain assets of Healthfirst Health Plan of New Jersey, Inc. (“Healthfirst NJ”), which operates a Medicaid health plan in 12 counties in New Jersey. We expect the acquisition to close during the first quarter of 2014, subject to customary regulatory approvals.

Once an attractive acquisition target is identified, we may not be successful in bidding against competitors. Other potential acquirers may have greater financial resources or different profitability criteria than we have. Depending on the transaction size, we may not be able to obtain appropriate financing, especially in light of the volatility in the capital markets over the past several years.

Even if we are successful in bidding against competitors, we may not be able to obtain the regulatory approval from federal and state agencies required to complete the acquisition. We may not be able to comply with the regulatory requirements necessary for approval of the acquisition or state regulators may give preference to competing offers made by locally-owned entities, competitors with higher quality scores or not-for-profit entities.

Once acquired, we may have difficulties integrating the businesses within our existing operations, due to:

•	new associates who must become familiar with our operations and corporate culture;

•	acquired provider networks that operate on different terms than our existing networks and whose contracts may need to be renegotiated;

•	existing members who decide to switch to another health care plan;

•	disparate administrative and information technology systems; and

•	difficulties implementing our operations strategy to operate the acquired businesses profitably.

Furthermore, we may incur significant transaction expenses in connection with a potential acquisition or expansion opportunity which may not be successful. These expenses could impact our selling, general and administrative expense ratio. If we are unable to effectively execute our acquisition strategy or integrate acquired businesses, our future growth may suffer and our profitability may decrease.

Our rate of expansion into other geographic areas may also be inhibited by:

•	the time and costs associated with obtaining the necessary license to operate in the new area or the expansion of our licensed service area, if necessary;

•	lower quality scores compared to our competitors;

•	participation in fewer lines of business compared to our competitors;

•	our inability to develop a network of physicians, hospitals and other health care providers that meets our requirements and those of government regulators;

•	CMS or state contract provisions regarding quality measures, such as CMS Star Ratings;

•	competition, which increases the cost of recruiting members;

•	the cost of providing health care services in those areas;

•	demographics and population density; and

•	applicable state regulations that, among other things, require the maintenance of minimum levels of capital and surplus.

In any program start-up, acquisition, expansion, or re-bid, the implementation of the contract as designed may be affected by factors beyond our control. These include political considerations, network development, contract appeals, incumbency, participation in other lines of business, membership assignment (allocation of members who do not self-select), errors in the bidding process, difficulties experienced by other private vendors involved in the implementation, such as enrollment brokers, and noncompliance with contractual requirements with which we do not yet have experience and similar risks. Our business, particularly plans for expansion or increased membership levels, could be negatively impacted by these delays or changes.

In addition, when making award determinations and regulatory approvals of acquisitions and expansions, regulators frequently consider the plan’s historical regulatory compliance, litigation and reputation and we are required to disclose material investigations and litigation, including in some cases investigations and litigation that occurred in the past. As a result of the previous federal and state investigations, stockholder and derivative litigation, the restatement during 2009 of our previously issued financial statements and related matters, and the criminal trial of certain of our former executives and employees that concluded in the second quarter of 2013, we have been, and may continue to be, the subject of negative publicity. As a result, continuing negative publicity and other negative perceptions regarding these matters may adversely affect our ability to grow.

Growth could also place a significant strain on our management and on other resources and we are likely to incur additional costs if we enter states or counties where we do not currently operate. Our ability to manage our growth may depend on our ability to retain and strengthen our management team; attract, train and retain skilled associates; and implement and improve operational, financial and management information systems on a timely basis. If we are unable to manage our growth effectively, our financial condition and results of operations could be materially and adversely affected. In addition, due to the initial substantial costs related to acquisitions and expansions, such growth could materially adversely affect our short-term profitability and liquidity.

Furthermore, we may incur unusual or non-recurring expenses in connection with the integration and execution of acquisitions, expansions, and other significant transactions, as well as the ongoing management of our business and operations.

Future changes in health care law present challenges for our business that could have a material adverse effect on our results of operations and cash flows.

Future changes in existing health care laws or regulations, or their interpretations, or the enactment of new laws or the issuance of new regulations could materially reduce our revenue and/or profitability by, among other things:

•	imposing additional license, registration and/or capital requirements;

•	increasing our administrative and other costs;

•	requiring us to change our operating structure;

•	increasing mandated benefits;

•	further limiting our ability to engage in intra-company transactions with our affiliates and subsidiaries;

•	restricting our revenue and enrollment growth;

•	requiring us to restructure our relationships with providers; and

•	requiring us to implement additional or different programs and systems.

Requirements relating to increased plan information disclosure, expedited appeals and grievance procedures, third party review of certain medical decisions, health plan liability, access to specialists, “clean claim” (claims for which no additional information is needed) payment methodologies and timing, mandatory network inclusion of certain providers, mandated increases in provider reimbursement rates, physician collective bargaining rights and confidentiality of medical records either have been enacted or are under consideration. Changes in state law, regulations and rules also may materially adversely affect our profitability.

The requirements of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”), may have a material adverse effect on our results of operations and cash flows.

We believe the Affordable Care Act will bring about significant changes to the American health care system. These measures are intended to expand the number of United States residents covered by health insurance and make other coverage, delivery, and payment changes to the current health care system. The costs of implementing the Affordable Care Act will be financed, in part, from substantial additional fees and taxes on us and other health insurers, health plans and individuals, as well as reductions in certain levels of payments to us and other health plans under Medicare.

The Affordable Care Act will also impose certain new taxes and fees, including limitations on the amount of compensation that is tax deductible and annual assessments on all health insurers, worth approximately $8 billion beginning in 2014, which will increase in subsequent years. The imposition of this assessment will adversely impact our operating margins. In addition, in states in which we compete with not-for profit Medicaid health plans, we may need to reduce margins in order to assure price competitiveness. As a result, this new tax may have a material adverse effect on our results of operations, financial position and cash flows.

On June 28, 2012, the U.S. Supreme Court upheld the constitutionality of the individual mandate contained in the Affordable Care Act and modified the Medicaid expansion provisions to make the expansion optional for states. Some states have decided not to participate in the Medicaid expansion, and more states may choose not to participate in the future. Congress may also withhold the funding necessary to fully implement the Affordable Care Act or may attempt to replace the legislation with amended provisions or repeal it altogether. Given the breadth of possible changes and the uncertainties of interpretation, implementation, and timing of these changes, which we expect to occur over the next several years, the Affordable Care Act could change the way we do business, potentially impacting our pricing, benefit design, product mix, geographic mix, and distribution channels.

Regulations related to the Affordable Care Act, as well as future legislative changes, in the aggregate may have a material adverse effect on our results of operations, financial position, and cash flows by:

•	restricting revenue, enrollment and premium growth in certain products and market segments;

•	restricting our ability to expand into new markets;

•	increasing our medical and administrative costs; and

•	lowering our Medicare payment rates and/or increasing our expenses associated with the non-deductible federal premium tax and other assessments.

In addition, the response of other companies to the Affordable Care Act and adjustments to their offerings, if any, could have a meaningful impact in the health care markets.

The Affordable Care Act includes a number of changes that could impact the way MA plans will operate, such as:

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CMS Star Ratings.    Certain provisions in the Affordable Care Act tie MA premiums to the achievement of Star Ratings. Beginning in 2012, MA plans with an overall Star Rating of three or more stars (out of five) are eligible for a quality bonus in their basic premium rates. Initially, quality bonuses were limited to the few plans that achieved a four or higher overall Star Rating, but CMS expanded the quality bonus to plans with a three overall Star Rating for a three year period through 2014. Beginning in 2015, plans that achieve an overall Star Rating lower than four will not be eligible for the quality bonus. Plans that receive quality bonuses may have a competitive advantage in the Medicare market, as they may be able to offer more attractive benefit packages to members and/or achieve higher profit margins. Also, beginning with open enrollment for the 2014 plan year, Part C or Part D Medicare plans with Star Ratings of less than three stars for three consecutive years will be excluded from mention in the CMS “Medicare and You” handbook, denoted as “low performing” plans on the CMS website, and excluded from on-line enrollment through the Medicare Plan Finder website. These actions may adversely impact these plans’ ability to maintain or increase membership. In addition, Part C and Part D Medicare plans with Star Ratings of less than three stars for three consecutive years may be terminated at CMS’ discretion beginning on January 1, 2015. Our plans in Georgia, Louisiana, Missouri and Arizona have less than three stars. While we are continuing efforts to improve our Star Ratings and other quality measures, there is no guarantee that we will be able to maintain or improve our Star Ratings.

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Minimum MLRs.    Beginning in 2014, the Affordable Care Act requires the establishment of a minimum medical loss ratio (“MLR”) for MA plans and Part D plans, requiring them to spend not less than 85% of premiums on medical benefits. The rules implementing the minimum MLR impose financial and other penalties for failing to achieve the minimum MLR, including requirements to refund to CMS shortfalls in amounts spent on medical benefits and termination of a plan’s MA contract for prolonged failure to achieve the minimum MLR. MLR is determined by adding a plan’s total reimbursement for medical benefits plus its total spending on quality improvement activities and dividing the total by earned premiums (after subtracting certain taxes and other fees).

From 2010 through 2020, the “coverage gap” (i.e., the dollar threshold at which an individual has to pay full price for his or her medications) under Part D will be gradually closed, with beneficiaries retaining a 25% co-pay. While this change ultimately results in increased insurance coverage for beneficiaries, such improved benefits could result in changes in member behavior with respect to drug utilization. Such actions could impact the cost structure of our Part D programs.

The health reforms in the Affordable Care Act also present challenges for our Medicaid business. The reforms allow states to expand eligibility for Medicaid programs. However, state budgets continue to be strained due to economic conditions and uncertain levels of federal financing for current populations. As a result, the effects of any potential future expansions are uncertain, making it difficult to determine whether the net impact of the Affordable Care Act will be positive or negative for our Medicaid business.

Recent changes in our senior management, workforce and operations may cause uncertainty in, or be disruptive to, our business.

We have recently experienced significant changes in our senior management, workforce and operations. Effective as of October 31, 2013, Alec Cunningham’s employment was terminated, without cause, and he is no longer serving as our Chief Executive Officer. On October 31, 2013, David Gallitano, our Chairman of the Board, was named our Chief Executive Officer on an interim basis. We are retaining an executive search firm to identify a new Chief Executive Officer, and anticipate that this search process may take up to 12 months. In September 2013, we terminated, without cause, the employment of Walter Cooper, the Chief Administrative Officer, and Dan Paquin, President National Health Plans. Michael Polen was promoted to a newly created position of Senior Vice President, Operations. In October 2013, we announced that Blair Todt, Senior Vice President, Chief Compliance Officer would fill the newly created role of Senior Vice President, External Affairs and Cyndi Baily would be promoted to Senior Vice President, Chief Compliance Officer. In addition, we also eliminated approximately 280 positions and aligned complementary functions to reduce cost and optimize performance. These changes and any future changes in our senior management, workforce and operations may be disruptive to our business and, during the transition period, there may be uncertainty among investors, employees and others concerning our future direction and performance. Any such disruption or uncertainty could have a material adverse impact on our results of operations and financial condition and the market price of our securities. Additionally, we may not be able to fully realize the cost savings or improved operational efficiency we expect as a result of these changes, and we may not be able to appoint a suitable replacement Chief Executive Officer, which could harm our business.

We encounter significant competition for program participation, members, network providers, key personnel and sales personnel and our failure to compete successfully may limit our ability to increase or maintain membership in the markets we serve, or have a material adverse effect on our business, growth prospects and results of operations.

We operate in a highly competitive industry. Some of our competitors are more established in the insurance and health care industries, with larger market share, greater financial resources and better quality scores than we have in some markets. We operate in, or may attempt to acquire business in, programs or markets in which premiums are determined on the basis of a competitive bidding process. In these programs or markets, funding levels established by bidders with significantly different cost structures, target profitability margins or aggressive bidding strategies could negatively impact our ability to maintain or acquire profitable businesses which could have a material adverse effect on our results of operations.

Regulatory reform or other initiatives may bring additional competitors into our markets. Regulators may prefer companies that operate in multiple lines of business when we bid on new business or renewals of existing business, in which we may not operate.

We compete for members principally on the basis of size and quality of provider network, benefits provided and quality of service. We may not be able to develop innovative products and services which are attractive to members. We cannot be sure that we will continue to remain competitive, nor can we be sure that we will be able to successfully acquire members for our products and services at current levels of profitability.

In addition, we compete with other health plans to contract with hospitals, physicians, pharmacies and other providers for inclusion in our networks that serve government program beneficiaries. We believe providers select plans in which they participate based on several criteria including reimbursement rates, timeliness and accuracy of claims payment, potential to deliver new patient volume and/or retain existing patients, effectiveness of resolution of calls and complaints and other factors. We cannot be sure that we will be able to successfully attract or retain providers to maintain a competitive network in the geographic areas we serve.

We may not be able to attract a new Chief Executive Officer or attract or retain other qualified management, clinical and commercial personnel in the future due to the intense competition for qualified personnel in the managed care and health care industry and other businesses. If we are not able to attract and retain necessary personnel to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our objectives, our ability to raise additional capital and our ability to implement our business strategy. In particular, if we lose any members of our senior management team, we may not be able to find suitable replacements, and our business may be harmed as a result. In addition, we have in the past and may in the future modify our senior management structure, which could impact our retention of employees and management.

Our MA plans are sold primarily through our sales personnel, who frequently work with independent brokers, consultants and agents who assist in the production and servicing of business. The independent brokers, consultants and agents generally are not dedicated to us exclusively and may frequently also recommend and/or market health care benefits products of our competitors, and we must compete intensely for their services and allegiance. Our sales could be adversely affected if we are unable to attract or retain sales personnel and third-party brokers, consultants and agents or if we do not adequately provide support, training and education to this sales network regarding our product portfolio, which is complex, or if our sales strategy is not appropriately aligned across distribution channels.

To the extent that competition intensifies in any market that we serve, our ability to retain or increase members and providers, maintain or increase our revenue growth, and control medical cost trends, and/or our pricing flexibility, may be adversely affected. Failure to compete successfully in the markets we serve may have a material adverse effect on our business, growth prospects and results of operations. For a discussion of the competitive environment in which we operate, see “Business—Competition”.

Risk-adjustment payment systems make our revenue and results of operations more difficult to predict and could result in material retroactive adjustments that have a material adverse effect on our results of operations, financial position and cash flows.

Most of our government customers employ risk-adjustment models to determine the premium amount they pay for each member. This model pays more for members with predictably higher costs according to the health status of each beneficiary enrolled. Premium payments are generally established at fixed intervals according to the contract terms, and then adjusted on a retroactive basis. We reassess the estimates of the risk adjustment settlements each reporting period and any resulting adjustments are made to premium revenue.

As a result of the variability of certain factors that determine estimates for risk-adjusted premiums, including plan risk scores, the actual amount of retroactive payment could be materially more or less than our estimates. Consequently, our estimate of our plans’ risk scores for any period, and any resulting change in our accrual of premium revenues related thereto, could have a material adverse effect on our results of operations, financial position and cash flows. The data provided to our government customers to determine the risk score are subject to audit by them even after the annual settlements occur. These audits may result in the refund of premiums to the government customer previously received by us, which could be significant and would reduce our premium revenue in the year that repayment is required.

Government customers have performed and continue to perform audits of selected plans to validate the provider coding practices under the risk adjustment model used to calculate the premium paid for each member. It is likely that a payment adjustment will occur as a result of these audits, and that any such adjustment could have a material adverse effect on our results of operations, financial position, and cash flows.

Our Medicaid operations are concentrated in a limited number of states. Loss of a material contract, reduced premium rates, or delayed payment of earned premiums may adversely impact our business, financial condition or results of operations.

Our concentration of operations in a limited number of states could cause our revenue, profitability or cash flow to change suddenly and unexpectedly as a result of significant premium rate reductions or payment delays, a loss of a material contract, legislative actions, changes in Medicaid eligibility methodologies, catastrophic claims, an epidemic or pandemic, or an unexpected increase in utilization, general economic conditions and similar factors in those states. Our inability to continue to operate in any of these states, or a significant change in the nature of our existing operations, could adversely affect our business, financial condition, or results of operations.

We provide managed care programs and selected services to individuals receiving benefits under federal assistance programs, including Medicare Advantage, Medicaid, Children’s Health Insurance Program (“CHIP”) and Aged, Blind and Disabled (“ABD”). We provide those health care services under contracts with regulatory entities in the areas in which we operate. For the nine months ended September 30, 2013 and the year ended December 31, 2012, our Medicaid operations in Florida, Georgia and Kentucky each accounted for greater than 10% of our consolidated premium revenue, net of premium taxes. These customers accounted for contracts that have terms of between one and three years with varying expiration dates.

Our Florida Medicaid contracts expire in August 2015, however we currently anticipate that these will be terminated early in connection with the implementation of the MMA program, which replaces the prior Medicaid program. Our Staywell Health Plan has been recommended for contract awards by AHCA in eight out of the state’s 11 regions. We expect that starting in the second quarter of 2014, two to three regions will be launched per month, and all regions should be launched by October 2014.

Our contracts with other states are generally intended to run for one to three years and in some cases may be extended for additional years if the state or other sponsoring agency elects to do so. Our current state contracts are set to expire or renew between January 2014 and December 2015. When our state contracts expire, they may be opened for bidding by competing health care providers. There is no guarantee that our contracts will be renewed or extended. Further, our contracts with the states are subject to cancellation by the state after a short notice period in the event of unavailability of state funds. Our contracts could also be terminated if we fail to perform in accordance with the standards set by state regulatory agencies. If any of our contracts are terminated, not renewed, renewed on less favorable terms, or not renewed on a timely basis, or if an increased number of competitors were awarded contracts in these states, our business will suffer, and our financial position, results of operations or cash flows may be materially affected.

State governments generally are experiencing tight budgetary conditions within their Medicaid programs due to difficult macroeconomic conditions and increases in the Medicaid eligible population. We anticipate this will require government agencies with which we contract to find funding alternatives, which may result in reductions in funding. If any state in which we operate were to decrease premiums paid to us, or pay us less than the amount necessary to keep pace with our cost trends, it could have a material adverse effect on our revenues and results of operations. Economic conditions affecting state governments and agencies could also result in delays in receiving premium payments. If there is a significant delay in our receipt of premiums to pay health benefit costs, it could have a material adverse effect on our results of operations, cash flows and liquidity.

A significant percentage of our Medicaid plan enrollment results from mandatory enrollment in Medicaid managed care plans. States may mandate that certain types of Medicaid beneficiaries enroll in Medicaid managed care through CMS-approved plan amendments or, for certain groups, through federal waivers or demonstrations. Waivers and programs under demonstrations are generally approved for two- to five-year periods, and can be renewed on an ongoing basis if the state applies and the waiver request is approved or renewed by CMS. We have no control over this renewal process. If a state in which we operate does not mandate managed care enrollment in its state plan or does not renew an existing managed care waiver, our membership would likely decrease, which could have a material adverse effect on our results of operations.

We derive a significant portion of our Medicare revenue from our PDP operations, for which we submit annual bids for participation. The results of our bids could materially impact our revenue and profits.

A significant portion of our PDP membership is obtained from the auto-assignment of beneficiaries in CMS-designated regions where our PDP premium bids are below benchmarks of other plans’ bids. In general, our premium bids are based on assumptions regarding PDP membership, utilization, drug costs, drug rebates and other factors for each region. If our future Part D premium bids are not below the CMS benchmarks, we risk losing PDP members who were previously assigned to us and we may not have additional PDP members auto-assigned to us, which would materially reduce our revenue and profits.

Based on the outcome of our 2013 Medicare PDP bids, our plans are below the benchmarks in 14 of the 34 CMS regions and within the de minimis range of the benchmark in five other CMS regions. In 2013, newly-eligible members are being auto-assigned into our plans for the 14 regions that are below the benchmark. We retained our auto-assigned members in the five regions in which we bid within the de minimis range; however, we are not being auto-assigned new members in those regions during 2013. As of January 1, 2013, the beneficiaries who had previously been auto-assigned to our plans in the 15 regions in which our bids were neither below the benchmark nor within the de minimis range were reassigned to other plans. Our 2014 Medicare PDP bids were below the benchmarks in 30 of the 33 CMS regions for which we submitted bids, which resulted from the realignment of our benefit designs and cost structure.

We are subject to extensive government regulation and risk of litigation, and any violation by us of the terms of our contracts, applicable laws or regulations could have a material adverse effect on our results of operations.

Our business is extensively regulated by the federal government and the states in which we operate. The laws and regulations governing our operations are generally intended to benefit and protect health plan members and providers rather than stockholders and creditors, including holders of the notes. The government agencies administering these laws and regulations have broad latitude to enforce them. These laws and regulations, along with the terms of our government contracts, regulate how we do business, what services we offer, and how we interact with our members, providers and the public. Any violation by us of applicable laws or regulations could reduce our revenues and profitability, thereby having a material adverse effect on our results of operations.

We face a significant risk of class action lawsuits and other litigation and regulatory investigations and actions in the ordinary course of operating our businesses. The following are examples of types of potential litigation and regulatory investigations we face:

•	claims by government agencies relating to compliance with laws and regulations;

•	claims relating to sales practices;

•	claims relating to the methodologies for calculating premiums;

•	claims relating to the denial or delay of health care benefit payments;

•	claims relating to claims payments and procedures;

•	claims relating to provider marketing;

•	anti-kickback claims;

•	medical malpractice or negligence actions based on our medical necessity decisions or brought against us on the theory that we are liable for our providers’ alleged malpractice or negligence;

•	allegations of anti-competitive and unfair business activities;

•	provider disputes over compensation and termination of provider contracts;

•	allegations of discrimination;

•	allegations of breaches of duties;

•	claims relating to inadequate or incorrect disclosure or accounting in our public filings;

•	allegations of agent misconduct;

•	claims related to deceptive trade practices; and

•	claims relating to audits and contract performance.

As we contract with various governmental agencies to provide managed health care services, we are subject to various reviews, audits and investigations to verify our compliance with the contracts and applicable laws and regulations. Any adverse review, audit, investigation or adverse result from litigation could result in:

•	forfeiture or recoupment of amounts we have been paid pursuant to our government contracts;

•	imposition of significant civil or criminal penalties, fines or other sanctions on us and/or our key associates;

•	reduction or limitation of our membership;

•	loss of our right to participate in government-sponsored programs, including Medicaid and Medicare;

•	damage to our reputation in various markets;

•	increased difficulty in marketing our products and services;

•	inability to obtain approval for future acquisitions or service or geographic expansion; and

•	suspension or loss of one or more of our licenses to act as an insurer, HMO or third party administrator or to otherwise provide a service.

In particular, because we receive payments from federal and state governmental agencies, we are subject to various laws commonly referred to as “fraud and abuse” laws, including the federal False Claims Act, which permit agencies and enforcement authorities to institute suit against us for violations and, in some cases, to seek treble damages, penalties and assessments. Many states, including states where we currently operate, have enacted parallel legislation. Liability under such federal and state statutes and regulations may arise if we know, or it is found that we should have known, that information we provide to form the basis for a claim for government payment is false or fraudulent.

Some courts have permitted False Claims Act suits to proceed if the claimant was out of compliance with program requirements. Liability for such matters could have a material adverse effect on our financial position, results of operations and cash flows. Qui tam actions under federal and state law can be brought by any individual on behalf of the government. Qui tam actions have increased significantly in recent years, causing greater numbers of health care companies to defend false claim actions, pay fines or be excluded from Medicare, Medicaid or other state or federal health care programs as a result of investigations arising out of such actions.

For example, in October 2008, the Civil Division of the United States Department of Justice (the “Civil Division”) informed us that as part of its civil inquiry, it was investigating four qui tam complaints filed by relators against us under the whistleblower provisions of the False Claims Act. We also learned from a docket search that a former employee filed a qui tam action in state court for Leon County, Florida against several defendants, including us and one of our subsidiaries. With respect to these actions, in April 2012, we announced that we reached a settlement with the Civil Division, the Civil Division of the United States Attorney’s Office for the Middle District of Florida, and the Civil Division of the United States Attorney’s Office for the District of Connecticut. However, other qui tam actions may have been filed against us of which we are presently unaware, or other qui tam actions may be filed against us in the future.

We are currently undergoing standard periodic audits by several state agencies and CMS to verify compliance with our contracts and applicable laws and regulations. For additional risks associated with these audits, see “Risk-adjustment payment systems make our revenue and results of operations more difficult to predict and could result in material retroactive adjustments that have a material adverse effect on our results of operations” above.

In addition, there have been a number of investigations regarding the marketing practices of brokers and agents selling health care and other insurance products and the payments they receive.

These have resulted in enforcement actions against companies in our industry and brokers and agents marketing and selling those companies’ products. For example, CMS and state departments of insurance have increased their scrutiny of the marketing practices of brokers and agents who market Medicare products. These investigations and enforcement actions could result in penalties and the imposition of corrective action plans and/or changes to industry practices, which could adversely affect our ability to market our products.

We rely on a number of third parties, and failure of any one of the third parties to perform in accordance with our contracts could have a material adverse effect on our business and results of operations.

Our care and service delivery model is designed to optimize our use of our personnel versus third parties based on an evaluation of factors, including cost, compliance, quality and procurement success. As a result, we have contracted with a number of third parties to provide significant operational support including, but not limited to, pharmacy benefit management and behavioral health services for our members as well as certain enrollment, billing, call center, benefit administration, claims processing functions, sales and marketing and certain aspects of utilization management. We have limited ability to control the performance of these third parties. If a third party provides services that we are required to provide under a contract with a government client, we are responsible for such performance and will be held accountable by the government client for any failure of performance by our vendors. Significant failure by a third party to perform in accordance with the terms of our contracts could subject us to fines or other sanctions or otherwise have a material adverse effect on our business and results of operations. In addition, upon termination of a third party contract, we may encounter difficulties in replacing the third party on favorable terms, or in assuming those responsibilities ourselves, which may have a material adverse effect on our business, quality scores and results of operations. Further, we rely on state-operated systems and sub-contractors to qualify and assign eligible members into our health plan. Ineffectiveness of these state operations and sub-contractors can have a material adverse effect on our enrollment.

We rely on the accuracy of eligibility lists provided by our government clients to collect premiums, and any inaccuracies in those lists may cause states to recoup premium payments from us, which could materially reduce our revenues and results of operations.

Premium payments that we receive are based upon eligibility lists produced by our government clients. A state will require us to reimburse it for premiums that we received from the state based on an eligibility list that it later discovers contains individuals who were not eligible for any government-sponsored program, have been enrolled twice in the same program or are eligible for a different premium category or a different program. Our review of remittance files may not identify all member eligibility errors and could result in repayment of premiums in years subsequent to the year in which the revenue was recorded.

In addition to recoupment of premiums previously paid, we also face the risk that a state could fail to pay us for members for whom we are entitled to payment. Our results of operations would be reduced as a result of the state’s failure to pay us for related payments we made to providers and were unable to recoup. We have established a reserve in anticipation of recoupment by the states of previously paid premiums that we believe to be erroneous, but ultimately our reserve may not be sufficient to cover the amount, if any, of recoupments. If the amount of any recoupment exceeds our reserves, our revenues could be materially reduced and it could have a material adverse effect on our results of operations.

Our encounter data may be inaccurate or incomplete, which could have a material adverse effect on our results of operations, cash flows and ability to bid for, and continue to participate in, certain programs.

To the extent that our encounter data is inaccurate or incomplete, we have expended and may continue to expend additional effort and incur significant additional costs to collect or correct this data and have been and could be exposed to operating sanctions and financial fines and penalties for noncompliance. The accurate and timely reporting of encounter data is increasingly important to the success of our programs because more states are using encounter data to determine compliance with performance standards and, in part, to set premium rates. In some instances, our government clients have established retroactive requirements for the encounter data we must submit. There also may be periods of time in which we are unable to meet existing requirements. In either case, it may be prohibitively expensive or impossible for us to collect or reconstruct this historical data.

We have experienced challenges in obtaining complete and accurate encounter data, due to difficulties with providers and third-party vendors submitting claims in a timely fashion in the proper format, and with state agencies in coordinating such submissions. As states increase their reliance on encounter data these difficulties could affect the premium rates we receive and how membership is assigned to us, which could have a material adverse effect on our results of operations, cash flows and our ability to bid for, and continue to participate in, certain programs.

If we are unable to have access to sufficient capital, whether as a result of difficulties finding acceptable public or private financing, restrictions contained in the notes, our Existing Credit Facility or our New Credit Facility, restrictions on dividend payments from our subsidiaries, or higher statutory capital levels, we may be unable to grow or maintain our business, which could have a material adverse effect on our results of operations, cash flows and financial condition.

Our business strategy has been defined by three primary initiatives, one of which includes our ability to enter new markets by pursuing attractive growth opportunities for our existing product lines. We may need to access the debt or equity markets and receive dividends from our subsidiaries to fund these growth activities.

Our ability to enter new markets may be hindered in situations where we need to access the public markets and financing may not be available on terms that are favorable to us. Financing may only be available to us with unfavorable terms such as high rates of interest, restrictive covenants and other restrictions that could impede our ability to profitably operate our business and increase the expected rate of return we require to enter new markets, making such efforts unfeasible.

Our Existing Credit Facility has, and we expect the notes and our New Credit Facility to have, restrictions on our ability to secure additional capital. Our substantial indebtedness and restrictive covenants:

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions and general corporate or other purposes; and

•	expose us to greater interest rate risk since the interest rate on borrowings under our senior credit facilities is variable.

Our debt service obligations require us to use a portion of our operating cash flow to pay interest and principal on indebtedness instead of for other corporate purposes, including funding future expansion of our business and ongoing capital expenditures, which could impede our growth. If our operating cash flow and capital resources are insufficient to comply with the financial covenants in the credit agreement or to service our debt obligations, we may be forced to sell assets, seek additional equity or debt financing or restructure our debt which could harm our long-term business prospects.

Our Existing Credit Facility contains, and we expect the notes and our New Credit Facility to contain, various restrictions and covenants that restrict our financial and operating flexibility, including limitations on our ability to grow our business or declare dividends without lender approval. If we fail to pay any of our indebtedness when due, or if we breach any of the other covenants in the instruments governing our indebtedness, one or more events of default may be triggered. If we are unable to obtain a waiver, these events of default could permit our creditors to declare all amounts owed to be immediately due and payable. If we were unable to repay indebtedness owed to our secured creditors under the Existing Credit Facility, they could proceed against the collateral securing that indebtedness. We do not anticipate that our New Credit Facility will be secured.

In addition, in most states, we are required to seek the prior approval of state regulatory authorities to transfer money or pay dividends from our regulated subsidiaries in excess of specified amounts or, in some states, any amount. Extraordinary dividends require approval by state regulators prior to declaration. If our state regulators do not approve payments of dividends and/or distributions by certain of our regulated subsidiaries to us or our non-regulated subsidiaries, our liquidity, unregulated cash flows, business and financial condition may be materially adversely affected.

Our licensed HMO and insurance subsidiaries are subject to state regulations that, among other things, require the maintenance of minimum levels of statutory capital and maintenance of certain financial ratios, as defined by each state. One or more of these states may raise the statutory capital level from time to time, which could have a material adverse effect on our cash flows and liquidity.

Our subsidiaries also may be required to maintain higher levels of statutory capital due to the adoption of risk-based capital requirements by other states in which we operate. Our subsidiaries are subject to their state regulators’ general oversight powers. Regardless of whether a state adopts the risk-based capital requirements, the state’s regulators can require our subsidiaries to maintain minimum levels of statutory net worth in excess of amounts required under the applicable state laws if they determine that maintaining such additional statutory net worth is in the best interests of our members and other constituents. For example, if premium rates are inadequate, reduced profits or losses in our regulated subsidiaries may cause regulators to increase the amount of capital required. Any additional capital contribution made to one or more of the affected subsidiaries could have a material adverse effect on our liquidity, cash flows and growth potential. In addition, increases of statutory capital requirements could cause us to withdraw from certain programs or markets where it becomes economically difficult to continue operating profitably.

If we commit a material breach of our Corporate Integrity Agreement, we may be excluded from certain programs, resulting in the revocation or termination of contracts and/or licenses potentially having a material adverse effect on our results of operations.

On April 26, 2011, we entered into a Corporate Integrity Agreement (the “Corporate Integrity Agreement”) with the Office of the Inspector General of the Department of Health and Human Services (“OIG-HHS”). The Corporate Integrity Agreement has a term of five years and concludes the previously disclosed matters relating to us under review by OIG-HHS. The Corporate Integrity Agreement requires us to maintain various ethics and compliance programs that are designed to help ensure our ongoing compliance with federal health care program requirements. The terms of the Corporate Integrity Agreement include certain organizational structure requirements, internal monitoring requirements, compliance training, screening processes for new employees, who we call associates, requirements for reporting to OIG-HHS, and the engagement of an independent review organization to review and prepare written reports regarding, among other things, our reporting practices and bid submissions to federal health care programs.

If we fail to comply with the terms of the Corporate Integrity Agreement, we may be required to pay certain monetary penalties. Furthermore, if we commit a material breach of the Corporate Integrity

Agreement, OIG-HHS may exclude us from participating in federal health care programs. Any such exclusion would result in the revocation or termination of contracts and/or licenses and potentially have a material adverse effect on our results of operations.

Our indemnification obligations and the limitations of our director and officer liability insurance may have a material adverse effect on our financial condition, results of operations and cash flows.

Under Delaware law, our charter and bylaws and certain indemnification agreements to which we are a party, we have an obligation to indemnify, or we have otherwise agreed to indemnify, certain of our current and former directors, officers and associates with respect to current and future investigations and litigation. In connection with some of these pending matters, including the recent criminal trial of certain of our former executives and associates, we are required to, or we have otherwise agreed to, advance, and have advanced, significant legal fees and related expenses and expect to continue to do so while these matters are pending. We have exhausted our insurance for the expenses associated with the criminal trial of our former executive officers and associates, and the related government investigations that commenced in 2007, and expenses incurred by us for these matters will not be further reimbursed.

We currently maintain insurance in the amount of $125.0 million which provides coverage for our independent directors and officers hired after January 24, 2008, for certain potential matters to the extent they occur after October 2007. We cannot provide any assurances that pending claims, or claims yet to arise, will not exceed the limits of our insurance policies, that such claims are covered by the terms of our insurance policies or that our insurance carrier will be able to cover our claims.

We are exposed to fluctuations in the securities and debt markets, which could impact our investment portfolio.

Our investment portfolio represents a significant portion of our assets and is subject to general credit, liquidity, market and interest rate risks. Market fluctuations in the securities and credit markets could impact the value or liquidity of our investment portfolio and adversely impact interest income. As a result, we may experience a reduction in value or loss of liquidity which may materially impact our results of operations, liquidity and financial condition.

Risks Related to Information Technology

If we are unable to maintain effective and secure management information systems and applications, successfully update or expand processing capability or develop new capabilities to meet our business needs we could experience operational disruptions and other materially adverse consequences to our business and results of operations.

Our business depends on effective and secure information systems, applications and operations. The information gathered, processed and stored by our management information systems assists us in, among other things, marketing and sales and membership tracking, billing, claims processing, medical management, medical care cost and utilization trending, financial and management accounting, reporting, and planning and analysis. These systems also support our customer service functions, provider and member administrative functions and support tracking and extensive analysis of medical expenses and outcome data. These systems remain subject to unexpected interruptions resulting from occurrences such as hardware failures or increased demand. There can be no assurance that such interruptions will not occur in the future, and any such interruptions could have a material adverse effect on our business and results of operations. Moreover, operating and other issues can lead to data problems that affect the performance of important functions, including, but not limited to, claims payment, customer service and financial reporting.

There can also be no assurance that our process of improving existing systems, developing new systems to support our operations and improving service levels will not be delayed or that system issues will not arise in the future. Our information systems and applications require continual maintenance, upgrading and enhancement to meet our operational needs. If we are unable to maintain or expand our systems, we could suffer from, among other things, operational disruptions, such as the inability to pay claims or to make claims payments on a timely basis, loss of members, difficulty in attracting new members, regulatory problems and increases in administrative expenses.

Additionally, events outside our control, including terrorism or acts of nature such as hurricanes, earthquakes, or fires, could significantly impair our information systems, applications and critical business functions. To help ensure continued operations in the event that our primary operations are rendered inoperable, we have a disaster recovery plan to recover critical business functionality within stated timelines. Our plan may not operate effectively during an actual disaster and our operations and critical business functions could be disrupted, which would have a material adverse effect on our results of operations.

Our costs to comply with laws governing the transmission, security and privacy of health information could be significant, and any disruptions or security breaches in our information technology systems could have a material adverse effect on our results of operations.

Our business requires the secure transmission of confidential information over public networks. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could result in compromises or breaches of our security systems and client data stored in our information systems. Anyone who circumvents our security measures could misappropriate our confidential information or cause interruptions in services or operations. The Internet is a public network, and data is sent over this network from many sources. In the past, computer viruses or software programs that disable or impair computers have been distributed and have rapidly spread over the Internet. Computer viruses could be introduced into our systems, or those of our providers or regulators, which could disrupt our operations, or make our systems inaccessible to our providers or regulators. We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches.

Failure to keep our computer networks, information technology systems, computers and programs and our members’ and customers’ sensitive information secure from attack, damage or unauthorized access, whether as a result of our action or inaction or that of one of our business associates or other vendors, could adversely affect our reputation, membership and revenues and also expose us to mandatory disclosure to the media, contract termination, litigation (including class action litigation), and other enforcement proceedings, material fines, penalties and/or remediation costs, and compensatory, special, punitive and statutory damages, consent orders, adverse actions against our licenses to do business and/or injunctive relief, any of which could adversely affect our business, cash flows, operating results or financial condition.

Our measures to prevent security breaches may not be successful. As we expand our business, including through acquisitions and organic growth, increase the amount of information we make available to members and consumers on mobile devices and expand our use of social media, our exposure to these data security and related cybersecurity risks, including the risk of undetected attacks, damage or unauthorized access, increases, and the cost of attempting to protect against these risks also increases.

The Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”), one part of the American Recovery and Reinvestment Act of 2009 (“ARRA”), modified certain provisions of the Health Insurance Portability and Accountability Act (“HIPAA”) by, among other things, extending the privacy and security provisions to business associates, mandating new regulations around electronic health records, expanding enforcement mechanisms, and increasing penalties for violations. Civil penalties for HIPAA violations by covered entities are up to an annual maximum of $1.5 million for uncorrected violations based on willful neglect. HHS is required to conduct periodic audits to confirm compliance. Investigations of violations that indicate willful neglect, for which penalties became mandatory in February 2011, are statutorily required. In addition, state attorneys general are authorized to bring civil actions seeking either injunctions or damages in response to violations of HIPAA privacy and security regulations that threaten the privacy of state residents. Initially monies collected will be transferred to a division of HHS for further enforcement and, within three years, a methodology will be adopted for distributing a percentage of those monies to affected individuals to fund enforcement and provide incentive for individuals to report violations.

In addition, the HITECH Act requires us to notify affected individuals, HHS, and in some cases the media when unsecured personal health information is subject to a security breach.

The HITECH Act also contains a number of provisions that provide incentives for states to initiate certain programs related to health care and health care technology, such as electronic health records. While provisions such as these do not apply to us directly, states wishing to apply for grants under the HITECH Act, or otherwise participating in such programs, may impose new health care technology requirements on us through our contracts with state Medicaid agencies. We are unable to predict what such requirements may entail or what their effect on our business may be.

On January 25, 2013, HHS, as required by the HITECH Act, issued the Final Omnibus Rules that provide final modifications to HIPAA rules to implement the HITECH Act. The various requirements of the HITECH Act have different compliance dates, some of which have passed and some of which will occur in the future. We will continue to assess our compliance obligations as regulations under HIPAA as modified by the HITECH Act continue to become effective and more guidance becomes available from HHS and other federal agencies. The evolving privacy and security requirements, however, may require substantial operational and systems changes, associate education and resources and there is no guarantee that we will be able to implement them adequately or prior to their effective date. Given HIPAA’s complexity and the evolving regulations, which may be subject to changing and perhaps conflicting interpretation, our ongoing ability to comply with all of the HIPAA requirements is uncertain, which may expose us to the criminal and increased civil penalties provided under the HITECH Act and may require us to incur significant costs in order to seek to comply with its requirements.

Our business could be adversely impacted by adoption of the new ICD-10 standardized coding set for diagnoses.

HHS has released rules pursuant to HIPAA which mandate the use of standard formats in electronic health care transactions. HHS also has published rules requiring the use of standardized code sets and unique identifiers for providers. By October 1, 2014, the federal government will require that health care organizations, including health insurers, upgrade to updated and expanded standardized code sets used for documenting health conditions. These new standardized code sets, known as ICD-10, will require substantial investments from health care organizations, including us. While use of the ICD-10 code sets will require significant administrative changes, we believe that the cost of compliance with these regulations has not had and is not expected to have a material adverse effect on our cash flows, financial position or results of operations. However, these changes may result in errors and otherwise negatively impact our service levels, and we may experience complications related to supporting customers that are not fully compliant with the revised requirements as of the applicable compliance date. Furthermore, if physicians fail to provide appropriate codes for services provided as a result of the new coding set, we may not be reimbursed, or adequately reimbursed, for such services.

Risks Related to the Notes

We may not be able to generate or access sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

As of September 30, 2013, after giving effect to this offering and the application of proceeds thereof to repay all indebtedness outstanding under the Existing Credit Facility, we would have had approximately $600.0 million in aggregate principal amount of total indebtedness outstanding. In addition, promptly after the closing of this offering, we expect to enter into our New Credit Facility, which we expect will provide us with up to $300.0 million of borrowing ability thereunder. Our ability to make scheduled payments on or to refinance our debt obligations depends on our and our subsidiaries’ financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, competitive, legislative, regulatory and other factors beyond our control. As a result, WellCare Health Plans, Inc., the issuer of the notes, may not be able to maintain a level of cash flows from operating activities, or to access the cash flows of its subsidiaries in an amount sufficient to permit it to pay the principal and interest on its indebtedness, including the notes and the New Credit Facility. We cannot assure you that our business will generate sufficient cash flow from operations, or that financing sources will be available to us in amounts sufficient to enable us to pay our indebtedness, including the notes and our New Credit Facility, or to fund our other liquidity needs. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indenture that governs the notes may restrict us from adopting some or all of these alternatives.

We will depend on the business of and distributions from our subsidiaries to satisfy our obligations under the notes and we cannot assure you that the operating results of our subsidiaries will be sufficient to, or our subsidiaries will be permitted to, make distributions or other payments to us.

We principally operate through our HMO and insurance subsidiaries. Such subsidiaries will conduct substantially all of the operations necessary to fund payments on the notes and our other indebtedness. Our HMO and insurance subsidiaries’ ability to make payments to us will depend on their earnings, the debt agreements they are subject to, if any, state restrictions on minimum statutory capital and business and tax considerations. We cannot assure you that the operating results of our subsidiaries at any given time will be sufficient to make distributions or other payments to us or that any distributions and/or payments will be adequate to pay principal and interest, and any other payments, on the notes and our other indebtedness when due. Additionally, if regulators were to deny our subsidiaries’ requests to pay dividends to us or restrict or disallow the payment of the administrative fee under our administrative services agreements or not allow us to recover the costs of providing the services under such agreements or require a significant change in the timing or manner in which we recover those costs, the funds available to us as a whole would be limited, which could materially adversely impact our ability to service our indebtedness, including the notes and our New Credit Facility.

The notes will be unsecured and will be effectively subordinated to any secured indebtedness we incur.

Our obligations under the notes will not be secured by any of our assets or the assets of any of our subsidiaries. In addition, the indenture governing the notes permits us, under certain circumstances, to incur secured indebtedness. The notes will be effectively subordinated to any secured indebtedness we may incur, to the extent of the value of the collateral securing such indebtedness. If we become insolvent or are liquidated, or if payment under the terms of any secured indebtedness we incur in the future is accelerated, the lenders or holders of such secured indebtedness would be entitled to exercise the remedies available to a secured lender under applicable law and would be paid first and would receive payments from the assets securing such obligations before the holders of the notes would receive any payments. Holders of the notes would participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, which may include the New Credit Facility, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. You may therefore not be fully repaid in the event we become insolvent or are liquidated, or if payment under the terms of any secured indebtedness we incur in the future is accelerated.

The notes will be structurally subordinated to indebtedness and other liabilities of our subsidiaries.

The notes will be obligations exclusively of WellCare Health Plans, Inc. As of the issue date of the notes, none of our subsidiaries guarantee the notes. The notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries unless our subsidiaries become guarantors of the notes and holders of the notes will not have any claim as a creditor against any of our subsidiaries. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of our subsidiaries, including claims payable, unearned revenue, contractual refunds payable, accounts payable and accrued expenses. All obligations of our subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon liquidation or otherwise, to us. In addition, subject to certain limitations, the indenture governing the notes permits our subsidiaries to incur additional indebtedness. As of September 30, 2013, our subsidiaries had approximately $1.4 billion of liabilities outstanding, including medical benefits payable, unearned premiums, accounts payable, other accrued expenses and liabilities and other payable to government partners (excluding intercompany liabilities). All of our premium revenue of $7.1 billion for the nine months ended September 30, 2013 is from our subsidiaries.

The restrictive covenants in our debt instruments may limit our operating flexibility. Our failure to comply with these covenants could result in defaults under our indenture and future debt instruments even though we may be able to meet our debt service obligations.

The indenture governing the notes, the agreement governing the New Credit Facility and any debt instruments we enter into in the future may impose significant operating and financial restrictions on us. The restrictions in the indenture governing the notes significantly limit, among other things, our ability to incur additional indebtedness, pay dividends or make other distributions or payments, repay junior indebtedness, sell assets, make investments, engage in transactions with affiliates, create certain liens and engage in certain types of mergers or acquisitions. The agreement governing the New Credit Facility and our future debt instruments may have similar or more restrictive covenants. These restrictions could limit our ability to obtain future financings, make capital expenditures, withstand a future downturn in our business or the economy in general, or otherwise take advantage of business opportunities that may arise. If we fail to comply with these restrictions, the noteholders or lenders under any debt instrument could declare a default under the terms of the relevant indebtedness even though we are able to meet debt service obligations and, because of cross-default and cross-acceleration provisions in our debt instruments, all of our debt could become immediately due and payable. We cannot assure you that we would have sufficient funds available, or that we would have access to sufficient capital from other sources, to repay any accelerated debt. Even if we could obtain additional financing, we cannot assure you that the terms would be favorable to us. As a result, any event of default could have a material adverse effect on our business and financial condition, and could prevent us from paying amounts due under the notes.

We and our subsidiaries may be able to incur substantially more debt, including secured debt, which could further exacerbate the risks we face.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, including secured indebtedness. The terms of the indenture governing the notes do not fully prohibit us or our subsidiaries from doing so or from incurring obligations that do not constitute indebtedness under the indenture. If new debt is added to our current debt levels, the related risks that we now face would increase.

If the notes are rated investment grade at any time by either Standard & Poor’s or Moody’s, certain covenants contained in the indenture will be terminated, and the holders of the notes will lose the protection of these covenants.

The indenture governing the notes contains certain covenants that will be terminated and cease to have any effect from and after the first date when the notes are rated investment grade by either S&P or Moody’s. See “Description of Notes—Certain Covenants—Covenant Termination”. These covenants restrict, among other things, our ability to pay dividends or make other restricted payments, incur additional debt and to enter into certain types of transactions. Because these restrictions would not apply to the notes at any time after the notes have achieved an investment grade rating, the holders of the notes would not be able to prevent us from incurring substantial additional debt, paying dividends or making other restricted payments or entering into certain types of transactions.

We may be unable to repay or repurchase the notes at maturity.

At maturity, the entire outstanding principal amount of the notes, together with accrued and unpaid interest, will become due and payable. We may not have the funds to fulfill these obligations or the ability to refinance these obligations. If the maturity date occurs at a time when other arrangements prohibit us from repaying the notes, we would try to obtain waivers of such prohibitions from the lenders and holders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we could not obtain the waivers or refinance these borrowings, we would be unable to repay the notes.

Under certain circumstances, a court could cancel the notes or any related future guarantees under fraudulent conveyance laws.

Our issuance of the notes and the incurrence of any guarantees in the future could be subject to further review under federal or state fraudulent transfer law. If we become a debtor in a case under the U.S. Bankruptcy Code or encounter other financial difficulty, a court might cancel our and any future guarantors’ obligations under the notes and any future guarantees. The court might do so if it found that, when the notes and/or any future guarantees were issued or incurred, (i) we or any future guarantor, as applicable, received less than reasonably equivalent value or fair consideration and (ii) we, or any future guarantor, as applicable either (1) were rendered insolvent, (2) were left with inadequate capital to conduct our or such guarantor’s business or (3) believed or reasonably should have believed that we or such guarantor would incur debts beyond our or such guarantor’s ability to pay. The court could also cancel the notes and any future guarantees, without regard to factors (i) and (ii), if it found that we or any future guarantor issued the notes and any future guarantees with actual intent to hinder, delay or defraud our creditors.

In addition, a court could avoid any payment by us or any future guarantor pursuant to the notes, and require the return of any payment or the return of any realized value to us or such guarantor, as the case may be, or to a fund for the benefit of the creditors of us or such guarantor. In addition, under the circumstances described above, a court could subordinate rather than cancel obligations under the notes or any future guarantees.

The test for determining solvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied in any proceeding to determine whether a fraudulent transfer has occurred. In general, a court would consider an entity insolvent either if the sum of its debts, including contingent liabilities, was greater than the fair value of all of its assets; the present fair saleable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or it could not pay its debts as they become due. For this analysis, “debts” includes contingent and unliquidated debts.

If a court canceled our obligations under the notes and/or the obligations of any future guarantor under its guarantee, you would cease to be our creditor or creditor of any such guarantor under its guarantee and likely would have no source from which to recover amounts due under the notes. Even if the guarantee of a future guarantor is not avoided as a fraudulent transfer, a court may subordinate the guarantee to that future guarantor’s other debt. In that event, the guarantees would be structurally subordinated to all of that future guarantor’s other debt.

Any additional guarantees provided after the notes are issued could be avoided as preferential transfers.

The indenture governing the notes provides that under certain circumstances certain subsidiaries of ours will guarantee the notes. Any future guarantee in favor of the noteholders might be avoidable by the grantor (as debtor-in-possession) or by its trustee in bankruptcy or other third parties if certain events or circumstances exist or occur. For instance, if the entity granting the future guarantee were insolvent at the time of the grant and if such grant was made within 90 days before that entity commenced a bankruptcy proceeding (or one year before commencement of a bankruptcy proceeding if the creditor that benefited from the guarantee is an “insider” under the U.S. Bankruptcy Code), and the granting of the future guarantee enabled the noteholders to receive more than they would if the grantor were liquidated under chapter 7 of the U.S. Bankruptcy Code, then such note guarantee could be avoided as a preferential transfer.

We may not have the ability to raise the funds necessary to finance the change of control offer and asset sale offer that is required by the indenture governing the notes, and, in the case of an asset sale offer, the debt agreements governing certain other indebtedness.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase the notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the notes. Our failure to repay holders tendering notes upon certain specific kinds of change of control events would result in an event of default under the indenture governing the notes. In addition, the occurrence of a change of control could also constitute a default under the terms of the New Credit Facility or debt instruments we enter into in the future. If a change of control were to occur, we cannot assure you that we would have sufficient funds to repay any securities which we would be required to offer to purchase or that become immediately due and payable as a result. We may require additional financing from third parties to fund any such purchases, and we cannot assure you that we would be able to obtain financing on satisfactory terms or at all.

In addition, upon the occurrence of certain specific asset sales, we will be required to offer to repurchase all outstanding notes, and may be required to offer to repurchase other indebtedness under any debt instrument we enter into in the future containing a similar asset sale provision, at 100% of the principal amount thereof plus accrued and unpaid interest. However, it is possible that we will not have sufficient funds at the time of such asset sale to make the required repurchase of notes and such other indebtedness, or that restrictions in our other indebtedness will not allow such repurchases of the notes. Our failure to repay holders tendering notes and such other indebtedness upon such an asset sale would result in an event of default under the indenture governing the notes. If such an asset sale were to occur, we cannot assure you that we would have sufficient funds to repay the notes and such other indebtedness which we would be required to offer to purchase or that become immediately due and payable as a result. We may require additional financing from third parties to fund any such purchases, and we cannot assure you that we would be able to obtain financing on satisfactory terms or at all.

Our failure to repurchase any notes submitted in a change of control or asset sale offer could constitute an event of default under our other indebtedness, even if the change of control itself would not cause a default under such indebtedness.

The indenture governing the notes permits us to sell a substantial amount of our assets without any requirement that the proceeds be used to offer to repurchase the notes.

The indenture governing the notes permits us at any time and from time-to-time to sell up to 10.0% of our consolidated assets without any requirement that we repay or reduce commitments of other debt, that we reinvest the proceeds from any such sale in other assets or that we offer to repurchase the notes. As a result unless we (i) sell more than 10.0% of our consolidated assets in one transaction or (ii) our aggregate sales result in a sale of all or substantially all of our and our restricted subsidiaries’ properties or assets, taken as a whole, and therefore trigger a change of control, we will not be required to offer to repurchase the notes as a result of such asset sales. See “Description of Notes—Repurchase at the Option of Holders—Asset Sales” and “Description of Notes—Repurchase at the Option of Holders—Change of Control”.

The ability of holders of notes to require us to repurchase the notes as a result of a disposition of “substantially all” of our assets is uncertain.

The definition of change of control in the indenture governing the notes includes a phrase relating to the sale, assignment, lease, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ assets, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, assignment, lease, conveyance or other disposition of less than all of our and our subsidiaries’ assets, taken as a whole, to another person or group is uncertain.

Certain corporate events may not trigger a change of control event upon which occurrence we will not be required to repurchase your notes.

The indenture governing the notes may permit us and our subsidiaries to engage in certain significant corporate events, such as leveraged transactions, including recapitalizations, reorganizations, restructurings, mergers or other similar transactions, that would increase indebtedness but would not constitute a “change of control”. If we or our subsidiaries effected a leveraged transaction or other “non-change of control” transaction that resulted in an increase in indebtedness, our ability to make payments on the notes would be adversely affected. However, we would not be required to make an offer to repurchase the notes, and you might be required to continue to hold your notes, despite our decreased ability to meet our obligations under the notes.

There is currently no public market for the notes, and an active trading market may not develop for the notes. The failure of a market to develop for the notes could adversely affect the liquidity and value of your notes.

We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that the underwriters currently intend to make a market in the notes. However, they are not obligated to do so and any market-making activities with respect to the notes may be discontinued by them at any time without notice. In addition, any market-making activity will be subject to limits imposed by law. A market may not develop for the notes, and there can be no assurance as to the liquidity of any market that may develop for the notes. If an active, liquid market does not develop for the notes, the market price and liquidity of the notes may be adversely affected. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial discounted offering price. The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors.

USE OF PROCEEDS

We estimate the net proceeds from the issuance and sale of the notes offered hereby, after deducting underwriting discounts and commission and estimated offering expenses, will be approximately $588.5 million. We intend to use the net proceeds of this offering to repay and terminate the Existing Credit Facility and for general corporate purposes, including organic growth opportunities and potential acquisitions. Pending such use, the proceeds may be invested temporarily in short-term interest-bearing, investment-grade securities or similar assets.

The annual interest rate under our Existing Credit Facility was 1.94% as of September 30, 2013, and the Existing Credit Facility is scheduled to mature on August 1, 2016. See “Description of Other Indebtedness.”

Affiliates of certain of the underwriters are lenders under the Existing Credit Facility and accordingly will receive a portion of the net proceeds from this offering. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and short and long-term investments and our capitalization as of September 30, 2013:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the issuance of the notes and the use of proceeds therefrom as if it had occurred on September 30, 2013.

This table should be read in conjunction with “Use of Proceeds” and “Selected Historical Financial Data” included herein as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus supplement, and the Consolidated Financial Statements and related notes thereto and our unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2013, and related notes thereto. For a description of the New Credit Facility we expect to enter into promptly following completion of this offering and the repayment and termination of our Existing Credit Facility, see “Description of Other Indebtedness—New Credit Facility.”

	As of September 30, 2013
	Actual	As Adjusted
	(dollars in thousands)
Unregulated cash, cash equivalents and investments	$391,688	$643,688
Regulated cash, cash equivalents and investments	1,485,782	1,485,782

Cash, cash equivalents and investments	$1,877,470	$2,129,470

Debt:
Existing Credit Facility	$336,500	$—
New Credit Facility	—	—
2020 Notes offered hereby	—	600,000

Total Debt	336,500	600,000

Stockholders’ Equity:
Preferred Stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	—	—
Common stock, $0.01 par value (100,000,000 authorized, 43,699,105 shares issued and outstanding at September 30, 2013, actual and as adjusted)	437	437
Paid-in Capital	489,097	489,097
Retained Earnings	986,498	986,498
Accumulated other comprehensive loss	(1,429)	(1,429)

Total stockholders’ equity	1,474,603	1,474,603

Total Capitalization	$1,811,103	$2,074,603

SELECTED HISTORICAL FINANCIAL DATA

Our selected historical consolidated financial information as of and for the calendar years ended December 31, 2010, 2011 and 2012 has been derived from our audited Consolidated Financial Statements and notes thereto included elsewhere in this prospectus supplement. The data for the years ended December 31, 2008 and 2009, and as of December 31, 2008, 2009 and 2010, is derived from audited financial statements not included in this prospectus supplement. Our selected historical unaudited condensed consolidated financial information as of and for the nine months ended September 30, 2012 and 2013 has been derived from our unaudited condensed consolidated financial statements and notes thereto included elsewhere in this prospectus supplement. Our unaudited financial statements have been prepared on the same basis as the audited financial statements and notes thereto and, in the opinion of our management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the information for the unaudited interim periods. The results for any interim period are not necessarily indicative of results that may be expected for a full year. You should read the following selected financial information in conjunction with the Consolidated Financial Statements and accompanying notes, the unaudited condensed consolidated financial statements and notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus supplement. Totals in the table below may not equal the sum of individual line items as all line items have been rounded to the nearest decimal.

	For the Years Ended December 31,			For the Nine Months Ended September 30,
(In thousands)	2010	2011	2012	2012	2013
Revenues:
Premium:
Medicaid	$3,252,377	$3,505,448	$4,389,068	$3,207,962	$4,125,576
Medicaid premium taxes	56,374	76,163	82,164	61,048	59,161

Total Medicaid	3,308,751	3,518,611	4,471,232	3,269,010	4,184,737
Medicare Advantage	1,336,089	1,479,750	1,936,378	1,364,505	2,286,230
PDP	785,350	1,036,769	992,607	780,616	604,287

Total premium	5,430,190	6,098,130	7,400,217	5,414,131	7,075,254
Investment and other income	10,035	8,738	8,815	6,772	13,933

Total revenues	5,440,225	6,106,868	7,409,032	5,420,903	7,089,187

Expenses:
Medical benefits:
Medicaid	2,888,467	2,890,090	3,892,076	2,844,469	3,636,283
Medicare Advantage	1,067,178	1,198,764	1,630,565	1,133,448	1,968,580
PDP	638,892	859,113	781,293	639,484	543,000

Total medical benefits	4,594,537	4,947,967	6,303,934	4,617,411	6,147,863

Selling, general and administrative:(1)
Operations	572,050	595,100	639,262	460,036	589,121
Government investigations-related	265,938	47,007	51,580	37,457	48,469

Total SG&A	837,988	642,107	690,842	497,493	637,590

Medicaid premium taxes	56,374	76,163	82,164	61,048	59,161
Depreciation and amortization	23,946	26,454	31,531	22,704	31,819
Interest	229	6,510	4,122	3,163	5,932

Total expenses	5,513,074	5,699,201	7,112,593	5,201,819	6,882,365

Income (loss) from operations	(72,849)	407,667	296,439	219,084	206,822
Gain on repurchase of subordinated notes(2)	—	10,807	—	—	—

Income (loss) before income taxes	(72,849)	418,474	296,439	219,084	206,822
Income tax expense (benefit)	(19,449)	154,228	111,711	83,123	74,410

Net income (loss)	$(53,400)	$264,246	$184,728	$135,961	$132,412

	For the Years Ended December 31,			For the Nine Months Ended September 30,
(In thousands)	2010	2011	2012	2012	2013
Operating Statistics:
Medical benefits ratio:(3)
Company, including premium taxes	84.6%	81.1%	85.2%	85.3%	86.9%
Company	85.5%	82.2%	86.1%	86.3%	87.6%
Medicaid, including premium taxes	87.3%	80.7%	87.0%	87.0%	86.9%
Medicaid	88.8%	82.4%	88.7%	88.7%	88.1%
Medicare Advantage	79.9%	81.0%	84.2%	83.1%	86.1%
PDP	81.4%	82.9%	78.7%	81.9%	89.9%
Administrative expense ratio:(4)
Including premium taxes	15.4%	10.5%	9.3%	9.2%	9.0%
Excluding premium taxes	15.6%	10.6%	9.4%	9.3%	9.1%
Excluding premium taxes and government investigations	10.6%	9.9%	8.7%	8.6%	8.4%

(1)	SG&A expense that is government investigations-related includes costs associated with the resolution of the previously disclosed governmental and Company investigations, such as settlement accruals and related fair value accretion, legal fees, and other similar costs.
(2)	Gain relates to the December 15, 2011, repurchase of all of the $112,500 tradable unsecured subordinated notes we issued on September 30, 2011, in connection with the stipulation and settlement agreement, which was approved in May 2011 to resolve the putative class-action complaints previously filed against us in 2007.
(3)	The medical benefits ratio measures each segment’s or the total company, as applicable, medical benefits expense divided by premium revenue. Premium revenue excludes Medicaid premium taxes unless otherwise noted.
(4)	The administrative expense ratio measures selling, general and administrative expense, either including or excluding government investigations-related expense, divided by total revenues, either including or excluding Medicaid premium taxes.

Membership	As of December 31,			As of September 30,
	2010	2011	2012	2012	2013
Company	2,224,000	2,562,000	2,669,000	2,561,000	2,824,000
Medicaid	1,340,000	1,451,000	1,587,000	1,515,000	1,757,000
Medicare Advantage	116,000	135,000	213,000	167,000	283,000
PDP	768,000	976,000	869,000	879,000	784,000
Balance sheet data
	As of December 31,			As of September 30,
(In thousands)	2010	2011	2012	2012	2013
Cash and cash equivalents	$1,359,548	$1,325,098	$1,100,495	$1,062,340	$1,390,563
Short-term investments, long-term investments, and restricted investments	279,288	342,251	384,408	364,400	486,907
Goodwill and other intangible assets, net	122,559	121,027	276,867	119,637	305,101
Total assets	2,247,293	2,488,111	2,675,516	2,543,787	3,180,552
Medical benefits payable	742,990	744,821	732,994	671,187	964,844
Long-term debt, including current maturities	—	146,250	135,000	138,750	336,500
Total liabilities	1,415,247	1,371,265	1,352,352	1,270,487	1,705,949
Total stockholders’ equity	832,046	1,116,846	1,323,164	1,273,300	1,474,603

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Introduction

We are a leading provider of managed care services to government-sponsored health care programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Florida, we offer a variety of health plans for families, children, and the aged, blind and disabled, as well as prescription drug plans. As of September 30, 2013, we served approximately 2.8 million members nationwide. We believe that our broad range of experience and exclusive government focus allows us to effectively serve our members, partner with our providers and government clients, and efficiently manage our ongoing operations.

Summary of Consolidated Financial Results

Summarized below are the key highlights for the nine months ended September 30, 2013. For additional information, refer to the “Results of Operations” section which discusses both consolidated and segment results in more detail.

•

Membership increased 10% compared to September 30, 2012, due to growth in our Medicaid segment, mainly attributable to growth in Kentucky and our acquisitions in South Carolina and Missouri in January 2013 and March 2013, respectively, and membership growth in our MA segment, driven by service area expansion, product design, marketing activities and our November 2012 acquisition in California. These increases were partially offset by lower PDP membership based on our 2013 bid results.

•

Premiums increased 31% for the nine month period ended September 30, 2013, compared to the same period in 2012, reflecting the impact of both acquisitions and organic membership growth in our Medicaid and MA segments, as well as rate increases in certain of our Medicaid markets, mainly Kentucky, partially offset by the impact of lower PDP membership.

•

Net income for the nine months ended September 30, 2013, decreased 3% compared to the same period in 2012 mainly due to an increase in unfavorable development of prior years medical benefit payable recognized in 2013, lower results in our PDP segment, and increases in investigation-related litigation costs, partially offset by the increased premium revenue in our Medicaid and MA segments.

Key Developments and Accomplishments

Presented below are key developments and accomplishments relating to progress on our strategic business priorities that occurred in 2013, or have impacted, or we expect will impact, our financial condition and results of operations during 2013 and future periods.

•

In September and October 2013, we were recommended by the Florida AHCA for contract awards to provide managed care services to Medicaid recipients in eight of the state’s 11 regions as part of the state’s MMA program. These regions include the Jacksonville, Miami, Orlando, Tallahassee and Tampa metropolitan areas. The MMA program represents a substantial redesign of the Florida Medicaid program. Our current Florida Medicaid contracts with AHCA, which expire in August 2015, are expected to be terminated early in connection with the implementation of the MMA program.

•

In September 2013, we announced that we entered into an agreement to acquire Windsor from Munich Health North America, Inc., a part of Munich Re. Through its subsidiaries, Windsor serves Medicare beneficiaries with MA, PDP, and Medicare Supplement products. Windsor offers MA plans in 297 counties primarily in the states of Mississippi, Tennessee, Arkansas, and South Carolina. Windsor has been approved to offer MA plans in 192 counties for 2014. In addition, one of Windsor’s subsidiaries offers Medicare Supplement insurance policies through which it serves over 50,000 members in 40 states. The acquisition is expected to close during December 2013 or January 2014, subject to customary regulatory approvals.

•

In September 2013, we entered into an agreement to acquire certain assets of Healthfirst NJ. As of September 2013, Healthfirst NJ serves approximately 47,000 Medicaid members in 12 counties in the state. The acquisition is expected to close during the first quarter of 2014, subject to customary regulatory approvals. Upon closure of the transaction, we will acquire Healthfirst NJ’s membership and substantially all of its provider networks. In addition, we recently received approval from the state of New Jersey to offer Medicaid managed care in Essex, Hudson, Middlesex, Passaic and Union counties beginning December 1, 2013.

•

For the 2014 plan year, we have expanded the geographic footprint of our MA plans to offer plans in a total of 210 counties in 14 states, including dual special needs plans (“D-SNPs”) for those who are dually-eligible for Medicare and Medicaid in most of the MA markets we serve. This expansion is consistent with our focus on the lower-income demographic of the market and our ability over time to provide both the Medicaid- and Medicare-related coverage of these members.

•

Effective July 5, 2013, Centene Corporation (“Centene”) terminated its Medicaid contract with the Commonwealth of Kentucky (the “Commonwealth”) and is no longer serving members. Consequently, on July 6, 2013, the Commonwealth transferred approximately 57,000 members to us as part of its transition process. We began serving the members as of that date.

•

Effective January 1, 2013, we received a premium rate increase of approximately 7.0% for the Kentucky Medicaid program. The Commonwealth also accelerated to July 1, 2013, our 3.0% rate increase previously scheduled for October 1, 2013. These rate increases apply to all Medicaid geographic regions of the Commonwealth, other than Region 3. We believe that these activities will make our Kentucky Medicaid program more stable from a financial standpoint. Also, effective January 1, 2013, we began serving Medicaid beneficiaries in the Commonwealth’s Medicaid Managed Care Region 3.

•

On March 31, 2013, we acquired Aetna Inc.’s Medicaid business in Missouri. Missouri Care, Incorporated (“Missouri Care”) serves MO HealthNet Medicaid program members across the state. Missouri Care’s provider network includes more than 50 hospitals and 9,500 physicians.

•

On January 31, 2013, we acquired UnitedHealth’s Medicaid business in South Carolina. WellCare of South Carolina, Inc. (“WCSC”), formerly UnitedHealthcare of South Carolina, Inc., participates in South Carolina’s Healthy Connections Choices program across the majority of the state’s 46 counties.

•	Easy Choice increased its 2013 service area to 11 California counties, including the San Diego area and five counties in northern California.

•	Effective March 1, 2013, we expanded our Medicaid managed long-term care health plan into four new counties in the State of New York: Nassau, Richmond, Suffolk and Westchester counties.

•	Under Hawaii’s Community Care Services Program, beginning on a statewide basis in March 2013, we case manage, authorize and facilitate the delivery of behavioral health services to

Medicaid-eligible adults who have serious mental illnesses and who are participants in the state’s QUEST Expanded Access (“QExA”) health program.

•

In January 2013, our Florida Medicaid and Medicare health plans earned a Commendable Accreditation status from the National Committee for Quality Assurance (“NCQA”). We continue to target accreditation for all of our health plans.

Business and Financial Outlook

General Economic and Political Environment and Health Care Reform

Pursuant to the sequestration provisions of the Budget Control Act of 2011, approximately $1.2 trillion in domestic and defense spending reductions began in March 2013. Effective April 1, 2013, payments to MA and PDP plans were reduced by 2%. We have been able to partially offset this impact by a reduction in reimbursements to health care providers; however, our 2013 results of operations have been, and will continue to be, negatively impacted. In absence of further action by Congress, sequestration will continue annually for a 10-year period.

In October 2013, Congress and the President ended the government shutdown by funding the government until January 15, 2014, and raising the debt ceiling until February 7, 2014. Congress and the President continue to negotiate budget issues, and the sequester cuts continue to remain in place.

For the enrollment period for the 2014 plan year, 18 states are operating state-based exchanges under the Affordable Care Act and seven states are operating state partnership exchanges. Exchanges began taking enrollment for individuals and small groups in October 2013 for plans effective beginning on January 1, 2014. We do not plan to offer an exchange product in 2014.

The Affordable Care Act will impose an annual premium-based health insurance industry assessment (the “industry fee”) on health insurers beginning in 2014. The total industry fee levied on the health insurance industry will be $8 billion in 2014, with increasing annual amounts thereafter and growing to $14.3 billion by 2018. After 2018, the industry fee increases according to an index based on net premium growth. The assessment will be levied on certain health insurers that provide insurance in the assessment year, and will be allocated to health insurers based on each health insurer’s share of net premiums for all U.S. health insurers in the year preceding the assessment. The industry fee will not be deductible for income tax purposes, which will significantly increase our effective income tax rate. We are uncertain as to the effect the industry fee will have on premium rates in 2014, therefore, we are unable to estimate the magnitude of this fee on our consolidated financial position, results of operations and cash flows at this time. The National Association of Insurance Commissioners (“NAIC”) is continuing its discussions regarding the statutory accounting treatment for the industry fee; therefore, we are not able to determine the final impact of the fee on the statutory capital and surplus of our regulated subsidiaries at this time.

Medicaid

A number of states are evaluating new strategies for their Medicaid programs. Given ongoing fiscal challenges, economic conditions, and the success of Medicaid managed care programs over the long run, states continue to recognize the value of collaborating with managed care plans to deliver quality, cost-effective health care solutions. Currently, 34 states and the District of Columbia contract with health plans for some portion of their Medicaid population.

Of the states in which we currently operate Medicaid plans:

•	Hawaii, Illinois, Kentucky and New York have stated their intention to expand Medicaid eligibility under the Affordable Care Act; and

•	Florida, Georgia, Missouri and South Carolina have stated their intention not to move forward with an expansion in 2014.

New Jersey, where we intend to begin operating Medicaid plans in December 2013, has also indicated it intends to expand Medicaid eligibility. How Hawaii, Illinois, Kentucky, New Jersey and New York implement their planned expansions will dictate whether those expansions impact our membership. If other states ultimately implement the Medicaid expansion, and depending on the mechanism by which they choose to implement the expansion, our membership could increase or decrease. At this time, we are unable to predict the ultimate impact to our Medicaid membership.

The State of Florida is in the process of procuring Medicaid managed care services. Florida’s new Statewide Medicaid Managed Care (“SMMC”) program will consist of a Long Term Care program and the MMA program. Florida has received final approval from CMS for both programs. Current contracts between the Florida AHCA and managed care organizations (“MCOs”) to offer Medicaid managed care services, such as our Florida Medicaid contracts that expire in August 2015, are expected to be terminated early, possibly as early as the second quarter of 2014, in connection with the implementation of the new MMA program.

The SMMC program represents a substantial redesign of the Florida Medicaid program. Most significantly, the substantial majority of eligible beneficiaries for Florida Medicaid will be mandated to enroll in a managed care plan under the SMMC program. Currently, managed care enrollment is optional for most Medicaid beneficiaries. Florida’s fee-for-service primary care case management program, MediPass, will be discontinued. Most Medicaid recipients who are not eligible for long-term care services will receive their services through the MMA component of the SMMC program while those eligible for long-term care will receive services through the Long Term Care component or a comprehensive plan covering both components. We will not be participating in the Long Term Care component of SMMC. SMMC will include an “achieved savings rebate” in which MCOs will be required to rebate to AHCA half of their income (as determined in accordance with the plan contracts) between 5% and 10% of revenue and all of their income above 10% of revenue. In addition, capitated MCOs offering plans under MMA will be required to maintain a medical loss ratio of not less than 85% for at least the first full year of MMA program operation. MMA will also require MCOs to cover certain benefits they do not currently cover and will allow MCOs to offer expanded benefits. The number of MCOs offering Medicaid managed care plans will be limited to a small number of plans in each of 11 regions, while currently the number of plans is not limited. As discussed in “Key Developments and Accomplishments” above, our Staywell Health Plan has been recommended for contract awards by AHCA in eight out of the state’s 11 regions. We expect that starting in the second quarter of 2014, two to three regions will be launched per month, and all regions should be launched by late summer or early fall 2014.

Also in connection with Florida’s Medicaid reform initiative, AHCA has implemented a new payment structure for covered inpatient services under Florida Medicaid’s fee-for-service program. As of July 1, 2013, AHCA is reimbursing providers for such services based on a diagnosis related group (“DRG”) schedule. This change impacts the payments we make to our contracted providers whose contracts with us are tied to Florida Medicaid fee-for-service rates. In addition, we are in the process of transitioning other contracted inpatient service providers in our Florida Medicaid network to this payment methodology. Although we currently anticipate this change will add less than 2% to our Florida Medicaid medical expense, this estimate is based on prior period utilization and other factors; the actual impact will depend, among other things, on actual utilization.

The New York Medicaid program changed its methodology for the risk adjustment of premiums, resulting in a rate reduction. The change was communicated to us in July 2013, and was effective April 1, 2013.

MA

On April 1, 2013, CMS announced revised proposed 2014 benchmark rates, which will result in a rate decrease of approximately 2.0% to 4.0% from 2013 rates.

In April 2013, CMS also announced changes to the MA and PDP Medicare risk adjustment system involving a risk coding recalibration which will be phased in over the 2014 and 2015 plan years. In addition, CMS will implement an MA coding intensity reduction of 4.91% for payment year 2014. This new risk adjustment model includes an adjustment to the calculation of health status cost risk based on each beneficiary’s diagnosis codes that will reduce the positive adjustments for high-risk patients and increase the negative adjustments for low-risk patients. The change appears to most severely affect our rates for those individuals with complex medical conditions, including many of our dual-eligible and lower income members.

In 2014, CMS will continue to tier payments based on the quality ratings of MA plans, paying less to plans scoring less than 5 stars on the CMS Star Rating scale, such as ours. CMS recently announced 2014 MA Star Ratings, which reflected improvement for several of our plans. Based on these Star Ratings, approximately 84% of our September 2013 MA membership will be served by plans rated 3 stars overall or greater for 2014. Our MA plans that operate at 3 stars will earn a 3% quality bonus demonstration percentage, compared to the 5% available to 4, 4.5 and 5 star plans.

In 2014, we plan to serve Medicare eligibles in 210 counties, up from 204 counties in 2013. This includes the addition of eight new counties in our newest MA markets in Arizona, California, and Kentucky, and the departure from one county in New Jersey and one county in Texas. New counties in Arizona and California leverage the acquisitions we completed in those two states during the fourth quarter of 2012, and the dual eligible beneficiaries that we serve in Kentucky’s Medicaid program provide cross-selling opportunities for Medicare.

PDP

Our 2013 stand-alone PDP bids were below the benchmarks in 14 of the 34 CMS regions and within the de minimis range of the benchmark in five other CMS regions. In 2012, our plans were below the benchmark in five regions and within the de minimis range in 17 other regions. In 2013, we are being auto-assigned newly-eligible members into our plans for the 14 regions that are below the benchmark. We retained our previously auto-assigned members in the five regions in which we bid within the de minimis range; however, we are not being auto-assigned new members in those regions during 2013. Members previously auto-assigned to our PDP plans in regions for which our 2013 bids were not below the benchmark or within the de minimis range were reassigned to other plans in January 2013. Membership has declined to approximately 784,000 as of September 30, 2013, a decrease from 869,000 as of December 31, 2012, due to the reassignment to other plans of members who were previously auto-assigned to us, primarily in California, offset in part by additional auto-assignments to us in other regions and an increase in the members who actively chose our PDP plans.

In April 2013, CMS announced changes for PDPs relating to applicable beneficiary and plan dispensing/vaccine administration fees for drug claims that straddle the coverage gap for the 2014 plan year. In addition, CMS decreased the Part D deductible, the initial coverage limit, and the out-of-pocket threshold for the catastrophic benefit. We are still evaluating the effect these changes will have on our 2014 PDP operations.

Our 2014 Medicare PDP bids were below the benchmarks in 30 of the 33 CMS regions for which we submitted bids. The favorable 2014 outcome resulted from the realignment of our benefit designs and cost structure to allow for more prudent, competitive bids. Given the outcome of the bids and the competitiveness of our products, we anticipate PDP membership to increase in 2014 compared to 2013. The Windsor acquisition will augment our organic growth.

Dual Eligibles

Fifteen states have been selected by CMS to implement a capitated Duals Financial Alignment Demonstration Program (“Duals Demonstration Program”), and an additional four are implementing a Duals Demonstration Program on a fee for service basis. Of the states that have signed agreements with CMS to implement a capitated Duals Demonstration Program, we operate D-SNPs in three but will not be participating in those states’ Duals Demonstration Programs; however, we have received regulatory approval to continue to offer D-SNPs in those states.

We are in the process of applying to participate in the Duals Demonstration Programs in New York and South Carolina, but we may not be approved to participate.

For 2014, beneficiaries eligible for both Medicaid and Medicare, or dual-eligible beneficiaries, enrolled in WellCare products and subject to passive enrollment in a Duals Demonstration Program will have the opportunity to opt out of the program and remain in a WellCare plan up until the last day of the month prior to the effective date of enrollment.

Beneficiaries will also have the ability to opt out of the Duals Demonstration Program on a monthly basis, but they will not be able to enroll in a WellCare MA plan except during the annual open enrollment period or special election period, as none of our plans have 5 stars, but they may choose to enroll in our PDP plans.

For those states that have a Duals Demonstration Program in which we do not participate, the membership in our MA plans or PDP could be reduced, depending on the program design, eligible populations and state implementation time frame.

Results of Operations

Consolidated Financial Results

The following tables set forth consolidated statements of operations data, as well as other key data used in our results of operations discussion for the nine months ended September 30, 2013, compared to the nine months ended September 30, 2012. These historical results are not necessarily indicative of results to be expected for any future period.

	For the Nine Months Ended September 30,		Change
	2012	2013	Dollars	Percentage
	(Dollars in millions)
Revenues:
Premium	$5,414.1	$7,075.3	$1,661.2	30.7%
Investment and other income	6.8	13.9	7.1	104.4%

Total revenues	5,420.9	7,089.2	1,668.3	30.8%

Expenses:
Medical benefits	4,617.4	6,147.9	1,530.5	33.1%
Selling, general and administrative	497.5	637.6	140.1	28.2%
Medicaid premium taxes	61.0	59.2	(1.8)	(3.0)%
Depreciation and amortization	22.7	31.8	9.1	40.1%
Interest	3.2	5.9	2.7	84.4%

Total expenses	5,201.8	6,882.4	1,680.6	32.3%

Income before income taxes	219.1	206.8	(12.3)	(5.6)%
Income tax expense	83.1	74.4	(8.7)	(10.5)%

Net income	$136.0	$132.4	$(3.6)	(2.6)%

Effective tax rate	37.9%	36.0%		(1.9)%

Membership

	September 30, 2012		December 31, 2012		September 30, 2013
Segment	Membership	Percentage of Total	Membership	Percentage of Total	Membership	Percentage of Total
Medicaid	1,515,000	59.2%	1,587,000	59.5%	1,757,000	62.2%
MA	167,000	6.5%	213,000	8.0%	283,000	10.0%
PDP	879,000	34.3%	869,000	32.5%	784,000	27.8%

Total	2,561,000	100.0%	2,669,000	100.0%	2,824,000	100.0%

Membership as of September 30, 2013, increased approximately 155,000 members compared to December 31, 2012, and increased approximately 263,000 members compared to September 30, 2012. The growth in both periods was mainly driven by our acquisitions and organic membership growth in our Medicaid and MA segments, partially offset by a decline in PDP membership. Our acquisition of Medicaid plans in South Carolina and Missouri, including 51,000 related to the acquisition of UnitedHealth’s South Carolina Medicaid business on January 31, 2013, and 108,000 related to the acquisition of Aetna’s Missouri Medicaid business on March 31, 2013, accounted for approximately 159,000 of the growth for both periods. Approximately 55,000 and 4,000 of the MA segment membership increase compared to September 30, 2012 was due to the impact of the November 2012 Easy Choice acquisition in California and the December 2012 Desert Canyon acquisition in Arizona, respectively.

Medicaid membership increased in Florida as of September 30, 2013, by 20,000 compared to December 31, 2012, and by 40,000 compared to September 30, 2012. Membership in Kentucky as of September 30, 2013, increased by 84,000 and 132,000 compared to December 31, 2012, and September 30, 2012, respectively, including approximately 57,000 transferred from Centene in July 2013 and 13,000 beneficiaries from Region 3 which we began serving effective January 1, 2013.

MA segment membership increased 70,000 compared to December 31, 2012, mainly from the results of the annual election period, which resulted in an increase of approximately 37,000 members effective January 1, 2013, as well as our continued focus on dually-eligible beneficiaries and expansion into new counties. In the PDP segment, membership decreased by 85,000 compared to December 31, 2012, due to our 2013 PDP bids, which resulted in the reassignment to other plans, effective January 1, 2013, of certain members who were auto-assigned to us in 2012 or prior years.

Net Income

Net income for the nine months ended September 30, 2013, decreased by approximately $3.6 million, or 3%, compared to the same period in 2012, mainly due to an increase in unfavorable development of prior year’s medical benefits payable in 2013, lower results in our PDP segment and increased investigation-related litigation costs, most of which was offset by the increased premium revenue in our Medicaid and MA segments.

Premium Revenue

Premium revenue for the nine months ended September 30, 2013, increased by approximately $1.7 billion, or 31%, compared to the same period in 2012. The increase is primarily attributable to our acquisitions and organic membership growth in our Medicaid and MA segments, rate increases in certain of our Medicaid markets, including the 7% increase in Kentucky that was effective January 1, 2013, and Medicaid revenue from payment arrangements with certain states associated with primary care enhanced payments, as mandated by the Affordable Care Act. These increases were partially offset by the impact of lower membership in our PDP segment. Premium revenue includes $59.2 million of Medicaid premium taxes for the nine months ended September 30, 2013, compared to $61.0 million for the same nine months in 2012.

Medical Benefits Expense

The increase in medical benefits expense for the nine month period ended September 30, 2013, was due mainly to increased membership in our Medicaid and MA segments, increased medical expense in the first three months of 2013 associated with the flu, Medicaid primary care enhanced payments, as mandated by the Affordable Care Act, and increased unfavorable development in prior period medical benefits payable, partially offset by a decrease in the PDP segment due to lower membership.

For the nine months ended September 30, 2013, our results of operations was impacted by approximately $7.1 million of net unfavorable development related to prior years, compared to $79.7 million of net favorable development related to prior years recognized in 2012. The net unfavorable development recognized in the nine month period ended September 30, 2013, was due to the 2012 medical cost trend emerging unfavorably compared to our previous estimates, mostly in our Medicare segment, and prior period revenue activity. The net favorable development recognized in the nine month period ended September 30, 2012, was due to the 2011 medical cost trend emerging favorably compared to our previous estimates, mostly in our Medicaid segment and to a lesser extent in our MA and PDP segments.

Selling, General and Administrative Expense

SG&A expense includes aggregate costs related to the resolution of the previously disclosed governmental investigations and related litigation, such as settlement accruals and related fair value accretion, legal fees and other similar costs. Refer to Note 11 within the Consolidated Financial Statements for additional discussion of investigation-related litigation and other resolution costs. We believe it is appropriate to evaluate SG&A expense exclusive of these investigation-related litigation and other resolution costs because we do not consider them to be indicative of long-term business operations.

The reconciliation of SG&A expense, including and excluding such costs, is as follows:

	For the Nine Months Ended September 30,
	2012	2013
SG&A expense	$497.5	$637.6
Adjustments:
Investigation-related litigation and other resolution costs	(3.0)	(1.9)
Investigation-related administrative costs	(34.5)	(46.6)

Total investigation-related litigation and other resolution costs	(37.5)	(48.5)

SG&A expense, excluding investigation-related litigation and other resolution costs	$460.0	$589.1

SG&A ratio	9.3%	9.1%
SG&A ratio, excluding investigation-related litigation and other resolution costs	8.6%	8.4%

Excluding total investigation-related litigation and other resolution costs, our SG&A expense for the nine months ended September 30, 2013, increased approximately $129.1 million, or 28% compared to the same period in 2012. SG&A expense increased due to the growth in membership, investments in technology and infrastructure, including costs necessary to meet regulatory changes, investments related to our medical cost initiatives, increased spending related to the integration of recent acquisitions and our other growth and service initiatives. Additionally, during the third quarter, we determined that we would be discontinuing certain projects going forward and, as a result, the software and development costs acquired to support these projects would not be fully recoverable. Consequently, we recorded a pre-tax asset impairment charge of $9.0 million. All these cost increases were partially offset by improvements in operating efficiency. Our SG&A ratio was 9.1% for the nine months ended September 30, 2013, compared to 9.3% for the same period in 2012. After excluding the investigation-related litigation and other resolution costs, our SG&A ratio for the nine months ended September 30, 2013, was 8.4%, compared to 8.6% for the same period in 2012.

Medicaid Premium Taxes

Medicaid premium taxes incurred for the nine months ended September 30, 2013, were $59.2 million, respectively, compared to $61.0 million for the same period in 2012. The increase in the 2013 period corresponds to the increase in Medicaid premium revenues.

Depreciation and Amortization

Depreciation and amortization expense for the nine months ended September 30, 2013, includes approximately $4.4 million of amortization related to the intangible assets acquired in conjunction with the Desert Canyon, Easy Choice, Missouri Care and WCSC acquisitions.

Interest Expense

Interest expense for the nine months ended September 30, 2013, was $5.9 million, compared to $3.2 million for the same period in 2012. The increase in interest expense is mainly due to the additional borrowings in February 2013 in connection with the second amendment to our credit agreement.

Income Tax Expense

Our effective income tax rate on pre-tax income was 36.0% for the nine months ended September 30, 2013, compared to 37.9% for the same period in 2012. The effective tax rate for the nine month period ended September 30, 2013, is lower due to a resolution agreement reached with the Internal Revenue Service (“IRS”) during the first three months in 2013 regarding the tax treatment of certain investigation-related litigation and other resolution cost, partially offset by the impact of non-deductible compensation costs.

Segment Reporting

Reportable operating segments are defined as components of an enterprise for which discrete financial information is available and evaluated on a regular basis by the enterprise’s decision-makers to determine how resources should be allocated to an individual segment and to assess performance of those segments. Accordingly, we have three reportable segments: Medicaid, MA and PDP.

Segment Financial Performance Measures

We use three measures to assess the performance of our reportable operating segments: premium revenue, MBR and gross margin. MBR measures the ratio of medical benefits expense to premium revenue excluding Medicaid premium taxes. Gross margin is defined as premium revenue less medical benefits expense. For further information regarding premium revenues and medical benefits expense, please refer below to “Revenue Recognition and Premiums Receivable”, and “Medical Benefits Expense and Medical Benefits Payable” under “Critical Accounting Estimates.”

Our primary tools for measuring profitability are gross margin and MBR. Changes in gross margin and MBR from period to period depend in large part on our ability to, among other things, effectively price our medical and prescription drug plans, manage medical costs and changes in estimates related to incurred but not reported claims (“IBNR”), predict and effectively manage medical benefits expense relative to the primarily fixed premiums we receive, negotiate competitive rates with our health care providers, and attract and retain members. In addition, factors such as changes in health care laws, regulations and practices, changes in Medicaid and Medicare funding, changes in the mix of membership, escalating health care costs, competition, levels of use of health care services, general economic conditions, major epidemics, terrorism or bio-terrorism, new medical technologies and other external factors may affect our operations and may have a material impact on our business, financial condition and results of operations.

We use gross margin and MBRs both to monitor our management of medical benefits and medical benefits expense and to make various business decisions, including which health care plans to offer, which geographic areas to enter or exit and which health care providers to select. Although gross margin and MBRs play an important role in our business strategy, we may be willing to enter new geographical markets and/or enter into provider arrangements that might produce a less favorable gross margin and MBR if those arrangements, such as capitation or risk sharing, would likely lower our exposure to variability in medical costs or for other reasons.

Reconciling Segment Results

The following table reconciles our reportable segment results to income before income taxes, as reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

	For the Nine Months Ended September 30,		Change
	2012	2013	Dollar	Percentage
	(Dollars in millions)
Gross Margin:
Medicaid	$424.5	$548.5	$124.0	29.2%
MA	231.1	317.6	86.5	37.4%
PDP	141.1	61.3	(79.8)	(56.6)%

Total gross margin	796.7	927.4	130.7	16.4%
Investment and other income	6.8	13.9	7.1	104.4%
Other expenses	(584.4)	(734.5)	(150.1)	25.7%

Income before income taxes	$219.1	$206.8	$(12.3)	(5.6)%

Medicaid Segment Results

Our Medicaid segment includes plans for beneficiaries of Temporary Assistance for Needy Families (“TANF”), SSI, ABD and other state-based programs that are not part of the Medicaid program, such as CHIP, Family Health Plus (“FHP”) and Managed Long-Term Care (“MLTC”) programs. As of September 30, 2013, we operated Medicaid health plans in Florida, Georgia, Hawaii, Illinois, Kentucky, Missouri, New York and South Carolina. We began serving WCSC members on February 1, 2013, and Missouri Care members on April 1, 2013. As of July 1, 2013, we no longer provided Medicaid services in Ohio.

	For the Nine Months Ended September 30,		Change
	2012	2013	Dollar	Percentage
	(Dollars in millions)
Premium revenue(1)	$3,208.0	$4,125.6	$917.6	28.6%
Medicaid premium taxes(1)	61.0	59.2	(1.8)	(3.0)%

Total premiums	3,269.0	4,184.8	915.8	28.0%
Medical benefits expense	2,844.5	3,636.3	791.8	27.8%

Gross margin	$424.5	$548.5	$124.0	29.2%

Medicaid MBR, including premium taxes	87.0%	86.9%		(0.1)%
Medicaid MBR(1)	88.7%	88.1%		(0.6)%

Medicaid membership at end of period:
Georgia	566,000	552,000		(2.5)%
Florida	434,000	474,000		9.2%
Kentucky	159,000	291,000		83.0%
Other states	356,000	440,000		23.6%

	1,515,000	1,757,000		16.0%

(1)

MBR measures the ratio of our medical benefits expense to premium revenue excluding Medicaid premium taxes. Because Medicaid premium taxes are included in the premium rates established in certain of our Medicaid contracts and also recognized separately as a component of expense, we exclude these taxes from premium revenue when calculating key ratios as we believe that their impact is not indicative of operating performance. For GAAP reporting purposes, Medicaid premium taxes are included in premium revenue.

Excluding Medicaid premium taxes, Medicaid premium revenue for the nine month period ended September 30, 2013, increased 29%, when compared to the same period in 2012. In addition to acquisitions in South Carolina and Missouri, the increase in premium revenues was driven mainly by increased membership in the Kentucky and Florida programs, the 7% rate increase in Kentucky that was effective January 1, 2013, rate increases in certain other markets in late 2012, changes in geographic and demographic mix of members and Medicaid revenue from payment arrangements with certain states associated with primary care enhanced payments, as mandated by the Affordable Care Act. The increase in Kentucky Medicaid membership and premiums also reflect the commencement of services provided to beneficiaries in Region 3, which began on January 1, 2013, and the additional members received from Centene on July 6, 2013.

The increase in Medicaid medical benefits expense for the nine months ended September 30, 2013, when compared to the same period in 2012 is consistent with the increase in membership and premiums. Our Medicaid MBR for the nine month period ended September 30, 2013, decreased by 60 basis points, when compared to the same period in 2012. This decrease mainly reflects the impact of improved results in Kentucky, partially offset by a lower amount of net favorable development of prior years’ medical benefits payable in 2013 compared to 2012. The Missouri and South Carolina acquisitions also contributed to the decrease in MBR in the nine month period ended September 30, 2013, as the MBR for these programs was lower than the segment average.

MA Segment Results

We contract with CMS under the Medicare program to provide a comprehensive array of Part C and Part D benefits to Medicare eligible persons, provided through our MA plans. Our MA plans are comprised of coordinated care plans (“CCPs”), which are administered through HMOs and generally require members to seek health care services and select a primary care physician from a network of health care providers. In addition, we offer Medicare Part D coverage, which provides prescription drug benefits, as a component of our MA plans. As of September 30, 2013, we operated our MA CCPs in Arizona, California, Connecticut, Florida, Georgia, Hawaii, Illinois, Kentucky, Louisiana, Missouri, New Jersey, New York, Ohio and Texas.

	For the Nine Months Ended September 30,		Change
	2012	2013	Dollar	Percentage
	(Dollars in millions)
Premium revenue	$1,364.5	$2,286.2	$921.7	67.5%
Medical benefits expense	1,133.4	1,968.6	835.2	73.7%

Gross margin	$231.1	$317.6	$86.5	37.4%

MA MBR	83.1%	86.1%		3.0%
MA Membership	167,000	283,000		69.5%

MA premium revenue for the nine months ended September 30, 2013, increased 68%, when compared to the same period in 2012. In addition to the impact of the Easy Choice and Desert Canyon acquisitions, the increase in premium revenue was mainly due to organic membership growth associated with our service area expansion, higher risk adjusted premium, prior period revenue adjustments and the strengthening of our sales processes and our product design. Excluding the acquisitions in California and Arizona, our MA premium revenue increased by approximately $460.1 million, or 34%, for the nine months ended September 30, 2013.

The increase in MA medical benefits expense for the nine month period ended September 30, 2013, compared to the same period in 2012 is consistent with the increase in membership and premiums. The MA segment MBR for the nine month period ended September 30, 2013, increased compared to the same period in 2012 due to the impact of Easy Choice, our 2013 plan design and the impact of the federal government’s budget sequestration, offset in part by prior period revenue adjustments.

PDP Segment Results

We have contracted with CMS to serve as a plan sponsor offering stand-alone Medicare Part D PDP plans to Medicare eligible beneficiaries through our PDP segment. As of September 30, 2013, we offered PDP plans in 49 states and the District of Columbia. The PDP benefit design generally results in our incurring a greater portion of the responsibility for total prescription drug costs in the early stages of a plan year, and less in the latter stages of a plan year, due to the members’ share of cumulative out-of-pocket costs increasing throughout the plan year. As a result, the PDP MBR generally decreases throughout the year. Also, the level and mix of members who are auto-assigned to us as and those who actively choose our PDP plans will impact the segment MBR pattern across periods.

	For the Nine Months Ended September 30,		Change
	2012	2013	Dollar	Percentage
	(Dollars in millions)
Premium revenue	$780.6	$604.3	$(176.3)	(22.6)%
Medical benefits expense	639.5	543.0	(96.5)	(15.1)%

Gross margin	$141.1	$61.3	$(79.8)	(56.6)%

PDP MBR	81.9%	89.9%		8.0%
PDP Membership	879,000	784,000		(10.8)%

PDP premium revenue decreased during the nine months ended September 30, 2013, when compared to the same period in 2012, primarily due to the decline in membership and the outcome of our 2013 bids. PDP MBR for the nine month period ended September 30, 2013, increased 800 basis points over the same period in 2012 mainly due to the addition of our new enhanced product, designed for those who choose a PDP, and a shift in membership to this product, as well as higher drug unit costs and the outcome of our 2013 bids. Transition of care costs for the enhanced product also contributed to the increased MBR. The transition period concluded at the end of March.

Year Ended December 31, 2012, compared to the Year Ended December 31, 2011, and Year Ended December 31, 2011, compared to the Year Ended December 31, 2010

Consolidated Financial Results

The following table sets forth condensed data from our consolidated statements of comprehensive income (loss), as well as other key data used in our results of operations discussion for the year ended December 31, 2012, compared to the years ended December 31, 2011 and 2010. The historical results are not necessarily indicative of results to be expected for any future period.

	For the Years Ended December 31,
	2010	2011	2012
	(Dollars in millions, except per share data)
Revenues:
Premium	$5,430.2	$6,098.1	$7,400.2
Investment and other income	10.0	8.7	8.8

Total revenues	5,440.2	6,106.8	7,409.0

Expenses:
Medical benefits	4,594.5	4,948.0	6,303.9
Selling, general and administrative	838.0	642.1	690.8
Medicaid premium taxes	56.4	76.2	82.2
Depreciation and amortization	23.9	26.4	31.6
Interest	0.2	6.5	4.1

Total expenses	5,513.0	5,699.2	7,112.6

Income (loss) from operations	(72.8)	407.6	296.4
Gain on repurchase of subordinated notes	—	10.8	—

Income (loss) before income taxes	(72.8)	418.4	296.4
Income tax (benefit) expense	(19.4)	154.2	111.7

Net income (loss)	$(53.4)	$264.2	$184.7

Effective Tax Rate	26.7%	36.9%	37.7%

Membership by Segment
Medicaid	1,340,000	1,451,000	1,587,000
MA	116,000	135,000	213,000
PDP	768,000	976,000	869,000

Total	2,224,000	2,562,000	2,669,000

Membership

2012 vs. 2011

As of December 31, 2012, we served approximately 2,669,000 members; an increase of approximately 107,000 members from December 31, 2011. We experienced membership growth in both our Medicaid and MA segments when compared to December 31, 2011, which was offset by a decline in PDP membership. Medicaid segment membership increased by 136,000 mainly from membership growth in Florida, membership growth in our Kentucky Medicaid program following its launch in the fourth quarter of 2011 and subsequent open enrollment in November 2012, and membership growth in our Hawaii Medicaid program due to our participation in Hawaii’s QUEST program beginning in July 2012. Our Kentucky Medicaid membership increased from 129,000 at December 31, 2011, to 207,000 at December 31, 2012. Members participating in the Kentucky Medicaid program were able to switch plans until January 31, 2012, and membership has also increased due to retroactive member re-assignments. MA segment membership increased by 78,000 compared to December 31, 2011, due to the Easy Choice acquisition, and as a result of the annual election period during 2011, which resulted in an increase of approximately 10,000 members effective January 1, 2012, as well as our continued focus on dually-eligible beneficiaries and expansion into 19 new counties. Excluding the Easy Choice plan, December membership was 174,000, up 29% from December 2011. In our PDP segment, membership decreased by 107,000 compared to December 31, 2011, as a result of our 2012 PDP bids, which resulted in the reassignment to other plans, effective January 1, 2012, of members who were auto-assigned to us in 2011 or prior years.

2011 vs. 2010

As of December 31, 2011, we served approximately 2,562,000 members; an increase of 338,000 members from December 3, 2010. We experienced membership growth in all of our segments. Our Medicaid segment grew with the launch of the Kentucky Medicaid program on November 1, 2011. As of December 31, 2011, we served 129,000 Medicaid members in Kentucky. For our MA segment, we focused on our membership growth activities during the annual election period in the fourth quarter of 2010. Our products have benefit designs that are attractive to both current and prospective members. We invested in strengthening our sales processes and organization and ensuring an effective on-boarding experience for our new members. We added approximately 19,000 MA members from December 31, 2010. In our PDP segment, our plans were below the benchmark in 20 of the 34 CMS regions in 2011, an increase of one region from 2010. Additionally, we were within the de minimis range in eight additional regions. As a result, we added approximately 208,000 PDP members compared to December 31, 2010.

Net income (loss)

2012 vs. 2011

For the year ended December 31, 2012, our net income was $184.7 million compared to $264.2 million for the same period in 2011. Excluding the impact of investigation-related settlements and litigation costs and the 2011 gain on repurchase of subordinated notes, which amounted to a net expense of $30.9 million and $27.2 million, net of tax, for the years ended December 31, 2012, and 2011, respectively, net income decreased by $75.8 million in 2012 compared to 2011. The decrease resulted mainly from a decrease in our Medicaid segment results, higher SG&A expense, partially offset by improved results in our MA and PDP segments. The decrease in our Medicaid segment results were due to the impact of higher net favorable development of prior period medical benefits payable experienced in 2011, the relatively higher MBR in the Kentucky Medicaid program, and a $21.4 million reduction to premium revenue recorded during the third and fourth quarters of 2012 related to a reconciliation of duplicate member records in Georgia dating back to the beginning of the program in 2006. These decreases were partially offset by the impact of higher membership and related premium revenues and the impact of rate increases in certain markets. The improved result in our MA segment was due to increased membership and related premium revenues, while the improvement in the PDP segment resulted mainly from favorable claims experience. The increase in SG&A was driven primarily by higher membership, but the rate of increase was lower than the overall rate of increase in premium revenues.

2011 vs. 2010

For the year ended December 31, 2011, our net income was $264.2 million compared to a net loss of $53.4 million for the same period in 2010. Excluding the impact of investigation-related settlements, litigation costs and gain on repurchase of subordinated notes, all of which amounted to a net expense of $27.2 million and $167.6 million, net of tax, for the years ended December 31, 2011 and 2010, respectively, net income increased by $177.2 million, or 155%, in 2011 compared to 2010. The increase in 2011 resulted mainly from improved results in our Medicaid segment, largely driven by increased premium revenue and the impact of net favorable reserve development of prior period medical benefits payable, rate increases in certain markets, and to a lesser extent, improved results in our PDP segment, mainly driven by an increase in membership. Such increases were partially offset by an increase in SG&A expense and interest incurred on debt.

Premium revenue

2012 vs. 2011

Premium revenue for the year ended December 31, 2012, increased by approximately $1.3 billion, or 21%, compared to the same period in the prior year. The increase is primarily attributable to membership growth in our Medicaid and MA segments and rate increases in certain of our Medicaid markets, offset by a $21.4 million reduction to premium revenue related to a reconciliation of duplicate member records in the Georgia Medicaid program dating back to the beginning of the program in 2006. Premium revenue includes $82.2 million and $76.2 million of Medicaid premium taxes for the years ended December 31, 2012 and 2011, respectively.

2011 vs. 2010

Premium revenue for the year ended December 31, 2011, increased by approximately $667.9 million, or 12%, compared to the same period in the prior year primarily due to membership growth during 2011 in our PDP and MA segments, rate increases in certain of our Medicaid markets, the launch of our Kentucky Medicaid program in November 2011 and additional premiums recognized in connection with retrospective maternity claims in Georgia. Premium revenue includes $76.2 million and $56.4 million of Medicaid premium taxes for the years ended December 31, 2011 and 2010, respectively.

Investment and other income

2012 vs. 2011

Investment and other income amounted to $8.8 million in 2012, which was consistent with 2011 investment and other income of $8.7 million.

2011 vs. 2010

Investment and other income amounted to $8.7 million in 2011 compared to $10.0 million in 2010. The decrease was due to lower volumes of specialty prescription drugs sold to non-members, partially offset by an increase in investment income resulting from higher average investment balances.

Medical benefits expense

2012 vs. 2011

Total medical benefits expense for the year ended December 31, 2012, increased approximately $1.4 billion, or 27%, compared to the same period in 2011. The increase is due mainly to increased membership in the Medicaid and MA segments, higher overall utilization in the Medicaid and MA segments in the first half of 2012 and the impact of higher net favorable development of prior period medical benefits payable experienced in 2011 and the relatively higher MBR in the Kentucky Medicaid program, partially offset by a decrease in the PDP segment. For the year ended December 31, 2012, medical benefits expense was impacted by approximately $76.7 million of net favorable development related to prior periods compared to $191.2 million of such development recognized in 2011.

2011 vs. 2010

Total medical benefits expense for the year ended December 31, 2011, increased $353.5 million, or 8%, compared to the same period in 2010. The increase in medical benefits expense is due mainly to the increase in PDP membership, the increase in MBR in the PDP segment that was consistent with our bids, and increased membership and higher MBR in the MA segment. The increases were partially offset by lower expense in the Medicaid segment resulting principally from the impact of net favorable prior period development in medical benefits payable and our medical expense initiatives. For the year ended December 31, 2011, medical benefits expense was impacted by approximately $191.2 million of net favorable development related to prior years. For the year ended December 31, 2010, medical benefits expense was impacted by approximately $56.2 million of net favorable reserve development related to prior years. The increased net favorable development of prior years’ medical benefits payable experienced in 2011 compared to 2010 was primarily related to unusually low utilization in our Medicaid segment in 2010 that became clearer over time as claim payments were processed and more complete claims information was obtained.

Effective January 1, 2012, we reclassified to medical benefits expense certain costs related to quality improvement activities that were formerly reported in SG&A expense. The quality improvement costs that we reclassified are consistent with the criteria specified and defined in guidance issued by the Department of Health and Human Services (“HHS”) for costs that qualify to be reported as medical benefits under the minimum medical loss ratio provision of the Affordable Care Act and include:

•	Preventive health and wellness and care management;

•	Case and disease management;

•	Health plan accreditation costs;

•	Provider education and incentives for closing care gaps;

•	Health risk assessments and member outreach; and

•	Information technology costs related to the above activities.

The reclassification of these quality improvement costs impacted our medical benefits expense and MBR by reportable segment for the years ended December 31, 2011 and 2010 is as follows:

	For the Year Ended December 31, 2011
	Previously Reported	Amounts Reclassified	As Adjusted
	(Dollars in millions)
Medicaid medical benefits expense	$2,837.6	$52.5	$2,890.1
Medicaid MBR %	80.9%	1.5%	82.4%
MA medical benefits expense	1,180.5	18.3	1,198.8
MA MBR %	79.8%	1.2%	81.0%
PDP medical benefits expense	853.9	5.2	859.1
PDP MBR %	82.4%	0.5%	82.9%

Consolidated medical benefits expense	$4,872.0	$76.0	$4,948.0

	For the Year Ended December 31, 2010
	Previously Reported	Amounts Reclassified	As Adjusted
	(Dollars in millions)
Medicaid medical benefits expense	$2,847.3	$41.2	$2,888.5
Medicaid MBR %	87.5%	1.3%	88.8%
MA medical benefits expense	1,054.1	13.1	1,067.2
MA MBR %	78.9%	1.0%	79.9%
PDP medical benefits expense	635.2	3.6	638.8
PDP MBR %	80.9%	0.5%	81.4%

Consolidated medical benefits expense	$4,536.6	$57.9	$4,594.5

Selling, general and administrative expense

SG&A expense includes aggregate costs related to the resolution of the previously disclosed governmental and Company investigations and litigation, such as settlement accruals and related fair value accretion, legal fees and other similar costs; net of $25.8 million of directors and officers liability insurance recoveries during December 31, 2010 related to the putative class action complaints. Please refer to Note 12—Commitments and Contingencies within the Consolidated Financial Statements included in this prospectus supplement for additional discussion of investigation-related litigation and other resolution costs. We believe it is appropriate to evaluate SG&A expense exclusive of these investigation-related litigation and other resolution costs because we do not consider them to be indicative of long-term business operations. Additionally, as discussed above, we reclassified costs related to quality improvement activities that were formerly reported in SG&A expenses to medical benefits expense effective January 1, 2012. For the years ended December 31, 2011 and 2010, SG&A expense decreased by $76.0 million and $57.9 million, respectively, due to the reclassification.

A reconciliation of SG&A expense, which reflects the SG&A reclassification previously discussed, is presented below.

	For the Years Ended December 31,
	2010	2011	2012
	(In millions)
SG&A expense	$838.0	$642.1	$690.8
Adjustments:
Investigation-related litigation and other resolution costs	(258.7)	(7.7)	(3.8)
Investigation-related administrative costs, net of D&O insurance policy recovery	(7.2)	(39.3)	(47.7)

Total investigation-related litigation and other resolution costs	(265.9)	(47.0)	(51.5)

SG&A expense, excluding investigation-related litigation and other resolution costs	$572.1	$595.1	$639.3

SG&A ratio	15.6%	10.6%	9.4%
SG&A ratio, excluding investigation-related litigation and other resolution costs	10.6%	9.9%	8.7%

2012 vs. 2011

Excluding investigation-related litigation and other resolution costs, our SG&A expense for the year ended December 31, 2012 increased approximately $44.2 million, or 7%, to $639.3 million. The increase was due to technology investments, including those required by regulatory changes, as well as medical cost initiatives, increased spending related to the launch of our Kentucky Medicaid program, and other growth initiatives. These increases were partially offset by improvements in operating efficiency. Our SG&A expense as a percentage of total revenue, excluding premium taxes (“SG&A ratio”), was 9.4% for the year ended December 31, 2012, compared to 10.6% for the same period in 2011. After excluding the investigation-related litigation and other resolution costs, our SG&A ratio in 2012 was 8.7% compared to 9.9% for the same period in 2011. The improvement in our SG&A ratio, excluding investigation-related litigation and other resolution costs, is related to the growth in premium revenue and improvement in our administrative cost structure driven by business simplification projects, process management in our shared services functions, and continued evaluation of our organizational design. The improvement was partially offset by costs incurred from debt incurred in 2011 to settle investigation-related litigation that was later redeemed in the fourth quarter of 2011, and quality, regulatory and growth initiatives.

2011 vs. 2010

Excluding investigation-related litigation and other resolution costs, our SG&A expense increased approximately $23.0 million, or 4%, in 2011 compared to the same period in 2010. Our SG&A ratio was 10.6% in the 2011 period compared to 15.6% for the same period in the prior year. After excluding the investigation-related litigation and other resolution costs, our SG&A ratio for 2011 was 9.9% compared to 10.6% for the same period in 2010. The improvement in our SG&A ratio, excluding investigation-related litigation and other resolution costs, represents solid progress toward our long-term goal of ensuring our competitive cost position, based on our current business and geographic mix. Business simplification projects, process management in our shared services functions, and continued evaluation of our organizational design continued to drive improvement in our administrative cost structure, partially offset by spending related to the launch of our Kentucky Medicaid program, increased costs associated with our Medicare annual election period strong sales performance, and costs incurred for other growth, regulatory and quality initiatives. An additional factor impacting the comparability of the periods was the impact of relatively low equity-based compensation expense resulting from a larger impact from forfeiture activity in 2010 compared to 2011.

Medicaid premium taxes

2012 vs. 2011

Medicaid premium taxes incurred in the year ended December 31, 2012, were $82.2 million compared to $76.2 million, for the same period in 2011. The increase corresponds to the increase in Medicaid premium revenues.

2011 vs. 2010

Medicaid premium taxes incurred in the years ended December 31, 2011 and 2010 amounted to $76.2 million and $56.4 million, respectively. The increase in Medicaid premium taxes in 2011 was mainly due to the reinstatement of premium taxes by Georgia in July 2010. In October 2009, Georgia stopped assessing taxes on Medicaid premiums remitted to us, which resulted in an equal reduction to premium revenues and Medicaid premium taxes. However, effective July 1, 2010, Georgia began assessing premium taxes again on Medicaid premiums. Therefore, during the first half of 2010, we were not assessed, nor did we remit, any taxes on premiums in Georgia.

Interest expense

2012 vs. 2011

Interest expense for the year ended December 31, 2012, was $4.1 million compared to $6.5 million for the same period in 2011. The decrease in interest expense from 2011 is mainly from debt incurred in 2011 to settle investigation-related litigation that was later redeemed in the fourth quarter of 2011, as discussed below, partially offset by interest on the $150.0 million borrowed under a term loan on August 1, 2011.

2011 vs. 2010

Interest expense for the year ended December 31, 2011, was $6.5 million compared to $0.2 million for the same period in 2010. The increase in interest expense in 2011 is mainly driven by $6.1 million of interest related to the $112.5 million subordinated notes issued in September 2011, and to a lesser extent, interest on the $150.0 million term loan, which closed on August 1, 2011. We issued $112.5 million (aggregate par value) of tradable unsecured subordinated notes on September 30, 2011, in connection with the stipulation and settlement agreement, which was approved in May 2011 to resolve the putative class action complaints previously filed against us in 2007. The subordinated notes had a fixed coupon of 6% and interest was retroactive to May 2011.

Gain on repurchase of subordinated notes

2011 vs. 2010

On December 15, 2011, we repurchased at 90% of face value all of the $112.5 million of subordinated notes issued in September 2011. The notes had an original a maturity date of December 31, 2016. We recorded a gain on the repurchase of subordinated notes in the amount of $10.8 million. For further information regarding the subordinated notes, refer to Note 11—Debt within the Consolidated Financial Statements.

Income tax expense (benefit)

2012 vs. 2011

Income tax expense for the year ended December 31, 2012, decreased by $42.5 million compared to the same period in 2011. Our effective income tax rate on pre-tax income was 37.7% for the year ended December 31, 2012, compared to 36.9% for the same period in 2011. The effective tax rate for the year ended December 31, 2012, increased compared to the same period in 2011 due to the settlement of a state tax matter in 2012 which increased the effective rate, partially offset by a decrease in the prevailing state income tax rate which lowered the effective rate.

2011 vs. 2010

Income tax expense for the year ended December 31, 2011, was $154.2 million compared to an income tax benefit of $19.4 million for the same period in 2010. Our effective income tax rate on pre-tax income was 36.9% for the year ended December 31, 2011, compared to 26.7% on a pre-tax loss for the same period in 2010. The comparability of the effective tax rates between 2011 and 2010 was impacted by changes related to estimated non-deductible amounts associated with investigation resolution payments, the favorable resolution of prior years’ state tax matters in 2011 and the incurrence of a pre-tax loss in 2010. Additionally, the effective tax rate for the 2010 period was impacted by limitations on the deductibility of certain administrative expenses associated with the resolution of investigation-related matters.

Segment Reporting

Reportable operating segments are defined as components of an enterprise for which discrete financial information is available and evaluated on a regular basis by the Company’s decision-makers to determine how resources should be allocated to an individual segment and to assess performance of those segments. Accordingly, we have three reportable segments: Medicaid, MA and PDP.

Segment Performance Measures

We use three measures to assess the performance of our reportable operating segments: premium revenue, MBR and gross margin. MBR measures the ratio of medical benefits expense to premiums revenue excluding Medicaid premium taxes. Gross margin is defined as our premium revenue less medical benefits expense. For further information regarding premium revenues and medical benefits expense, please refer below to “Revenue Recognition and Premiums Receivable”, and “Medical Benefits Expense and Medical Benefits Payable” under “Critical Accounting Estimates.”

Our primary tools for measuring profitability are gross margin and MBR. Changes in gross margin and MBR from period to period depend in large part on our ability to, among other things, effectively price our medical and prescription drug plans, manage medical costs and changes in estimates related to IBNR claims, predict and effectively manage medical benefits expense relative to the primarily fixed premiums we receive, negotiate competitive rates with our health care providers, and attract and retain members. In addition, factors such as changes in health care laws, regulations and practices, changes in Medicaid and Medicare funding, changes in the mix of membership, escalating health care costs, competition, levels of use of health care services, general economic conditions, major epidemics, terrorism or bio-terrorism, new medical technologies and other external factors affect our operations and may have a material impact on our business, financial condition and results of operations.

We use gross margin and MBR both to monitor our management of medical benefits and medical benefits expense and to make various business decisions, including which health care plans to offer, which geographic areas to enter or exit and which health care providers to select. Although gross margin and MBR play an important role in our business strategy, we may be willing to enter new geographical markets and/or enter into provider arrangements that might produce a less favorable gross margin and MBR if those arrangements, such as capitation or risk sharing, would likely lower our exposure to variability in medical costs or for other reasons.

Reconciling Segment Results

The following table reconciles our reportable segment results with our income (loss) before income taxes, as reported under GAAP.

	For the Years Ended December 31,
	2010	2011	2012
	(In millions)
Gross Margin:
Medicaid	$420.3	$691.5	$579.2
MA	268.9	281.0	305.8
PDP	146.5	177.7	211.3

Total gross margin	835.7	1,150.2	1,096.3

Investment and other income	10.0	8.7	8.8
Other expenses	(918.5)	(751.2)	(808.7)

Income (loss) from operations	$(72.8)	$407.6	$296.4

Medicaid

Our Medicaid segment includes plans for beneficiaries of TANF, SSI, ABD and other state-based programs that are not part of the Medicaid program, such as CHIP, FHP and MLTC programs. As of December 31, 2012, we operated Medicaid health plans in Florida, Georgia, Hawaii, Illinois, Kentucky, New York and Ohio.

	For the Years Ended December 31,
	2010	2011	2012
	(In millions)
Premium revenue	$3,252.4	$3,505.4	$4,389.0
Medicaid premium taxes	56.4	76.2	82.2

Total premiums	3,308.8	3,581.6	4,471.2
Medical benefits expense	2,888.5	2,890.1	3,892.0

Gross margin	$420.3	$691.5	$579.2

Medicaid Membership:
Georgia	566,000	562,000	570,000
Florida	415,000	404,000	454,000
Kentucky	—	129,000	207,000
Other states	359,000	356,000	356,000

	1,340,000	1,451,000	1,587,000

Medicaid MBR, including premium taxes	87.3%	80.7%	87.0%
Medicaid MBR(1)	88.8%	82.4%	88.7%

(1)	MBR measures the ratio of our medical benefits expense to premiums earned, after excluding Medicaid premium taxes. Because Medicaid premium taxes are included in the premium rates established in certain of our Medicaid contracts and also recognized separately as a component of expense, we exclude these taxes from premium revenue when calculating key ratios as we believe that their impact is not indicative of operating performance. For GAAP reporting purposes, Medicaid premium taxes are included in premium revenue.

2012 vs. 2011

Excluding Medicaid premium taxes, Medicaid premium revenue for the year ended December 31, 2012, increased 25% when compared to the same period in 2011. The increase was driven mainly by the Kentucky Medicaid program operating for a full year in 2012, compared to two months in 2011, as well as membership growth in that program, both the managed long-term care program and the carve-in of the pharmacy benefit in our New York Medicaid program, membership growth in Florida, and rate increases implemented in most markets in late 2011. The increase in Kentucky Medicaid premiums also reflects the open enrollment in November 2012. Partially offsetting these increases was a $21.4 million reduction of premium revenue recorded during the third and fourth quarters of 2012 related to a reconciliation of duplicate member records in Georgia dating back to the beginning of the program in 2006.

Medicaid medical benefits expense for the year ended December 31, 2012, increased 35% when compared to the same period in 2011. The increase was due mainly to the increase in membership and the relatively higher MBR in the Kentucky Medicaid program and less net favorable development of prior year’s medical benefits payable in 2012 than we recognized in 2011, partially offset by the impact of medical cost initiatives that we have implemented. Our Medicaid MBR for the year ended December 31, 2012, increased by 630 basis points when compared to the same period in 2011. The increase was mainly driven by the relatively higher MBR in the Kentucky Medicaid program, the $21.4 million reduction of premium revenue for duplicate member record reconciliation adjustments, and the impact of less net favorable development of prior year’s medical benefits payable in 2012 than we recognized in 2011.

The Kentucky Medicaid program MBR for the year ended December 31, 2012, was approximately 105.1% due to the relatively high transitional medical benefit expenses for the program, including the impact of new members from the November 2012 open enrollment which have a higher MBR than previously existing members.

2011 vs. 2010

Excluding Medicaid premium taxes, Medicaid premium revenue for the year ended December 31, 2011, increased 8% when compared to the same period in 2010. The increase in premium revenue was mainly due to rate increases in certain markets, the launch of the Kentucky Medicaid program on November 1, 2011 and additional premiums related to certain retrospective maternity claims that were impacted by a change that the Georgia DCH made to its methodology for determining and accepting qualifying maternity claims.

Medicaid medical benefits expense for the year ended December 31, 2011, decreased slightly when compared to the same period in 2010 due mainly to the impact of net favorable reserve development of prior period medical benefits payable and the impact of medical cost initiatives that we have implemented, partially offset by a change in member mix and the launch of the Kentucky Medicaid program in November 2011. The net favorable reserve development resulted primarily from unusually low utilization in 2010. Our Medicaid MBR improved by approximately 640 basis points in 2011 compared to

2010, and the decrease was also driven by the net favorable reserve development of prior period medical benefits payable, the impact of medical cost initiatives, rate increases in certain of our Medicaid markets and additional premiums recognized in connection with retrospective maternity claims in Georgia.

Medicare

We contract with CMS under the Medicare program to provide a comprehensive array of Part C and Part D benefits to Medicare eligible persons, provided through our MA plans. Our MA plans are comprised of CCPs, which are administered through HMOs and generally require members to seek health care services and select a primary care physician from a network of health care providers. In addition, we offer Medicare Part D coverage, which provides prescription drug benefits, as a component of our MA plans. As of December 31, 2012, we operated our MA CCPs in California, Connecticut, Florida, Georgia, Hawaii, Illinois, Louisiana, Missouri, New Jersey, New York, Ohio and Texas.

	For the Years Ended December 31,
	2010	2011	2012
	(In millions)
Premium revenue	$1,336.1	$1,479.8	$1,936.4
Medical benefits expense	1,067.2	1,198.8	1,630.6

Gross margin	$268.9	$281.0	$305.8

MA Membership	116,000	135,000	213,000
MA MBR	79.9%	81.0%	84.2%

2012 vs. 2011

MA premium revenue for the year ended December 31, 2012, increased 31% when compared to the same period in 2011 and was mainly attributable to an increase in membership, which increased by approximately 78,000 members between December 31, 2012 and 2011 due to our product design, strengthening of our sales processes and heightened focus on membership growth activities during the annual election period in 2011 and the Easy Choice acquisition. MA segment MBR increased by 320 basis points for the year ended December 31, 2012, compared to the same period in 2011. The changes in the MBR were primarily due to increased quality improvement costs and less net favorable development of prior year’s medical benefits payable in 2012 than we recognized in 2011.

2011 vs. 2010

MA premium revenue for the year ended December 31, 2011, increased 11% when compared to the same period in 2010 mainly from an increase in membership. Membership increased by approximately 19,000 members between December 31, 2010 and 2011. The increase in MA premium revenue and membership was attributable to our product design, strengthening of our sales processes and heightened focus on membership growth activities during the annual election periods in 2010 and 2011. MA medical expense increased by 12% in 2011, due to the increase in membership, as well as an increase in the segment MBR. MA segment MBR increased by approximately 110 basis points for the year ended December 31, 2011, compared to the same period in 2010, primarily due to the favorable reserve development we experienced in 2010 from the wind-down of our private fee-for-service (“PFFS”) plans and increased quality improvement costs. As a result, the segment gross margin increase in 2011 amounted to 4%.

Prescription Drug Plans (PDP)

We have contracted with CMS to serve as a plan sponsor offering stand-alone Medicare Part D PDP plans to Medicare eligible beneficiaries segment through our PDP segment. As of December 31, 2012 we offered PDP plans in 49 states and the District of Columbia.

	For the Years Ended December 31,
	2010	2011	2012
	(In millions)
Premium revenue	$785.3	$1,036.8	$992.6
Medical benefits expense	638.9	859.1	781.3

Gross margin	$146.4	$177.7	$211.3

PDP Membership	768,000	976,000	869,000
PDP MBR	81.4%	82.9%	78.7%

2012 vs. 2011

PDP premium revenue decreased 4% for the year ended December 31, 2012, when compared to the same period in 2011, primarily due to the decline in membership. Membership decreased by approximately 107,000 members from December 31, 2011, due to the reassignment to other plans, effective January 1, 2012, of members who were auto-assigned to us in 2011 or prior years. PDP MBR for the year ended December 31, 2012 decreased 420 basis points over the same period in 2011 due to the outcome of our 2012 bids and improvements in our pharmacy claims experience, resulting from our focus on member utilization, cost sharing patterns and generic medication utilization.

2011 vs. 2010

PDP premium revenue increased 32% for the year ended December 31, 2011, when compared to the same period in 2010, resulting primarily from increased membership, partially offset by the impact of lower pricing consistent with our bid results. Membership increased by 27% in 2011, largely due to an increase in auto-assigned members resulting from our 2011 bids and the addition of one CMS region. The PDP MBR increased by 150 basis points in 2011 compared to 2010 due to our bid results, member mix and higher utilization. The segment gross margin increased by approximately 21%.

Liquidity And Capital Resources

Each of our existing and anticipated sources of cash is impacted by operational and financial risks that influence the overall amount of cash generated and the capital available to us. For a further discussion of risks that can affect our liquidity, see “Risk Factors”.

Liquidity

The Company maintains liquidity at two levels: the regulated subsidiary level and the non-regulated parent and subsidiary level.

Regulated subsidiaries

Our regulated subsidiaries’ primary liquidity requirements include:

•	payment of medical claims and other health care services;

•

management fees paid to our non-regulated administrator subsidiary under intercompany services agreements and direct administrative costs, which are not covered by an intercompany services agreement, such as selling expenses and legal costs; and

•	federal tax payments to the parent company under an intercompany tax sharing agreement.

Our regulated subsidiaries meet their liquidity needs by:

•	maintaining appropriate levels of cash, cash equivalents and short-term investments;

•	generating cash flows from operating activities, mainly from premium revenue;

•	cash flows from investing activities, including investment income and sales of investments; and

•	capital contributions received from our non-regulated subsidiaries.

We refer collectively to the cash, cash equivalents and investment balances maintained by our regulated subsidiaries as “regulated cash and investments,” respectively. Our regulated subsidiaries generally receive premiums in advance of payments of claims for medical and other health care services; however, regulated cash and cash equivalents can fluctuate significantly in a particular period depending on the timing of receipts for premiums from our government partners. Our unrestricted regulated cash and investments (which represent our regulated cash and investments not on deposit with a state in which we operate) was $1,403.5 million as of September 30, 2013, an increase of $179.5 million from $1,224.0 million at December 31, 2012. The increase is due mainly to cash flows from operating activities as well as $40.5 million of contributions received from our non-regulated subsidiaries, partially offset by $107.0 million in dividends paid to our non-regulated subsidiaries.

Our regulated subsidiaries are each subject to applicable state regulations that, among other things, require the maintenance of minimum levels of capital and surplus. We continue to maintain significant levels of aggregate excess statutory capital and surplus in our regulated subsidiaries. See further discussion under “Regulatory Capital and Dividend Restrictions” below.

Parent and non-regulated subsidiaries

Liquidity requirements at the non-regulated parent and subsidiary level generally consist of:

•

payment of administrative costs not directly incurred by our regulated operations, including, but not limited to, staffing costs, business development, rent, branding and certain information technology services;

•	capital contributions paid to our regulated subsidiaries;

•	capital expenditures;

•	debt service; and

•	federal tax payments.

Our non-regulated parent and subsidiaries normally meet their liquidity requirements by:

•	management fees earned by our non-regulated administrator subsidiary under intercompany services agreements;

•	dividends received from our regulated subsidiaries;

•	collecting federal tax payments from the regulated subsidiaries;

•	proceeds from issuance of debt and equity securities; and

•	cash flows from investing activities, including investment income and sales of investments.

Unregulated cash, cash equivalents and investments was approximately $391.7 million as of September 30, 2013, an increase of $198.2 million from a balance of $193.5 million as of December 31, 2012. The increase is mainly attributable to the $228.5 million of net proceeds received in connection with the second amendment of our senior secured credit facility and $107.0 million in dividends received from our regulated subsidiaries, partially offset by cash used in relation to our recent acquisitions, $40.5 million of capital contributions made to certain regulated subsidiaries, total payments of $37.6 million made during the first half of 2013 in connection with our previously reported settlement with the Civil Division, as well as other certain investigation-related litigation and other resolution costs.

Our unregulated cash, cash equivalents and investments was $193.5 million as of December 31, 2012, a decrease of $115.0 million from a balance of $308.5 million as of December 31, 2011. The decrease is mainly attributable to $126.6 million in net cash used in relation to our recent acquisitions, payment of certain investigation-related litigation and other resolution costs in connection with our settlement with the Civil Division and $119.6 million in capital contributions made to certain of our regulated subsidiaries that were partially offset by $192.0 million in dividends and surplus capital received from our regulated subsidiaries.

Auction Rate Securities

As of September 30, 2013, $31.8 million of our long-term investments were comprised of municipal note securities with an auction reset feature (“auction rate securities”), which are issued by various state and local municipal entities for the purpose of financing student loans, public projects and other activities and carry investment grade credit ratings. Liquidity for these auction rate securities is typically provided by an auction process which allows holders to sell their notes and resets the applicable interest rate at pre-determined intervals, usually every seven or 35 days. As of the date of this prospectus supplement, auctions have failed for our auction rate securities and there is no assurance that auctions will succeed in the future. An auction failure means that the parties wishing to sell their securities could not be matched with an adequate volume of buyers. In the event that there is a failed auction the indenture governing the security requires the issuer to pay interest at a contractually defined rate that is generally above market rates for other types of similar instruments. The securities for which auctions have failed will continue to accrue interest at the contractual rate and be auctioned every seven or 35 days until the auction succeeds, the issuer calls the securities, or they mature. As a result, our ability to liquidate and fully recover the carrying value of our remaining auction rate securities in the near term may be limited or non-existent. In addition, while all of our auction rate securities currently carry investment grade ratings, if the issuers are unable to successfully close future auctions and their credit ratings deteriorate, we may in the future be required to record an impairment charge on these investments.

Although auctions continue to fail, we believe we will be able to liquidate these securities without significant loss. There are government guarantees or municipal bond insurance in place and we have the ability and the present intent to hold these securities until maturity or market stability is restored. Accordingly, we do not believe our auction rate securities are impaired and as a result, we have not recorded any impairment losses for our auction rate securities. However, it could take until the final maturity of the underlying securities to realize our investments’ recorded value. The final maturity of the underlying securities could be as long as 24 years. The weighted-average life of the underlying securities for our auction rate securities portfolio is 20 years.

Cash Flow Activities

Nine Months Ended September 30, 2013 Compared to Nine Months Ended September 30, 2012

Our cash flows are summarized as follows:

	For the Nine Months Ended September 30,
	2012	2013
	(In millions)
Net cash provided by (used in) operating activities	$(134.4)	$229.7
Net cash used in investing activities	(68.1)	(153.3)
Net cash provided by (used in) financing activities	(60.3)	213.7

Total net increase (decrease) in cash and cash equivalents	$(262.8)	$290.1

Net Cash Used in Operating Activities

We generally receive premiums in advance of payments of claims for health care services; however, cash flows related to our operations can fluctuate significantly in a particular period depending on the timing of premiums receipts from our government partners or payments related to the resolution of government investigations and related litigation.

The improved cash flow from operating activities for the nine months ended September 30, 2013 compared to the same period in 2012 resulted mostly from the increase in premiums associated with the growth in membership. Net cash used in operating activities for the nine months ended September 30, 2013, included $37.6 million in payments made to the Civil Division in March 2013 and April 2013 under the terms of the settlement agreement discussed in “Financial Impact of Government Investigation and Litigation” below.

Net cash used in operating activities for the nine months ended September 30, 2012, was negatively impacted by the delayed premiums associated with our Georgia Medicaid program and the $39.8 million payment made to the Civil Division on March 30, 2012.

Net Cash Used In Investing Activities

During the nine months ended September 30, 2013, cash used in investing activities, excluding acquisitions, primarily reflects our investment in marketable securities and restricted investments of approximately $396.3 million and purchases of property and equipment of $49.0 million, partially offset by $332.4 million of proceeds from maturities of marketable securities and restricted investments. Cash consideration paid for acquisitions, net of cash acquired, was $40.5 million in 2013 related to the WCSC and Missouri Care acquisitions.

During the nine months ended September 30, 2012, cash used in investing activities primarily reflects our investment in marketable securities and restricted investments of approximately $388.2 million and purchases of property and equipment of $47.7 million, partially offset by $367.8 million of proceeds from maturities of marketable securities and restricted investments.

Net Cash Provided By Financing Activities

Net proceeds from additional borrowings under our Existing Credit Facility of $228.5 million increased net cash provided by financing activities for the nine months ended September 30, 2013 compared to the same period of the prior year. Additionally, net funds received for the benefit of members provided net cash of approximately $7.2 million during the nine months ended September 30, 2013, while net cash paid for the benefit of members was approximately $57.2 million for the same period in 2012. These funds represent subsidies received from CMS, net of related prescription drug benefits we paid, in connection with the low-income cost sharing, catastrophic reinsurance and coverage gap discount components of the Medicare Part D program for which we assume no risk. These additional proceeds were partially offset by $28.5 million of payments on debt during the nine months ended September 30, 2013, compared to $7.5 million for the same period in 2012. The increased payments on debt during the 2013 period are due to the additional borrowings in February 2013 in connection with the second amendment to our credit agreement.

Year Ended December 31, 2012 compared to the Year Ended December 31, 2011 and Year Ended December 31, 2011 compared to the Year Ended December 31, 2010

Our cash flows are summarized as follows:

	For the Years Ended December 31,
	2010	2011	2012
	(In millions)
Net cash (used in) provided by operations	$223.1	$162.0	$(30.7)
Net cash used in investing activities	(60.5)	(111.6)	(222.8)
Net cash provided by (used in) financing activities	38.9	(84.9)	28.9

Total net (decrease) increase in cash and cash equivalents	$201.5	$(34.5)	$(224.6)

Net cash (used in) provided by operations

For the year ended December 31, 2012, cash from operating activities was negatively impacted by certain delayed Medicaid premiums, primarily associated with our Georgia Medicaid supplemental payments for obstetric deliveries and newborns, and the $39.8 million payment made to the Civil Division on March 30, 2012.

Cash provided by operating activities, modified for the impact of the timing of receipts from, and payments to, our government customers, increased in 2011 when compared to 2010 due to improved results from operations, partially offset by $87.5 million of investigation-related litigation and other resolution payments.

Net cash used in investing activities

For the year ended December 31, 2012, cash used in investing activities, excluding acquisitions, primarily reflects our investment in marketable securities and restricted investments of approximately $502.3 million and purchases of property and equipment of $61.3 million, partially offset by $467.3 million of proceeds from maturities of marketable securities and restricted investments. Cash consideration paid for acquisitions, net of cash acquired, was $126.6 million in 2012 related to the Easy Choice and Desert Canyon acquisitions.

In 2011, cash used in investing activities primarily reflects our investment of proceeds provided by our term loan into higher yielding investment alternatives, which had a net impact totaling approximately $108.7 million, and purchases of software and equipment totaling approximately $49.6 million, partially offset by $46.7 million of proceeds from the maturities of restricted investments net of purchases.

Net cash provided by (used in) financing activities

Included in financing activities are funds receivable for the benefit of members, which decreased approximately $36.3 million during the year ended December 31, 2012. These funds represent reinsurance, low-income cost sharing, and coverage gap discount subsidies funded by CMS in connection with the Medicare Part D program, for which we assume no risk.

Included in 2011 financing activities are the repurchase of the subordinated notes in full, which approximated $101.7 million, as well as funds held for the benefit of members, which increased approximately $129.6 million in 2011. These funds represent certain subsidies funded by CMS in connection with the Medicare Part D program for which we assume no risk. This activity is partially offset with the $147.4 million of proceeds from the issuance of the term loan under the Existing Credit Facility, net of issuance costs.

Financial Impact of Government Investigation and Litigation

Under the terms of settlement agreements entered into on April 26, 2011, and finalized on March 23, 2012, to resolve matters under investigation by the Civil Division and certain other federal and state enforcement agencies (the “Settlement”), WellCare agreed to pay the Civil Division a total of $137.5 million in four equal annual principal payments, plus interest accrued at 3.125%. The estimated fair value of the discounted remaining liability was $69.8 million at September 30, 2013.

The Settlement also provides for a contingent payment of an additional $35.0 million in the event that we are acquired or otherwise experience a change in control within three years of the effective date of the Settlement, provided that the change in control transaction exceeds certain minimum transaction value thresholds as specified in the Settlement.

Capital Resources

Existing Credit Facility

Our senior secured credit agreement (the “Existing Credit Facility”) provides for total available credit of $515.0 million, comprised of a $365.0 million term loan facility and a $150.0 million revolving credit facility, which may be used for general corporate purposes. Each of the term loans and revolving credit facility are set to expire in August 2016. Payments of principal on the term loans are due on a quarterly basis through July 31, 2016. The annual interest rate on outstanding term loans was 1.94% and 1.75% as of September 30, 2013, and December 31, 2012, respectively.

As of September 30, 2013, our outstanding term loan balance was $336.5 million, of which $39.9 million is included in the current portion of long-term debt and $296.6 million in the long-term debt line items in our consolidated balance sheet. As of September 30, 2013, and as of the date hereof, we have not drawn any amounts under the revolving credit facility.

We intend to prepay all of the indebtedness outstanding under the Existing Credit Facility and terminate the Existing Credit Facility with a portion of the proceeds of this offering. Affiliates of certain of the underwriters are lenders under the Existing Credit Facility and accordingly will receive a portion of the net proceeds from this offering. See “Underwriting (Conflicts of Interest).” For additional information about our long-term debt, see Note 8—Debt to the Consolidated Financial Statements included in this prospectus supplement.

New Credit Facility

Promptly following the completion of this offering and the repayment and termination of our Existing Credit Facility, we expect to enter into our New Credit Facility, a new five year senior unsecured revolving credit facility in an aggregate amount of up to $300.0 million. Among other changes, we expect the New Credit Facility will include an improved interest rate and reduced unutilized commitment fees. Upon the satisfaction of certain conditions, we will be able to request an increase in the commitments under our New Credit Facility. The terms and timing of the New Credit Facility may differ substantially or materially from those described in this paragraph and elsewhere in this prospectus supplement. For a full description of the expected terms of our New Credit Facility, see “Description of Other Indebtedness—New Credit Facility.”

Shelf Registration Statement

In August 2012, we filed a shelf registration statement on Form S-3 with the SEC that became automatically effective covering the registration, issuance and sale of an indeterminate amount of our securities, including common stock, preferred stock, senior or subordinated debt securities, depository shares, securities purchase contracts, units or warrants. This offering is being conducted pursuant to that shelf registration statement. We may publicly offer securities in the future at prices and terms to be determined at the time of the offering.

Initiatives to Increase Our Unregulated Cash

We may pursue alternatives to raise additional unregulated cash. Some of these initiatives may include, but are not limited to, obtaining dividends from certain of our regulated subsidiaries, provided sufficient capital in excess of regulatory requirements exists in these subsidiaries, and/or accessing the debt and equity capital markets. However, we cannot provide any assurances that we will obtain applicable state regulatory approvals for additional dividends to our non-regulated subsidiaries by our regulated subsidiaries or be successful in accessing the capital markets if we determine to do so.

Regulatory Capital and Dividend Restrictions

Each of our HMO and insurance subsidiaries must maintain a minimum amount of statutory capital determined by statute or regulation. The minimum statutory capital requirements differ by state and are generally based on a percentage of annualized premium revenue, a percentage of annualized health care costs, a percentage of certain liabilities, a statutory minimum, risk-based capital (“RBC”) requirements or other financial ratios. The RBC requirements are based on guidelines established by the NAIC, and have been adopted by most states. As of September 30, 2013, our operating HMO and insurance company subsidiaries in all states except California, New York and Florida were subject to RBC requirements. The RBC requirements may be modified as each state legislature deems appropriate for that state. The RBC formula, based on asset risk, underwriting risk, credit risk, business risk and other factors, generates the authorized control level (“ACL”), which represents the amount of capital required to support the regulated entity’s business. For states in which the RBC requirements have been adopted, the regulated entity typically must maintain a minimum of the greater of 200% of the required ACL or the minimum statutory net worth requirement calculated pursuant to pre-RBC guidelines. Our subsidiaries operating in Texas and Ohio are required to maintain statutory capital at RBC levels equal to 225% and 300%, respectively, of the applicable ACL. Failure to maintain these requirements would trigger regulatory action by the state. At September 30, 2013, our HMO and insurance subsidiaries were in compliance with these minimum capital requirements.

The statutory framework for our regulated subsidiaries’ minimum capital requirements changes over time. For instance, RBC requirements may be adopted by more of the states in which we operate. These subsidiaries are also subject to their state regulators’ overall oversight powers. For example, the State of New York adopted regulations that increase the reserve requirement annually until 2018. In addition, regulators could require our subsidiaries to maintain minimum levels of statutory net worth in excess of the amount required under the applicable state laws if the regulators determine that maintaining such additional statutory net worth is in the best interest of our members and other constituencies. Moreover, if we expand our plan offerings in a state or pursue new business opportunities, we may be required to make additional statutory capital contributions.

In addition to the foregoing requirements, our regulated subsidiaries are subject to restrictions on their ability to make dividend payments, loans and other transfers of cash. Dividend restrictions vary by state, but the maximum amount of dividends which can be paid without prior approval from the applicable state is subject to restrictions relating to statutory capital, surplus and net income for the previous year. Some states require prior approval of all dividends, regardless of amount. States may disapprove any dividend that, together with other dividends paid by a subsidiary in the prior 12 months, exceeds the regulatory maximum as computed for the subsidiary based on its statutory surplus and net income. For the nine months ended September 30, 2013, we received $107.0 million in cash dividends from our regulated subsidiaries.

For additional information on regulatory requirements, see Note 16—Regulatory Capital and Dividend Restrictions to the Consolidated Financial Statements included in this prospectus supplement.

Off-Balance Sheet Liabilities

At September 30, 2013, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

CRITICAL ACCOUNTING ESTIMATES

In the ordinary course of business, we make a number of estimates and assumptions relating to the reporting of our results of operations and financial condition in conformity with GAAP. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from those estimates under different assumptions and conditions. We believe that our accounting estimates relating to premium revenue recognition, medical benefits expense and medical benefits payable, and goodwill and intangible assets, are those that are most important to the portrayal of our financial condition and results and require management’s most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We have not changed our methodology in deriving these critical accounting estimates from those previously disclosed in our 2012 Form 10-K.

Revenue Recognition

We earn premium revenue through our participation in Medicaid, Medicaid-related and Medicare programs.

State governments individually operate and implement and, together with the federal government’s CMS, fund and regulate the Medicaid program. We provide benefits to low-income and disabled persons under the Medicaid program and are paid premiums based on contracts with government agencies in the states in which we operate health plans. Our Medicaid contracts are generally multi-year contracts subject to annual renewal provisions. Rate changes are typically made at the commencement of each new contract renewal period. In some instances, our fixed Medicaid premiums are subject to risk score adjustments based on the acuity of our membership. State agencies analyze encounter submissions of processed claims data to determine the acuity of our membership relative to the entire state’s Medicaid membership.

We operate our MA plans under the Medicare Part C program and provide our eligible members with benefits comparable to those available under Medicare Parts A and B. Most of our MA plans and all of our PDP plans offer prescription drug benefits to eligible members under the Medicare Part D program. Premiums for each MA member are established by contract, although the rates vary according to a combination of factors, including upper payment limits established by CMS, the member’s geographic location, age, gender, medical history or condition, or the services rendered to the member. Our MA contracts with CMS generally have terms of one year and expire at the end of each calendar year. PDP premiums are also based upon a contract with CMS that has a term of one year and expires at the end of each calendar year. We provide annual written bids to CMS for our PDP plans, which reflect the estimated costs of providing prescription drug benefits over the plan year. Changes in MA and PDP members’ health status also impact monthly premiums as described under “Risk-Adjusted Medicare Premiums” below. CMS pays all premium for Medicare Part C and substantially all of the premium for Medicare Part D coverage. We bill the remaining Medicare Part D premium to PDP and MA members with Part D benefits based on the plan year bid submitted to CMS. For qualifying low-income subsidy (“LIS”) members, CMS pays for some or all of the LIS member’s monthly premium. The CMS payment is dependent upon the member’s income level as determined by the Social Security Administration.

We receive premiums from CMS and state agencies on a per member per month (“PMPM”) basis for the members that are assigned to, or have selected, us to provide health care services under our Medicare and Medicaid contracts. We recognize premium revenue in the period in which we are obligated to provide services to our members. CMS and state agencies generally pay us in the month in which we provide services. We record premiums earned but not received as premiums receivable and record premiums received in advance of the period of service as unearned premiums in the consolidated balance sheets. Unearned premiums are recognized as revenue when we provide the related services. On a monthly basis, we bill members for any premiums for which they are responsible according to their respective plan. Member premiums are recognized as revenue in the period of service. We reduce recorded premium revenue and member premiums receivable by the amount we estimate may not be collectible, based on our evaluation of historical trends. We also routinely monitor the collectability of specific premiums receivable from CMS and state agencies, including Medicaid receivables for obstetric deliveries and newborns and net receivables for member retroactivity and reduce revenue and premiums receivable by the amount we estimate may not be collectible. Historically, the allowance for member premiums receivable has not been material relative to consolidated premium revenue.

We record retroactive adjustments to revenues based on changes in the number and eligibility status of our members subsequent to when we recorded revenue related to those members and months of service. We receive premium payments based upon eligibility lists produced by CMS and state agencies. We verify these lists to determine whether we have been paid for the correct premium category and program. From time to time, CMS and state agencies require us to reimburse them for premiums that we received for individuals who were subsequently determined by us, or by CMS or state agencies, to be ineligible for any government-sponsored program or to belong to a plan other than ours. We receive additional premiums from CMS and state agencies for individuals who were subsequently determined to belong to our plan for periods in which we received no premium for those members. We estimate the amount of outstanding retroactivity adjustments and adjust premium revenue based on historical trends, premiums billed, the volume of member and contract renewal activity and other information. We record amounts receivable or payable in premiums receivable, net and other accrued expenses and liabilities in the consolidated balance sheets.

Risk-Adjusted Medicare Premiums

CMS employs a risk-adjustment model to determine the premium amount it pays for each MA and PDP member. This model apportions premiums paid to all plans according to the health status of each beneficiary enrolled, resulting in higher scores for members with predictably higher costs. The model uses diagnosis data from inpatient and ambulatory treatment settings to calculate each risk score. We collect claims and encounter data for our MA members and submit the necessary diagnosis data to CMS within prescribed deadlines. After reviewing the respective submissions, CMS establishes the premium payments to MA plans at the beginning of the plan year, and then adjusts premium levels on a retroactive basis. The first retroactive adjustment for a given plan year generally occurs during the third quarter of that year and represents the update of risk scores for the current plan year based on the severity of claims incurred in the prior plan year. CMS then issues a final retroactive risk-adjusted premium settlement for that plan year in the following year.

We develop our estimates for risk-adjusted premiums utilizing historical experience and predictive models as sufficient member risk score data becomes available over the course of each CMS plan year. We populate our models with available risk score data on our members and base risk premium adjustments on risk score data from the previous year. We are not privy to risk score data for members new to our plans in the current plan year; therefore we include assumptions regarding these members’ risk scores. We periodically revise our estimates of risk-adjusted premiums as additional diagnosis code information is reported to CMS and adjust our estimates to actual amounts when the ultimate adjustment settlements are either received from CMS or we receive notification from CMS of such settlement amounts. As a result of the variability of factors that determine our estimates for risk-adjusted premiums, the actual amount of the CMS retroactive payment could be materially more or less than our estimates and could have a material effect on our results of operations, financial position and cash flows. We record any changes in estimates in current operations as adjustments to premium revenue. Historically, we have not experienced significant differences between our estimates and amounts ultimately received. However, in the nine months ended September 30, 2013, we recognized risk adjusted premium received as part of the 2012 final settlement that was higher than our original estimates, mainly related to members in our California MA plan that were new to Medicare in 2012. Additionally, the data provided to CMS to determine members’ risk scores is subject to audit by CMS even after the annual settlements occur. An audit may result in the refund of premiums to CMS. While our experience to date has not resulted in a material refund, future refunds could materially reduce premium revenue in the year in which CMS determines a refund is required and could be material to our results of operations, financial position and cash flows.

Minimum Medical Expense and Risk Corridor Provisions

We may be required to refund certain premium revenue to CMS and state government agencies under various contractual and plan arrangements. We estimate the impact of the following arrangements on a monthly basis and reflect any adjustments to premium revenues in current operations. We report the estimated net amounts due to CMS and state agencies in other payables to government partners in the consolidated balance sheets.

Certain of our Florida Medicaid contracts and our Illinois Medicaid contract require us to expend a minimum percentage of premiums on eligible medical benefits expense. To the extent that we expend less than the minimum percentage of the premiums on eligible medical benefits expense, we are required to refund to the state all or some portion of the difference between the minimum and our actual allowable medical benefits expense. We estimate the amounts due to the state agencies as a return of premium based on the terms of our contracts with the applicable state agency.

Our MA and PDP premiums are subject to risk sharing through the CMS Medicare Part D risk corridor provisions. The risk corridor calculation compares our actual experience to the target amount of prescription drug costs, limited to costs under the standard coverage as defined by CMS, less rebates included in our submitted plan year bid. We receive additional premium from CMS if our actual experience is more than 5% above the target amount. We refund premiums to CMS if our actual experience is more than 5% below the target amount. After the close of the annual plan year, CMS performs the risk corridor calculation and any differences are settled between CMS and our plans. We have not historically experienced material differences between the subsequent CMS settlement amount and our estimates.

Medicare Part D Settlements

We receive certain Part D prospective subsidy payments from CMS for our MA and PDP members based on the estimated costs of providing prescription drug benefits over the plan year. After the close of the annual plan year, CMS reconciles our actual experience to the prospective payments we received and any differences are settled between CMS and our plans. As such, these subsidies represent funding from CMS for which we assume no risk. We do not recognize the receipt of these subsidies as premium revenue and we do not recognize the payments of related prescription drug benefits as medical benefits expense. We report the subsidies received and benefits paid on a net basis as funds receivable (held) for the benefit of members in the consolidated balance sheets. We also report the net receipts and payments as a financing activity in our consolidated statements of cash flows. CMS pays the following subsidies prospectively as a fixed PMPM amount based upon the plan year bid submitted by us:

Low-Income Cost Sharing Subsidy—CMS reimburses us for all or a portion of qualifying LIS members’ deductible, coinsurance and co-payment amounts above the out-of-pocket threshold.

Catastrophic Reinsurance Subsidy—CMS reimburses us for 80% of the drug costs after a member reaches his or her out-of-pocket catastrophic threshold through a catastrophic reinsurance subsidy.

Coverage Gap Discount Subsidy—We advance the pharmaceutical manufacturers gap coverage discounts at the point of sale. On a periodic basis, CMS bills pharmaceutical manufacturers for discounts advanced by us. Pharmaceutical manufacturers remit payments for invoiced amounts directly to us. CMS reduces subsequent prospective payments made to us by the discount amounts billed to manufacturers.

CMS generally performs the Part D payment reconciliation in the fourth quarter of the following plan year based on prescription drug event data we submit to CMS within prescribed deadlines. After the Part D payment reconciliation for coverage gap discount subsidies, we may continue to report discounts to CMS for 37 months following the end of the plan year. CMS will invoice manufacturers for these discounts and we will be paid through the quarterly manufacturer payments. Historically, we have not experienced material adjustments related to the CMS annual reconciliation of prior plan year low-income cost sharing, catastrophic reinsurance and coverage gap discount subsidies.

Medical Benefits Expense and Medical Benefits Payable

Medical benefits payable is the most significant estimate included in the consolidated financial statements. We use a consistent methodology to record management’s best estimate of medical benefits payable based on the experience and information available to us at the time. This estimate is determined utilizing standard actuarial methodologies based upon historical experience and key assumptions consisting of trend factors and completion factors using an assumption of moderately adverse conditions, which vary by business segment. These standard actuarial methodologies include:

•	contractual requirements;

•	historic utilization trends;

•	the interval between the date services are rendered and the date claims are paid;

•	denied and disputed claims activity and changes in benefits;

•	expected health care cost inflation;

•	seasonality patterns;

•	maturity of lines of business; and

•	changes in membership.

Many aspects of the managed care business are not predictable. These aspects include incidences of illness or disease (such as congestive heart failure cases, cases of upper respiratory illness, the length and severity of the flu season, diabetes cases, the number of full-term versus premature births and the number of neonatal intensive care babies). Therefore, we must continually monitor our historical experience in determining our trend assumptions to reflect the ever-changing mix, needs and size of our membership. Among the factors considered by management are:

•	changes in the level of benefits provided to members;

•	seasonal variations in utilization;

•	identified industry trends; and

•	changes in provider reimbursement arrangements, including changes in the percentage of reimbursements made on a capitation as opposed to a fee-for-service basis.

The factors and assumptions described above that are used to develop our estimate of medical benefits expense and medical benefits payable inherently are subject to greater variability when there is more limited experience or information available to us. The ultimate claims payment amounts, patterns and trends for new products and geographic areas cannot be precisely predicted at their onset, since we, the providers and the members do not have experience in these products or geographic areas. Standard accepted actuarial methodologies, discussed above, would allow for this inherent variability. This can result in larger differences between the originally estimated medical benefits payable and the actual claims amounts paid. Conversely, during periods where our products and geographies are more stable and mature, we have more reliable claims payment patterns and trend experience. With more reliable data, we should be able to more closely estimate the ultimate claims payment amounts; therefore, we may experience smaller differences between our original estimate of medical benefits payable and the actual claim amounts paid.

In developing our estimates, we apply different estimation methods depending on the month for which incurred claims are being estimated. For the more recent months, which constitute the majority of the amount of the medical benefits payable, we estimate claims incurred by applying observed trend factors to the fixed fee PMPM costs for prior months, which costs have been estimated using completion factors, in order to estimate the PMPM costs for the most recent months. We validate our estimates of the most recent PMPM costs by comparing the most recent months’ utilization levels to the utilization levels in prior months and actuarial techniques that incorporate a historical analysis of claim payments, including trends in cost of care provided and timeliness of submission and processing of claims.

These considerations are reflected in the trends in our medical benefits expense. Other external factors such as government-mandated benefits or other regulatory changes, catastrophes and epidemics may impact medical cost trends. Other internal factors such as system conversions and claims processing interruptions may impact our ability to accurately predict estimates of historical completion factors or medical cost trends. Medical cost trends potentially are more volatile than other segments of the economy. Management uses considerable judgment in determining medical benefits expense trends and other actuarial model inputs. We believe that the amount of medical benefits payable as of September 30, 2013, is adequate to cover our ultimate liability for unpaid claims as of that date; however, actual payments may differ from established estimates. If the completion factors we used in estimating our IBNR for the nine months ended September 30, 2013, were decreased by 1%, our net income would decrease by approximately $74.3 million. If the completion factors were increased by 1%, our net income would increase by approximately $72.6 million.

Changes in medical benefits payable estimates are primarily the result of obtaining more complete claims information and medical expense trend data over time. Volatility in members’ needs for medical services, provider claims submissions and our payment processes result in identifiable patterns emerging several months after the causes of deviations from assumed trends occur. Since our estimates are based upon PMPM claims experience, changes cannot typically be explained by any single factor, but are the result of a number of interrelated variables, all of which influence the resulting medical cost trend. Differences between actual experience and estimates used to establish the liability, which we refer to as prior period developments, are recorded in the period when such differences become known and have the effect of increasing or decreasing the reported medical benefits expense in such periods.

Because of the complexity of our business, the number of states in which we operate, and the need to account for different health care benefit packages among those states, we make an overall assessment of IBNR after considering the base actuarial model reserves and the provision for moderately adverse conditions. We consistently apply our IBNR estimation methodology from period to period. We review our overall estimates of IBNR on a monthly basis. As additional information becomes known to us, we adjust our assumptions accordingly to change our estimate of IBNR. Therefore, if moderately adverse conditions do not occur, evidenced by more complete claims information in the following period, then our prior period estimates will be revised downward, resulting in favorable development. However, when a portion of the development related to the prior year incurred claims is offset by an increase determined to address moderately adverse conditions for the current year incurred claims, we do not consider that development amount as having any impact on net income during the period. If moderately adverse conditions occur and are more than we estimated, then our prior period estimates will be revised upward, resulting in unfavorable development, which would decrease current period net income.

For the nine months ended September 30, 2013, medical benefits expense was impacted by approximately $7.1 million of net unfavorable development while for the nine months ended September 30, 2012, net favorable development related to prior years impacted medical expense by $79.7 million. The net unfavorable development recognized in the nine month period ended September 30, 2013 was due to the 2012 medical cost trend emerging unfavorably compared to our previous estimates, mostly in our Medicare segment. The net favorable development recognized in the nine month period ended September 30, 2012, was due to the 2011 medical cost trend emerging favorably compared to our previous estimates, mostly in our Medicaid segment and to a lesser extent in our MA and PDP segments.

Medical benefits expense for the years ended December 31, 2012, 2011 and 2010 was impacted by approximately $76.7 million, $191.2 million and $56.2 million respectively, of net favorable development related to prior years. The net favorable development in 2012 was due to the medical cost trend emerging favorably, mostly in our Medicaid segment and to a lesser extent in our MA and PDP segments, primarily due to lower than projected utilization, partially offset by higher than expected medical services in Kentucky. The net favorable development during 2011 was attributable to the 2010 medical cost trend emerging favorably than we originally estimated, mostly in our Medicaid segment and to a lesser extent in our MA segment, primarily due to lower than projected utilization. The net favorable development in 2010 was primarily associated with the exit of the PFFS product on December 31, 2009.

See Note 1—Organization, Basis of Presentation and Significant Accounting Policies, to the Consolidated Financial Statements included in this prospectus supplement for additional information regarding assumptions and methods used to estimate this liability.

Goodwill and Intangible Assets

Goodwill represents the excess of the cost over the fair market value of net assets acquired and is attributable to our MA and Medicaid reporting segments. Other intangible assets include provider networks, broker networks, trademarks, state contracts, non-compete agreements, licenses and permits. We amortize other intangible assets over their estimated useful lives ranging from approximately one to 15 years. These assets are allocated to reporting segments for impairment testing purposes.

We review goodwill and intangible assets for impairment at least annually, or more frequently if events or changes in our business climate occur that may potentially affect the estimated useful life or the recoverability of the remaining balance of goodwill or intangible assets. Such events or changes in circumstances would include significant changes in membership, state funding, federal and state government contracts and provider networks. To determine whether goodwill is impaired, we perform a multi-step impairment test. First, we can elect to perform a qualitative assessment of each reporting unit to determine whether facts and circumstances support a determination that their fair values are greater than their carrying values. If the qualitative analysis is not conclusive, or if we elect to proceed directly with quantitative testing, we will then measure the fair values of the reporting units using a two-step approach. In the first step, we determine the fair value of the reporting unit using both income and market approaches. We calculate fair value based on our assumptions of key factors such as projected revenues and the discount factor. While we believe these assumptions and estimates are appropriate, other assumptions and estimates could be applied and may produce significantly different results. If the fair value of the reporting unit is less than its carrying value, we measure and record the amount of the goodwill impairment, if any, by comparing the implied fair value of the reporting unit’s goodwill to the carrying value. We perform our annual goodwill impairment test based on our financial position and results of operations through the second quarter of each year, which generally coincides with the finalization of federal and state contract negotiations and our initial budgeting process.

We elected to bypass the optional qualitative fair value assessment and conducted our annual quantitative test for goodwill impairment during the third quarter of 2013. Based on the results of our quantitative test, we determined that the fair values of our reporting units exceeded their carrying values and therefore no impairment charges were recorded during the nine months ended September 30, 2013.

Commitments and Contingencies

Based on the nature of our business, we are subject to regulatory reviews or other investigations by various state insurance and health care regulatory authorities and other state and federal regulatory authorities. These authorities regularly scrutinize the business practices of health insurance and benefits companies and their reviews focus on numerous facets of our business, including claims payment practices, provider contracting, competitive practices, commission payments, privacy issues and utilization management practices, among others. Some of these reviews have historically resulted in fines imposed on us and some have required changes to our business practices. We continue to be subject to such reviews, which may result in additional fines and/or sanctions being imposed or additional changes in our business practices.

We are also involved in other legal actions in the normal course of our business, including, without limitation, wage and hour claims and provider disputes regarding payment of claims. Some of these actions seek monetary damages including claims for liquidated or punitive damages, which are not covered by insurance. We review relevant information with respect to litigation matters and we update our estimates of reasonably possible losses and related disclosures. We accrue an estimate for contingent liabilities, including attorney’s fees related to these matters, if a loss is probable or estimable. Currently, we do not expect that the resolution of any currently pending actions, either individually or in the aggregate, will differ materially from our current estimates or have a material adverse effect on our results of operations, financial condition and cash flows. However, the outcome of any legal actions cannot be predicted, and therefore, actual results may differ from those estimates.

Recently Adopted Accounting Standards

Refer to Note 2—Summary of Significant Accounting Policies, to the Consolidated Financial Statements included in this prospectus supplement for information and disclosures related to new accounting standards which are incorporated herein by reference.

Qualitative and quantitative disclosures about market risk.

Investment Return Market Risk

As of September 30, 2013, we had cash and cash equivalents of $1,390.6 million, investments classified as current assets of $317.6 million, long-term investments of $87.0 million and restricted investments on deposit for licensure of $82.3 million. The short-term investments classified as current assets consist of highly liquid securities with maturities between three and twelve months and longer term bonds with floating interest rates that are considered available for sale. Restricted assets consist of cash and cash equivalents and U.S. Treasury instruments deposited or pledged to state agencies in accordance with state rules and regulations. These restricted assets are classified as long-term regardless of the contractual maturity date due to the nature of the states’ requirements. The investments classified as long term are subject to interest rate risk and will decrease in value if market rates increase. Because of their contractual maturity dates, however, we would not expect the value of these investments to decline significantly as a result of a sudden change in market interest rates. Assuming a hypothetical and immediate 1% increase in market interest rates at September 30, 2013, the fair value of our fixed income investments would decrease by approximately $3.6 million. Similarly, a 1% decrease in market interest rates at September 30, 2013, would increase the fair value of our investments by approximately $4.0 million.

Interest Rate Market Risk

We do not expect to draw any amounts under the New Credit Facility upon closing of the facility. If, at any time, we draw under the New Credit Facility, we will be exposed to changes in interest rates under the facility. We expect the New Credit Facility will be subject to variable interest rates dependent upon the Adjusted LIBO Rate (as defined in the New Credit Facility) for the interest period in effect for such borrowing plus the applicable margin, which we expect to range from 1.50% to 2.25% per annum for Eurodollar Loans (as defined in the New Credit Facility). Interest rate changes impact the amount of our interest payments and, therefore, our future earnings and cash flows, assuming other factors are held constant. See “Description of Other Indebtedness—New Credit Facility” for a further discussion of our proposed New Credit Facility.

BUSINESS

Overview

We are a leading managed care company for government-sponsored health care coverage with a focus on Medicaid and Medicare programs. Headquartered in Tampa, Florida, we offer a variety of health plans for families, children, and the aged, blind and disabled, as well as prescription drug plans. As of September 30, 2013, we served approximately 2.8 million members in 49 states and the District of Columbia. We believe that our broad range of experience and exclusive government focus allows us to effectively serve our members, partner with our providers and government clients, and efficiently manage our ongoing operations.

As of September 30, 2013, we operated Medicaid health plans in Florida, Georgia, Hawaii, Illinois, Kentucky, Missouri, New York, and South Carolina. We offered MA HMO plans in certain counties in Arizona, California, Connecticut, Florida, Georgia, Hawaii, Illinois, Kentucky, Louisiana, Missouri, New Jersey, New York, Ohio and Texas. We also offered stand-alone Medicare PDP’s in 49 states and the District of Columbia.

Our Medicaid contract in Ohio expired on June 30, 2012. We were not awarded a Medicaid contract in Ohio for the 2013 fiscal year; however, the state contracted with us to provide services to Ohio Medicaid beneficiaries through the transition period, which ended June 30, 2013.

In September 2013, we announced we entered into an agreement to acquire Windsor. Through its subsidiaries, Windsor serves Medicare beneficiaries with MA, PDP and Medicare Supplement products. We expect the acquisition to close in December 2013, or January 2014, subject to customary closing conditions, including regulatory approval. Also in September 2013, we entered into an agreement to acquire certain assets of Healthfirst NJ, which operates a Medicaid health plan in 12 counties in New Jersey. We expect this acquisition to close during the first quarter of 2014, subject to customary regulatory approvals. See further discussion below under “Acquisitions”.

All of our Medicare plans are offered under the WellCare name, for which we hold a federal trademark registration, with the exception of our Hawaii CCP, California CCP, and Arizona CCP, which we respectively offer under the name ‘Ohana, Easy Choice and Desert Canyon Community Care. For our Medicaid plans, we offer a number of brand names depending on the state, consisting of the Staywell and HealthEase brands in Florida, the ‘Ohana brand in Hawaii, the Harmony brand name in Illinois and the WellCare brand name in Georgia, Kentucky, New York and Ohio.

A “managed care” plan is an integrated system that manages health care services for an enrolled population rather than simply providing or paying for them. Services within managed care plans are usually delivered by providers who are under contract to, or employed by, the plan. Managed care plans use a variety of approaches to “manage” care, including care management, capitation, risk-sharing or incentive-based arrangements with providers, the use of primary care physicians to act as primary care gatekeepers and the use of preferred provider networks.

We were formed as a Delaware limited liability company in May 2002 and began our operations in Florida, New York, and Connecticut. We completed the acquisition of the health plans through two concurrent transactions in July 2002. In July 2004, immediately prior to the closing of our initial public offering, we merged the limited liability company into a Delaware corporation and changed our name to WellCare Health Plans, Inc.

The following table sets forth the primary states in which we participate in one or more programs and the number of members served in each program as of September 2013.

State	Medicaid	Medicare		Total Membership
		MA	PDP	Members	Percent of Total
Georgia	552,000	27,000	34,000	613,000	21.7%
Florida	474,000	80,000	39,000	593,000	21.0%
Kentucky	291,000	3,000	13,000	307,000	10.9%
Illinois	145,000	14,000	23,000	182,000	6.4%
New York	94,000	45,000	39,000	178,000	6.3%
California	—	55,000	71,000	126,000	4.5%
Missouri	106,000	4,000	14,000	124,000	4.4%
Texas(1)	7,000	22,000	80,000	109,000	3.9%
South Carolina	50,000	—	11,000	61,000	2.2%
Hawaii	38,000	8,000	1,000	47,000	1.7%
All other states(2)	—	25,000	459,000	484,000	17.1%

Total	1,757,000	283,000	784,000	2,824,000	100.0%

(1)	Texas Medicaid enrollment represents MA members who are dually eligible for Medicare and Medicaid and for whom we receive a Medicaid premium to provide certain care coordination services.
(2)	Represents the aggregate of all states that individually have less than 1.7% of total membership.

Pending and Completed Acquisitions

In September 2013, we announced that we entered into an agreement to acquire Windsor from Munich Health North America, Inc., a part of Munich Re. Through its subsidiaries, Windsor serves Medicare beneficiaries with MA, PDP and Medicare Supplement products. As of September 2013, Windsor offered MA plans in 297 counties primarily in the states of Mississippi, Tennessee, Arkansas, and South Carolina. Windsor has been approved to offer MA plans in 192 counties in 2014 and plans to eliminate certain of its plans. In addition, one of Windsor’s subsidiaries offers Medicare Supplement insurance policies through which it serves over 50,000 members in 40 states. We expect the acquisition of Windsor to close in December 2013, or January 2014, subject to customary closing conditions, including regulatory approval.

In September 2013, we also entered into an agreement to acquire certain assets of Healthfirst NJ, which operates a Medicaid health plan in 12 counties in New Jersey. As of September 2013, Healthfirst NJ serves approximately 47,000 Medicaid members in 12 counties in the state. The acquisition is expected to close during the first quarter of 2014, subject to customary regulatory approvals. We recently received approval from the state of New Jersey to offer Medicaid managed care in Essex, Hudson, Middlesex, Passaic and Union counties beginning December 1, 2013. The contract is pending approval by the Centers for Medicare & Medicaid Services. Upon closure of the transaction, Healthfirst NJ’s member and physician rosters will be acquired by us and Healthfirst NJ will wind down operations.

In March 2013, we acquired Missouri Care from Aetna, Inc. As of September 30, 2013, Missouri Care served more than 106,000 Missouri HealthNet Medicaid program members in 54 counties across the state. Missouri Care has an extensive provider network that includes more than 50 hospitals and 9,500 physicians.

In January 2013, we acquired UnitedHealthcare’s Medicaid business in South Carolina from UnitedHealth. As of September 30, 2013, WellCare of South Carolina, Inc., formerly known as UnitedHealthcare of South Carolina, Inc. serves approximately 50,000 Medicaid members in 39 of the state’s 46 counties, including the Columbia and Greenville metropolitan areas, through the South Carolina Healthy Connections Choices program. It has a network that includes more than 30 hospitals, 1,800 primary care physicians, and 2,000 specialists.

In December 2012, we acquired certain assets of Arcadian Health Plan, Inc.’s Desert Canyon from Humana, Inc. As of September 30, 2013 Desert Canyon is an MA plan serving approximately 4,000 members in Mohave and Yavapai Counties.

In November 2012, we acquired Easy Choice. As of September 30, 2013, Easy Choice served approximately 55,000 MA plan members. This includes approximately 15,000 MA D-SNP members, making Easy Choice one of the largest D-SNPs in California. Easy Choice increased its 2013 service area to 11 California counties, including the San Diego area and five counties in northern California. More than 60% of California’s 5 million Medicare eligibles reside in these counties. In addition, in 2013, Easy Choice began offering MA chronic condition special needs plans in five of the 11 counties in its service area. The Easy Choice acquisition provides us with a presence in a new and attractive market, and gives us a platform for meaningful growth in the western United States across our complementary lines of business. Additionally, Easy Choice’s D-SNP membership dovetails with our strategy to focus on this population.

Our Strategy

We are a leading managed care company for government-sponsored health care coverage with a focus on Medicaid and Medicare programs. Our business model and strategy are differentiated from other managed care companies because we serve only government health care programs, which allows us to focus on the specific needs of the people eligible for these types of programs. We believe we are further distinguished by having achieved meaningful scale in three important programs—Medicaid, MA, and Medicare PDPs.

A key driver of our performance has been our three-product strategy: leveraging the complementary aspects of our meaningfully scaled positions in Medicaid, MA, and PDPs in order to generate better results from each program than we would were we serving only one program. We believe the strategy enhances our revenue growth because we have multiple product and program opportunities by which we can enter a new state or service area. Once established in a market, our ability to expand into other products is strengthened by the existence of our provider network, service infrastructure, and regulatory relationships. With respect to costs, offering multiple products within a service area better leverages our local investments and infrastructure, including our provider network, community support, regulatory relationships, and staffing. Providing a more comprehensive set of services not only reduces our costs associated with obtaining members, it also provides a better care experience for our members. Finally, the three-product strategy drives greater diversification of sources of revenue and earnings, and, consequently, a stronger and more stable capital position from which to serve our government customers, members, and business partners.

A natural extension of our three-product strategy is our focus on serving lower income individuals and those who are dually eligible for Medicaid and Medicare. Our provider network, community support relationships, service infrastructure, and other important elements of our business model all are targeted to serving Medicaid eligibles and Medicare eligibles who may be economically disadvantaged. This focus, combined with significant expected growth in these programs, offers us a sizable opportunity to meet the needs of a generally underserved market and further differentiates us from other managed care companies.

Aligned with our business strategy are three long-term execution priorities:

•	Improving health care quality and access;

•	Ensuring a competitive cost structure for administrative and medical expenses; and

•	Delivering prudent, profitable growth

Improving health care quality and access

We work closely with our provider partners and government customers to further enhance health care delivery and improve the quality of, and access to, health care services for our members. We are focused on preventive health, wellness and care management programs that help our government customers provide quality care within their fiscal constraints and offer us long-term opportunities for prudent, profitable growth. Our investments in quality have led to improvement in our results. Since 2010, we have achieved accreditation by the NCQA for our health plans in Florida, Georgia, and Hawaii. Our goal is to achieve accreditation for all of our health plans. We also have realized improvement in our MA and PDP Star Ratings. Based on Star Ratings as recently reported by CMS, 86% of our September 2013 MA membership will be served in a plan rated three stars or better for 2014.

Ensuring a competitive cost structure for administrative and medical expenses

Given the fiscal pressures faced by our government customers, one of our important initiatives is ensuring that we have a competitive cost structure for both medical and administrative expenses. Our efforts to increase our administrative productivity and value are centered on improving service effectiveness by better aligning our operations with our government customers’ goals. We also continue to invest in technology, regulatory compliance, and other infrastructure with the objective, among others, of improving efficiency and service quality. As a result of initiatives and investments, we have achieved meaningful improvement in our operating efficiency and leveraging of our fixed costs. Our administrative expense ratio, excluding government investigation-related expenses, has decreased by 210 basis points, from 10.6% in 2010 to 8.5% for the twelve months ended September 2013. During the summer of 2013, we undertook a strategic review of our operations and organizational structure. As a result, beginning in the third quarter we initiated several actions to drive greater effectiveness and efficiency across the company. These actions have included the elimination of certain positions to better align complementary functions and optimize performance. We also have reduced other administrative expenditures. With respect to medical benefits expense, our initiatives are focused on reductions in unit costs as well as optimizing utilization of services and eliminating waste and abuse for medical and pharmacy services and products.

Delivering prudent and profitable growth

We pursue opportunities for prudent, profitable growth through an approach we define as “bid, build, and buy,” deploying a combination of organic growth activities supplemented by acquisitions. Bidding includes Medicaid procurements of new and existing programs, as well as annual bids for PDPs and similar activities. Growth through building primarily is focused on creation of the marketing, network, community support, and other capabilities required to expand into new service areas. Beginning in 2012, buying businesses with important market and/or product positions has supplemented our organic growth. These bid, build, and buy initiatives have resulted in a 67% increase in our total revenues from $5.4 billion in 2010 to $9.1 billion for the twelve months ended September 2013.

For a list of key developments and accomplishments relating to progress on our strategic business priorities that occurred or impacted our financial condition and results of operations during

2012 and prior to September 30, 2013, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations, Key Developments and Accomplishments” included elsewhere in this prospectus supplement.

Medicare and Medicaid Health Care Programs

The Congressional Budget Office (“CBO”) estimated that in June 2012, approximately 55 million people were covered by the joint state and federally funded Medicaid program and approximately 50 million people were covered by the federally funded Medicare program. Of these, approximately 8 million people were dual-eligibles. In addition in 2010, approximately 8 million people were covered by the joint state and federally funded CHIP program.

Medicare

The 1965 amendments to the Social Security Act of 1935 created the Medicare program, which provides health care coverage primarily to individuals age 65 or older as well as to individuals with certain disabilities. Medicare is solely a federal program. The Medicare program consists of four parts, labeled A through D. Part A provides hospitalization benefits financed largely through Social Security taxes and requires beneficiaries to pay out-of-pocket deductibles and coinsurance. Part B provides benefits for medically necessary services and supplies including outpatient care, physician services, and home health care. Beneficiaries enrolled in Part B are required to pay monthly premiums and are subject to annual deductibles.

Since the 1970s, Medicare beneficiaries have had the option to receive their Medicare benefits through private health plans, mainly HMOs, as an alternative to Original Medicare. The Balanced Budget Act of 1997 named Medicare’s managed care program “Medicare+Choice,” and in 2003 under the MM Act, the private health plan program was renamed Medicare Advantage. In geographic areas where a managed care organization has contracted with CMS pursuant to the MA program, Medicare beneficiaries may choose to receive benefits from an MA organization under Medicare Part C. Private plans provide benefits to enrollees that are at least comparable to those offered under Original Medicare and can include prescription drug coverage. Part C benefits are provided through HMOs, preferred provider organizations and private fee-for-service plans. MA plans may charge beneficiaries monthly premiums and other copayments for Medicare-covered services or for certain extra benefits.

Part D also was established in 2003 by the MM Act. Effective January 1, 2006, stand-alone PDP plans may be offered to individuals eligible for benefits under Part A and/or enrolled in Part B. Plans can include varying degrees of out-of-pocket costs for premiums, deductibles and coinsurance. Depending on medical coverage type, a beneficiary has various options for accessing drug coverage. Beneficiaries enrolled in Original Medicare can either join a stand-alone PDP or forgo Part D drug coverage. Beneficiaries enrolled in Medicare Advantage Coordinated Care Plans can join a plan with Part D coverage, select a stand-alone PDP or forgo Part D coverage. Dually-eligible beneficiaries, and certain beneficiaries who qualify for the low-income subsidy but do not enroll themselves in a PDP, are automatically assigned to a plan by CMS. These assignments are made among those PDPs that submitted bids below the applicable regional benchmarks for standard Part D plans.

Medicare Supplement policies were first introduced in 1971 as additional coverage for some of the cost sharing requirements of Original Medicare. The standardization of these Medicare Supplement plans began with the passing of the Social Security Disability Amendments of 1980 which set voluntary standards for the Supplement plans. The Omnibus Reconciliation Act of 1990 further standardized the plans by limiting them to standard benefit structures while adding several consumer protections such as guaranteed plan renewability and minimum loss ratios among others. To be enrolled in a Medicare Supplement plan, an individual must pay a monthly plan premium. Depending on the plan type selected, the Medicare Supplement plan would pay all or a part of the cost sharing amount for health care services that the individual received while covered under Original Medicare. In 2012, Medicare Supplement plans covered approximately 10.2 million people.

According to CMS, Medicare expenditures have increased from $225 billion in 2000 to an estimated $604 billion in 2013 and are anticipated to further increase to $828 billion in 2018. The number of Medicare beneficiaries is expected to grow from 51 million in 2013 to 59 million in 2018. As of September 2013, 28% of Medicare beneficiaries, or 14.5 million people, are enrolled in an MA plan, and 22.7 million are enrolled in PDPs.

Medicaid and Medicaid-related Programs

Medicaid was also established by the 1965 amendments to the Social Security Act of 1935, which created a joint federal-state program to provide medical assistance to low-income and disabled persons. Within broad federal guidelines, each state may define its own package of covered medical services, resulting in considerable variation in the types of services covered and the amount of care provided across states. Our Medicaid segment includes plans for beneficiaries of TANF, SSI, ABD and other state-based programs that are not part of the Medicaid program, such as CHIP and MLTC programs. TANF generally provides assistance to low-income families with children; ABD and SSI generally provide assistance to low-income aged, blind or disabled individuals. CHIP provides assistance to qualifying families who are not eligible for Medicaid because their income exceeds the applicable income thresholds. See further discussion below under “Children’s Health Insurance Program (CHIP)”. MLTC programs are designed to help people with chronic illnesses or who have disabilities and need health and long-term care services, such as home care or adult day care, to enable them to be cared for in their homes and communities as long as possible.

According to CMS, federal and state spending on Medicaid and CHIP has increased from $203 billion in 2000 to an estimated $430 billion in 2013, and is forecasted to grow to $655 billion in 2018. The population aided by these programs is anticipated to increase from 62 million in 2013 to 79 million in 2018.

Macroeconomic conditions in recent years have, and are expected to continue to, put pressure on state budgets as the Medicaid eligible population increases, creating more need and competing for funding with other state priorities. As Medicaid consumes more and more of the states’ limited dollars, states must either increase their tax revenues or reduce their total costs. Since states are limited in their ability to increase their tax revenues, states often look to reduce costs by reducing funds allotted for Medicaid or finding ways to control rising Medicaid costs, which may include reducing premium rates or imposing further restrictions on beneficiary eligibility. We believe that the most effective way to control rising Medicaid costs is through managed care.

States have traditionally provided Medicaid benefits using a fee-for-service system. However, states are now more frequently implementing a managed care delivery system for Medicaid benefits. In a managed care delivery system, people get most or all of their Medicaid services from an organization under contract with the state. According to the Kaiser Family Foundation, in 2012 all states except Alaska, New Hampshire and Wyoming have implemented comprehensive managed care programs. However, New Hampshire is currently in the process of implementing a statewide managed care program. Approximately two-thirds of all Medicaid beneficiaries are in some form of a managed care arrangement, either on a voluntary or mandatory basis. With the passage of health care reform legislation (as discussed below), states will expand coverage under the Medicaid program to an estimated 7 million people in 2014, which will increase to 12 million in 2022, according to the Congressional Budget Office. Expansion of Medicaid is likely to increase the number of people enrolled in and the amount of spending for managed care. Accordingly, the opportunity for growth in managed care may be significant.

Children’s Health Insurance Program (CHIP)

We provide services under the CHIP program in seven states. In some states, like Hawaii, those beneficiaries are served a part of the state’s Medicaid program. These CHIP programs are referred to as expansion programs. In other states, including New York and Florida, the state’s CHIP program is operated separately. The New York program is referred to as FHP, the Florida program is referred to as Florida Healthy Kids programs. The CHIP program was established in 1997 to serve low income, uninsured children. In some states the program was extended to the parents of those children. As a result of the Affordable Care Act, depending on eligibility and the state’s participation in the Medicaid expansion, the parents previously covered under CHIP may be covered through the state’s Medicaid expansion or may be eligible for premium assistance and other subsidies through the state or federal exchange, as applicable. The Affordable Care Act maintains the CHIP eligibility standards in place as of enactment through 2019 and extends CHIP funding until October 1, 2015.

Dual eligibles

Those qualifying for both Medicare and Medicaid are commonly referred to as “dual eligibles”. For dual eligibles, if a service is covered by Medicare and Medicaid, Medicare is the primary payer. Medicaid pays for services above and beyond what Medicare covers, which is often referred to as wrap-around coverage. Medicaid may also cover some beneficiary cost-sharing associated with particular Medicare services. For Medicaid benefits that are not covered by Medicare, such as certain long-term care services, Medicaid covers the cost of these benefits unless there is another liable third-party payer. Medicaid is generally the payer of last resort. The Medicare and Medicaid services that dual-eligibles receive do not blend seamlessly with one another. The programs often have different eligibility requirements or scope of coverage for the same (or similar) services. Fragmentation can result in providers lacking information about the full range of services someone receives (which could compromise health care decision-making); beneficiary confusion; cost inefficiencies in Medicare and Medicaid; and poorer quality of care and health care outcomes for the beneficiary.

According to CMS, there are approximately 8.3 million dual eligibles. The federal and state governments spend approximately $300 billion annually on the dual-eligible population, and according to CMS, they make up 17% of Medicaid enrollees but incur 39% of its expenses. Presently, only 12%-15% of dual-eligibles are covered by private health plans. Improved care coordination is imperative to enhance care options for dual-eligibles as an aging population and increased life expectancy among Americans with disabilities increase the dual-eligible population. As such, dual-eligibles have become an immediate target for spending reductions and improvements in the quality of care they receive. The Affordable Care Act created a federal Medicare-Medicaid Coordination Office to serve dual eligibles. This Medicare-Medicaid Coordination Office has initiated a series of state Duals Demonstration Programs intended to provide better coordination and integration of care between Medicare and Medicaid on a capitated or fee for service basis, which is required to produce cost savings.

Fifteen states have been selected by CMS to implement a capitated Duals Demonstration Program; an additional four are implementing a Duals Demonstration Program on a fee for service basis. Of the states that have signed the agreements with CMS to implement a capitated Duals Demonstration Program, we operate D-SNPs in three but will not be participating in those states’ Duals Demonstration Programs; however, we have received regulatory approval to continue to offer D-SNPs in those states.

We are in the process of applying to participate in the Duals Demonstration Programs in New York and South Carolina, but we may not be approved to participate.

For 2014, beneficiaries eligible for both Medicaid and Medicare, or dual-eligible beneficiaries, enrolled in WellCare products and subject to passive enrollment in a Duals Demonstration Program will have the opportunity to opt out of the program and remain in a WellCare plan up until the last day of the month prior to the effective date of enrollment.

Beneficiaries will also have the ability to opt out of the Duals Demonstration Program on a monthly basis, but they will not be able to enroll in a WellCare MA plan except during the annual open enrollment period or special election period, as none of our plans have 5 stars. However, if they elect to opt out outside of the annual open enrollment or a special election period, they may choose to enroll in our PDP plans.

For those states that have a Duals Demonstration Program in which we do not participate, the membership in our MA plans or PDP could be reduced, depending on the program design, eligible populations and state implementation time frame.

The guidance promulgated by CMS regarding the capitated Duals Demonstration Program requires a cost savings to both Medicare and Medicaid. To the extent that the assumed savings are deemed unrealistic, these programs could limit the number of states in which we participate in such a Duals Demonstration Program. If the rates are deemed sufficient to support the provision of high quality care, we may choose to bid for participation in these programs.

Certain states’ Duals Demonstration Programs have not permitted us to participate, either because those states require plans to be licensed as a Medicaid provider engaged in a procurement in which we did not participate or were not awarded, or restrict participation to fee for service programs. For those states that have a Duals Demonstration Program in which we do not participate, the membership in our MA and PDP plans in those states would be reduced. Per CMS guidance, Part D auto assignments to another PDP will be limited to January 1, 2014, and January 1, 2015, for 2013 and 2014 demonstration states, respectively.

General Economic and Political Environment Impacting our Business

The U.S. health care economy currently comprises approximately 18% of the U.S. gross domestic product, according to CMS. We expect overall spending on health care in the U.S. to continue to rise due to inflation, evolving medical technology and pharmaceutical advancement, regulatory requirements, demographic trends in the U.S. population and national interest in health and well-being. The rate of market growth may be affected by a variety of factors, including macro-economic conditions and enacted health care reforms, which could also impact our results of operations.

The general economic environment remains challenging, with continued high unemployment and sluggish job growth. During an economic downturn individuals lose jobs and their incomes decline, more individuals qualify and enroll in Medicaid which increases program spending. At the same time, increases in unemployment have a negative impact on state tax revenues, which could make it more difficult for states to pay their share of Medicaid spending increases. As a result, budgetary challenges at the federal and state level may continue. We expect that the state and federal governments will continue to look for budgetary cost control savings through reductions in health care costs. We may also experience delays in premium payments from our state customers. The “maintenance of effort” requirements under the Affordable Care Act generally prohibit states from restricting Medicaid eligibility or tightening enrollment procedures. These provisions are due to phase out for adults in Medicaid in 2014 and for children in 2019. However, the 2012 Supreme Court decision regarding the Affordable Care Act has created some uncertainty regarding whether the maintenance of effort provisions can be enforced. In the event that they cannot, states could seek to restrict eligibility or tighten enrollment procedures.

Pursuant to the sequestration provisions of the Budget Control Act of 2011, approximately $1.2 trillion in domestic and defense spending reductions began in March 2013. Effective April 1, 2013, payments to MA and PDP plans were reduced by 2%. We have been able to partially offset this impact by a reduction in reimbursements to health care providers; however, our 2013 results of operations have been, and will continue to be, negatively impacted. In absence of further action by Congress or the President, sequestration will continue annually for a 10-year period.

In October 2013, Congress and the President ended the government shutdown by funding the government until January 15, 2014 and raising the debt ceiling until February 7, 2014. Congress and the President continue to negotiate budget issues, and the sequester cuts continue to remain in place.

Because the rate of growth of Medicare expenses is outpacing the growth rate of the economy, Congress has proposed several plans to cut or restructure Medicare including raising the Medicare eligibility age, moving Medicare to a defined contribution model and various cuts to provider reimbursement. Medicaid is similarly situated, consuming ever greater portions of the federal budget. As a result, several proposals have been suggested to modify the Medicaid program including moving from a match program to a block grant, moving to a per-capita capitation system, and limiting the use of provider taxes to fund the state’s portion of the Medicaid program. We do not know whether any of these proposals will pass, or the impact the ultimate reform will have on our business.

In addition, Congress has annually appropriated funds to avoid the imposition of the Sustainable Growth Rate formula, enacted by the Balanced Budget Act of 1997, on physician payments under Medicare. The cut to physician payments that would result from the imposition of the Sustainable Growth Rate formula would be approximately 25% at the start of 2014. The cuts could have a significant impact on health care provider willingness to participate in Medicare programs. Congress has not yet appropriated funds for these payments for 2014 and may fail to do so, or may delay doing so which could cause delays in receipt of payments from CMS for our MA plans. Action or inaction by Congress on budget issues, including passage of a federal budget and borrowing in excess of the current debt ceiling, could impact our business in a variety of ways, including, but not limited to, funding to avoid the imposition of the Sustainable Growth Rate formula, continued imposition of sequestration, and implementation of the provisions of the Affordable Care Act.

Health Care Reform

In March 2010, the Affordable Care Act became law and significantly reformed various aspects of the U.S. health insurance industry. Financing for these reforms will come in part from substantial additional fees and taxes on us and other health insurers, health plans and individuals beginning in 2014, as well as reductions in certain levels of payments to us and other health plans under Medicare. While regulations and interpretive guidance on some provisions of the Affordable Care Act have been issued to date by the HHS, the Department of Labor, the Treasury Department, and the NAIC, there are many significant provisions of the legislation that will require additional guidance and clarification in the form of regulations and interpretations in order to fully understand the impact of this legislation on our overall business, which we expect to occur over the next several years.

The Affordable Care Act includes a number of changes to the way MA plans are operating, or will operate, such as:

•

Reduced Medicare Premium Rates.    In 2012, the benchmark rate for MA plan reimbursement ranged between 95% of Medicare fee-for-service costs in high-cost areas and 115% of Medicare fee-for-service costs in low-cost areas.

•

CMS Star Ratings.    Certain provisions in the Affordable Care Act tie MA premiums to the achievement of certain Star Ratings. Beginning in 2012, MA plans with an overall Star Rating of three or more stars (out of five) became eligible for a quality bonus in their basic premium rates. Initially, quality bonuses were limited to the few plans that achieved four or more stars as an overall rating, but CMS has expanded the quality bonus to three star plans for a three-year period through 2014. Plans that receive quality bonuses may have a competitive advantage in the Medicare market, as they may be able to offer more attractive benefit packages to members and/or achieve higher profit margins. Beginning with open enrollment for the 2014 plan year, Part C or Part D Medicare plans with Star Ratings of less than three stars for three consecutive years will be excluded from mention in the CMS “Medicare and You” handbook, denoted as “low performing” plans on the CMS website, and excluded from on-line enrollment through the Medicare Plan Finder website. These actions may adversely impact these plans’ ability to maintain or increase membership. In addition, Part C and Part D Medicare plans with Star Ratings of less than three stars for three consecutive years may be terminated at CMS’ discretion beginning on January 1, 2015.

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Minimum MLRs.    Beginning in 2014, the Affordable Care Act requires the establishment of a minimum MLR for MA plans and Part D plans, requiring them to spend not less than 85% of premiums on medical benefits. The rules implementing the minimum MLR impose financial and other penalties for failing to achieve the minimum MLR, including requirements to refund to CMS shortfalls in amounts spent on medical benefits and termination of a plan’s MA contract for prolonged failure to achieve the minimum MLR. MLR is determined by adding a plan’s total reimbursement for clinical services plus its total spending on quality improvement activities and dividing the total by earned premiums (after subtracting specific identified taxes and other fees).

With respect to PDPs, beginning in 2010 through 2020, the “coverage gap” (i.e., the dollar threshold at which an individual has to pay full price for his or her medications) will be gradually closed, with beneficiaries retaining a 25% co-pay. While this change ultimately results in increased insurance coverage for beneficiaries, such improved benefits could result in changes in member behavior with respect to drug utilization. Such actions could impact the cost structure of our PDPs.

The health reforms in the Affordable Care Act present both challenges and opportunities for Medicaid plans. The reforms allow states to expand the eligibility for Medicaid programs. However, state budgets continue to be strained due to economic conditions and uncertain levels of federal financing for current populations. As a result, the effects of any potential future expansions are uncertain, making it difficult to determine whether the net impact of the Affordable Care Act will be positive or negative for Medicaid plans.

Additionally, the Affordable Care Act will impose certain new taxes and fees, including limitations on the amount of compensation that is tax deductible and an annual premium-based assessment on the insurance industry, worth approximately $8 billion beginning in 2014, with increasing annual amounts thereafter. The assessments will impact margins and will not be deductible for income tax purposes. If plans are unable to adjust their business model to address this new tax, it may have a material adverse effect on our results of operations, financial position, and cash flows.

On June 28, 2012, the U.S. Supreme Court upheld the constitutionality of the provisions in the Affordable Care Act requiring all Americans meeting certain income qualifications to purchase health insurance meeting certain standards or to pay a financial penalty (“the individual mandate”). The Supreme Court made the expansion of the states’ Medicaid programs to individuals with incomes up to 133% of the federal poverty line optional for states; however, the effect of the modification to the Medicaid expansion requirements remains to be seen. We expect some, but not all, of the states we operate in will participate in the Medicaid expansion. States also have the option to create state-based exchanges. Eighteen states and the District of Columbia have received conditional approval to operate state-based exchanges; and seven states have received conditional approval to run partnership exchanges with the federal government. Exchanges have begun accepting for enrollment individuals and small groups for plans effective beginning on January 1, 2014. Delays in the implementation of certain provisions of the Affordable Care Act, including the penalty on small employers for failing to provide health insurance and changes to the Affordable Care Act’s requirements with respect to out of pocket costs, could impact participation in the exchanges, modifying the overall impact of the Affordable Care Act on the health insurance market.

Interpretive guidance continues to be issued on several significant provisions of the Affordable Care Act. Given the breadth of possible changes and the uncertainties of interpretation, implementation and timing of these changes, which we expect to occur over the next several years, the Affordable Care Act could change the way we do business, potentially impacting our pricing, benefit design, product mix, geographic mix, and distribution channels. The response of other companies to the Affordable Care Act and adjustments to their offerings, if any, could have a meaningful impact on the health care markets. Further, various health insurance reform proposals are also emerging at the state level. It is reasonably possible that these changes, as well as future legislative changes, in the aggregate may have a material adverse effect on our results of operations, financial position, and cash flows by restricting revenue, enrollment and premium growth in certain products and market segments; restricting our ability to expand into new markets; increasing our medical and administrative costs; lowering our Medicare payment rates and/or increasing our expenses associated with the non-deductible federal premium-based assessment and other assessments.

Our Product Segments

Our operations are conducted in three business segments: Medicaid, MA and PDP, which correspond with the Medicaid and Medicare products that we offer. Membership by segment, and as a percentage of consolidated totals, is as follows.

	As of December 31,						As of September 30,
	2010		2011		2012		2013
Segment	Membership	Percentage of Total	Membership	Percentage of Total	Membership	Percentage of Total	Membership	Percentage of Total
Medicaid	1,340,000	60.3%	1,451,000	56.6%	1,587,000	59.5%	1,757,000	62.2%
MA	116,000	5.2%	135,000	5.3%	213,000	8.0%	283,000	10.0%
PDP	768,000	34.5%	976,000	38.1%	869,000	32.5%	784,000	27.8%

Total	2,224,000	100.0%	2,562,000	100.0%	2,669,000	100.0%	2,824,000	100.0%

Premium revenue by segment, and as a percentage of consolidated totals, is as follows.

	For the Years Ended December 31,						For the Nine Months Ended September 30,
	2010		2011		2012		2013
Segment	Premium Revenue (In Millions)	Percentage of Total	Premium Revenue (In Millions)	Percentage of Total	Premium Revenue (In Millions)	Percentage of Total	Premium Revenue (In Millions)	Percentage of Total
Medicaid	$3,308.8	60.9%	$3,581.5	58.7%	$4,471.2	60.4%	$4,184.8	59.1%
MA	1,336.1	24.6%	1,479.8	24.3%	1,936.4	26.2%	2,286.2	32.3%
PDP	785.3	14.5%	1,036.8	17.0%	992.6	13.4%	604.3	8.6%

Total	$5,430.2	100.0%	$6,098.1	100.0%	$7,400.2	100.0%	$7,075.3	100.0%

Medicaid

Our Medicaid segment includes plans for beneficiaries of TANF, SSI, ABD and other state-based programs that are not part of the Medicaid program, such as CHIP, FHP, and MLTC programs. For purposes of our Medicaid segment, we define our customer as the state and related governmental agencies that have common control over the contracts under which we operate in that particular state.

In our Medicaid segment, we are operating in five of the ten largest membership states. We are the largest Medicaid health plan by revenue in Florida, Georgia, Hawaii and Kentucky. As of January 2013, our Florida Medicaid program is the only Medicaid plan serving every county in the state.

The Medicaid programs and services we offer to our members vary by state and county and are designed to effectively serve our constituencies in the communities in which we operate. Although our Medicaid contracts determine to a large extent the type and scope of health care services that we arrange for our members, in certain markets we customize our benefits in ways that we believe make our products more attractive. Our Medicaid plans provide our members with access to a broad spectrum of medical benefits from primary care and preventive programs to full hospitalization and long-term care.

In general, members are required to use our network to receive care, except in cases of emergencies, transition of care or when network providers are unavailable to meet their medical needs. In addition, members generally must receive a referral from their primary care providers (“PCPs”) in order to receive health care from a specialist, such as an orthopedic surgeon or neurologist. Members do not pay any premiums, deductibles or co-payments for most of our Medicaid plans.

Medicaid Membership

The following table summarizes our Medicaid segment membership by the programs we offer.

	As of December 31,			As of September 30,
	2010	2011	2012	2013
Medicaid
TANF	1,085,000	1,159,000	1,212,000	1,315,000
CHIP	168,000	162,000	207,000	217,000
SSI and ABD and other	77,000	115,000	146,000	199,000
FHP	10,000	15,000	22,000	26,000

Total	1,340,000	1,451,000	1,587,000	1,757,000

We received over 10% of our consolidated premium revenue in 2013, 2012, 2011 and 2010, individually, from the states of Florida and Georgia and, in 2013 and 2012, Kentucky, and the membership for those states is summarized in the following table.

	As of December 31,			As of September 30,
	2010	2011	2012	2013
Medicaid
Georgia	566,000	562,000	570,000	552,000
Florida	415,000	404,000	454,000	474,000
Kentucky	—	129,000	207,000	291,000
All other states(1)	359,000	356,000	356,000	440,000

Total	1,340,000	1,451,000	1,587,000	1,757,000

(1)	“All other states” consists of Hawaii, Illinois, New York, Ohio, Missouri and, for the nine months ended September 30, 2013, South Carolina. Effective as of June 30, 2012, our Missouri contract expired and was not renewed. We re-entered Missouri Medicaid in March 2013 when we acquired Missouri Care. We were not awarded a Medicaid contract in Ohio for the 2013 fiscal year; however, the state of Ohio contracted with us to provide services to Ohio Medicaid beneficiaries through a transition period, which ended June 30, 2013.

Medicaid Segment Revenues

Our Medicaid segment generates revenues primarily from premiums received from the states in which we operate health plans. We receive a fixed premium per member per month (“PMPM”) pursuant to our state contracts. Our Medicaid contracts with state governments are generally multi-year contracts subject to annual renewal provisions. We generally receive premium payments during the month in which we provide services, although we have experienced delays in receiving monthly payments from certain states. For example, Georgia has delayed making supplemental payments for obstetric deliveries and newborns to us. In some instances, our base premiums are subject to risk score adjustments based on our members’ acuity. Generally, the risk score is determined by the state by analyzing encounter submissions of processed claims data to determine the acuity of our membership relative to the entire state’s Medicaid membership. In Georgia, Illinois, Kentucky, Missouri, New York and until July 1, 2013, Ohio, we are eligible to receive supplemental payments for obstetric deliveries and newborns. Each contract is specific as to how and when these supplemental payments are earned and paid. Upon delivery of a newborn, the state agency is notified according to the contract terms. Revenues are recorded based on membership and eligibility data provided by the states, which may be adjusted by the states for any subsequent updates to this data.

The following table sets forth information relating to premium revenues, net of premium taxes, from the states of Florida, Georgia and Kentucky, as well as all other states on an aggregate basis.

	For the Years Ended December 31,						For the Nine Months Ended September 30,
	2010		2011		2012		2013
State	Revenue (In Millions)	Percentage of Total Segment Revenue	Revenue (In Millions)	Percentage of Total Segment Revenue	Revenue (In Millions)	Percentage of Total Segment Revenue	Revenue (In Millions)	Percentage of Total Segment Revenue
Georgia	$1,374.7	41.5%	$1,449.3	41.3%	$1,460.8	33.3%	1,142.7	27.7%
Florida	889.7	26.9%	881.1	25.1%	970.9	22.1%	814.6	19.7%
Kentucky	—	—	86.2	2.5%	723.7	16.5%	951.8	23.1%
All other states(1)	1,044.4	31.6%	1,088.9	31.1%	1,233.6	28.1%	1,216.5	29.5%

Total	$3,308.8	100.0%	$3,505.5	100.0%	$4,389.0	100.0%	4,125.6	100.0%

(1)	“All other states” consists of Hawaii, Illinois, Missouri, New York and Ohio and, for the nine months ended September 30, 2013, South Carolina. Effective as of June 30, 2012, our Missouri contract expired and was not renewed. We re-entered Missouri Medicaid in March 2013 when we acquired Missouri Care. We were not awarded a Medicaid contract in Ohio for the 2013 fiscal year; however, the state of Ohio contracted with us to provide services to Ohio Medicaid beneficiaries through a transition period, which ended June 30, 2013.

Our Florida Medicaid and CHIP contracts and Illinois Medicaid contract require us to expend a minimum percentage of premiums on eligible medical services and to the extent that we expend less than the minimum percentage of the premiums on eligible medical service, we are required to refund all or a portion of the difference between the minimum and our actual allowable medical expense. We estimate the amounts due as a return of premium each period based on the terms of our contract with the applicable agency.

Our current state contracts are set to expire or renew between January 2014 and December 2015. The following table sets forth the terms and expiration dates of our material Medicaid contracts with the states of Florida and Georgia, the two states that each accounted for greater than 10% of our consolidated premium revenues during the nine months ended September 30, 2013, and the calendar years 2012, 2011, and 2010, and with Kentucky, a third state that accounted for greater than 10% of our consolidated premium revenues during the calendar year 2012 and the nine months ended September 30, 2013.

State	Line of Business	Term of Contract	Expiration Date of Current Term
Florida	Medicaid (Staywell)	3-year term(1)	August 31, 2015
Florida	Medicaid (HealthEase)	3-year term(1)	August 31, 2015
Georgia	Medicaid and CHIP	2 potential one-year renewals(2)	June 30, 2014
Kentucky	Medicaid	3-year term with 4 one-year renewals(3)	July 5, 2014

(1)	The Florida AHCA is in the process of a competitive procurement program to award contracts for Medicaid managed care across the state. These contracts may be terminated early in connection with the implementation of the new program. Our Staywell Health Plan has been recommended for contract awards by AHCA in eight out of the state’s 11 regions. We expect that starting in the second quarter of 2014, two to three regions will be launched per month, and all regions should be launched by late summer or early fall of 2014.
(2)	Our Georgia contract commenced in July 2005. In 2012, the Georgia Department of Community Health (“Georgia DCH”) advised us that it intends to further amend our contract to add an additional two one-year option terms which would potentially extend the total term until June 30, 2016.
(3)	Our original Kentucky contract, not including Region 3, commenced in July 2011 and we began offering services to members on November 1, 2011. The contract has an initial three-year term and provides for four additional one-year option terms, exercisable upon mutual agreement of the parties, which potentially extends the total term until July 2018. In October 2012, we were awarded a contract by the Commonwealth of Kentucky to coordinate physical, behavioral and dental care for a total of approximately 170,000 Medicaid eligible beneficiaries in Medicaid Managed Care Region 3, which consists of 16 counties. We began serving Medicaid beneficiaries in Region 3 effective January 1, 2013.

Medicare Advantage (MA)

We contract with CMS under the Medicare program to provide a comprehensive array of Part C and Part D benefits to Medicare eligible persons. These benefits are provided through our MA CCPs. CCPs are administered through HMOs and generally require members to seek health care services and select a PCP from a network of health care providers. In addition, we offer Medicare Part D coverage, which provides prescription drug benefits, as a component of our MA plans.

As of September 30, 2013, we offer MA plans in a total of 204 counties across 14 states, with over 15 million eligible beneficiaries in these service areas. For 2013, we expanded our MA service area by 53 counties in Florida, Georgia, Illinois, Kentucky, New York, and Texas. We offer D-SNPs in nearly all the counties that we serve, and approximately 33% of our MA members are “dually eligible” for Medicare and Medicaid and are enrolled in one of our D-SNPs. We cover a wide spectrum of medical services through our MA plans. For many of our plans, we provide additional benefits not covered by Original Medicare, such as vision, dental and hearing services. Through these enhanced benefits, out-of-pocket expenses incurred by our members are generally reduced, which allows our members to better manage their health care costs.

In 2014, we plan to serve Medicare eligibles in 210 counties, up from 204 counties in 2013. This includes the addition of eight new counties in our newest MA markets in Arizona, California, and Kentucky, and the departure from one county in New Jersey and one county in Texas. New counties in Arizona and California leverage the acquisitions we completed in those two states during the fourth quarter of 2012, and the dual eligible beneficiaries that we serve in Kentucky’s Medicaid program provide cross-selling opportunities for Medicare.

Some of our MA plans require members to pay a co-payment, which varies depending on the services and level of benefits provided. Typically, members of our MA CCPs are required to use our network of providers, except in specific cases such as emergencies, transition of care or when specialty providers are unavailable in our network to meet their medical needs. MA CCP members may see out-of-network specialists if they receive referrals from their PCPs and may pay incremental cost-sharing. We also offer D-SNPs for those who are dually-eligible for Medicare and Medicaid in most of our MA markets. We believe that our D-SNPs are attractive to these beneficiaries due to the enhanced benefit offerings and clinical support programs.

In October 2013, our Medicare plans in Florida received 3.5 Star Ratings, our plans in Connecticut, Hawaii, Illinois, New Jersey, New York, Ohio and Texas achieved 3.0 Star Ratings, while our plans in Arizona, Georgia, Louisiana and Missouri received 2.5 Star Ratings.

MA Membership

As of September 30, 2013, and December 31, 2012, 2011 and 2010, we had approximately 283,000, 213,000, 135,000 and 116,000 MA members, respectively. Membership as of September 30, 2013 and December 31, 2012 includes 55,000 and 39,000 California members, respectively, resulting from the Easy Choice acquisition, which closed in November 2012. Membership as of September 30, 2013 increased approximately 69.5% compared to the 167,000 members at September 30, 2012, and approximately 33% from the 213,000 members as of December 31, 2012. Excluding the Desert Canyon and Easy Choice acquisitions, our January 2013 enrollment was approximately 194,000 members, an increase of 11% from 174,000 members as of December 2012. In January 2013, our Easy Choice plan achieved enrollment of approximately 52,000, and through the closing of the Desert Canyon acquisition, we added approximately 4,000 members to our January 2013 membership, as well as our 14th Medicare state, Arizona.

MA Segment Revenues

The amount of premiums we receive for each MA member is established by contract, although the rates vary according to a combination of factors, including upper payment limits established by CMS, the member’s geographic location, age, gender, medical history or condition, or the services rendered to the member. MA premiums are due monthly and are recognized as revenue during the period in which we are obligated to provide services to members. We record adjustments to revenues based on member retroactivity. These adjustments reflect changes in the number and eligibility status of enrollees subsequent to when revenue was billed. We estimate the amount of outstanding retroactivity adjustments each period and adjust premium revenue accordingly. The estimates of retroactivity adjustments are based on historical trends, premiums billed, the volume of member and contract renewal activity and other information. Changes in member retroactivity adjustment estimates had a minimal impact on premiums recorded during the periods presented.

MA premium revenue for the nine months ended September 30, 2013, and the years ended December 31, 2012, 2011 and 2010, was approximately $2,286.2 million, $1,936.4 million, $1,479.8 million and $1,336.1 million, respectively. We currently offer MA plans under separate contracts with CMS for each of the states in which we offer such plans. Our MA contracts with CMS all have one year terms that expire at the end of each calendar year and are renewable for successive one-year terms unless CMS does not authorize a renewal or we notify CMS of our decision not to renew. Our current MA contracts expire on December 31, 2013.

Medicare Risk-Adjusted Premiums

CMS employs a risk-adjustment model to determine the premium amount it pays for each Medicare member. The risk-adjustment model apportions premiums paid to all plans according to the health status of each beneficiary enrolled and pays more for MA members with predictably higher costs. We collect claims and encounter data from inpatient and ambulatory treatment settings and submit the data to CMS, within prescribed deadlines, which are used to calculate the risk-adjusted premiums we receive. CMS establishes the premium payments to MA plans generally at the beginning of the plan year, and then adjusts premium levels on two separate occasions on a retroactive basis. The first retroactive adjustment for a given plan year generally occurs during the third quarter of that year. This initial settlement represents the update of risk scores for the current plan year based on the severity of claims incurred in the prior plan year. CMS then issues a final retroactive risk-adjusted premium settlement for that plan year in the following year.

We develop our estimates for risk-adjusted premiums utilizing historical experience, or other data, and predictive models as sufficient member risk score data becomes available over the course of each CMS plan year. Our estimates are periodically updated as additional diagnosis code information is reported to CMS and adjusted to actual amounts when the ultimate adjustment settlements are either received from CMS or we receive notification from CMS of such settlement amounts.

The data provided to CMS to determine the risk score is subject to audit by CMS even after the annual settlements occur. These audits may result in the refund of premiums to CMS previously received by us. While our experience to date has not resulted in a material refund, future refunds could be significant, which would reduce our premium revenue in the year that CMS determines repayment is required.

Prescription Drug Plans (PDPs)

We have contracted with CMS to serve as a plan sponsor offering stand-alone Medicare Part D PDP plans to Medicare-eligible beneficiaries through our PDP segment. The Medicare Part D program offers national in-network prescription drug coverage with more than 60,000 pharmacies, subject to limitations in certain circumstances.

We offer PDP plans in 49 states and the District of Columbia and are focused on value-conscious beneficiaries. For 2013, we launched a new PDP product that we believe is well positioned as a low-cost enhanced plan targeted to value-focused beneficiaries that actively choose their plan. We estimate that we added over 110,000 members to this plan through the 2013 annual election period. As of January 1, 2013, approximately 75% of our membership is comprised of beneficiaries that actively chose us for their current plan.

Our PDP contract with CMS is renewable for successive one-year terms unless CMS does not authorize a renewal or we notify CMS of our decision not to renew. Our current PDP contract expires on December 31, 2013.

PDP Membership

As of September 30, 2013, December 31, 2012, 2011 and 2010, we served approximately 784,000, 869,000, 976,000 and 768,000 PDP members, respectively. Membership as of September 30, 2013 decreased by 85,000 compared to December 31, 2012, due to our 2013 PDP bids, which resulted in the reassignment to other plans, effective January 1, 2013, of certain members who were auto-assigned to us in 2012 or prior years. Membership as of December 31, 2012, decreased by 107,000 compared to December 31, 2011 as a result of our 2012 PDP bids, which resulted in the reassignment to other plans, effective January 1, 2012, of members who were auto-assigned to us in 2011 or prior years. Based on the outcome of our 2013 PDP bids, our plans are below the benchmarks in 14 of the 34 CMS regions and within the de minimis range of the benchmark in five other CMS regions. Comparatively, in 2012, our plans were below the benchmark in five regions and within the de minimis range in 17 other regions. In 2013, we are being auto-assigned newly-eligible members into our plans for the 14 regions that are below the benchmark. We retained our auto-assigned members in the five regions in which we bid within the de minimis range; however, we are not being auto-assigned new members in those regions during 2013. Members previously auto assigned to our PDP plans in regions for which our 2013 bids were not within the de minimis range were reassigned to other plans as of January 1, 2013. Membership as of January 1, 2013, was approximately 750,000, a decrease of 119,000, or approximately 14% from 869,000 as of December 31, 2012, due to the reassignment to other plans of members who were previously auto-assigned to us, primarily in California, offset in part by additional auto-assignments to us in other regions and an increase in the members who actively chose our PDP plans.

Our 2014 Medicare PDP bids were below the benchmarks in 30 of the 33 CMS regions for which we submitted bids. The favorable 2014 outcome resulted from the realignment our benefit designs and cost structure to allow for prudent, competitive bids.

PDP Segment Revenues

Annually, we provide written bids to CMS for our PDPs, which reflect the estimated costs of providing prescription drug benefits over the plan year. Substantially all of the premium for this insurance is paid by the federal government, and the balance is due from the enrolled beneficiaries. The premium and subsidy components under Part D are described below.

Member Premium—We receive a monthly premium from members based on the plan year bid we submitted to CMS. The member premium, which is fixed for the entire plan year, is recognized over the contract period and reported as premium revenue.

CMS Direct Premium Subsidy—Represents monthly premiums from CMS based on the plan year bid submitted by plan sponsors to CMS. The monthly payment is a risk-adjusted amount per member and is based upon the member’s health status as determined by CMS. Refer to the “Medicare Risk-Adjusted Premiums” section under the “Medicare Advantage (MA)” segment discussion above for a more detailed description of risk-adjusted premiums.

Low-Income Premium Subsidy—For qualifying LIS members, CMS pays for some or all of the LIS member’s monthly premium. The CMS payment is dependent upon the member’s income level, which is determined by the Social Security Administration.

Low-Income Cost Sharing Subsidy (LICS)—For qualifying LIS members, CMS reimburses plans for all or a portion of the LIS member’s deductible, coinsurance and co-payment amounts above the out-of-pocket threshold. LICS subsidies are paid by CMS prospectively as a fixed amount PMPM, and are determined based upon the plan year bid submitted by plan sponsors to CMS. Following the plan year, CMS performs an annual reconciliation of the LICS received by the plan sponsor to the actual amount paid by the plan sponsor.

Catastrophic Reinsurance Subsidy—CMS reimburses plans for 80% of the drug costs after a member reaches his or her out-of-pocket catastrophic threshold through a catastrophic reinsurance subsidy. Catastrophic reinsurance subsidies are paid by CMS prospectively as a fixed amount PMPM, and are determined based upon the plan year bid submitted by plan sponsors to CMS. Following the plan year, CMS performs an annual reconciliation of the catastrophic reinsurance subsidy received by the plan sponsor to the actual amount paid by the plan sponsor.

Coverage Gap Discount Subsidy—Since 2011, CMS has provided monthly prospective payments for pharmaceutical manufacturer discounts made available to members. The prospective discount payments are determined based upon the plan year bid submitted by plan sponsors to CMS and current plan enrollment. Following the plan year, CMS performs an annual reconciliation of the prospective discount payments received by the plan sponsor to the amount of actual manufacturer discounts made available to each plan sponsor’s enrollees under the program.

Low-income cost sharing, catastrophic reinsurance subsidies and coverage gap discount subsidies represent funding from CMS for which we assume no risk. The receipt of these subsidies and the payments of the actual prescription drug costs related to the low-income cost sharing, catastrophic reinsurance and coverage gap discounts are not recognized as premium revenues or benefits expense, but are reported on a net basis as funds receivable/held for the benefit of members in the consolidated balance sheets. These receipts and payments are reported as a financing activity in our consolidated statements of cash flows. After the close of the annual plan year, CMS reconciles actual experience to prospective payments paid to our plans and any differences are settled between CMS and our plans. Historically, we have not experienced material adjustments related to the CMS annual reconciliation of prior plan year low-income cost sharing and catastrophic reinsurance subsidies. We do not have a history of adjustments for the coverage gap discount subsidy as the 2011 plan year, which was the year CMS implemented the coverage gap discount subsidy, has not yet been settled by CMS.

CMS Risk Corridor—Premiums from CMS are subject to risk sharing through the Medicare Part D risk corridor provisions. The CMS risk corridor calculation compares the target amount of prescription drug costs (limited to costs under the standard coverage as defined by CMS) less rebates in the plan year bid to actual experience. Variances of more than 5% above the target amount will result in CMS making additional payments to plan sponsors and variances of more than 5% below the target amount will require plan sponsors to refund to CMS a portion of the premiums received. Historically, we have not experienced material adjustments related to the CMS settlement of the prior plan year risk corridor estimate.

PDP premium revenue for the nine months ended September 30, 2013, and the years ended December 31, 2012, 2011 and 2010 were approximately $604.3 million, $992.6 million, $1,036.8 million and $785.3 million, respectively.

Our Operations

Provider Networks and Provider Reimbursement Methods

We contract with a wide variety of health care providers to provide our members with access to medically-necessary services. Our contracted providers deliver a variety of services to our members including: primary and specialty physician care; laboratory and imaging services; inpatient, outpatient, home health and skilled facility care; medication and injectable drug therapy; ancillary services; durable medical equipment and related services; mental health and chemical dependency counseling and treatment; transportation; and dental, hearing and vision care.

The following are the types of providers in our Medicaid and MA CCP contracted networks:

•	Professionals such as PCPs, provider groups, specialty care physicians, psychologists and licensed social workers;

•	Facilities such as hospitals with inpatient, outpatient and emergency services, skilled nursing facilities, outpatient surgical facilities and diagnostic imaging centers;

•	Ancillary providers such as laboratory providers, radiology, home health, physical therapy, speech therapy, occupational therapy, ambulance providers and transportation providers; and

•	Pharmacies, including retail pharmacies, mail order pharmacies and specialty pharmacies.

These providers are contracted through a variety of mechanisms, including agreements with individual providers, groups of providers, independent provider associations, integrated delivery systems and local and national provider chains such as hospitals, surgical centers and ancillary providers. We also contract with other companies who provide access to contracted providers, such as pharmacy, dental, hearing, vision, transportation and mental health benefit managers.

Facility, pharmacy, dental, vision and behavioral health contracts cover medically-necessary services and, under some of our plans, enhanced benefits. These contracts typically have terms of one to four years with some of the agreements automatically renewing at the end of the contract period, unless otherwise specified in writing by either party. During the contract period, these agreements typically can be terminated without cause upon written notice by either party, but the notification period may range from 90 to 180 days and early termination may subject the terminating party to financial penalties.

The contract terms require providers to participate in our quality improvement and utilization review programs, which we may modify from time to time. Providers must also adhere to applicable state and federal regulations.

We periodically review the fees paid to providers and make adjustments as necessary. Generally, our contracts with providers do not allow for automatic annual increases in reimbursement levels. Among the factors generally considered in adjustments are changes to state Medicaid or Medicare fee schedules, competitive environment, current market conditions, anticipated utilization patterns and projected medical expenses. Some provider contracts are directly tied to state Medicaid or Medicare fee schedules, in which case reimbursement levels will be adjusted up or down, generally on a prospective basis, based on adjustments made by the state or CMS to the appropriate fee schedule.

Physicians and Provider Groups

PCPs play an important role in coordinating and managing the care of our Medicaid and MA CCP members. This coordination includes delivering preventive services as well as referring members to other providers for medically-necessary services. PCPs are typically trained in internal medicine, pediatrics, family practice, general practice or, in some markets, obstetrics and gynecology. In rare instances, a physician trained in sub-specialty care will perform primary care services for a member with a chronic condition.

To help ensure quality of care, we credential and re-credential all professional providers with whom we contract, including physicians, psychologists, licensed social workers, certified nurse midwives, advanced registered nurse practitioners and physician assistants who provide care under the supervision of a physician directly or through delegated arrangements. This credentialing and re-credentialing is performed in accordance with standards required by CMS and consistent with the standards of the NCQA.

We reimburse some of our PCPs on a fixed-fee PMPM basis. This type of reimbursement methodology is commonly referred to as capitation. The reimbursement covers care provided directly by the PCP as well as coordination of care from other providers as described above. In certain markets, services such as vaccinations and laboratory or screening services delivered by the PCP may warrant reimbursement in addition to the capitation payment. Further, in some markets, PCPs may also be eligible for incentive payments for achieving certain measurable levels of compliance with our clinical guidelines covering prevention and health maintenance. These incentive payments may be paid as a periodic bonus or when the PCP submits documentation of a member’s receipt of services. In limited instances, specialty care provider groups in certain regions are paid a capitation rate to provide specialty care services to members in those regions.

In all instances, we require providers to submit data reporting all direct encounters with members. This data helps us to monitor the amount and level of medical treatment provided to our members to help improve the quality of care provided and comply with regulatory reporting requirements. Our regulators use the encounter data that we submit, as well as data submitted by other health plans, to set reimbursement rates, assign membership, assess the quality of care being provided to members and evaluate contractual and regulatory compliance.

PCPs in our MA CCP products and, in limited instances, in our Medicaid products, are eligible for a specialized risk arrangement to further align the interests of the PCPs with ours. PCPs participating in specialized risk arrangements cover 73% and 26% of our MA and Medicaid membership, respectively, as of September 30, 2013. Under these arrangements, we establish a risk fund for each provider based on a percentage of premium received. We periodically evaluate and monitor this fund on an individual or group basis to determine whether these providers are eligible for additional payments or, in the alternative, whether they should reimburse us. Payments due to us are normally carried forward and offset against future payments.

Specialty care providers and, in some cases, PCPs, are typically reimbursed a specified fee for the service performed, which is known as fee-for-service. The specified fee is set as a percentage of the amount Medicaid or Medicare would pay under the applicable fee-for-service program. For the nine months ended September 30, 2013, and the years ended December 31, 2012 and 2011, approximately 6%, 10% and 12%, respectively, of our payments to physicians serving our Medicaid members were on a capitated basis and approximately 94%, 90% and 88%, respectively, were on a fee-for-service basis. During nine months ended September 30, 2013 and the years ended December 31, 2012 and 2011, approximately 20.3%, 13% and 15%, respectively, of our payments to physicians serving our Medicare members in MA CCPs were on a capitated basis and approximately 79.7%, 87% and 85%, respectively, were on a fee-for-service basis.

In addition, our recent amendments to our Medicaid contracts with AHCA required us to comply with federal law related to increased reimbursements to Medicaid providers. We do not currently expect to increase the reimbursement amounts until we receive an adjustment to the premium rates we receive, but if we are required to do so in the future, our medical benefits expense and medical benefits ratio would increase.

Facilities

Our health plans arrange for hospital care primarily through contracts with selected hospitals in their service areas for coverage of medically-necessary care. These hospital contracts generally have multi-year terms or annual terms with automatic renewals and provide for payments on a variety of bases, including capitation, per diem rates, case rates and discounted fee-for-service schedules. These contracts typically can be canceled by either party, without cause, usually upon 90 days written notice. In some cases a longer notice period may be required, such as where a longer period is required by regulation or the applicable government contract.

Inpatient services are sometimes reimbursed as a fixed global payment for an admission based on the associated diagnosis related group, or DRG, as defined by CMS. In many instances, certain services, such as implantable devices or particularly expensive admissions, are reimbursed as a percentage of hospital charges either in addition to, or in lieu of, the DRG payment. Certain facilities in our networks are reimbursed on a negotiated rate paid for each day of the member’s admission, known as a per diem. This payment varies based upon the intensity of services provided to the member during admission, such as intensive care, which is reimbursed at a higher rate than general medical services.

Facility outpatient services are reimbursed either as a percentage of charges or based on a fixed-fee schedule for the services rendered, in accordance with ambulatory payment groups or ambulatory payment categories, both as defined by CMS. Outpatient services for diagnostic imaging are reimbursed on a fixed-fee schedule as a percentage of the applicable Medicare or Medicaid fee-for-service schedule or a capitation payment.

Ancillary Providers

Our typical ancillary agreements provide for coverage of medically-necessary care and, in general, have terms of one year. These contracts automatically renew for successive one-year periods unless otherwise specified in writing by either party. These contracts typically can be canceled by either party, without cause, usually upon 90 days written notice. In some cases a longer notice period may be required, such as where a longer period is required by regulation or the applicable government contract.

Ancillary providers, who provide services such as laboratory services, home health, physical, speech and occupational therapy, and ambulance and transportation services, are reimbursed on a capitation or fee-for-service basis.

Pharmacies

Pharmacy services are reimbursed based on a fixed fee for dispensing medication and a separate payment for the ingredients. Ingredients produced by multiple manufacturers are reimbursed based on a maximum allowable cost for the ingredient. Ingredients produced by a single manufacturer are reimbursed as a percentage of the average wholesale price. In certain instances, we contract directly with the sole-source manufacturer of an ingredient to receive a rebate, which may vary based upon volumes dispensed during the year.

Out-of-Network Providers

When our members receive services for which we are responsible from a provider outside our network, such as in the case of emergency room services from non-contracted hospitals, we generally attempt to negotiate a rate with that provider. In most cases, when a member is treated by a non-contracted provider, we are obligated to pay only the amount that the provider would have received from traditional Medicaid or Medicare.

Member Recruitment

Our member recruitment and marketing efforts for both Medicaid and Medicare members are heavily regulated by state agencies and CMS. For many products, we rely on the auto-assignment of members into our plans, including our PDP plan. The auto-assignment of a beneficiary into a health or prescription drug plan generally occurs when that beneficiary does not choose a plan. The agency with responsibility for the program determines the approach by which a beneficiary becomes a member of a plan serving the program. Some programs assign members to a plan automatically based on predetermined criteria. These criteria frequently include a plan’s rates, the outcome of a bidding process, quality scores or similar factors. For example, CMS auto-assigns PDP members based on whether a plan’s bids during the annual renewal process are above or below the CMS benchmark. In most states, our Medicaid health plans benefit from auto-assignment of individuals who do not choose a plan but for whom participation in managed care programs is mandatory. Each state differs in its approach to auto-assignment, but one or more of the following criteria is typical in auto-assignment algorithms: a Medicaid beneficiary’s previous enrollment with a health plan or experience with a particular provider contracted with a health plan, enrolling family members in the same plan, a plan’s quality or performance status, a plan’s network and enrollment size, awarding all auto-assignments to a plan with the lowest bid in a county or region, and equal assignment of individuals who do not choose a plan in a specified county or region.

Our Medicaid marketing efforts are regulated by the states in which we operate, each of which imposes different requirements for, or restrictions on, Medicaid sales and marketing. These requirements and restrictions can be revised from time to time. Several states, including our three largest Medicaid states, Florida, Georgia and Kentucky, do not permit direct sales by Medicaid health plans. We rely on member selection and auto-assignment of Medicaid members into our plans in those states.

Our Medicare marketing and sales activities are regulated by CMS and the states in which we operate. CMS has oversight over all, and in some cases has imposed advance approval requirements with respect to, marketing materials used by MA plans, and our sales activities are limited to activities such as conveying information regarding benefits, describing the operations of managed care plans and providing information about eligibility requirements. The activities of our independently-licensed insurance agents are also regulated by CMS.

We also employ our own sales force and contract with independent, licensed insurance agents to market our MA and PDP products. We have continued to expand our use of independent agents whose cost is largely variable in nature and whose engagement is more conducive to the shortened Medicare selling season and the elimination of the open enrollment period. We also use direct mail, mass media and the Internet to market our products.

Enrollment in our PDPs is impacted by the auto-assignment of members, which is subject to a bid process whereby we submit to CMS our estimated costs to provide services in the next fiscal year. For example, based on the outcome of our 2013 PDP bids, our plans are below the benchmarks in 14 of the 34 CMS regions and within the de minimis range of the benchmark in five other CMS regions. In 2013, we are being auto-assigned newly-eligible members into our plans for the 14 regions that are below the benchmark. Members previously auto assigned to our PDP plans in regions for which our 2013 bids were not within the de minimis range were reassigned to other plans. Comparatively, in 2012, our PDPs were below the benchmarks in five regions and within the de minimis ranges in 17 other regions. Consequently, our PDP membership declined to approximately 750,000 as of January 1, 2013 and was 784,000 as of September 30, 2013.

Our 2014 Medicare PDP bids were below the benchmarks in 30 of the 33 CMS regions for which we submitted bids. The favorable 2014 outcome resulted from the realignment our benefit designs and cost structure to allow for prudent, competitive bids.

Enrollment into our plans is also subject to suspension or termination due to sanctions. For example, during 2009, CMS imposed a sanction against us that prohibited us from the marketing of, and enrolling members into, all lines of our Medicare business from March until the sanction was released in November of 2009. As a result of the sanction, we were also not eligible to receive auto-assignment of low-income subsidy, dually-eligible beneficiaries into our PDPs for January 2010 enrollment.

Quality Improvement

We are focused on improving quality across all of our lines of business, which is critical to the continued growth and success of our business. We continually seek to improve the quality of care delivered by our network providers to our members and our ability to measure the quality of care provided. Our quality improvement program provides the basis for our quality and utilization management functions and outlines ongoing processes designed to improve the delivery of quality health care services to our members, as well as to enhance compliance with regulatory and accreditation standards.

Our quality improvement activities will continue to focus on:

•	Preventive health and wellness and care management

•	Case and disease management;

•	Health plan accreditation;

•	Provider credentialing;

•	Provider education and incentives for closing care gaps;

•	Member education and outreach;

•	Information technology initiatives related to the above activities; and

•	Oversight and audits

Preventive health and wellness and care management

We sponsor a number of initiatives aimed at the promotion of healthy lifestyles and the prevention of disease, including preventive screenings, health education programs to inform members about health care issues and healthy behaviors and health assessment & counseling to inform members how to use the resources and services available to them to help reduce preventable diseases.

Case and disease management

Some examples of our intervention programs include: a prenatal case management program to help women with high-risk pregnancies; a program to reduce the number of inappropriate emergency room visits; and disease management programs to decrease the need for emergency room visits and hospitalizations.

Health plan accreditation

Several of our health plans are accredited by nationally-recognized independent organizations that have been established to measure health plans’ commitment to effective management and accountability. Our Florida, Georgia, Hawaii and Missouri HMOs are accredited by NCQA for Medicaid. Our Florida HMO is also NCQA accredited for Medicare. We remain dedicated to our long-term target of attaining accreditation for all of our health plans and currently expect NCQA accreditation in additional states before the end of 2013.

Provider credentialing

We credential physicians, hospitals and other health care professionals in our participating provider networks using quality criteria which meet or exceed the standards of external accreditation or state regulatory agencies, or both. Typically, most health care professionals are re-credentialed every three years, depending on applicable state laws.

Provider education and incentives for closing care gaps

As part of our quality improvement program, at times we have implemented changes to our reimbursement methods to reward those providers who encourage preventive care, such as well-child check-ups, prenatal care and/or who adopt evidence- based guidelines for members with chronic conditions. Additionally, several of our markets have provider incentives for closing care gaps inherent to the health care system. This initiative has resulted in increased member experiences to drive improvement in the quality of care.

Member education and outreach

We are focused on improving our members’ access to a high-performing network of providers, including PCPs, specialists and ancillary providers, and ensuring that members see the appropriate providers, based on clinical condition. If members experience difficulties in maintaining their appointments with providers, we proactively outreach to members telephonically or arrange for home visits to assess and close care gaps. We are focused on enhancing our members’ experience by improving service and reducing complaint levels through improved grievance and appeals processes and member satisfaction surveys.

Information technology initiatives

We understand the importance of information technology in improving the level of service that we can provide to our members. Accordingly, we continue to invest in our information technology infrastructure and capabilities including tools that support our focus on improving our ability in providing members with quality health care. We have specialized systems to support our quality improvement activities and to gather information from our systems to identify opportunities to improve care and track the outcomes of the services provided to achieve those improvements, such as evaluating the effects of particular preventive measures.

Oversight and audits

Internally, our quality improvement programs benefit from executive oversight and project management processes. Additionally, each of our health plans has a Quality Improvement Committee comprised of senior members of management, medical directors and other key associates of ours. Each of these committees report directly to the applicable health plan board of directors, which has ultimate oversight responsibility for the quality of care rendered to such plan’s members. The Quality Improvement Committees also have a number of subcommittees that are charged with monitoring certain aspects of care and service, such as health care utilization, pharmacy services and provider credentialing and re-credentialing. Several of these subcommittees include physicians as committee members.

Our board of directors recognizes the importance of delivering quality care and providing access to that care for our members and has established the Health Care Quality and Access Committee of the board. The primary purpose of this committee is to assist the board by reviewing, and providing general oversight of, our health care quality and access strategy, including our policies and procedures governing health care quality and access for our members. This input helps provide overall direction and guidance to our Quality Improvement Committees.

We conduct routine site audits of select providers and medical record audits to ensure the effectiveness of our quality improvement programs.

Technology

The accurate and timely capture, processing and analysis of critical data are cornerstones for providing managed care services. Focusing on data is also essential to operating our business in a cost effective manner. Data processing and data-driven decision making are key components of both administrative efficiency and medical cost management. We use our information system for premium billing, claims processing, utilization management, reporting, medical cost trending, planning and analysis. The system also supports member and provider service functions, including enrollment, member eligibility verification, primary care and specialist physician roster access, claims status inquiries, and referrals and authorizations.

On an ongoing basis, we evaluate the ability of our existing operations to support our current and future business needs and to maintain our compliance requirements. This evaluation may result in enhancing or replacing current systems and/or processes which could result in our incurring substantial costs to improve our operations and services. We recently completed an upgrade of our core operating systems. This new technology will enable further progress on our work to improve service and productivity, and positions us to comply with future regulatory requirements such as the implementation of ICD-10 by October 2014. This upgrade will also support our health care quality and access initiatives.

We have a disaster recovery plan that addresses how we recover business functionality within stated timelines. We have a cold site and business recovery site agreement with a nationally-recognized, third-party vendor to provide for the restoration of our general support systems at a remote processing center. We perform disaster recovery testing at least annually for those business applications that we consider critical.

Reinsurance

We bear underwriting and reserving risks associated with our HMO and insurance subsidiaries. We retain certain of these risks through our wholly-owned, captive insurance subsidiary. We reduce exposure to large catastrophic losses by insuring levels of coverage for losses in excess of what we retain internally with highly-rated, unaffiliated insurance companies. However, we remain liable in the event these insurance companies are unable to pay their portion of the losses, so we continually monitor the financial condition of these companies to ensure that they are maintaining these high ratings.

Outsourcing Arrangements

Our care and service delivery model is designed to optimize our use of our personnel versus third parties based on an evaluation of factors, including cost, compliance, quality and procurement success. As a result, we have contracted with a number of vendors to provide significant operational support including, but not limited to, pharmacy benefit management and behavioral health services for our members as well as certain enrollment, billing, call center, benefit administration, claims processing functions, sales and marketing and certain aspects of utilization management. Our dependence on these vendors makes our operations vulnerable to such third parties’ failure to perform adequately under our contracts with them. In addition, where a vendor provides services that we are required to provide under a contract with a government customer, we are responsible for such performance and will be held accountable by our government customers for any failure of performance by our vendors. We evaluate the competency and solvency of our third-party vendors prior to execution of contracts and include service level guarantees in our contracts where appropriate. Additionally, we perform ongoing vendor oversight activities to identify any performance or other issues related to our vendors.

Centralized Management Services

We provide centralized management services to each of our health plans from our Tampa, Florida headquarters and call centers. These services include information technology, product development and administration, finance, human resources, accounting, legal, public relations, marketing, insurance, purchasing, risk management, internal audit, actuarial, underwriting, claims processing and customer service and are provided by a non-regulated affiliated administrator. We have managed behavioral health care for the Kentucky Medicaid program since its inception in November 2011 and began insourcing behavioral health services for most of our health plans during 2013.

Employees

We refer to our employees as associates. As of September 30, 2013, we had approximately 5,300 full-time associates. Our associates are not represented by any collective bargaining agreement, and we have never experienced a work stoppage. We believe we have good relations with our associates.

Our Competition

Competitive Environment

We operate in a highly competitive environment to manage the cost and quality of services that are delivered to government health care program beneficiaries. We currently compete in this environment by offering Medicare and Medicaid health plans in which we accept all or nearly all of the financial risk for management of beneficiary care under these programs.

We typically must be awarded a contract by the government agency with responsibility for a program in order to offer our services in a particular location. Some government programs choose to limit the number of plans that may offer services to beneficiaries, while other agencies allow an unlimited number of plans to serve a program, subject to each plan meeting certain contract requirements. When the number of plans participating in a program is limited, an agency generally employs a bidding process to select the participating plans.

As a result, the number of companies with which we compete varies significantly depending on the geographic market, business segment and line of business. For example, in Florida, the Medicaid program currently does not specifically restrict the number of participating plans. In contrast, the Georgia Department of Community Health, which operates the Georgia Families and PeachCare programs, awarded contracts to only three plans. We compete with one or two other plans in each of the six regions in Georgia. Likewise, in our Medicare business, the number of competitors varies significantly by geography. In most cases, there are numerous other Medicare plans and other competitors. We believe a number of our competitors in both Medicare and Medicaid have strengths that may match or exceed our own with respect to one or more of the criteria on which we compete with them. Further, some of our competitors may be better positioned than us to withstand rate compression.

Competitive Factors—Program Participation

Regardless of whether the number of health plans serving a program is limited, we believe government agencies determine program participation based on several criteria. These criteria generally include the terms of the bids as well as the breadth and depth of a plan’s provider network; quality and utilization management processes; responsiveness to member complaints and grievances; timeliness and accuracy of claims payment; financial resources; historical contractual and regulatory compliance; quality scores, references and accreditation; and other factors.

Competitive Factors—Network Providers

In addition, we compete with other health plans to contract with hospitals, physicians, pharmacies and other providers for inclusion in our networks that serve government program beneficiaries. We believe providers select plans in which they participate based on several criteria. These criteria generally include reimbursement rates; timeliness and accuracy of claims payment; potential to deliver new patient volume and/or retain existing patients; effectiveness of resolution of calls and complaints; and other factors.

Obtaining Members

The agency with responsibility for a particular program determines the approach by which a beneficiary becomes a member of one of the plans serving the program. Generally, government programs either assign members to a plan automatically or they permit participating plans to market to potential members, though some programs employ both approaches. For more information about auto-assignment and how we obtain our members generally, see the “Member Recruitment” discussion above.

Medicaid Competitors

In the Medicaid managed care market, our principal competitors for state contracts, members and providers include the following types of organizations:

•

MCOs—MCOs that, like us, receive state funding to provide Medicaid benefits to members. Many of these competitors operate in a single or small number of geographic locations. There are a few multi-state Medicaid-only organizations that are able to leverage their infrastructure over a larger membership base. Competitors include private and public companies, which can be either for-profit or non-profit organizations, with varying degrees of focus on serving Medicaid populations.

•	Medicaid Fee-For-Service—Traditional Medicaid offered directly by the states or a modified version whereby the state administers a primary care case management model.

•

PSNs—A Provider Service Network (“PSN”) is a network of providers that is established and operated by a health care provider or group of affiliated health care providers. A PSN operates as either a fee-for-service (“FFS”) health plan or as a prepaid health plan that, like us, receives a capitated premium to provide Medicaid benefits to members. A PSN that operates as a FFS health plan is not at risk for medical benefit costs. FFS PSNs are at risk for 50% of their administrative cost allocation if their total costs exceed the estimated at-risk capitation amount.

Medicare Competitors

In the Medicare market, our primary competitors for contracts, members and providers include the following types of competitors:

•

Original Fee-For-Service Medicare—Original Medicare is available nationally and is a fee-for-service plan managed by the federal government. Beneficiaries enrolled in Original Medicare can go to any doctor, supplier, hospital or other facility that accepts Medicare and is accepting new Medicare patients.

•

Medicare Advantage and Prescription Drug Plans—MA and stand-alone Part D plans are offered by national, regional and local MCOs and insurance companies that serve Medicare beneficiaries. In addition, PDPs are being offered by or co-branded with retail drug store chains or other retail store chains, which may be able to offer lower priced plans and achieve benefits from integration with their pharmacy benefit management operations.

•

Employer-Sponsored Coverage—Employers and unions may subsidize Medicare benefits for their retirees in their commercial group. The group sponsor solicits proposals from MA plans and may select an HMO, PPO and/or PDP to provide these benefits.

•

Medicare Supplements—Original Medicare pays for many, but not all, health care services and supplies. A Medicare supplement policy, commonly called “Medigap”, is private health insurance designed to supplement Original Medicare by covering the cost of items such as co-payments, coinsurance and deductibles. Some Medicare supplements cover additional benefits for an additional cost. Medicare supplement plans can be used to cover costs not otherwise covered by Original Medicare, but cannot be used to supplement MA plans.

Regulation Impacting Our Business

Our health care operations are highly regulated by both state and federal government agencies. Regulation of managed care products and health care services is an ever-evolving area of law that varies from jurisdiction to jurisdiction. Regulatory agencies generally have discretion to issue regulations and interpret and enforce laws and rules. Changes in applicable laws, statutes, regulations and rules occur frequently. These changes may include a requirement to provide health care services not contemplated in our current contracted premium rate or to pay providers at a state-mandated fee schedule without a commensurate adjustment to the premium rate. For further information, see the “Provider Networks and Reimbursement Methods” discussion above. In addition, government agencies may impose taxes, fees or other assessments upon us and other managed care companies at any time.

Our contracts with various state government agencies and CMS to provide managed health care services include provisions regarding provider network adequacy, maintenance of quality measures, accurate submission of encounter and health care cost information, maintaining standards of call center performance and other requirements specific to government and program regulations. We must also have adequate financial resources to protect the state, our providers and our members against the risk of our insolvency. Our failure to comply with these requirements may result in the assessment of penalties, fines and liquidated damages. For further information on data provided to CMS that is subject to audit, refer to the “Medicare Risk-Adjusted Premiums” discussion above.

Government enforcement authorities have become increasingly active in recent years in their review and scrutiny of various sectors of the health care industry, including health insurers and managed care organizations. We routinely respond to subpoenas and requests for information from these entities and, more generally, we endeavor to cooperate fully with all government agencies that regulate our business.

Product Compliance

Medicaid programs

Medicaid is state operated and implemented, although it is funded by both the state and federal governments. Within broad guidelines established by the federal government, each state:

•	establishes its own eligibility standards;

•	determines the type, amount, duration and scope of services;

•	sets the rate of payment for services; and

•	administers its own program.

We have entered into contracts with Medicaid agencies in each state in which we operate Medicaid plans. Some of the states in which we operate award contracts to applicants that can demonstrate that they meet the state’s minimum requirements. Other states engage in a competitive bidding process for all or certain programs. In either case, we must demonstrate to the satisfaction of the respective agency that we are able to meet certain operational and financial requirements. For example:

•	we must measure provider access and availability in terms of the time needed for a member to reach the doctor’s office;

•	our quality improvement programs must emphasize member education and outreach and include measures designed to promote utilization of preventive services;

•

we must have linkages with schools, city or county health departments and other community-based providers of health care in order to demonstrate our ability to coordinate all of the sources from which our members may receive care;

•	we must have the capability to meet the needs of disabled members;

•	our providers and member service representatives must be able to communicate with members who do not speak English or who are hearing impaired; and

•	our member handbook, newsletters and other communications must be written at the prescribed reading level and must be available in languages other than English.

Once awarded, our Medicaid program contracts generally have terms of one to three years. Most of these contracts provide for renewal upon mutual agreement of the parties, or at the option of the government agency, and both parties have certain early termination rights. In addition to the operating requirements listed above, state contract requirements and regulatory provisions applicable to us generally set forth detailed provisions relating to subcontractors, marketing, safeguarding of member information, fraud and abuse reporting and grievance procedures.

Our Medicaid plans are subject to periodic financial and informational reporting and comprehensive quality assurance evaluations. We regularly submit periodic utilization reports, operations reports and other information to the appropriate Medicaid program regulatory agencies.

Our compliance with the provisions of our contracts is subject to monitoring or examination by state regulators. Certain contracts require us to be subject to quality assurance evaluations by a third-party organization.

Medicare programs

Medicare is a federal health insurance program that provides eligible persons age 65 and over and some disabled persons a variety of hospital, medical insurance and prescription drug benefits. Medicare beneficiaries have the option to enroll in various types of MA plans, such as MA CCP plans, PPO benefit plans or MA PFFS plans, in areas where such plans are offered. Under MA, managed care plans contract with CMS to provide benefits that are comparable to, or that may be more attractive to Medicare beneficiaries than, Original Medicare in exchange for a fixed monthly payment per member that varies based on the county in which a member resides, the demographics of the member and the member’s health condition. Currently, we only offer CCP plans under the MA program.

Along with other Part D plans, both PDPs and Medicare Advantage-Prescription Drug Plans (“MA-PDs”), we bid on providing Part D benefits in June of each year. Based on the bids submitted, CMS establishes a national benchmark. CMS pays the Part D plans a percentage of the benchmark on a PMPM basis with the remaining portion of the premium being paid by the Medicare member. Members whose income falls below 150% of the federal poverty level qualify for the federal LIS, through which the federal government helps pay the member’s Part D premium and certain other cost sharing expenses.

Each of our MA health plans and our PDP plan contract with CMS are on a calendar-year basis. CMS requires that each plan meet certain regulatory requirements including, as applicable: provisions related to enrollment and disenrollment; restrictions on marketing activities; benefits or formulary requirements; quality assessment; fraud, waste and abuse monitoring; maintaining relationships with health care providers; and responding to appeals and grievances.

Our MA and PDP plans perform ongoing monitoring of our compliance with the CMS requirements, including functions performed by vendors. From time to time, CMS conducts examinations of our compliance with the provisions of our MA and PDP contracts.

Licensing and Solvency Regulation

Our operations are conducted primarily through HMO and insurance subsidiaries. These subsidiaries are licensed by the insurance department in the state in which they operate, except our New York HMO subsidiary, which is licensed as a prepaid health services plan by the New York State Department of Health, and our California HMO, which is licensed by the California Department of Managed Health Care. The subsidiaries are subject to the rules, regulation and oversight of the applicable state agencies in the areas of licensing and solvency. State insurance laws and regulations prescribe accounting practices for determining statutory net income and capital and surplus. Each of our regulated subsidiaries is required to report regularly on its operational and financial performance to the appropriate regulatory agency in the state in which it is licensed. These reports describe each of our regulated subsidiaries’ capital structure, ownership, financial condition, certain intercompany transactions and business operations. From time to time, any of our regulated subsidiaries may be selected to undergo periodic audits, examinations or reviews by the applicable state agency of our operational and financial assertions.

Our regulated subsidiaries generally must obtain approval from, or provide notice to, the state in which it is domiciled before entering into certain transactions such as declaring dividends in excess of certain thresholds, entering into other arrangements with related parties, acquisitions or similar transactions involving an HMO or insurance company, or any change in control. For purposes of these laws, in general, control commonly is presumed to exist when a person, group of persons or entity, directly or indirectly, owns, controls or holds the power to vote 10% or more of the voting securities of another entity.

Each of our HMO and insurance subsidiaries must maintain a minimum amount of statutory capital determined by statute or regulation. The minimum statutory capital requirements differ by state and are generally based on a percentage of annualized premium revenue, a percentage of annualized health care costs, a percentage of certain liabilities, a statutory minimum, RBC requirements or other financial ratios. The RBC requirements are based on guidelines established by the NAIC, and have been adopted by most states. As of September 30, 2013, our HMO operations in all states except California, New York, and Florida were subject to RBC requirements. The RBC requirements may be modified as each state legislature deems appropriate for that state. The RBC formula, based on asset risk, underwriting risk, credit risk, business risk and other factors, generates the ACL, which represents the amount of capital required to support the regulated entity’s business. For states in which the RBC requirements have been adopted, the regulated entity typically must maintain a minimum of the greater of 200% of the required ACL or the minimum statutory net worth requirement calculated pursuant to pre-RBC guidelines. Our subsidiaries operating in Texas and Ohio are required to maintain statutory capital at RBC levels equal to 225% and 300%, respectively, of the applicable ACL. Failure to maintain these requirements would trigger regulatory action by the state. At December 31, 2012, our HMO and insurance subsidiaries were in compliance with these minimum capital requirements. The combined statutory capital and surplus of our HMO and insurance subsidiaries was approximately, $926.0 million and $858.0 million at December 31, 2012 and 2011, respectively, compared to the required surplus of approximately, $383.0 million and $310.0 million at December 31, 2012 and 2011, respectively. The combined statutory capital and surplus of our HMO and insurance subsidiaries was $1.1 billion at September 30, 2013.

The statutory framework for our regulated subsidiaries’ minimum capital requirements changes over time. For instance, RBC requirements may be adopted by more of the states in which we operate.

These subsidiaries are also subject to their state regulators’ overall oversight powers. For example, the state of New York adopted regulations that increase the reserve requirement annually until 2018. In addition, regulators could require our subsidiaries to maintain minimum levels of statutory net worth in excess of the amount required under the applicable state laws if the regulators determine that maintaining such additional statutory net worth is in the best interest of our members and other constituencies. Moreover, if we expand our plan offerings in a state or pursue new business opportunities, we may be required to make additional statutory capital contributions.

In addition to the foregoing requirements, our regulated subsidiaries are subject to restrictions on their ability to make dividend payments, loans and other transfers of cash. Dividend restrictions vary by state, but the maximum amount of dividends which can be paid without prior approval from the applicable state is subject to restrictions relating to statutory capital, surplus and net income for the previous year. Some states require prior approval of all dividends, regardless of amount. States may disapprove any dividend that, together with other dividends paid by a subsidiary in the prior 12 months, exceeds the regulatory maximum as computed for the subsidiary based on its statutory surplus and net income. For the nine months ended September 30, 2013, and the years ended December 31, 2012, 2011 and 2010, we received $107.0 million, $192.0 million, $92.0 million and $45.7 million respectively, in cash dividends from our regulated subsidiaries.

Also, we may only invest in the types of investments allowed by a particular state in order to qualify as admitted assets in that state and we are required by certain states to deposit or pledge assets that are considered restricted assets. At September 30, 2013, December 31, 2012 and 2011, our restricted assets consisted of cash and cash equivalents, money market accounts, certificates of deposits, and U.S. government securities.

HIPAA and State Privacy Laws

HIPAA, as modified by the Health Information Technology for Economic and Clinical Health Act, and the regulations adopted under HIPAA are intended to improve the portability and continuity of health insurance coverage and simplify the administration of health insurance claims and related transactions. All health plans, including ours, are subject to HIPAA. HIPAA generally requires health plans to:

•	protect the privacy and security of patient health information through the implementation of appropriate administrative, technical and physical safeguards; and

•	establish the capability to receive and transmit electronically certain administrative health care transactions, such as claims payments, in a standardized format.

We are also subject to state laws that provide for greater privacy of individuals’ health information; such laws are not preempted by HIPAA.

Fraud and Abuse Laws

Federal and state enforcement authorities have prioritized the investigation and prosecution of health care fraud, waste and abuse. Fraud, waste and abuse prohibitions encompass a wide range of operating activities, including kickbacks or other inducements for referral of members or for the coverage of products (such as prescription drugs) by a plan, billing for unnecessary medical services by a provider, improper marketing and violation of patient privacy rights. Companies involved in public health care programs such as Medicaid and Medicare are required to maintain compliance programs to detect and deter fraud, waste and abuse, and are often the subject of fraud, waste and abuse investigations and audits. The regulations and contractual requirements applicable to participants in these public-sector programs are complex and subject to change. Although we have structured our compliance program with care in an effort to meet all statutory and regulatory requirements, our policies and procedures are continuously under review and subject to updates and our training and education programs are always evolving. We have invested significant resources to enhance our compliance efforts, and we expect to continue to do so.

Federal and state laws and regulations governing submission of information and claims to agencies

We are subject to federal and state laws and regulations that apply to the submission of information and claims to various agencies. For example, the federal False Claims Act provides, in part, that the federal government may bring a lawsuit against any person or entity who it believes has knowingly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or who has made a false statement or used a false record to get a claim approved. The federal government has taken the position that claims presented in violation of the federal anti-kickback statute may be considered a violation of the federal False Claims Act. Violations of the False Claims Act are punishable by treble damages and penalties of up to a specified dollar amount per false claim. In addition, a special provision under the False Claims Act allows a private person (for example, a “whistleblower” such as a disgruntled former associate, competitor or member) to bring an action under the False Claims Act on behalf of the government alleging that an entity has defrauded the federal government and permits the private person to share in any settlement of, or judgment entered in, the lawsuit.

A number of states, including states in which we operate, have adopted false claims acts that are similar to the federal False Claims Act.

Principal Executive Offices

Our principal executive offices are located at 8725 Henderson Road, Renaissance One, Tampa, Florida 33634, and our telephone number is (813) 290-6200. Our internet address is www.wellcare.com. Information on our website does not constitute a part of, and is not incorporated into, this prospectus supplement.

MANAGEMENT

Directors

The names and ages of the Company’s directors and experience with the Company are listed below. All information is as of November 4, 2013.

Name	Age	Director Since
David J. Gallitano, Chairman	65	2009
Richard C. Breon	62	2013
Carol J. Burt	55	2010
Roel C. Campos	64	2013
Alec Cunningham	46	2010
D. Robert Graham	76	2007
Kevin F. Hickey	62	2002
Christian P. Michalik	44	2002
Glenn D. Steele, Jr. M.D.	69	2009
William L. Trubeck	67	2010
Paul E. Weaver	68	2010

The following is a biographical summary of the experience of the Company’s directors:

David J. Gallitano.    On October 31, 2013, our Board of Directors appointed Mr. Gallitano as Chief Executive Officer, on an interim basis, replacing Alec Cunningham . Mr. Gallitano will fill both the Chairman and Chief Executive Officer roles until a successor for the Chief Executive Officer role is appointed. Mr. Gallitano was elected Chairman in May 2013. Mr. Gallitano has been President of Tucker Advisors, Inc., a private investment and consulting firm, since 2002. Mr. Gallitano was the Chairman and Chief Executive Officer of APW, Ltd., a manufacturer of specialized industrial products and provider of related services, from 2003 to 2005 and Chairman and Chief Executive Officer of Columbia National, Inc., a residential and commercial real estate financing company, from 1993 until 2002. Mr. Gallitano was an Executive Vice President at PaineWebber Incorporated, where he headed the Principal Transactions Group, from 1986 through 1993. Mr. Gallitano also served as President and Chief Executive Officer of the General Electric Mortgage Capital Corporation from 1984 through 1986. Mr. Gallitano currently serves on the board of directors of The Hanover Insurance Group, Inc., a provider of insurance products, where he also serves as Chairman of the nominating and corporate governance committee, and previously served on the compensation committee and the audit committee. Mr. Gallitano previously served as a director, chair of the audit committee, chair of the compensation committee and a member of the nominating committee for Wild Oats Corporation, a natural and organic foods retailer, from 2004 to 2007. Mr. Gallitano holds a bachelor’s degree from George Washington University and an MBA from the University of Chicago.

Richard C. Breon.    Mr. Breon has served as President and Chief Executive Officer of Spectrum Health System, a non-profit integrated health care organization based in West Michigan, since 2000. Prior to that, Mr. Breon served as President and Chief Executive Officer of Mission Health System Inc., a member of Ascension Health, and St. Mary’s Hospital and Medical Center in Evansville, Indiana from 1995 to August 2000. Prior to that, he served as President and Chief Executive Officer of Mercy Hospital in Iowa City, Iowa from 1989 to 1995. The former chair of the Michigan Health and Hospital Association, Mr. Breon is a current board member for The Right Place, Inc., a regional non-profit economic development organization, and the West Michigan Regional Air Alliance, a non-profit promoting commercial air travel in West Michigan. A fellow of the American College of Healthcare Executives, he received a Master of Arts degree in Hospital and Health Administration from the University of Iowa and a Bachelor of Science degree from Iowa State University.

Carol J. Burt.    Ms. Burt, a principal of Burt-Hilliard Investments since 2008, is a private investor with more than 30 years’ experience in operations, strategy, corporate finance and investment banking. Ms. Burt has served as an operating partner for Consonance Capital Partners, a New York-based private equity firm focused on the healthcare industry, since January 2013. Ms. Burt was formerly an executive of WellPoint, Inc., where she served from 1997 to 2007, most recently as WellPoint’s Senior Vice President, Corporate Finance and Development. In her time at WellPoint, Ms. Burt was responsible for, among other things, corporate strategy, mergers and acquisitions, finance, treasury and real estate management. In addition, WellPoint’s financial services and international insurance business units reported to her. Since 2011, she has served as a director of Envision Healthcare Holdings, Inc., a company focused on outsourced facility-based physician and healthcare transportation services, where she serves on the audit, finance and nominating and governance committees. Previously, Ms. Burt served on the boards of Vanguard Health Systems, Inc. a publicly-held hospital management company from 2011 until October 2013 and Transitional Hospitals Corporation, a publicly-held company that operated long-term care and psychiatric hospitals from 1996 to 1997. Before joining WellPoint, Ms. Burt was Senior Vice President and Treasurer of American Medical Response and spent 16 years with Chase Securities (now JP Morgan) most recently as founder and head of the Health Care Investment Banking Group.

Roel C. Campos.    Mr. Campos is a partner with the law firm of Locke Lord LLP, which he joined in April 2011. He practices in the areas of securities regulation, corporate governance and securities enforcement. He had previously been a partner in the law firm of Cooley LLP from September 2007 to April 2011. Prior to that, he received a presidential appointment and served as a Commissioner of the SEC from 2002 to 2007. Prior to serving with the SEC, Mr. Campos was a founding partner of a Houston-based radio broadcaster. Earlier in his career, he practiced corporate law and later served as a federal prosecutor in Los Angeles, California. Mr. Campos has been a director of Regional Management Corp., a NYSE- listed specialty consumer finance company since March 2012. He is a trustee for the Managed Portfolio Series, an open-end mutual fund registered with the SEC under the Investment Company Act of 1940. He is also a director of Paulson International Ltd., a privately-held, Cayman-based hedge fund and a director of a private registered broker-dealer, Liquidnet Holdings, Inc. Mr. Campos was selected by President Barack Obama to serve on his citizen Presidential Intelligence Advisory Board. Mr. Campos also serves on the Advisory Board for the Public Company Accounting Oversight Board and serves on various non-profit boards. Mr. Campos earned a Bachelor of Science degree from the United States Air Force Academy, a Master of Science in Business Administration from the University of California, Los Angeles, and a Juris Doctorate from Harvard Law School.

Alec Cunningham.    Mr. Cunningham joined WellCare in January 2005. He served as the Company’s Chief Executive Officer from December 2009 until October 2013. Since June 2010, Mr. Cunningham also has served as a member of WellCare’s Board of Directors. Prior to being elected Chief Executive Officer, Mr. Cunningham held several positions within WellCare, including Vice President of Business Development, Senior Vice President of Government Relations and New Markets, President, Florida Region and, most recently, President, Florida and Hawaii Division. Mr. Cunningham does not currently serve on any other company’s board of directors.

D. Robert Graham.    Since his retirement from the United States Senate in 2005, Senator Graham has been Chair of the Board of Oversight of the Bob Graham Center for Public Service, a political and civic leadership center at the University of Florida. Among his other duties, Senator Graham was appointed by the President of the United States to serve as co-chair of the National Commission on the BP Deepwater Horizon Oil Spill and Offshore Drilling from its inception in May 2010 until its report was published in January 2011. He also served on the Financial Crisis Inquiry Commission which concluded its operations in February 2011. Senator Graham also served as the Chairman of the Commission on the Prevention of Weapons of Mass Destruction Proliferation and Terrorism, which published its report in the fall of 2008, and he continues the work of the Commission by serving as co-chairman of the WMD Center, a non-profit research organization. From September 2009 to February 2012, he served as a member of the Central Intelligence Agency External Advisory Board. From September 2005 until June 2006, Senator Graham served a one-year term as a senior Fellow at Harvard University’s John F. Kennedy School of Government. From January 1987 to January 2005, he served in the United States Senate. From January 1979 to January 1987, Senator Graham was the Governor of the State of Florida. Senator Graham served as an executive of the Graham Companies prior to his election as Governor of Florida and now is a member of the board of directors. The Graham Companies is a family of corporate entities engages in dairy, beef cattle and pecan production in Florida and Georgia and real estate development and management in Miami Lakes, Florida.

Kevin F. Hickey.    Since January 1983, Mr. Hickey has served as Principal of HES Advisors, a strategic advisory firm serving the health care, health care technology and life sciences industries, where he also serves as a director. From January 2006 to December 2007, Mr. Hickey served as President of D2Hawkeye, Inc. (now VeriskHealth). From January 2008 to March 2012, Mr. Hickey served as Senior Advisor to Verisk Analytics, Inc., a company specializing in health care predictive analytics. Mr. Hickey previously served as a director of DiagnosisOne, a privately-held health care technology company, from 2011 to 2012. Mr. Hickey previously served as a director of Healthaxis Inc., from 2000 to 2007. He was also Founder and Chairman of IntelliClaim, Inc. from 1999 until 2005, when it was acquired by McKesson, Inc.

Christian P. Michalik.    Since July 2004, Mr. Michalik has served as Managing Director of Kinderhook Industries, a private equity investment firm. Mr. Michalik has significant investment experience in the health care sector and currently is chairman of several specialized health care service companies, including Nurse On Call, Inc., Clinical Research Advantage, Inc. and E4 Health Care, Inc.

Glenn D. Steele, Jr. M.D.    Dr. Steele is the President and Chief Executive Officer of Geisinger Health System, a physician-led health care system serving multiple regions of Pennsylvania, a position he has held since 2001. Dr. Steele also serves on the board of directors of Weis Markets, Inc., a supermarket chain, where he currently serves on the compensation committee. He also serves on the board of directors of Cepheid, a molecular diagnostics company that develops, manufactures and markets molecular systems and tests. He also serves as a member of Cepheid’s compensation committee and previously served on the nominating/governance committee.

William L. Trubeck.    From March 2011 until July 2011, Mr. Trubeck served as Interim Executive Vice President and Chief Financial Officer of YRC Worldwide, Inc., a freight, shipping and trucking services company. He also served as a director of YRC Worldwide, Inc. from 1994 until July 2011 and was chair of the audit/ethics committee. He was formerly Executive Vice President and Chief Financial Officer of H&R Block, Inc., a tax services provider, from 2004 to 2007. Mr. Trubeck also previously served as a director of Dynegy, Inc., a wholesale power, capacity and ancillary services company, from April 2003 to June 2011 and also served as a member of the compensation and human resources committee and as chair of the audit and compliance committee. Mr. Trubeck previously served as a director of Ceridian Corp. from 2006 to 2007, where he also served as a member of the audit committee.

Paul E. Weaver.    Mr. Weaver is a former executive of PricewaterhouseCoopers, LLP. Mr. Weaver served PricewaterhouseCoopers, LLP from 1972 until 2006, including as its Vice Chairman from 1994 to 1999 and as Chairman of its Global Technology and Infocomm practice from 1999 to 2006. Mr. Weaver has served as a director of AMN Healthcare Services, Inc., a health care staffing and management services company, since 2006 and currently serves as the chair of AMN’s audit committee and as a member of its executive committee. Since 2010, Mr. Weaver has also served as a director of Unisys Corporation, an information technology consulting company, where he also serves as chair of the audit committee and as a member of the compensation committee. Mr. Weaver previously served as a director and member of the audit committee and the corporate governance and nominating committee of Gateway, Inc., a retail computer company, from 2006 until 2007 and as a director of Idearc Media Corp., now known as SuperMedia LLC, an advertising agency, from 2006 until 2010, where he also served as chair of the audit committee.

Executive Officers

The names and ages of the Company’s executive officers, and their positions, terms of office and, except for Mr. Gallitano, business experience are listed below. All information is as of November 4, 2013. Officers serve at the discretion of the Board of Directors. Mr. Gallitano’s biography appears under “Directors”.

Name	Age	Title	Employed Since
David J. Gallitano	65	Chief Executive Officer	2013
Thomas L. Tran	57	Senior Vice President and Chief Financial Officer	2008
Steven E. Goldberg, M.D.	52	Senior Vice President and Chief Medical Officer	2013
Michael R. Polen	33	Senior Vice President, Operations	2005
Lawrence D. Anderson	53	Senior Vice President and Chief Human Resources Officer	2010
Lisa G. Iglesias	48	Senior Vice President, General Counsel and Secretary	2010
Blair W. Todt	46	Senior Vice President, External Affairs	2010
Cyndi Baily	50	Senior Vice President and Chief Compliance Officer	2012

Thomas L. Tran has served as our Senior Vice President and Chief Financial Officer since July 2008. Prior to joining WellCare, Mr. Tran was the President, Chief Operating Officer and Chief Financial Officer of CareGuide, Inc., a health management company, from June 2007 to June 2008. From July 2005 to June 2007, Mr. Tran was Senior Vice President and Chief Financial Officer of Uniprise, one of the principal operating businesses of UnitedHealth Group that manages health care benefits programs for employers. Mr. Tran holds a degree in accounting from Seton Hall University and a Master of Business Administration in Finance from New York University.

Steven E. Goldberg has served as our Senior Vice President and Chief Medical Officer since July 2013. Prior to that, Dr. Goldberg served as Senior Medical Director for Coventry Healthcare of Kentucky from May 2012 to June 2013. He also practiced as an emergency room physician until May 2013. From July 2010 to May 2012, he was Vice President and Chief of Medical Affairs for Express Scripts. From October 2005 to July 2010, Dr. Goldberg served as Corporate Medical Director, Clinical Policy & Quality. Earlier in his career, Dr. Goldberg held clinical leadership roles with Excellus Blue Cross Blue Shield, Aetna and Kaiser Permanente. Earlier in his career, Dr. Goldberg held clinical leadership roles with Humana, Excellus Blue Cross Blue Shield, Aetna and Kaiser Permanente. Dr. Goldberg earned a bachelor’s degree from Georgetown University, a Doctor of Medicine degree from Jefferson Medical College and a Master’s Degree in Business from Binghamton University. He completed his residency in family practice at Wilson Regional Medical Center in Johnson City, N.Y. He is a diplomate of the American Academy of Family Physicians and a diplomate of the American Board of Family Medicine. Dr. Goldberg has active medical licenses in Indiana, Kentucky and Missouri.

Michael R. Polen joined WellCare in 2005, and has served as our Senior Vice President, Operations since September 2013. Prior to that, he held the position of Vice President, Corporate Initiatives and Strategy. His previous positions at WellCare included roles in health plan operations and finance. Prior to joining WellCare, Mr. Polen was with JP Morgan’s treasury services operations. He holds an MBA from the University of South Florida and a bachelor’s degree from the University of Florida.

Lawrence D. Anderson joined us in October 2010 and serves as our Senior Vice President and Chief Human Resources Officer. Before joining WellCare, Mr. Anderson was the Senior Vice President of Human Resources for ValueOptions, a managed care company that specializes in management of behavioral health services, from October 2006 to October 2010. Prior to this, he served as Vice President of Human Resources at WellPoint, Inc. from October 1997 to May 2006. Mr. Anderson earned his Bachelor of Business Administration and Master of Industrial Relations degrees from the University of Minnesota.

Lisa G. Iglesias has served as our Senior Vice President, General Counsel and Secretary since February 2012. She first joined WellCare in February 2010 as Vice President, Securities and Assistant General Counsel. Prior to joining WellCare, Ms. Iglesias served as General Counsel and Corporate Secretary for Nordstrom, Inc. from 2007 to 2008, and as General Counsel and Secretary of Spherion Corporation from 1999 to 2007. Ms. Iglesias earned her Juris Doctorate from the University of Miami. She also holds a Master of Accountancy degree and a Bachelor of Science in Business Administration, both from the University of South Florida. She is a member of the Florida, Washington and District of Columbia Bars and is a certified public accountant in Florida.

Blair W. Todt has served as our Senior Vice President, External Affairs since November 2013. Mr. Todt joined WellCare in April 2010 as our Senior Vice President and Chief Compliance Officer. Prior to joining WellCare, Mr. Todt was Senior Vice President, General Counsel and Secretary for health care provider MedCath Corporation from February 2007 to March 2010. From May 2005 to February 2007, Mr. Todt served as Deputy General Counsel, Compliance and Litigation at BearingPoint, Inc. (formerly KPMG Consulting Inc.). Mr. Todt received his undergraduate degree in political communication from The George Washington University and his Juris Doctorate from Brooklyn Law School.

Cyndi Baily has served as our Senior Vice President and Chief Compliance Officer since November 2013. She first joined WellCare as Senior Corporate Counsel in July 2012, and most recently served as Vice President and Assistant General Counsel. Prior to joining WellCare, Ms. Baily served as Senior Counsel for the Pacific Northwest National Laboratory’s Battelle Memorial Institute from July 2011 to July 2012. From July 2009 to July 2011, she was Deputy General Counsel for King Abdullah University of Science and Technology in Saudi Arabia. From January 1998 to July 2009, she was Senior Vice President, General Counsel and Corporate Compliance Officer for the Baylor College of Medicine. Ms. Baily holds a Bachelor’s degree from Allegheny College, a Master’s in Public Health from the University of Texas School of Public Health and a Juris Doctorate from the University of Houston.

DESCRIPTION OF OTHER INDEBTEDNESS

The following summary of certain provisions of the instruments evidencing our material indebtedness does not purport to be complete and may not contain all of the information that is important to you, and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements. See “Where You Can Find More Information.”

New Credit Facility

Promptly following the completion of this offering and the repayment and termination of our Exiting Credit Facility, and subject to the completion of this offering and repayment and termination of our Existing Credit Facility, we intend to enter into the New Credit Facility. Included below is a summary of the expected terms of the New Credit Facility, but there can be no assurance we will enter into the New Credit Facility on the terms described below or at all. The New Credit Facility will be for a term of 5 years and provide up to $300 million to us on a senior and unsecured revolving basis. Unlike the Existing Credit Facility, the New Credit Facility will be unsecured and none of our subsidiaries will be guarantors.

Under the New Credit Facility, outstanding borrowings designated as Alternate Base Rate (“ABR”) loans will bear interest at a rate per annum equal to an applicable margin ranging from 0.50% to 1.25% (2.25% under the Existing Credit Facility) plus the greatest of:

•	the prime rate in effect on such day;

•	the federal funds effective rate in effect on such day plus 0.50%; and

•	the adjusted London Inter-Bank Offered Rate (“Adjusted LIBOR”) for a 1-month interest period on such day plus 1%.

Outstanding borrowings designated as Eurodollar loans will bear interest at a rate per annum equal to Adjusted LIBOR for the interest period in effect plus an applicable margin ranging from 1.50% to 2.25% (3.25% under the Existing Credit Facility). Our ratio of total consolidated debt to consolidated earnings before interest, taxes, depreciation and amortization, as defined in the New Credit Facility (our “Cash Flow Leverage Ratio”) determines the applicable margin for both ABR and Eurodollar loans.

We will incur a fee of 0.25% to 0.375% (0.50% under the Existing Credit Facility) for unutilized commitments under the New Credit Facility, depending upon our Cash Flow Leverage Ratio.

The New Credit Facility will include customary covenants and restrictions which, among other things, will limit our ability to incur additional indebtedness. Among other terms, we may incur additional senior and subordinated unsecured indebtedness subject to the satisfaction of certain conditions, including that our Cash Flow Leverage Ratio, calculated to include any such debt incurred, is at least 0.25 times less than the maximum Cash Flow Leverage Ratio. In addition, the New Credit Facility will require that we maintain:

•	a Cash Flow Leverage Ratio of not more than 3.00 times (2.75 times under the Existing Credit Facility);

•	a minimum fixed charge coverage ratio of 3.00 times; and

•	a minimum level of statutory net worth for our regulated subsidiaries.

The New Credit Facility will also provide that we may, at our option, increase the aggregate amount of the New Credit Facility by up to $75.0 million without the consent of any lenders not participating in such increase, subject to certain customary conditions and lenders committing to provide the increase in funding. There can be no assurance that additional funding will become available.

The New Credit Facility will also contain customary representations and warranties and events of default. Payment of outstanding principal and related accrued interest may be accelerated and become immediately due and payable upon our default of payment or other performance obligations, or our failure to comply with financial or other covenants in the New Credit Facility, subject to applicable notice requirements and cure periods.

The terms and timing of the New Credit Facility may differ substantially or materially from those described above and there can be no assurance we will enter into the New Credit Facility.

DESCRIPTION OF NOTES

The     % senior notes due 2020 (the “notes”) constitute a series of “debt securities” referred to in the accompanying prospectus. The notes will be treated as a single class of securities under the indenture for voting and other purposes. This description supplements and, to the extent inconsistent therewith, replaces the descriptions of the general terms and provisions contained in “Description of Debt Securities” in the accompanying prospectus.

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions”. In this description, references to “WCG”, “us” and “our” refer only to WellCare Health Plans, Inc. and not to any of its subsidiaries.

WCG will issue the notes pursuant to a base indenture and a supplemental indenture each to be dated as of the Issue Date, between itself and The Bank of New York Mellon Trust Company, N.A., as trustee (the “indenture”). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description and the “Description of Debt Securities” in the accompanying prospectus are a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description or the “Description of Debt Securities” in the accompanying prospectus, defines your rights as holders of the notes. Copies of the indenture are available upon request to WCG at the address indicated under “Where You Can Find Additional Information and Incorporation by Reference” elsewhere in this prospectus supplement. Certain defined terms used in this description but not defined below under the caption “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes

The Notes

The notes:

•	will be senior unsecured obligations of WCG;

•	will be equal in right of payment to all existing and future senior unsecured obligations of WCG (including WCG’s obligations under the Credit Agreement);

•	will be effectively subordinate in right of payment to any existing or future secured obligations of WCG to the extent of the value of the assets securing such obligations; and

•	will be senior in right of payment to any future subordinated obligations of WCG.

As of the Issue Date, none of WCG’s subsidiaries will guarantee the notes. As a result, the notes will be structurally subordinated to all liabilities (including Indebtedness as well as medical claims liability, accounts payable and accrued expenses, unearned revenue and other long-term liabilities) of WCG’s subsidiaries. Any right of WCG to receive assets of any of its subsidiaries upon the subsidiary’s liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that WCG is itself recognized as a creditor of the subsidiary, in which case the claims of WCG would still be subordinate in right of payment to any obligations that are secured by the assets of the subsidiary to the extent of the value of the assets securing such obligations and any obligations of the subsidiary senior to that held by WCG.

Substantially all of WCG’s operations are conducted through its subsidiaries. Therefore, WCG’s ability to service its Indebtedness, including these notes, is dependent upon the earnings of its subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to WCG. Certain of WCG’s subsidiaries are restricted by statute, regulatory capital requirements and certain contractual obligations in their ability to make distributions to WCG. As a result, we may not be able to cause the subsidiaries to distribute sufficient funds to enable us to meet our obligations under the notes. See “Risk Factors—Risks Related to the Notes— We will depend on the business of and distributions from our subsidiaries to satisfy our obligations under the notes and we cannot assure you that the operating results of our subsidiaries will be sufficient to, or our subsidiaries will be permitted to, make distributions or other payments to us”.

As of September 30, 2013, as adjusted to give effect to this offering and the use of proceeds therefrom, including the repayment of all Indebtedness under and termination of the Existing Credit Agreement, WCG would have had approximately $600.0 million of Indebtedness outstanding and WCG’s subsidiaries had approximately $1.4 billion of liabilities outstanding, including medical benefits payable, unearned premiums, accounts payable, other accrued expenses and liabilities and other payables to government partners (excluding intercompany liabilities). As of September 30, 2013, our subsidiaries held cash, cash equivalents and investments of $1.8 billion. As of September 30, 2013, WellCare Health Plans, Inc. held cash, cash equivalents and investments of $49.0 million.

As of the Issue Date, all of our direct and indirect subsidiaries will be “Restricted Subsidiaries”. However, under the circumstances described below under the subheading ‘‘—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries”, we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries”. Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

As of the Issue Date, none of WCG’s subsidiaries will guarantee the notes. Certain of our operating subsidiaries are licensed insurance companies or health management organizations in the jurisdictions in which we do business. Applicable laws and related regulations require approval by the state regulators in order for certain of our subsidiaries to guarantee the notes. We have not sought, nor do we intend to seek, such approval. In the future, the notes will be fully and unconditionally guaranteed on a senior basis by each of our U.S. subsidiaries that becomes a guarantor of our other debt under (a) the first paragraph under the caption “Description of Notes—Incurrence of Indebtedness and Issuances of Preferred Stock” or (b) clauses (1), (2), (3), (5) (only to the extent such Permitted Refinancing Indebtedness was not previously guaranteed) (12)(a) (only to the extent that the Indebtedness thereby guaranteed was incurred under (a) the first paragraph under the caption “Description of Notes—Incurrence of Indebtedness and Issuances of Preferred Stock” and (b) clauses (1), (2), (3), (13), (14) (other than with respect to Standard Securitization Undertakings and Limited Originator Recourse), (15), (18), (19), (20) and (21) of the second paragraph under the caption “Description of Notes—Incurrence of Indebtedness and Issuances of Preferred Stock”), (13), (14) (other than with respect to Standard Securitization Undertakings and Limited Originator Recourse), (15), (18), (19), (20) and (21) of the second paragraph under the caption “Description of Notes—Incurrence of Indebtedness and Issuances of Preferred Stock”. See “Description of Notes—Limitation on Issuances of Guarantees of Indebtedness”.

The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured, (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral or (3) Indebtedness that is not guaranteed as subordinated or junior to Indebtedness that is guaranteed merely because of such guarantee.

Principal, Maturity and Interest

WCG initially will issue $600.0 million aggregate principal amount of notes. Subject to compliance with the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” below, WCG may issue additional notes under the indenture from time to time after this offering. The initial notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions, and offers to purchase. WCG will issue notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000.

The notes will mature on November     , 2020.

Interest on the notes will accrue at the rate of     % per annum and will be payable semi-annually in arrears on May      and November     , commencing on May     , 2014. WCG will make each interest payment to the holders of record on the immediately preceding                      and                     , respectively.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

All payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless WCG elects to make interest payments by check mailed to the holders at their address set forth in the register of holders; provided that all payments of principal, premium, if any, and interest with respect to notes represented by one or more global notes registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. WCG may change the paying agent or registrar without prior notice to the holders of the notes, and WCG or any of its Restricted Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. WCG is not required to transfer or exchange any note selected for redemption. Also, WCG is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

At any time prior to November     , 2016, WCG may on any one or more occasions redeem up to 40% of the aggregate principal amount of notes issued under the indenture (including any additional notes, but excluding notes held by WCG or its Subsidiaries), upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to % of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to, but not including, the applicable date of redemption (subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds of an Equity Offering by WCG; provided that:

(1)	at least 60% of the aggregate principal amount of notes issued under the indenture (including any additional notes, but excluding notes held by WCG or its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

At any time prior to November     , 2016, WCG may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the applicable date of redemption (subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date).

Except pursuant to the preceding two paragraphs, the notes will not be redeemable at WCG’s option prior to November     , 2016.

On or after November     , 2016, WCG may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes redeemed, to, but not including, the applicable date of redemption, if redeemed during the twelve-month period beginning on November of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date:

Year	Percentage
2016		%
2017		%
2018 and thereafter	100.000%

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, based on a method that most nearly approximates a pro rata basis unless otherwise required by law or depository requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by electronic transmission (for notes held in book entry form) or first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notice of any redemption may, at WCG’s discretion, be subject to one or more conditions precedent.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. Unless WCG defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

WCG is not required to make mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, WCG may be required to offer to purchase notes as described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”. WCG and its Subsidiaries may at any time and from time to time purchase notes in open market transactions, tender offers or otherwise.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control Event, each holder of notes will have the right to require WCG to repurchase all or any part (provided that no notes of $2,000 or less will be repurchased in part) of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, WCG will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but not including, the date of purchase (subject to the right of holders of notes on the relevant record date to receive interest due on the relevant interest payout date).

Within 30 days following any Change of Control Event, WCG will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control Event and offering to repurchase notes on the Change of Control Payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date of such Change of Control Event, pursuant to the procedures required by the indenture and described in such notice. WCG will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase and/or payment at maturity of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the change of control provisions of the indenture, WCG will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment date, WCG will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered and not withdrawn; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased by WCG.

The paying agent will promptly mail or wire transfer to each holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to the unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000.

WCG will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control payment date.

Under clause (3) of the definition of Change of Control, a Change of Control will occur when a majority of WCG’s Board of Directors are not Continuing Directors. In a recent decision in connection with a proxy contest, the Delaware Court of Chancery held that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as “continuing directors”, provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties owed to the corporation and its stockholders. Therefore, in certain circumstances involving a significant change in the composition of WCG’s Board of Directors, including in connection with a proxy contest where WCG’s Board of Directors does not endorse a dissident slate of directors but approves them as Continuing Directors, holders of the notes may not be entitled to require WCG to make a Change of Control Offer.

If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and WCG, or any other Person making a Change of Control Offer in lieu of WCG as described below, purchases all of the notes validly tendered and not withdrawn by such holders, WCG or such Person will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, to, but excluding, the date of redemption.

The Credit Agreement will provide and any future credit agreements or other agreements to which WCG or its Subsidiaries becomes a party may provide, that certain change of control events with respect to WCG would constitute a default thereunder or otherwise provide the lenders thereunder with the right to require WCG to repay obligations outstanding thereunder. WCG’s ability to repurchase notes following a Change of Control Event also may be limited by WCG’s then existing resources. The provisions described above that require WCG to make a Change of Control Offer following a Change of Control Event will be applicable whether or not any other provisions of the indenture are applicable to the Change of Control Event. Except as described above with respect to a Change of Control Event, the indenture does not contain provisions that permit the holders of the notes to require that WCG repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

WCG will not be required to make a Change of Control Offer upon a Change of Control Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by WCG and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to the indenture as described under the caption “—Optional Redemption”, unless and until there is a default in payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control Event and may be conditional upon the occurrence of a Change of Control Event, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of WCG and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require WCG to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of WCG and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

WCG will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) WCG (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets sold, leased, transferred, conveyed or otherwise disposed of or Equity Interests of any Restricted Subsidiary of WCG issued, sold, transferred, conveyed or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by WCG or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this clause (2), each of the following will be deemed to be cash:

(a) any liabilities, as shown on WCG’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto, of WCG or any of its Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) (A) that are assumed by the transferee of any such assets and from which WCG or such Restricted Subsidiary have been validly released by all creditors in writing, or (B) in respect of which neither WCG nor any Restricted Subsidiary following such Asset Sale has any obligation;

(b) any securities, notes or other obligations received by WCG or any such Restricted Subsidiary from such transferee that are converted by WCG or such Restricted Subsidiary into cash or Cash Equivalents within 90 days, to the extent of the cash or Cash Equivalents received in that conversion; and

(c) any Designated Non-cash Consideration received by WCG or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) not to exceed 5.0% of the Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration (determined based on the most recently ended fiscal quarter for which internal financial statements are available and with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be cash for purposes of this paragraph and for no other purpose.

To the extent that the Fair Market Value of any Asset Sale exceeds 10.0% of Consolidated Total Assets at the time of receipt of the Net Proceeds of any such Asset Sale (determined based on the most recently ended fiscal quarter for which internal financial statements are then available and with the Fair Market Value of each Asset Sale being measured at the time of such Asset Sale), then, within 365 days after the receipt of any Net Proceeds from any such Asset Sale, WCG or such Restricted Subsidiary may apply those Net Proceeds (but shall only be required to apply that portion of the Net Proceeds from such Asset Sale that exceeds 10.0% of Consolidated Total Assets) at its option (or any portion thereof):

(1) to permanently repay (a) Indebtedness of WCG or any Restricted Subsidiary that is secured by a Lien or (b) Indebtedness of WCG or any Restricted Subsidiary incurred pursuant to clause (1) of the second paragraph under the caption “Description of Notes–Incurrence of Indebtedness and Issuance of Preferred Stock, in each case, other than Indebtedness owed to WCG or any Affiliate of WCG and, if such Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; or

(2) to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary), assets, or property or capital expenditures, in each case (a) used or useful in a Permitted Business or (b) that replace the properties and assets that are the subject of such Asset Disposition;

provided that a binding commitment to apply Net Proceeds as set forth in clauses (1) and (2) above shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as WCG or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 545 days after receipt of such Net Proceeds (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, then WCG or such Restricted Subsidiary shall be permitted to apply the Net Proceeds in any manner set forth in clauses (1) and (2) above before the expiration of such 545-day period and, in the event WCG or such Restricted Subsidiary fails to do so, then such Net Proceeds shall constitute Excess Proceeds (as defined below). Pending the final application of any Net Proceeds, WCG may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that were required to be applied in accordance with the first sentence of the immediately preceding paragraph and that are not so applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds $25.0 million, within 30 days thereof, WCG will make an offer (an “Asset Sale Offer”) to all holders of notes to purchase the maximum principal amount of notes and, if WCG is required to do so under the terms of any other Indebtedness that is pari passu in right of payment with the notes, such other Indebtedness on a pro rata basis with the notes, that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to, but not including, the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of the purchase of all properly tendered and not withdrawn notes pursuant to an Asset Sale Offer, WCG may use such remaining Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the notes and such other pari passu Indebtedness will be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

WCG will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, WCG will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

Certain Covenants

Covenant Termination

Following the first day (such date, the “Covenant Termination Date”):

(a) the notes have an Investment Grade Rating; and

(b) no Default has occurred and is continuing under the indenture;

WCG and its Restricted Subsidiaries shall cease to be subject to the provisions of the indenture summarized under the subheadings below:

•	“Restricted Payments”,

•	“Incurrence of Indebtedness and Issuance of Preferred Stock”,

•	“Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”,

•	“Limitation on Issuances of Guarantees of Indebtedness”,

•	“Transactions with Affiliates”, and

•	“Asset Sales”, described above

(collectively, the “Terminated Covenants”). No Default, Event of Default or breach of any kind shall be deemed to exist under the indenture or the notes with respect to the Terminated Covenants based on, and none of WCG or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring after the notes attain an Investment Grade Rating, regardless of whether such actions or event would have been permitted if the applicable Terminated Covenants remained in effect. The Terminated Covenants will not be reinstated even if WCG subsequently does not satisfy the requirements set forth in clauses (a) and/or (b) above. After the Terminated Covenants have been terminated, WCG and its Restricted Subsidiaries shall remain subject to the provisions of the indenture described above under the caption “Repurchase at the Option of Holders—Change of Control” and described under the following subheadings:

•	“Liens” (other than the definition of “Permitted Liens” which shall be replaced as set forth in the paragraph below),

•	“Merger, Consolidation or Sale of Assets” (other than the financial test set forth in clause (4) of that covenant), and

•	“SEC Reports”.

On the Covenant Termination Date, the definition of “Permitted Liens” described under the caption “Certain Definitions” below shall be replaced in its entirety with the following definition:

“Permitted Liens” means:

(1) Liens in favor of WCG or the Restricted Subsidiaries;

(2) Liens on any property or assets of a Person existing at the time such Person is merged with or into or consolidated with WCG or any Restricted Subsidiary of WCG; provided that such Liens were in existence prior to such merger or consolidation and not incurred in contemplation thereof and do not extend to any property or assets other than those of the Person merged into and consolidated with WCG or the Restricted Subsidiary;

(3) Liens for taxes, assessments or other governmental charges or claims not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP;

(4) Liens on any property or assets existing at the time of the acquisition thereof by WCG or any Restricted Subsidiary of WCG or existing on any property or asset of any Person that becomes a Restricted Subsidiary of WCG, or is merged with, or consolidated into, WCG or any Restricted

Subsidiary; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other property or assets of WCG or any Restricted Subsidiary of WCG;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, tenders, bids, trade contracts, leases, government contracts, performance bonds, landlords, carriers, warehousemen, mechanics and materialmen Liens and other similar Liens imposed by law, Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security and/or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens existing on the Covenant Termination Date;

(7) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the ordinary course of business of such Person;

(8) Liens created for the benefit of (or to secure) the notes (or any Subsidiary Guarantees);

(9) Liens arising from Uniform Commercial Code financing statement filings regarding leases entered into by WCG and its Restricted Subsidiaries in the ordinary course of business;

(10) Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured as permitted by the indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(11) Liens securing Hedging Obligations of WCG or any of its Restricted Subsidiaries, which transactions or obligations are incurred for bona fide hedging purposes (and not for speculative purposes) of WCG or its Restricted Subsidiaries;

(12) Liens to secure Indebtedness (including Acquired Debt, Capital Lease Obligations, mortgage financings or purchase money obligations) incurred for the purpose of financing all or any part of the purchase price, lease or cost of design, installation, construction or improvement of property, plant or equipment used in the business of WCG or any Restricted Subsidiary; provided that any such Lien (a) covers only the assets acquired, leased, designed, installed, constructed or improved with such Indebtedness and (b) is created within 270 days of such acquisition, construction or improvement;

(13) Liens required by any regulation, or order of or arrangement or agreement with any regulatory body or agency, so long as such Liens do not secure Indebtedness;

(14) Liens on assets transferred to a Securitization Subsidiary or on assets of a Securitization Subsidiary, in either case, incurred in connection with a Qualified Securitization Transaction;

(15) other Liens with respect to Indebtedness in an aggregate principal amount that does not exceed the greater of (a) 20.0% of Consolidated Total Assets and (b) the amounts available under clauses (2) and (14) of the definition of “Permitted Liens” in effect prior to the Covenant Termination Date;

(16) Liens securing judgments, decrees or attachments (or appeal or other surety bonds relating to such judgments), provided that no such judgment constitutes an Event of Default under paragraph (8) under the caption “Event of Default” or Liens securing appeal or surety bonds related thereto;

(17) licenses, leases or subleases and other intellectual property rights granted to others not interfering in any material respect with the business of WCG or any Restricted Subsidiary normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(18) Liens of a collection bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(19) Liens of sellers of goods to WCG and any Restricted Subsidiary arising under Article 2 of the UCC in effect in the relevant jurisdiction or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(20) Liens in the nature of municipal ordinances, zoning, entitlement, land use and environmental regulation;

(21) Liens solely on any cash earnest money deposits made by WCG or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23) Liens securing Indebtedness consisting of (a)(i) the financing of insurance premiums or (ii) incurred in the ordinary course of business and owed to any Person providing property, casualty or liability insurance to WCG or its Subsidiaries, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness shall only be outstanding during such year, or (b) take or pay obligations in supply agreements, in each case in the ordinary course of business; provided, in each case, any such Lien shall encumber only the rights and interests under the insurance policy that secures such Indebtedness; and

(24) Liens deemed to exist by reason of (x) any encumbrance or restriction (including put and call arrangements) with respect to any joint venture or similar arrangement or (y) any encumbrance or restriction imposed by any contract for the sale by WCG any of its Restricted Subsidiaries of any of the Equity Interests of its Restricted Subsidiaries, or any business unit or division or assets permitted pursuant to the indenture.

Restricted Payments

WCG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution (A) on account of WCG’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving WCG or any of its Restricted Subsidiaries) or (B) to the direct or indirect holders of WCG’s or any Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (i) payable in Equity Interests (other than Disqualified Stock) of WCG or (ii) to WCG or a wholly owned Restricted Subsidiary or to all holders of Capital Stock of a Restricted Subsidiary on a pro rata basis);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving WCG) any Equity Interests of WCG or any of its Restricted Subsidiaries (other than (a) Equity Interests of any wholly owned Restricted Subsidiary of WCG or (b) purchases, redemptions, defeasances or other acquisitions made by a Restricted Subsidiary on a pro rata basis from all shareholders of such Restricted Subsidiary);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligations (excluding any intercompany Indebtedness between or among WCG or any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof or the payment, purchase, redemption, defeasance or other acquisition or retirement for value of any such Subordinated Obligations, in each case where the Stated Maturity is within one year of such payment, purchase, redemption, defeasance or other acquisition or retirement for value; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof; and

(b) WCG would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by WCG and the Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (11) and (12) of the next succeeding paragraph), is less than the sum, without duplication, of:

(I) 50% of the Consolidated Net Income of WCG for the period (taken as one accounting period) from July 1, 2013 to the end of WCG’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(II) 100% of the aggregate net cash proceeds (or the Fair Market Value of property other than cash) received by WCG since the Issue Date as a contribution to its common equity capital or from the issuance or sale of Equity Interests of WCG (other than the issuance of Disqualified Stock or any Permitted Warrant Transaction) or from the issuance or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of WCG, in either case, that have been converted into or exchanged for such Equity Interests of WCG (other than Equity Interests or Disqualified Stock or debt securities sold to a Subsidiary of WCG), plus

(III) to the extent that any Restricted Investment that was made after the date of the indenture is (a) sold for cash or otherwise cancelled, liquidated or repaid for cash, the cash proceeds received with respect to such Restricted Investment (less the cost of disposition, if any) or (b) made in an entity that subsequently becomes a Restricted Subsidiary, an amount equal to the Fair Market Value of the Restricted Investments owned by WCG and the Restricted Subsidiaries in such entity at the time such entity becomes a Restricted Subsidiary, plus

(IV) 100% of the aggregate net cash proceeds (or the Fair Market Value of property other than cash) received by WCG since the Issue Date by means of (a) the sale (other than to WCG or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary and (B) a distribution or dividend from an Unrestricted Subsidiary (other than in each case to the extent such Investment constituted a Permitted Investment), in each case to the extent that such amounts were not otherwise included in the Consolidated Net Income for such period, plus

(V) in case, after the date hereof, any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary under the terms of the indenture or has been merged, consolidated or amalgamated with or into, or transfers or conveys assets to, or is liquidated into WCG or a Restricted Subsidiary, an amount equal to the Fair Market Value of the Restricted Investments owned by WCG and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of the redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable).

Notwithstanding the foregoing, and in the cases of clauses (6) and (12) below, so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2) any Restricted Payments made out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of WCG) of, Equity Interests of WCG (other than Disqualified Stock); provided, however, that the amount of any such net cash proceeds from such sale will be excluded from clause (c)(II) of the preceding paragraph;

(3) the redemption, repurchase, repayment, retirement, defeasance or other acquisition of any Subordinated Obligations with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the redemption, repurchase or other acquisition or retirement for value of any Equity Interests of WCG or any Restricted Subsidiary of WCG (a) held by any current or former director, officer, employee or consultant of WCG or any of its Subsidiaries and their Affiliates, heirs and executors pursuant to any management equity subscription plan or agreement, stock option or stock purchase plan or agreement or employee benefit plan as may be adopted by WCG or any of its Subsidiaries from time to time or pursuant to any agreement with any director, officer, employee or consultant of WCG or any of its Subsidiaries in existence on the date of the indenture or (b) from an employee of WCG or any of its Subsidiaries upon the termination of such employee’s employment with WCG or any of its Subsidiaries; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in reliance on this clause (4) (other than with respect to employees whose employment has terminated) may not exceed $10.0 million in any calendar year, with any unused amounts in any calendar year being carried forward to the immediately succeeding calendar year, and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of WCG, in each case to members of management, directors or consultants of WCG or any of its Subsidiaries that occurs after the Issue Date, provided that such cash proceeds utilized for redemptions, repurchases or other acquisitions or retirements will be excluded from clause (c)(II) of the preceding paragraph plus (B) the cash proceeds of “key man” life insurance policies received by WCG or its Restricted Subsidiaries after the Issue Date (provided that WCG may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year, it being understood that the forgiveness of any debt by such Person shall not be a Restricted Payment hereunder) less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4));

(5) repurchases, acquisitions, forfeitures or retirements of Capital Stock of WCG deemed to occur upon the exercise or vesting of stock options, warrants or restricted stock or similar rights under employee benefit plans of WCG or its Subsidiaries if such Capital Stock represents all or a portion of the exercise price thereof and repurchases, acquisitions, forfeitures or retirements of Capital Stock or options to purchase Capital Stock in connection with the exercise or vesting of stock options, warrants or restricted stock to the extent necessary to pay applicable withholding taxes;

(6) any Restricted Payments, so long as the Total Debt Ratio is no more than 2.0 to 1.0, both as of the date thereof and on a pro forma basis after giving effect to such Restricted Payment;

(7) payments of cash, dividends, distributions advances or other Restricted Payments by WCG or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of WCG; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of WCG);

(8) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Obligations or Disqualified Stock pursuant to provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all notes tendered by holders of the notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(9) the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of WCG or any preferred stock of any Restricted Subsidiary of WCG issued on or after the date of the indenture in accordance with the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of Fixed Charges;

(10) the making of cash payments in connection with any conversion of Permitted Convertible Indebtedness in an aggregate amount since the date of the indenture therefor not to exceed the sum of (a) the principal amount of such Permitted Convertible Indebtedness plus (b) any payments received by WCG or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;

(11) any payments in connection with (including, without limitation, the purchase of) a Permitted Bond Hedge Transaction and the settlement of any related Permitted Warrant Transaction (a) by delivery of shares of WCG’s common stock upon net share settlement of such Permitted Warrant Transaction or (b) by (i) set-off of such Permitted Warrant Transaction against the related Permitted Bond Hedge Transaction and (ii) payment of an amount due upon termination of such Permitted Warrant Transaction in common stock or using cash received upon the exercise, settlement or termination of a Permitted Bond Hedge Transaction upon any early termination thereof; and

(12) other Restricted Payments in an aggregate amount since the Issue Date not to exceed the greater of (a) $150.0 million and (b) 5.0% of Consolidated Total Assets.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the assets, property or securities proposed to be transferred or issued by WCG or such Restricted Subsidiary, as the case may be, pursuant to the Restricted

Payment. WCG will deliver to the trustee an officer’s certificate setting forth any Fair Market Value determinations. If WCG or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of WCG be permitted under the provisions of the indenture, such Restricted Payment shall be deemed to have been made in compliance with the indenture notwithstanding any subsequent adjustments made in good faith to WCG financial statements affecting Consolidated Net Income of WCG for any period.

Incurrence of Indebtedness and Issuance of Preferred Stock

WCG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and WCG will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock (including Disqualified Stock) other than to WCG; provided, however, that WCG may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any Guarantor may incur Indebtedness (including Acquired Debt) or issue preferred stock (including Disqualified Stock), if the Fixed Charge Coverage Ratio for WCG’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred stock or Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by WCG or any of its Restricted Subsidiaries of Indebtedness and letters of credit under one or more Credit Facilities; provided that the aggregate principal amount of all Indebtedness and letters of credit of WCG and any Restricted Subsidiary incurred pursuant to this clause (1) (with letters of credit being deemed to have a principal amount equal to the face amount thereof) does not exceed the greater of (a) $450.0 million and (b) 15.0% of Consolidated Total Assets;

(2) the incurrence by WCG and any of the Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by WCG and any of its Restricted Subsidiaries of Indebtedness represented by the initial notes (but not for additional notes);

(4) the incurrence by WCG or any of its Restricted Subsidiaries of Indebtedness (including Acquired Debt, Capital Lease Obligations, mortgage financings or purchase money obligations), Disqualified Stock and preferred stock, in each case incurred for the purpose of financing all or any part of the purchase price, lease or cost of design, installation, construction or improvement of property, plant or equipment used in the business of WCG or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness, Disqualified Stock and preferred stock incurred to refund, refinance or replace any Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (4), not to exceed the greater of (a) $120.0 million and (b) 4.0% of Consolidated Total Assets;

(5) the incurrence by WCG or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which serves to extend, defease, renew, refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was incurred under the first paragraph of this covenant or clauses (2) (excluding the Existing Credit Agreement), (3), (4), this clause (5), (13) or (18) of this paragraph;

(6) the incurrence by WCG or any of its Restricted Subsidiaries of intercompany Indebtedness between or among WCG and any of its Restricted Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than WCG or a Restricted Subsidiary and (ii) any subsequent sale or other transfer of any such Indebtedness to a Person that is not either WCG or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by WCG or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence of Indebtedness of WCG or any of its Restricted Subsidiaries consisting of guarantees, indemnities, holdbacks, earn-out, non-compete, consulting, deferred compensation, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries or contingent payment obligations incurred in connection with the acquisition of assets which are contingent on the performance of the assets acquired, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such assets or shares of Capital Stock of such Restricted Subsidiary for the purpose of financing such acquisition;

(8) the incurrence of Indebtedness of WCG or any of its Restricted Subsidiaries in respect of bid, appeal, surety and performance bonds, completion guarantees or other similar arrangements, provider claims, workers’ compensation claims, statutory, appeal or similar obligations, bankers’ acceptances, payment obligations in connection with sales tax and insurance or other similar requirements in the ordinary course of business or in respect of awards or judgments not resulting in an Event of Default;

(9) the incurrence by WCG or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, netting services and otherwise in connection with deposit accounts, so long as such Indebtedness is covered within 10 business days or arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(10) Indebtedness representing deferred compensation or other similar arrangements to employees and directors of WCG or any of its Restricted Subsidiaries incurred in the ordinary course of business;

(11) the incurrence by WCG or any of its Restricted Subsidiaries of Hedging Obligations; provided that such Hedging Obligations are entered into for bona fide hedging purposes (and not for speculative purposes) of WCG or its Restricted Subsidiaries;

(12) (a) the Guarantee by WCG or any of the Restricted Subsidiaries of Indebtedness of WCG or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is incurred by WCG and is subordinated to the notes, then the Guarantee of such Indebtedness by any of its Restricted Subsidiaries shall be subordinated to the same extent as the Indebtedness guaranteed and (b) the Guarantee by WCG or any of the Restricted Subsidiaries of Indebtedness of WCG or a Restricted Subsidiary required pursuant to applicable law or any applicable rule, regulation or order of, or arrangement with, any regulatory body or agency;

(13) Indebtedness of a Restricted Subsidiary outstanding on the date on which such Restricted Subsidiary was acquired by WCG or otherwise became a Restricted Subsidiary (other than Indebtedness incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted

Subsidiary became a subsidiary of WCG or was otherwise acquired by WCG), provided that after giving effect thereto, (a) WCG would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test in the first paragraph above, or (b) the Fixed Charge Coverage Ratio would be no worse than immediately prior thereto;

(14) Indebtedness incurred by a Securitization Subsidiary in connection with a Qualified Securitization Transaction that is not recourse with respect to WCG and its Restricted Subsidiaries (other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse); provided, however, that in the event such Securitization Subsidiary ceases to qualify as a Securitization Subsidiary or such Indebtedness becomes recourse to WCG or any of its Restricted Subsidiaries (other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse), such Indebtedness will, in each case, be deemed to be, and must be classified by WCG as, incurred at such time (or at the time initially incurred) under one more of the other provisions of this covenant;

(15) the incurrence by WCG or any Restricted Subsidiary of Indebtedness to the extent the proceeds thereof are used to purchase notes pursuant to a Change of Control Offer or to defease or discharge notes in accordance with the terms of the indenture;

(16) the incurrence by WCG or any Restricted Subsidiary of Indebtedness consisting of (a)(i) the financing of insurance premiums or (ii) insurance premiums incurred in the ordinary course of business and owed to any Person providing property, casualty or liability insurance to WCG or its Subsidiaries, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness shall only be outstanding during such year, or (b) take or pay obligations in supply agreements, in each case in the ordinary course of business;

(17) Indebtedness in respect of secured or unsecured letters of credit incurred by WCG or any Restricted Subsidiary in an aggregate principal amount not to exceed the greater of (a) $120.0 million and (b) 4.0% of Consolidated Total Assets plus (ii) additional amounts as may be required pursuant to applicable law or any applicable rule, regulation or order of, or arrangement with, any regulatory body or agency;

(18) Contribution Indebtedness;

(19) the incurrence by WCG or any Restricted Subsidiary of Indebtedness on behalf of or representing Guarantees of any Permitted Joint Venture not to exceed the greater of (a) $120.0 million and (b) 4.0% of Consolidated Total Assets;

(20) the incurrence by WCG or any Restricted Subsidiary of Indebtedness consisting of obligations to make payments to current or former directors, officers, employees or consultants, their respective Affiliates, heirs and executors with respect to the cancellation, purchase or redemption of, Capital Stock of WCG or its Restricted Subsidiaries to the extent permitted under clause (4) of the second paragraph of the covenant described above under the caption “—Certain Covenants —Restricted Payments”;

(21) the incurrence by WCG or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (21), not to exceed the greater of (a) $150.0 million and (b) 5.0% of Consolidated Total Assets;

(22) guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of WCG and its Restricted Subsidiaries;

(23) letters of credit of any Designated HMO Subsidiary, HMO Subsidiary, Designated Insurance Subsidiary or Insurance Subsidiary that are cash collateralized in an aggregate principal amount at any one time outstanding not to exceed an amount equal to 2.0% of the total consolidated revenue of WCG and its Restricted Subsidiaries for the four-quarter period ended as of the last day of the most recent fiscal quarter for which internal financial statements are available; and

(24) guarantees (i) in favor of one or more governmental authorities by WCG or a Restricted Subsidiary of Indebtedness of any HMO Subsidiary or an Insurance Subsidiary otherwise permitted to be incurred by such HMO Subsidiary or Insurance Subsidiary under this covenant to the extent that such guarantees are required pursuant to applicable law or any applicable rule, regulation or order of, or agreement with, any regulatory body or agency or (ii) by WCG or a Restricted Subsidiary of commercial obligations of an HMO Subsidiary or an Insurance Subsidiary incurred in the ordinary course of business.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (24) above or is entitled to be incurred pursuant to the first paragraph of this covenant, WCG shall, in its sole discretion, classify (or later re-classify in whole or in part), or divide (or later re-divide in whole or in part) such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and such Indebtedness will be treated as having been incurred pursuant to such clauses or the first paragraph hereof, as the case may be, designated by WCG. Accrual of interest or dividends, the accretion of accreted value or liquidation preference and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant.

WCG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of WCG or such Restricted Subsidiary, as the case may be, unless made expressly subordinate to the notes to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of WCG or such Restricted Subsidiary, as the case may be.

Liens

WCG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or assume any consensual Liens (the “Initial Lien”) of any kind against or upon any of their respective properties or assets, or any proceeds, income or profit therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, to secure any Indebtedness of WCG unless prior to, or contemporaneously therewith, the notes are equally and ratably secured by a Lien on such property, assets, proceeds, income or profit; provided, however, that if such Indebtedness is expressly subordinated to the notes, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the notes with the same relative priority as such Indebtedness has with respect to the notes. Any Lien created for the benefit of the holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

WCG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:

(a) pay dividends or make any other distributions on its Capital Stock to WCG or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to WCG or any of its Restricted Subsidiaries;

(b) make loans or advances to WCG or any of its Restricted Subsidiaries; or

(c) transfer any of its properties or assets to WCG or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing the Credit Agreement and agreements governing Existing Indebtedness, in each case, as in effect on the date of the indenture;

(2) the indenture and the notes;

(3) applicable law or any applicable rule, regulation or order of, or arrangement with, any regulatory body or agency;

(4) any agreement or other instrument of (i) a Person acquired by WCG or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such encumbrance or restriction was created in connection with or in contemplation of such acquisition) or (ii) any Unrestricted Subsidiary at the time it is designated or is deemed to become a Restricted Subsidiary, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or Unrestricted Subsidiary, or the property or assets of the Person or Unrestricted Subsidiary, so acquired or designated, as the case may be;

(5) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers or governmental regulatory bodies or required by insurance, surety or bonding companies, in each case pursuant to contracts entered into in the ordinary course of business;

(6) customary non-assignment provisions in leases, licenses, sublicenses and other contracts entered into in the ordinary course of business;

(7) customary restrictions and conditions contained in agreements relating to purchase money indebtedness for property acquired and Capital Lease Obligations permitted to be incurred under the provisions of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” that impose restrictions of the nature described in clause (c) of the first paragraph of this covenant on the property so acquired or subject to such obligations;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary or the assets of a Restricted Subsidiary pending the closing of such sale or other disposition or the sale or other disposition of its assets;

(9) Permitted Refinancing Indebtedness; provided, however, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced (as determined in good faith by an officer of WCG);

(10) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Certain Covenants—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, agreements in respect of Permitted Market Investments and other similar agreements (including agreements entered into in connection with a Restricted Investment); provided that such provisions with respect to the disposition or distribution of assets or property relate only to the assets or properties subject to such agreements;

(12) other Indebtedness, Disqualified Stock or preferred stock permitted to be incurred subsequent to the Issue Date under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such incurrence will not materially impair WCG’s ability to make payments under the notes when due (as determined in good faith by an officer of WCG);

(13) contractual requirements of a Restricted Subsidiary in connection with a Qualified Securitization Transaction, provided that such restrictions apply only to such Restricted Subsidiary;

(14) any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (1) through (13) above, provided, however that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is not materially more restrictive, taken as a whole, than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing (as determined in good faith by an officer of WCG);

(15) Hedging Obligations; and

(16) customary provisions in any joint venture agreement or similar agreement to the extent prohibiting the pledge of the Equity Interests of such joint venture.

For purposes of determining compliance with this covenant, (1) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to WCG or a Restricted Subsidiary to other Indebtedness incurred by WCG or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Merger, Consolidation or Sale of Assets

WCG may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not WCG is the surviving Person) or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of WCG in one or more related transactions, to another Person; unless:

(1) either:

(a) WCG is the surviving Person; or

(b) the Person formed by or surviving any such consolidation or merger (if other than WCG) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that, if such entity is not a corporation, a co-obligor of the notes is a corporation;

(2) the Person formed by or surviving any such consolidation or merger (if other than WCG) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of WCG under the notes and the indenture pursuant to agreements in form satisfactory to the trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) WCG or the Person formed by or surviving any such consolidation or merger (if other than WCG), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” above or (b) have a Fixed Charge Coverage Ratio that is no worse than the Fixed Charge Coverage Ratio of WCG for such applicable four-quarter period without giving pro forma effect to such transactions and any related financing transactions.

For purposes of this covenant, the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of one or more Subsidiaries of WCG, which properties or assets, if held by WCG instead of such Subsidiaries, would constitute all or substantially all of the properties or assets of WCG on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties or assets of WCG.

Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, conditions described in the immediately preceding paragraphs, the surviving entity shall succeed to, and be substituted for, and may exercise every right and power of, WCG under the indenture and the notes with the same effect as if such surviving entity had been named as the issuer of the notes; and when a surviving entity duly assumes all of the obligations and covenants of the issuer pursuant to the indenture and the notes, WCG or any other predecessor Person shall be relieved of such obligations.

This covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among WCG or any of its Restricted Subsidiaries. Clauses (3) and (4) of this covenant will not apply to (1) any merger or consolidation of WCG with or into one of its Restricted Subsidiaries for any purpose or (2) the merger of WCG with or into an Affiliate solely for the purpose of reincorporating WCG in another jurisdiction so long as the amount of Indebtedness of WCG and its Restricted Subsidiaries is not increased thereby.

Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of WCG may designate any of its Restricted Subsidiaries to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by WCG and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “Certain Covenants—Restricted Payments” or be a Permitted Investment, as determined by WCG. Such designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Transactions with Affiliates

WCG will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are not less favorable in any material respect to WCG or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by WCG or such Restricted Subsidiary with an unrelated Person; and

(2) WCG delivers to the trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, a resolution of the Board of Directors set forth in an officer’s certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions solely between or among WCG and/or any of its Restricted Subsidiaries or solely among its Restricted Subsidiaries;

(2) any issuances of Equity Interests (other than Disqualified Stock) to Affiliates of WCG;

(3) reasonable and customary fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment or severance agreements, compensation or employee benefit arrangements or plans and incentive arrangements or plans (including any amendments to the foregoing) with any officer, director, employee or consultant of WCG or a Restricted Subsidiary entered into in the ordinary course of business or approved in good faith by the Board of Directors of WCG;

(4) any transactions made in compliance with the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(5) loans (and cancellation of loans) and advances to directors, officers, employees or consultants of WCG or any of its Restricted Subsidiaries entered into in the ordinary course of business of WCG or any of its Restricted Subsidiaries or approved in good faith by the Board of Directors of WCG;

(6) any agreement as in effect as of the date of the indenture or any amendment thereto so long as any such amendment is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the date of the indenture;

(7) any transaction effected as part of a Qualified Securitization Transaction;

(8) transactions entered into by a Person prior to the time such Person becomes a Restricted Subsidiary or is merged or consolidated into WCG or a Restricted Subsidiary (provided such transaction is not entered into in contemplation of such event);

(9) transactions permitted by, and complying with, the provisions of the covenant described above under the caption “Merger, Consolidation or Sale of Assets”;

(10) transactions with a Person (other than an Unrestricted Subsidiary of WCG) that is an Affiliate of WCG solely because WCG owns, directly or through a Restricted Subsidiary, an Equity Interest in such Person;

(11) payment of management fees or similar fees under any management agreement entered into or assumed in connection with an acquisition or business expansion; and

(12) any transaction in which WCG or any Restricted Subsidiary, as the case may be, receives an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is either fair, from a financial standpoint, to WCG or such Restricted Subsidiary or meets the requirements of clause (1) of the preceding paragraph.

Limitation on Issuances of Guarantees of Indebtedness

WCG will not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee or pledge any assets to secure the payment of any other Indebtedness of WCG under (a) the first paragraph under the caption “Description of Notes—Incurrence of Indebtedness and Issuances of Preferred Stock” or (b) clauses (1), (2), (3), (5) (only to the extent such Permitted Refinancing Indebtedness was not previously guaranteed) (12)(a) (only to the extent that the Indebtedness thereby guaranteed was incurred under (a) the first paragraph under the caption “Description of Notes—Incurrence of Indebtedness and Issuances of Preferred Stock” and (b) clauses (1), (2), (3), (13), (14) (other than with respect to Standard Securitization Undertakings and Limited Originator Recourse), (15), (18), (19), (20) and (21) of the second paragraph under the caption “Description of Notes—Incurrence of Indebtedness and Issuances of Preferred Stock”), (13), (14) (other than with respect to Standard Securitization Undertakings and Limited Originator Recourse), (15), (18), (19), (20) and (21) of the second paragraph under the caption “Description of Notes—Incurrence of Indebtedness and Issuances of Preferred Stock”, unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the guarantee of the payment of the notes by such Restricted Subsidiary. The Subsidiary Guarantee will be (1) senior to such Restricted Subsidiary’s Guarantee of, or pledge to secure, such other Indebtedness if such other Indebtedness is subordinated in right of payment to the notes; or (2) pari passu in right of payment with such Restricted Subsidiary’s Guarantee of or pledge to secure such other Indebtedness if such other Indebtedness is not subordinated in right of payment to the notes.

The Subsidiary Guarantee of a Guarantor will be automatically and unconditionally released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) WCG or a subsidiary of WCG, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) WCG or a subsidiary of WCG, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3) if WCG designates any of its Restricted Subsidiaries that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4) if such Guarantor is dissolved or liquidated;

(5) upon legal defeasance, covenant defeasance or satisfaction and discharge of the notes as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”; or

(6) if such Guarantor is released or discharged from the underlying Guarantee of Indebtedness giving rise to the execution of a Subsidiary Guarantee.

The form of Subsidiary Guarantee and the related form of supplemental indenture will be attached as exhibits to the indenture. Notwithstanding the foregoing, if WCG guarantees Indebtedness incurred by any of the Restricted Subsidiaries, such Guarantee by WCG will not require any of its Restricted Subsidiaries to provide a Subsidiary Guarantee for the notes.

SEC Reports

Notwithstanding that WCG may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as the notes are outstanding WCG will file with the SEC (unless the SEC will not accept such filing), within the time periods specified in the SEC’s rules and regulations, and provide the trustee within 15 days after the filing of the same, all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if WCG were required to file such forms, in each case including a “Management’s discussion and analysis of financial condition and results of operations” and, with respect to annual information only, a report on the annual financial statements by WCG’s independent registered accounting firm, provided, however, that if WCG shall not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, such reports shall be provided at the times specified in the SEC’s rules and regulations for a registrant that is a non-accelerated filer, plus any grace period provided by Rule 12b-25 under the Exchange Act. WCG will be deemed to have furnished such reports referred to in this section to the trustee and the holders of the notes if WCG has filed such reports with the SEC via the EDGAR filing system or posted such reports on its website.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the notes;

(2) default in payment when due of the principal of or premium, if any, on the notes;

(3) failure by WCG or any of its Restricted Subsidiaries to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4) failure by WCG or any of its Restricted Subsidiaries for 30 days after notice to WCG by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with the provisions described under the captions “Repurchase at the Option of Holders—Asset Sales” or “Repurchase at the Option of Holders—Change of Control”;

(5) failure by WCG for 120 days after notice to WCG by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with the provisions described under the caption “SEC Reports”;

(6) failure by WCG or any of its Restricted Subsidiaries for 60 days after notice to WCG by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture or the notes;

(7) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by WCG or any of its Restricted Subsidiaries (or the payment of which is guaranteed by WCG or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness on or prior to the expiration of any grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $120.0 million;

(8) failure by WCG or any of its Restricted Subsidiaries to pay final non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $120.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

(9) certain events of bankruptcy or insolvency described in the indenture with respect to WCG or any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to WCG, any Subsidiary that would constitute a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee written notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes make a written request to the trustee to pursue the remedy;

(3) such holder or holders offer and, if requested, provide to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4) the trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) during such 60-day period, holders of a majority in aggregate principal amount of the then outstanding notes do not give the trustee a direction inconsistent with such request.

The holders of at least a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes. In the event of any Event of Default specified in clause (7) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of the acceleration of the notes) shall be annulled, waived and rescinded, automatically and without any action by the trustee or holders of the notes, if within 20 days after such Event of Default arose:

(a) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged,

(b) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or

(c) if the default that is the basis for such Event of Default has been cured.

WCG is required to deliver to the trustee annually a statement regarding compliance with the indenture. Within 5 days of becoming aware of any Default or Event of Default, WCG is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of WCG or any Restricted Subsidiary, as such, will have any liability for any obligations of WCG or any Restricted Subsidiary under the notes, the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

WCG may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on such notes when such payments are due from the trust referred to below;

(2) WCG’s obligations with respect to the notes concerning issuing temporary notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and WCG’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, WCG may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) WCG must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, Government Securities, or a combination of cash in U.S. dollars and Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and WCG must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, WCG has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, (a) WCG has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issuance of the notes, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, WCG has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that subject to customary assumptions and exclusions the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to make such deposit and the grant of any Lien securing such borrowing);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which WCG or any of its Subsidiaries is a party or by which WCG or any of its Subsidiaries is bound (other than resulting from the borrowing of funds to be applied to make such deposit and the grant of any Lien securing such borrowing);

(6) WCG must deliver to the trustee an officer’s certificate stating that the deposit was not made by WCG with the intent of preferring the holders of notes over the other creditors of WCG with the intent of defeating, hindering, delaying or defrauding creditors of WCG or others; and

(7) WCG must deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture, the notes or any Subsidiary Guarantee may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture, the notes or any Subsidiary Guarantee may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or repurchase of the notes (except those provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of, or change the time for, payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions (including applicable definitions) of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

(7) waive a redemption or repurchase payment with respect to any note (other than a payment required by the provisions described under the caption “Repurchase at the Option of Holders” above);

(8) make any change in the ranking of the notes in a manner adverse to the holders of the notes; or

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, WCG and the trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, mistake, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of WCG’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of WCG’s assets;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to provide for or confirm the issuance of additional notes otherwise permitted to be incurred by the indenture;

(6) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(7) to allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the notes;

(8) to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

(9) to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the holders of notes as additional security for the payment and performance of WCG’s or a Guarantor’s obligations;

(10) to comply with the rules of any applicable securities depositary;

(11) to release a Guarantor from its Guarantee pursuant to the terms of the indenture when permitted or required pursuant to the terms of the indenture; or

(12) to conform the text of the indenture, the notes or the Guarantees to any provision of this description to the extent that such provision in this description was intended to be a substantially verbatim recitation of a provision of the indenture, the notes or the Guarantees.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to WCG, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and WCG has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, Government Securities, or a combination of cash in U.S. dollars and Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than resulting from the borrowing of funds to be applied to make such deposit and the grant of any Liens securing such borrowing) to which WCG is a party or by which WCG is bound;

(3) WCG has paid or caused to be paid all sums payable by it under the indenture; and

(4) WCG has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, WCG must deliver an officer’s certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of WCG, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, as defined in the indenture, it must (i) eliminate such conflict within 90 days, (ii) apply to the SEC for permission to continue or (iii) resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care that a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, cost, liability or expense.

Governing Law

The laws of the State of New York will govern the indenture and will govern the notes without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control”, as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling”, “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at November     , 2016, (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”) plus (ii) all required interest payments due on the note through November     , 2016, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the note.

“Asset Sale” means the sale, lease, transfer, conveyance or other disposition of any assets or rights, other than sales, leases, transfers, conveyances or other dispositions of products, services, accounts receivable or inventory in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of WCG and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions described under the caption “Repurchase at the Option of Holders—Asset Sales”.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than the greater of (a) $30.0 million and (b) 1.0% of Consolidated Total Assets;

(2) a sale, lease, transfer, conveyance or other disposition of assets between or among WCG and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to WCG or to another Restricted Subsidiary;

(4) a sale, lease, transfer, conveyance or other disposition effected in compliance with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(5) a Restricted Payment or Permitted Investment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(6) the disposition of Equity Interests in Permitted Joint Ventures;

(7) a transfer of property or assets that are obsolete, damaged or worn out equipment and that are no longer useful in the conduct of WCG or its Subsidiaries’ business and that is disposed of in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of WCG, no longer economically practicable to maintain or useful in the conduct of the business of WCG and its Restricted Subsidiaries taken as a whole);

(8) a Sale/Leaseback Transaction, provided that at least 75% of the consideration paid to WCG or the Restricted Subsidiary for such Sale/Leaseback Transaction consists of cash received at closing;

(9) the disposition of Receivables and Related Assets in a Qualified Securitization Transaction;

(10) any Asset Swap;

(11) the disposition of any Permitted Market Investment;

(12) the unwinding of any Hedging Obligations;

(13) the termination, surrender or sublease of leases (as lessee), licenses (as licensee), subleases (as sublessee) and sublicenses (as sublicensee) in the ordinary course of business;

(14) the sale or other disposition of cash or Cash Equivalents;

(15) transfers, conveyances or other dispositions of any real property resulting from any condemnation or eminent domain;

(16) the settlement or write-off of accounts receivable in the ordinary course of business;

(17) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(18) the granting of Liens not prohibited by the covenant described above under the caption “—Liens”;

(19) the lease, sublease or license or sublicense in the ordinary course of business of real or personal property, including patents, trademarks and other intellectual property rights that do not materially interfere with the business of WCG or any of its Restricted Subsidiaries (as determined in good faith by an officer of WCG); and

(20) the settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any related Permitted Warrant Transaction.

“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any properties or assets or interests used or useful in a Permitted Business between WCG or any of its Restricted Subsidiaries and another Person; provided, that any cash received from such purchase and sale or exchange must be applied in accordance with “Repurchase at the Option of Holders—Asset Sales”.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee or managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP as in effect on the date of the indenture. In the event of a change under GAAP (or the application thereof) requiring all leases to be capitalized, only those leases that would result or would have resulted in Capital Lease Obligations on the date of the indenture (assuming for purposes hereof that they were in existence on the date of the indenture) shall be considered Capital Lease Obligations and all calculations and deliverables under the indenture shall be made in accordance therewith.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

provided that no warrants, options, rights or obligations to purchase Capital Stock purchased in a Permitted Bond Hedge Transaction or sold as units with Indebtedness constituting Permitted Convertible Indebtedness shall constitute Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 24 months from the date of acquisition;

(3) certificates of deposit and Eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $250.0 million;

(4) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at least A-1 by S&P or at least P 1 by Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within 12 months after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) with maturities of 24 months or less from the date of acquisition;

(7) Indebtedness issued by Persons with a rating of A or higher from S&P or A-2 or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding 24 months from the date of acquisition; and

(8) money market funds substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of WCG and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of WCG, measured by voting power rather than number of shares;

(3) the first day on which a majority of the members of the Board of Directors of WCG are not Continuing Directors; or

(4) WCG consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, WCG, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of WCG or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of WCG outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control under clause (2) above if (i) WCG becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of WCG’s Voting Stock immediately prior to that transaction.

“Change of Control Event” means (a) prior to the Covenant Termination Date, a Change of Control and (b) after the Covenant Termination Date, a Change of Control together with a Rating Decline.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes or assessments based on income, profits or insurance premiums, plus franchise or similar taxes, of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) Consolidated Interest Expense, to the extent such expense was deducted in computing Consolidated Net Income; plus

(3) any fees, expenses or charges related to any Equity Offering, Permitted Investment, Hedging Obligation, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful), including such fees, expenses and charges relating to the offering of the notes (and the use of proceeds thereof), a Permitted Bond Hedge Transaction and the settlement of any related Permitted Warrant Transaction, in each case, to the extent that such fees, expenses or charges were deducted in computing Consolidated Net Income; plus

(4) the amount of any restructuring charge, integration costs or other business optimization expenses or reserve to the extent such charges, costs or expenses were deducted in computing such Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the date of the indenture in an aggregate amount not to exceed the greater of (x) $100.0 million and (y) 1.0% of the consolidated revenue of such Person and its Restricted Subsidiaries for any consecutive four quarters, to the extent such expense was deducted in computing Consolidated Net Income; plus

(5) depreciation, depletion, amortization or write-downs of goodwill and other non-cash charges or expenses (excluding any cash payment made during the period with respect to any non-cash charge in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization, write-downs of goodwill and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(6) severance payments to management, non-cash stock-based compensation expense, and net income attributable to non-controlling interests in WCG’s non-wholly-owned Subsidiaries to the extent such net income is received by WCG in cash; plus

(7) any non-cash impairment charge or asset write-off pursuant to Accounting Standards Codification (ASC) 360 and ASC 350 or any successor pronouncement, to the extent such expense was deducted in computing Consolidated Net Income; plus

(8) any extraordinary, non-recurring or unusual items (excluding any cash payment made during the period with respect to any extraordinary, non-recurring or unusual item in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such extraordinary, non-recurring or unusual items were deducted in computing such Consolidated Net Income; plus

(9) costs, fees and expenses of legal counsel and other advisors, and the amount of any settlement, paid during such period in connection with (1) the Investigation and (2) other civil litigation matters relating to the subject matter of the Investigation, to the extent that such costs, fees and expenses were deducting such Consolidated Net Income; plus

(10) accretion of settlement discount; minus

(11) non-cash gains and all non-cash items of income increasing such Consolidated Net Income for such period (provided that, to the extent previously subtracted from Consolidated Cash Flow for the purposes of the indenture, any cash payment received during such period in respect of any non-cash gains or non-cash items of income in a prior period shall be added in computing Consolidated Cash Flow during the period in which such cash payment is received), in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount and bond premium, the interest component of Capital Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations (provided, however, that if interest rate Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income) and excluding amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any financing fees); plus

(2) consolidated capitalized interest of such Person and the Restricted Subsidiaries for such period, whether paid or accrued; minus

(3) interest income for such period; minus

(4) any amortization of deferred charges resulting from the application of Accounting Principles Board Opinion No. APB 14-1—Accounting for Convertible Debt Instruments that may be settled in cash upon conversion (including partial cash settlement).

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by WCG to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the consolidated Net Income of such Person and its Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1) any Net Income (loss) of any Person if such Person is not a Restricted Subsidiary except that subject to the limitations contained in clauses (2) and (3) below, WCG’s equity in the Net Income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to WCG or a Restricted Subsidiary as a dividend or other distribution;

(2) Net Income or loss of any Person for any period prior to the acquisition of such Person by WCG or a Restricted Subsidiary, or the Net Income or loss of any Person who succeeds to the obligations of WCG under the indenture for any period prior to such succession;

(3) the cumulative effect of a change in accounting principles;

(4) any amortization of deferred charges resulting from the application of Accounting Principles Board Opinion No. APB 14-1—Accounting for Convertible Debt Instruments that may be settled in cash upon conversion (including partial cash settlement);

(5) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations;

(6) the net after-tax effect of any extraordinary, non-recurring or unusual items;

(7) any after tax gains (loss) attributable to sales of assets out of the ordinary course of business;

(8) the amount of any restructuring charge, integration costs or other business optimization expenses or reserve, including any one-time costs incurred in connection with acquisitions after the date of the indenture in an aggregate amount not to exceed the greater of (x) $100.0 million and (y) 1.0% of the consolidated revenue for any consecutive four quarters;

(9) any fees, expenses or charges related to any Equity Offering, Permitted Investment, Hedging Obligation, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the indenture (including a refinancing thereof) (whether or not successful), including such fees, expenses and charges relating to the offering of the notes (and the use of proceeds thereof), a Permitted Bond Hedge Transaction and the settlement of any related Permitted Warrant Transaction; and

(10) any non-cash impairment charge or asset write-off pursuant to Accounting Standards Codification 360 and Accounting Standards Codification 350 or any successor pronouncement.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of WCG and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of WCG who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Contribution Indebtedness” means Indebtedness of WCG in an aggregate principal amount not to exceed the aggregate amount of cash received by WCG after the Issue Date from the sale of its Equity Interests (other than Disqualified Stock) or as a contribution to its common equity capital (in each case, other than to or from a Subsidiary of WCG); provided that such Indebtedness (a) is incurred within 180 days after the sale of such Equity Interests or the making of such capital contribution, (b) is designated as “Contribution Indebtedness” pursuant to an officer’s certificate on the date of its incurrence and (c) such cash contribution is not and has not been included in the calculation of permitted Restricted Payments for purposes of the covenant described above under the caption “—Certain Covenants—Restricted Payments”. Any sale of Equity Interests or capital contribution that forms the basis for an incurrence of Contribution Indebtedness will not be considered to be an Equity Offering for purposes of the Optional Redemption provisions of the indenture.

“Credit Agreement” means the Credit Agreement expected to be entered into by WCG and the lender party thereto on or after the Issue Date.

“Credit Facilities” means, one or more debt facilities or agreements (including, without limitation, the Credit Agreement), note purchase agreements, indentures or commercial paper facilities, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), debt securities or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including any agreement to extend the maturity thereof and adding additional borrowers or guarantors and by means of sales of debt securities to institutional investors) in whole or in part from time to time under the same or any other agent, lender or group of lenders, underwriter or group of underwriters and including increasing the amount of available borrowings thereunder; provided that such increase is permitted by the “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant above.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated HMO Subsidiary” means a Subsidiary of WCG designated or intended to be an HMO subject to obtaining the required licenses and certificates of authority necessary to operate as an HMO; provided that such Subsidiary is pursuing obtaining such required licenses and certificates of authority in a commercially reasonable manner in good faith.

“Designated Insurance Subsidiary” means a Subsidiary of WCG designated or intended to be doing business (or required to qualify or to be licensed) under the Insurance Regulations subject to obtaining the required licenses and certificates of authority necessary to operate as a Person doing business (or required to qualify or to be licensed) under the Insurance Regulations; provided that such Subsidiary is pursuing obtaining such required licenses and certificates of authority in a commercially reasonable manner in good faith.

“Designated Non-cash Consideration” means any non-cash consideration received by WCG or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an officer’s certificate executed by the principal financial officer of WCG or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable at the option of the holder thereof or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of WCG or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by WCG in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require WCG to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that WCG may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments”.

“dollars” and the sign “$” mean the lawful money of the United States of America.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any private or public sale of Capital Stock (other than Disqualified Stock) of WCG.

“Existing Credit Agreement” means the Credit Agreement between WCG, The WellCare Management Group, Inc., J.P. Morgan Chase Bank, N.A. as administrative agent and the other lenders party thereto dated August 1, 2011 (as amended to date).

“Existing Indebtedness” means Indebtedness existing on the date of the indenture (other than Indebtedness under the indenture governing the notes and the Credit Agreement).

“Fair Market Value” means, with respect to any Asset Sale or Restricted Payment or other item, the price that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by an officer of WCG.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock, preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock, preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) Investments, dispositions and acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period; and

(2) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of WCG and such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that (A) have been realized or (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) for which the steps necessary for realization are reasonably expected to be taken within the twelve-month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead; provided that, in each case, such adjustments are set forth in an officer’s certificate signed by WCG’s principal financial officer which states (i) the amount of such adjustment or adjustments, (ii) in the case of items (B) or (C) above, that such adjustment or adjustments are based on the reasonable good faith belief of the officer executing such officer’s certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the calculation date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capital Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of WCG to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as WCG may designate.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period; plus

(2) all cash dividend payments (excluding items eliminated in consolidation) or any series of preferred stock or Disqualified Stock of such Person and its Restricted Subsidiaries for such period.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as in effect from time to time.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or a member of the European Union, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantor” means any Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture and its respective successors and assigns.

“Hedging Obligations” means, with respect to WCG or any of its Restricted Subsidiaries, the obligations of such Person under (a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, (b) other agreements or arrangements designed to manage interest rates or interest rate risk and (c) other arrangements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices. For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute Hedging Obligations.

“HMO” means any health maintenance organization or managed care organization, any person doing business as a health maintenance organization or managed care organization, or any person required to qualify or be licensed as a health maintenance organization or managed care organization under applicable law (including HMO Regulations).

“HMO Business” means the business of operating an HMO or other similar regulated entity or business.

“HMO Regulations” means all laws, rules, regulations, directives and administrative orders applicable under Federal or state law to any HMO Subsidiary, including Part 422 of Chapter IV of Title 42 of the Code of Federal Regulations and Subchapter XI of Title 42 of the United States Code Annotated (and any regulations, orders and directives promulgated or issued pursuant thereto, including Part 417 of Chapter IV of Title 42 of the Code of Federal Regulations).

“HMO Subsidiary” means WellCare of New York, Inc., WellCare of Connecticut, Inc., WellCare of Florida, Inc., WellCare of Louisiana, Inc., WellCare of Ohio, Inc., WellCare Health Plans of New Jersey, Inc., WellCare of Georgia, Inc., WellCare of Texas, Inc., WellCare of South Carolina, Inc., Missouri Care Incorporated, Easy Choice Health Plan, Inc. and Harmony Health Plan of Illinois, Inc., and any other existing or future U.S. Subsidiary that shall become capitalized or licensed as an HMO, shall conduct HMO Business or shall provide managed care services.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof), but excluding letters of credit, surety bonds and performance bonds entered into in the ordinary course of business to the extent such letters of credit, surety bonds and performance bonds are not drawn upon or are cash collateralized;

(3) the principal component in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except (a) any such balance that constitutes an accrued expense or Trade Payable or (b) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(6) representing the net termination value of any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person. For the avoidance of doubt, Permitted Warrant Transactions shall not constitute “Indebtedness”. For the avoidance of doubt, (x) any amounts due and payable in connection with the Investigation and other civil litigation matters relating to the Investigation shall not constitute Indebtedness for any purpose hereunder to the extent such due and payable amounts do not constitute debt, indebtedness or liabilities under GAAP that are referenced in clauses (1) through (6) above.

The amount of any Indebtedness outstanding as of any date will be:

(a) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(b) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

Notwithstanding the foregoing, Indebtedness shall be deemed to exclude (a) contingent obligations incurred in the ordinary course of business (not in respect of borrowed money); (b) deferred or prepaid revenues or marketing fees; (c) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (d) obligations under or in respect of a Qualified Securitization Transaction (but including the excess, if any, of the amount of the obligations thereunder or in respect thereof over the aggregate receivables balances securing or otherwise supporting such obligations but only to the extent that WCG or any Subsidiary other than a Securitization Subsidiary is directly or indirectly liable for such excess); and (e) obligations to make payments in respect of funds held under escrow arrangements in the ordinary course of business.

Notwithstanding anything in the indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the indenture but for the application of this sentence shall not be deemed an incurrence of Indebtedness under the indenture.

“Insurance Regulations” means all laws, rules, regulations, directives and administrative orders applicable under Federal or state law to any Insurance Subsidiary.

“Insurance Subsidiary” means any Subsidiary that is engaged in the insurance business and that is regulated by the relevant governmental authority.

“Investigation” means the civil, criminal, or administrative investigations or inquiries of WCG and its Subsidiaries by federal or state governmental authorities, including but not limited to the United States Attorney’s Office for the Middle District of Florida, the SEC, state governmental regulators, and any other federal or state agencies, departments, or other regulatory bodies or authorities, or otherwise relating to the foregoing matter, in each case as disclosed under Part I, Item. 3 in WCG’s annual reports on Form 10-K for the periods ended December 31, 2010 and 2011.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, in each case, with a stable or better outlook.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit, security deposits and advances to customers or suppliers, and commission, travel and similar advances, fees and compensation paid to officers, directors and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If WCG or any Subsidiary of WCG sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of WCG such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of WCG, WCG will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “Certain Covenants—Restricted Payments”. The acquisition by WCG or any Subsidiary of WCG of a Person that holds an Investment in a third Person will be deemed to be an Investment by WCG or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “Certain Covenants—Restricted Payments”. Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value”.

“Issue Date” means November     , 2013.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease or an option or an agreement to sell be deemed to constitute a Lien.

“Limited Originator Recourse” means a reimbursement obligation of WCG in connection with a drawing on a letter of credit, revolving loan commitment, cash collateral account or other such credit enhancement issued to support Indebtedness of a Securitization Subsidiary that WCG’s Board of Directors (or a duly authorized committee thereof) determines is necessary to effectuate a Qualified Securitization Transaction; provided that the available amount of any such form of credit enhancement at any time shall not exceed 10% of the principal amount of such Indebtedness at such time; and provided, further, that such reimbursement obligation is permitted to be incurred by WCG pursuant to the covenant described above under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness or Hedging Obligations or other derivative instruments of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash or Cash Equivalents received by WCG or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve established in accordance with GAAP against liabilities associated with such Asset Sale or any amount placed in escrow for adjustment in respect of the purchase price of such Asset Sale, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall be increased by the amount of the reserve so reversed or the amount returned to WCG or its Restricted Subsidiaries from such escrow agreement, as the case may be.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither WCG nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of WCG or any of its Restricted Subsidiaries,

in each case other than with respect the pledge of Equity Interests of any obligor securing such Indebtedness.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on WCG’s common stock purchased by WCG in connection with the issuance of any Permitted Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by WCG from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by WCG from the sale of such Permitted Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Business” means the lines of business conducted by WCG and its Restricted Subsidiaries on the date hereof and any other healthcare business related, ancillary or complementary (including any reasonable extension, development or expansion) to any such business.

“Permitted Convertible Indebtedness” means Indebtedness of WCG permitted to be incurred under the terms of the indenture that is either (a) convertible into common stock of WCG (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of WCG and/or cash (in an amount determined by reference to the price of such common stock).

“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Investments” means:

(1) any Investment in WCG or a Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by WCG or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person is, in one transaction or a series of related transactions, merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, WCG or a Subsidiary;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of WCG;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors, health care providers or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, health care provider or customer or (B) litigation, arbitration or other disputes;

(7) Hedging Obligations;

(8) Investments the payment for which is Capital Stock (other than Disqualified Stock) of WCG;

(9) Investments in prepaid expenses, negotiable instruments held for collection, utility and workers compensation, performance and similar deposits made in the ordinary course of business;

(10) loans and advances to directors, officers and employees of WCG or any of its Restricted Subsidiaries in an aggregate amount for all such loans and advances not to exceed $10.0 million at any time outstanding;

(11) any Investments existing on, or made pursuant to binding commitments existing on, the date of the indenture and any Investments consisting of an extension, modification or renewal of any Investments existing on, or made pursuant to a binding commitment existing on, the date of the indenture;

(12) Investments acquired after the date of the indenture as a result of the acquisition by WCG or any Restricted Subsidiary of another Person, by way of a merger, amalgamation or consolidation with or into WCG or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” after the date of the indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13) loans and advances to directors, officers and employees of WCG or any of its Restricted Subsidiaries for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with the covenants described under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “Certain Covenants—Limitation on Issuances of Guarantees of Indebtedness”;

(16) Investments consisting of purchases and acquisitions of inventory, supplies, materials, services and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(17) guarantees by WCG or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations), trademarks, licenses, purchase agreements or of other obligations that do not constitute Indebtedness, in each case entered into by WCG or any Restricted Subsidiary in the ordinary course of business;

(18) Permitted Market Investments;

(19) Investments in Permitted Joint Ventures in an amount not to exceed at any one time outstanding the greater of (a) $120.0 million and (b) 4.0% of WCG’s Consolidated Total Assets;

(20) Investments by WCG or a Restricted Subsidiary in a Securitization Subsidiary in connection with a Qualified Securitization Transaction, which investment consists of a retained interest in transferred Receivables and Related Assets;

(21) Permitted Bond Hedge Transactions which constitute Investments;

(22) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (22) that are at the time outstanding, not to exceed the greater of (a) $120.0 million and (b) 4.0% of Consolidated Total Assets;

(23) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit, in each case in the ordinary course of business;

(24) Indebtedness and Guarantees permitted under the indenture;

(25) Investments in prepaid expenses, negotiable instruments held for collection and lease, and workers’ compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(26) required advances and (ii) other advances to contract providers in an amount not to exceed (A) with respect to any contract provider (and its Affiliates) individually, $40.0 million at any time outstanding and (B) with respect to contract providers collectively, the dollar equivalent of two percent (2.0%) of the aggregate annual consolidated medical expenses of WCG and its Restricted Subsidiaries on a consolidated basis for the immediately preceding fiscal year;

(27) deposits in the ordinary course of business to secure the performance of leases;

(28) receivables owing to WCG any of its Restricted Subsidiaries in connection with deferred premium obligations or endorsements for collection or deposit, in each case created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms;

(29) Investments consisting of, or made pursuant to, capital support or other similar keep-well agreements, or Guarantees thereof, guaranteed by the WCG or any Restricted Subsidiary that constitute insurance contracts, or Guarantees of insurance products written by, or the performance of, any Restricted Subsidiary, in each case in the ordinary course of business consistent with business practices in effect on the date of the indenture;

(30) investments in any HMO Subsidiary or any Insurance Subsidiary (other than any Designated HMO Subsidiary or any Designated Insurance Subsidiary) in an aggregate amount reasonably necessary to ensure that such HMO Subsidiary or Insurance Subsidiary maintains the minimum Statutory Net Worth threshold required pursuant to applicable law or any applicable rule, regulation or order of, or arrangement with, any regulatory body or agency; and

(31) investments in any Designated HMO Subsidiary or any Designated Insurance Subsidiary in an aggregate amount necessary to ensure that such HMO Subsidiary or Insurance Subsidiary maintains the minimum amount of capital as required pursuant to applicable law or any applicable rule, regulation or order of, or arrangement with, any regulatory body or agency; provided that such investments may not be made at any time after the occurrence and during the continuance of an Event of Default.

“Permitted Joint Venture” means any joint venture that WCG or any of its Restricted Subsidiaries is a party to that is engaged in a Permitted Business.

“Permitted Liens” means:

(1) Liens in favor of WCG or the Restricted Subsidiaries;

(2) Liens on assets of WCG or any of its Restricted Subsidiaries securing Indebtedness and other Obligations that were permitted by the terms of the indenture to be incurred pursuant to the first paragraph of, or clause (1) of the second paragraph under, “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and/or securing Hedging Obligations related thereto; provided that the aggregate principal amount of all Indebtedness secured by such Liens shall not exceed the greater of (a) the greater of (x) $450.0 million and (y) 15.0% of Consolidated Total Assets and (b) the maximum aggregate principal amount of Indebtedness (as of the date of granting of any such Liens and after giving pro forma effect to the incurrence of such Indebtedness and the application of the net proceeds therefrom) that can be incurred without exceeding a Secured Debt Ratio of 2.00 to 1.00 (less the aggregate principal amount of Indebtedness incurred by Securitization Subsidiaries and then outstanding pursuant to clause (14) under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”);

(3) Liens on any property or assets existing at the time of acquisition thereof by WCG or any Restricted Subsidiary or on the property or assets of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with WCG or any Restricted Subsidiary of WCG; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other property or assets of WCG or any Restricted Subsidiary;

(4) Liens for taxes, assessments or other governmental charges or claims not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefore;

(5) Liens on any property or assets existing at the time of the acquisition thereof by WCG or any Restricted Subsidiary of WCG; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property or assets of WCG or the Restricted Subsidiary;

(6) Liens to secure the performance of statutory obligations, surety or appeal bonds, tenders, bids, trade contracts, leases, government contracts, performance bonds, landlords, carriers, warehousemen, mechanics and materialmen Liens and other similar Liens imposed by law, Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security and/or other obligations of a like nature incurred in the ordinary course of business;

(7) Liens existing on the date of the indenture (other than Liens securing Indebtedness or other obligations under the Credit Agreement);

(8) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the ordinary course of business of such Person;

(9) Liens created for the benefit of (or to secure) the notes (or any Subsidiary Guarantees);

(10) Liens arising from Uniform Commercial Code financing statement filings regarding leases entered into by WCG and its Restricted Subsidiaries in the ordinary course of business;

(11) Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured as permitted by the indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(12) Liens securing Hedging Obligations of WCG or any of its Restricted Subsidiaries, which transactions or obligations are incurred for bona fide hedging purposes (and not for speculative purposes) of WCG or its Restricted Subsidiaries;

(13) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) under the second paragraph under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that any such Lien (a) covers only the assets acquired, leased, designed, installed, constructed or improved with such Indebtedness and (b) is created within 270 days of such acquisition, construction or improvement;

(14) Liens securing Indebtedness permitted by clauses (17) and (21) of the second paragraph under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(15) Liens required by any regulation, or order of or arrangement or agreement with any regulatory body or agency, so long as such Liens do not secure Indebtedness;

(16) Liens on assets transferred to a Securitization Subsidiary or on assets of a Securitization Subsidiary, in either case, incurred in connection with a Qualified Securitization Transaction;

(17) other Liens incurred in the ordinary course of business of WCG and its Restricted Subsidiaries with respect to Indebtedness other than in respect of borrowed money in an aggregate principal amount, together with all Indebtedness incurred to refund, refinance or replace such Indebtedness (or refinancings, refundings or replacements thereof), that does not exceed the greater of (a) $200.0 million and (b) 7.5% of Consolidated Total Assets at any one time outstanding;

(18) Liens securing judgments, decrees or attachments (or appeal or other surety bonds relating to such judgments), provided that no such judgment constitutes an Event of Default under paragraph (8) under the caption “Event of Default” or Liens securing appeal or surety bonds related thereto;

(19) licenses, leases or subleases and other intellectual property rights granted to others not interfering in any material respect with the business of WCG or any Restricted Subsidiary normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(20) Liens of a collection bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(21) Liens of sellers of goods to WCG and any Restricted Subsidiary arising under Article 2 of the UCC in effect in the relevant jurisdiction or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(22) Liens in the nature of municipal ordinances, zoning, entitlement, land use and environmental regulation;

(23) Liens solely on any cash earnest money deposits made by WCG or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(24) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(25) Liens securing Indebtedness permitted pursuant to clause (16) of the second paragraph under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided any such Lien shall encumber only the rights and interests under the insurance policy that secures such Indebtedness; and

(26) Liens deemed to exist by reason of (x) any encumbrance or restriction (including put and call arrangements) with respect to any joint venture or similar arrangement or (y) any encumbrance or restriction imposed by any contract for the sale by WCG any of its Restricted Subsidiaries of any of the Equity Interests of its Restricted Subsidiaries, or any business unit or division or assets permitted pursuant to the indenture.

“Permitted Market Investments” means any security that (i)(a) is of a type traded or quoted on any exchange or recognized financial market, (b) can be readily liquidated or disposed of on such exchanges or markets and (c) other than in the case of an equity security, has no lower than an “investment grade” rating from any nationally recognized rating agency or (ii) satisfies WCG’s investment guidelines in effect on the Issue Date, as may be amended from time to time by the Board of Directors; provided that the aggregate amount of Permitted Market Investments consisting of common stock shall not exceed 30.0% of the aggregate amount of Permitted Market Investments at any time.

“Permitted Refinancing Indebtedness” means any Indebtedness of WCG or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of WCG or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided, however, that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums (including tender premiums) and defeasance costs, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the notes;

(3) if Subordinated Obligations are being extended, refinanced, renewed, replaced, defeased or refunded, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Subordinated Obligations being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by WCG or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Warrant Transaction” means any call option on, warrant or right to purchase (or substantively equivalent derivative transaction) WCG’s common stock sold by WCG substantially concurrently with any purchase by WCG of a related Permitted Bond Hedge Transaction.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by WCG or any Restricted Subsidiary pursuant to which (a) WCG or any Restricted Subsidiary may sell, convey or otherwise transfer to a Securitization Subsidiary its interests in Receivables and Related Assets and (b) such Securitization Subsidiary transfers to any other Person, or grants a security interest in, such Receivables and Related Assets, pursuant to a transaction which is customarily used to achieve a transfer of financial assets under GAAP.

“Rating Decline” means the notes cease to have an Investment Grade Rating on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended until the ratings are announced if, during such 60-day period, the rating of the notes is under publicly announced consideration for possible downgrade by either S&P or Moody’s).

“Receivables and Related Assets” means any account receivable (whether now existing or arising thereafter) of WCG or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitization transaction involving accounts receivable.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby WCG or a Restricted Subsidiary thereof transfers such property to a Person and WCG or a Restricted Subsidiary leases it from such Person.

“SAP” means, with respect to each HMO Subsidiary (other than a Designated HMO Subsidiary), the statutory accounting principles and procedures prescribed or permitted by applicable HMO Regulations for such HMO Subsidiary, applied on a consistent basis as interpreted by the state in which the applicable HMO Subsidiary operates and (ii) with respect to each Insurance Subsidiary (other than a Designated Insurance Subsidiary), the statutory accounting principles and procedures prescribed or permitted by applicable Insurance Regulations for such Insurance Subsidiary, applied on a consistent basis, as interpreted by the state in which the applicable Insurance Subsidiary operates.

“SEC” means the Securities and Exchange Commission.

“Secured Debt” means all Indebtedness secured by Liens of WCG and its Restricted Subsidiaries, determined on a consolidated basis.

“Secured Debt Ratio” as of the date of any event for which a calculation is required (the “date of determination”) means the ratio of (a) the aggregate amount of Secured Debt as of the date of determination to (b) the Consolidated Cash Flow of WCG for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.

“Securitization Subsidiary” means a Subsidiary of WCG:

(1) that is designated a “Securitization Subsidiary” by the Board of Directors of WCG (or a duly authorized committee thereof);

(2) that does not engage in any activities other than Qualified Securitization Transactions and any activity necessary or incidental thereto;

(3) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which:

(A) is Guaranteed by WCG or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse,

(B) is recourse to or obligates WCG or any other Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, or

(C) subjects any property or asset of WCG or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse;

(4) with respect to which neither WCG nor any other Restricted Subsidiary has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results; and

(5) with which neither WCG nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to WCG or such Restricted Subsidiary than those that might be obtained at the time from persons that are not Affiliates of WCG, other than Standard Securitization Undertakings and fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity.

Any designation of a Subsidiary as a Securitization Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the board of directors of WCG giving effect to the designation and an officer’s certificate certifying that the designation complied with the preceding conditions.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date of the indenture.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by WCG or any Restricted Subsidiary that are reasonably customary in accounts receivable securitization transactions, as the case may be.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Statutory Net Worth” means, with respect to any HMO Subsidiary or any Insurance Subsidiary (other than a Designated HMO Subsidiary or a Designated Insurance Subsidiary), as of the end of any fiscal year, the difference between (a) total admitted assets and (b) total liabilities, in each case as calculated according to the applicable state’s interpretation of SAP in the applicable jurisdiction as most recently reported to the applicable jurisdiction for such fiscal year.

“Subordinated Obligations” means any Indebtedness of WCG (whether outstanding on the date hereof or thereafter incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means a Guarantee by each Guarantor of WCG’s obligations under the indenture and on the notes, executed pursuant to the provisions of the indenture.

“Total Debt” means all Indebtedness (net of unrestricted cash and Cash Equivalents held by WCG) of WCG and its Restricted Subsidiaries, determined on a consolidated basis, after eliminating all intercompany items, excluding Indebtedness under letters of credit to the extent such letters of credit are cash collateralized and payments due under a settlement of any litigation existing on the Issue Date.

“Total Debt Ratio” as of the date of any event for which a calculation is required (the “date of determination”) means the ratio of (a) the aggregate amount of Total Debt as of the date of determination to (b) the Consolidated Cash Flow of WCG for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors, physicians, hospitals, health maintenance organizations or other health care providers created, assumed or guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods and services.

“Treasury Rate” means, at the time of computation, the yield to maturity of United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the redemption date to November     , 2016; provided, however, that if the period from the redemption date to November     , 2016 is not equal to the constant maturity of a United States Treasury Security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury Securities for which such yields are given, except that if the period from the redemption date to November      , 2016 is less than one year, the weekly average yield on actually traded United States Treasury Securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means as of the Issue Date, any Subsidiary of WCG (or any successor to any of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution and any Subsidiary of an Unrestricted Subsidiary, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “—Certain Covenants–Transactions with Affiliates”, is not party to any agreement, contract, arrangement or understanding with WCG or any Restricted Subsidiary of WCG unless the terms of any such agreement, contract, arrangement or understanding are not less favorable in any material respect to WCG or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of WCG;

(3) is a Person with respect to which neither WCG nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of WCG or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of WCG as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officer’s certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments”. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of WCG as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”, WCG will be in default of such covenant. The Board of Directors of WCG may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of WCG of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

Book-Entry System for Notes

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC’s settlement systems and are subject to changes by them. WCG takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

Upon issuance, the notes will each be represented by one or more global securities (each a “Global Security”). Each Global Security will be deposited with, or on behalf of DTC (the “Depositary”). Upon the issuance of any such Global Security, the Depositary or its nominee will credit the accounts of persons held with it with the respective principal or face amounts of the notes represented by any such Global Security. Ownership of beneficial interests in any such Global Security will be limited to persons that have accounts with the Depositary (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests by participants in any such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary. Ownership of beneficial interests in any such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to acquire or transfer beneficial interests in any such Global Security. Payment of principal of and interest on the notes will be made to the Depositary or its nominee, as the case may be, as the sole registered owner and holder of any Global Security for such series for all purposes under the indenture. None of WCG, the trustee or any agent of WCG or the trustee will have any responsibility or liability for any aspect of the Depositary’s records relating to or payments made on account of beneficial ownership interests in any such Global Security or for maintaining, supervising or reviewing any of the Depositary’s records relating to such beneficial ownership interests.

WCG has been advised by the Depositary that upon receipt of any payment of principal of or interest on any Global Security, the Depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants.

No Global Security may be transferred except as a whole by the Depositary to a nominee of the Depositary. Each Global Security is exchangeable for certificated notes only if (x) the Depositary notifies WCG that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and WCG fails within 90 days thereafter to appoint a successor, (y) WCG in its sole discretion determines that such

Global Security shall be exchangeable or (z) there shall have occurred and be continuing an Event of Default (as defined in the indenture) or an event which with the giving of notice or lapse of time or both, would constitute an Event of Default with respect to the notes represented by such Global Security. In such event, WCG will issue notes in certificated form in exchange for such Global Security. In any such instance, an owner of a beneficial interest in either Global Security will be entitled to physical delivery in certificated form of notes equal in principal amount to such beneficial interest and to have such notes registered in its name. Notes so issued in certificated form will be issued in denominations of $2,000 or any larger amount that is an integral multiple of $1,000, and will be issued in registered form only, without coupons. Subject to the foregoing, no Global Security is exchangeable, except for a Global Security for the same series of notes of like denomination to be registered in the name of the Depositary or its nominee.

So long as the Depositary, or its nominee, is the registered owner of a Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Security for the purposes of receiving payment on such notes, receiving notices and for all other purposes under the indenture and such notes. Beneficial interests in the notes will be evidenced only by, and transfer thereof will be effected only through, records maintained by the Depositary and its participants. Except as provided herein, owners of beneficial interests in any Global Security will not be entitled to and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of the notes under the indenture. The Depositary will not consent or vote with respect to the Global Security representing the notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the issuer as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s (the Depositary’s partnership nominee) consenting or voting rights to those participants to whose accounts the notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

The Depositary has advised WCG that the Depositary is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Exchange Act. The Depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own the Depositary. Access to the Depositary’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the SEC.

Same Day Settlement and Payment

Settlement for the notes will be made by the underwriters in immediately available funds. All cash payments of principal and interest will be made by WCG in immediately available funds.

The notes will trade in the Depositary’s same-day funds settlement system until maturity or until such notes are issued in certificated form, and secondary market trading activity in such notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available finds on trading activity in such notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

United States Internal Revenue Service Circular 230 Notice: To ensure compliance with Internal Revenue Service Circular 230, prospective investors are hereby notified that: (a) any discussion of United States federal tax issues contained or referred to in this Offering Memorandum or any document referred to herein is not intended or written to be used, and cannot be used by prospective investors for the purpose of avoiding penalties that may be imposed on them under the U.S. Internal Revenue Code; (b) such discussion is written for use in connection with the promotion or marketing of the transactions or matters addressed herein; and (c) prospective investors should seek advice based on their particular circumstances from an independent tax advisor.

This section describes the material United States federal income tax consequences of purchase, ownership, and disposition of the notes we are offering. It applies to you only if you acquire notes in the initial offering at the issue price (i.e. the first price at which a substantial amount of the notes is sold to the public for cash) and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes,

•	a person that purchases or sells notes as part of a wash sale for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, (the “Code”) its legislative history, existing and proposed regulations under the Code, published rulings by the United States Internal Revenue Service (“IRS”) and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. The effects of any applicable state, local or foreign tax laws are not discussed.

If an entity treated as a partnership holds the notes, the United States federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Code and the laws of any state, local, or foreign taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust (a) if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust, or (b) if a valid election is made to treat the trust as a United States person.

If you are not a United States holder, this subsection does not apply to you and you should refer to “United States Alien Holders” below.

Payments of Interest.    You will be taxed on interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Sale, Retirement, or Other Taxable Disposition of the Notes.    Your tax basis in your note generally will be its cost. You will generally recognize capital gain or loss on the sale, retirement, or other taxable disposition of your note equal to the difference between the amount you realize on such disposition, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments to the extent not previously included in income), and your tax basis in your note. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year.

Medicare Tax.    For taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

If you are a United States holder, this subsection does not apply to you.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note:

•

you generally would not be subject to United States federal income or withholding tax on payments of interest that is not effectively connected with your conduct of a trade or business within the United States, to you if:

1.	you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote,

2.	you are not a controlled foreign corporation that is related to the Company through actual or constructive stock ownership, and

3.	the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

a.	you have furnished to the U.S. payor an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

b.	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as the beneficial owner of the payment for United States federal income tax purposes and as a non-United States person,

c.	the U.S. payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

i.	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

ii.	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the IRS), or

iii.	a U.S. branch of a non-United States bank or of a non-United States insurance company,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the notes in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the IRS),

d.	the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

i.	certifying to the U.S. payor under penalties of perjury that an IRS Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

ii.	to which is attached a copy of the IRS Form W-8BEN or acceptable substitute form, or

e.	the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the notes in accordance with U.S. Treasury regulations; and

•

you generally will not be subject to United States federal income tax on any gain that you realize on the sale, retirement or other taxable exchange of your note (other than any amount allocable to accrued and unpaid interest, which generally will be treated as interest and subject to the rules discussed in the first bullet above) unless:

•

the gain is effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, you maintain a permanent establishment in the United States to which such gain is attributable);

•	you are a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Even if you do not satisfy the requirements above, you may be entitled to a reduction in or an exemption from withholding on interest as a result of either (a) an applicable tax treaty or (b) the holding of our notes by you in connection with your conduct of a trade or business within the United States and the interest being paid in connection with that trade or business. To claim such a reduction or exemption from withholding, you must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which you reside or are established, or (b) IRS Form W-8ECI stating that interest paid on a note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business within the United States. These certifications must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. If you do not timely provide the applicable withholding agent with the required certification, but qualify for a reduced rate under an applicable income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If interest paid to you is effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, you maintain a permanent establishment in the United States to which such interest is attributable), then, although exempt from U.S. federal withholding tax (provided you furnish appropriate certification, as described above), you generally will be subject to U.S. federal income tax on such interest in the same manner as if you were a United States holder. In addition, a United States alien holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items. You should consult your tax advisors regarding your entitlement to benefits under any applicable income tax treaty.

Further, a note held by an individual who at death is not a citizen or resident of the United States would not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote at the time of death and

•	the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

Backup Withholding and Information Reporting

In general, if you are a noncorporate United States holder, we and other payors are required to report to the IRS all payments of principal, any premium and interest on your note. In addition, we and other payors are required to report to the IRS any payment of proceeds of the sale of your note before maturity within the United States. Additionally, backup withholding would apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, if you are a United States alien holder, we and other payors are required to report payments of interest on your notes on IRS Form 1042-S. Payments of principal, premium or interest made by us and other payors to you would otherwise not be subject to information reporting and backup withholding, provided that the certification requirements described above under “—United States Alien Holders” are satisfied or you otherwise establish an exemption. In addition, payment of the proceeds from the sale of notes effected at a United States office of a broker will not be subject to backup withholding and information reporting if (i) the payor or broker does not have actual knowledge or reason to know that you are a United States person and (ii) you have furnished to the payor or broker an appropriate IRS Form W-8, an acceptable substitute form or other documentation upon which it may rely to treat the payment as made to a non-United States person.

In general, payment of the proceeds from the sale of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability, provided the required information is timely furnished to the IRS

CERTAIN ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” (as defined in Section 3(42) of ERISA) with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S or other laws (“Similar Laws”).

The acquisition and holding of the Notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which the Issuer, the Guarantor, the Calculation Agent, the Registrar and Paying Agent or a Manager or any of their respective affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Notes are acquired and held pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of the Notes, provided that neither the issuer of the Notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase and holding of the notes or any interest therein that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase and holding of the notes will not constitute a non-exempt prohibited transaction under ERISA or the Code or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any Notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

UNDERWRITING (CONFLICTS OF INTEREST)

We and the underwriters for the offering named below have entered into an underwriting agreement and a pricing agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table:

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	$
SunTrust Robinson Humphrey, Inc.
J.P. Morgan Securities LLC
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mitsubishi UFJ Securities (USA), Inc.
Wells Fargo Securities, LLC

Total	$

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriters may offer and sell notes through certain of their affiliates.

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each underwriter has represented and agreed that:

(d)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(e)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue

(in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with the purchase of securities.

The net proceeds from this offering will be used to repay outstanding loans under our Existing Credit Facility. Because affiliates of J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc. and Wells Fargo Securities, LLC are lenders under our Existing Credit Facility and will receive more than 5% of the net proceeds of this offering, J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc. and Wells Fargo Securities, LLC are deemed to have a “conflict of interest” under FINRA Rule 5121. As a result, this offering will be conducted in accordance with FINRA Rule 5121, which requires, among other things, that a “qualified independent underwriter” has participated in the preparation of, and has exercised the usual standards of “due diligence” with respect to, the registration statement and this prospectus. Goldman, Sachs & Co. has agreed to act as qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 of the Securities Act. Goldman, Sachs & Co. will receive $10,000 for serving as qualified independent underwriter in connection with this offering. We have agreed to indemnify Goldman, Sachs & Co. against certain liabilities incurred in connection with it acting as a qualified independent underwriter for this offering, including liabilities under the Securities Act. Pursuant to FINRA Rule 5121, J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc. and Wells Fargo Securities, LLC will not confirm any sales to any account over which they exercise discretionary authority without the specific written approval of the account holder. See “Use of Proceeds” for additional information.

The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $2.5 million. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $20,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. Specifically, affiliates of J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc. and Wells Fargo Securities, LLC are lenders under the company’s Existing Credit Facility dated as of August 1, 2011, as amended, which is being repaid in full with a portion of the proceeds from this offering. Further, all of the underwriters, or their respective affiliates, are expected to serve as lenders under the New Credit Facility.

We have agreed that we will not, for a period of 60 days after the date of this prospectus supplement, without first obtaining the prior written consent of Goldman, Sachs & Co., directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of WellCare (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with WellCare. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

VALIDITY OF NOTES

The validity of the notes will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. The underwriters have been represented by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements of WellCare Health Plans, Inc. as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is included herein. Such consolidated financial statements and financial statement schedule have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES

WellCare Health Plans, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

WellCare Health Plans, Inc. and Subsidiaries

Tampa, Florida

We have audited the accompanying consolidated balance sheets of WellCare Health Plans, Inc. and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedules listed in the Index at Item 15. These financial statements and financial statement schedules are the responsibility of the Company’s management.

Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of WellCare Health Plans, Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2012, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 13, 2013 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche, LLP

Certified Public Accountants

Tampa, Florida

February 13, 2013

WELLCARE HEALTH PLANS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In Thousands, Except Per Share and Share Data)

	For the Years Ended December 31,
	2012	2011	2010
Revenues:
Premium	$7,400,217	$6,098,130	$5,430,190
Investment and other income	8,815	8,738	10,035

Total revenues	7,409,032	6,106,868	5,440,225
Expenses:
Medical benefits	6,303,934	4,947,967	4,594,537
Selling, general and administrative	690,842	642,107	837,988
Medicaid premium taxes	82,164	76,163	56,374
Depreciation and amortization	31,531	26,454	23,946
Interest	4,122	6,510	229

Total expenses	7,112,593	5,699,201	5,513,074

Income (loss) from operations	296,439	407,667	(72,849)
Gain on repurchase of subordinated notes	—	10,807	—

Income (loss) before income taxes	296,439	418,474	(72,849)
Income tax expense (benefit)	111,711	154,228	(19,449)

Net income (loss)	184,728	264,246	(53,400)
Other comprehensive income, before tax:
Change in net unrealized gains and losses on available-for-sale securities	1,544	959	1,317
Income tax expense related to other comprehensive income	571	411	507

Other comprehensive income, net of tax	973	548	810

Comprehensive income (loss)	$185,701	$264,794	$(52,590)

Net income (loss) per common share (see Note 4):
Basic	$4.29	$6.17	$(1.26)
Diluted	$4.22	$6.10	$(1.26)
Weighted average common shares outstanding:
Basic	43,104,216	42,817,466	42,365,061
Diluted	43,826,285	43,328,756	42,365,061

See notes to consolidated financial statements.

WELLCARE HEALTH PLANS, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Data)

	December 31,
	2012	2011
Assets
Current Assets:
Cash and cash equivalents	$1,100,495	$1,325,098
Investments	220,344	198,569
Premiums receivable, net	387,294	217,509
Pharmacy rebates receivable, net	126,832	109,933
Funds receivable for the benefit of members	126,646	162,745
Income taxes receivable	15,615	20,655
Prepaid expenses and other current assets, net	96,276	63,053
Deferred income tax asset	27,208	22,332

Total current assets	2,100,710	2,119,894
Property, equipment and capitalized software, net	131,518	98,238
Goodwill	223,839	111,131
Other intangible assets, net	53,028	9,896
Long-term investments	96,700	83,019
Restricted investments	67,364	60,663
Other assets	2,357	5,270

Total Assets	$2,675,516	$2,488,111

Liabilities and Stockholders’ Equity
Current Liabilities:
Medical benefits payable	$732,994	$744,821
Unearned premiums	146	164
Accounts payable	18,582	3,294
Other accrued expenses and liabilities	221,055	215,817
Current portion of amount payable related to investigation resolution	37,305	49,557
Current portion of long-term debt	15,000	11,250
Other payables to government partners	88,344	98,237

Total current liabilities	1,113,426	1,123,140
Deferred income tax liability	42,058	1,026
Amount payable related to investigation resolution	68,171	101,705
Long-term debt	120,000	135,000
Other liabilities	8,697	10,394

Total liabilities	1,352,352	1,371,265
Commitments and contingencies (see Note 12)
Stockholders’ Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	—	—
Common stock, $0.01 par value (100,000,000 authorized, 43,212,375 and 42,848,798 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively)	432	429
Paid-in capital	469,434	448,820
Retained earnings	854,086	669,358
Accumulated other comprehensive loss	(788)	(1,761)

Total stockholders’ equity	1,323,164	1,116,846

Total Liabilities and Stockholders’ Equity	$2,675,516	$2,488,111

See notes to consolidated financial statements.

WELLCARE HEALTH PLANS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In Thousands, Except Share Data)

	Common Stock		Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Shares	Amount
Balance at January 1, 2010	42,361,207	$424	$425,083	$458,512	$(3,119)	$880,900
Common stock issued for stock options	90,853	1	1,443	—	—	1,444
Purchase of treasury stock	(36,032)	(1)	(6,237)	—	—	(6,238)
Vesting of restricted stock grants and restricted stock units, net of forfeitures	125,697	1	11,752	—	—	11,753
Other equity-based compensation expense	—	—	3,049	—	—	3,049
Incremental tax decrement from option exercises	—	—	(6,272)	—	—	(6,272)
Comprehensive loss	—	—	—	(53,400)	810	(52,590)

Balance at December 31, 2010	42,541,725	$425	$428,818	$405,112	$(2,309)	$832,046
Common stock issued for stock options	226,036	3	6,285	—	—	6,288
Purchase of treasury stock	(69,652)	(1)	(3,683)	—	—	(3,684)
Vesting of restricted stock grants and restricted stock units, net of forfeitures	150,689	2	16,975	—	—	16,977
Other equity-based compensation expense	—	—	2,552	—	—	2,552
Incremental tax decrement from option exercises	—	—	(2,127)	—	—	(2,127)
Comprehensive income	—	—	—	264,246	548	264,794

Balance at December 31, 2011	42,848,798	$429	$448,820	$669,358	$(1,761)	$1,116,846
Common stock issued for stock options	243,307	2	9,405	—	—	9,407
Purchase of treasury stock	(8,570)	—	(6,477)	—	—	(6,477)
Vesting of restricted stock grants and restricted stock units, net of forfeitures	128,840	1	8,788	—	—	8,789
Other equity-based compensation expense	—	—	6,097	—	—	6,097
Incremental tax benefit from option exercises	—	—	2,801	—	—	2,801
Comprehensive income	—	—	—	184,728	973	185,701

Balance at December 31, 2012	43,212,375	$432	$469,434	$854,086	$(788)	$1,323,164

See notes to consolidated financial statements.

WELLCARE HEALTH PLANS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	For the Years Ended December 31,
	2012	2011	2010
Cash (used in) provided by operating activities:
Net income (loss)	$184,728	$264,246	$(53,400)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	31,531	26,454	23,946
Equity-based compensation expense	14,886	19,530	14,801
Incremental tax benefit from equity-based compensation	(3,763)	(2,778)	—
Gain on repurchase of subordinated notes	—	(10,807)	—
Deferred taxes, net	18,791	98,170	(61,204)
Provision for doubtful receivables	16,535	11,080	(6,889)
Changes in operating accounts, net of effects from acquisitions:
Premiums receivable, net	(180,262)	(96,770)	158,124
Pharmacy rebates receivable, net	(12,441)	(24,746)	(551)
Prepaid expenses and other current assets, net	(28,969)	(37,270)	(3,083)
Medical benefits payable	(38,588)	1,831	(59,525)
Unearned premiums	(18)	(67,219)	(23,113)
Accounts payables and other accrued expenses	14,922	14,018	752
Other payables to government partners	(12,156)	51,632	8,458
Amount payable related to investigation resolution	(45,786)	(73,780)	256,207
Income taxes receivable/payable, net	7,841	(12,809)	(21,134)
Other, net	2,010	1,217	(10,332)

Net cash (used in) provided by operating activities	(30,739)	161,999	223,057
Cash used in investing activities:
Acquisitions, net of cash acquired	(126,571)	—	—
Purchases of investments	(465,629)	(386,186)	(219,961)
Proceeds from sale and maturities of investments	436,839	277,486	163,993
Purchases of restricted investments	(36,660)	(34,828)	(21,820)
Proceeds from maturities of restricted investments	30,452	81,524	44,800
Additions to property, equipment and capitalized software, net	(61,268)	(49,576)	(27,516)

Net cash used in investing activities	(222,837)	(111,580)	(60,504)
Cash provided by (used in) financing activities:
Proceeds from debt, net of issuance costs	(585)	147,473	—
Proceeds from option exercises and other	9,407	6,287	1,443
Incremental tax benefit from equity-based compensation	3,763	2,778	—
Purchase of treasury stock	(6,477)	(3,684)	(6,237)
Payments on debt	(11,250)	(3,750)	—
Repurchase of subordinated notes	—	(101,693)	—
Payments on capital leases	(2,219)	(2,717)	(1,011)
Funds receivable for the benefit of members	36,334	(129,563)	44,669

Net cash provided by (used in) financing activities	28,973	(84,869)	38,864
Increase (decrease) in cash and cash equivalents	(224,603)	(34,450)	201,417
Balance at beginning of period	1,325,098	1,359,548	1,158,131

Balance at end of period	$1,100,495	$1,325,098	$1,359,548

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes	$101,023	$69,846	$75,962

Cash paid for interest	$3,612	$5,920	$228

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Non-cash issuance of subordinated notes	$—	$112,500	$—

Non-cash additions to property, equipment, and capitalized software	$3,278	$2,449	$2,354

Equipment acquired through capital leases	$—	$—	$8,868

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2012, 2011, and 2010

(In Thousands, Except Member, Per Share and Share Data)

1. Organization and Basis of Presentation

WellCare Health Plans, Inc., (the “Company,” “we,” “us,” or “our”), provides managed care services exclusively to government-sponsored health care programs. The Company was formed as a Delaware limited liability company in May 2002 to acquire our Florida, New York and Connecticut health plans. We completed the acquisition of the health plans through two concurrent transactions in July 2002. In July 2004, immediately prior to the closing of our initial public offering, we merged the limited liability company into a Delaware corporation and changed our name to WellCare Health Plans, Inc.

As of December 31, 2012, we served approximately 2,669,000 members. In 2012, we operated Medicaid health plans in Florida, Georgia, Hawaii, Illinois, Kentucky, Missouri, New York and Ohio. We also operated Medicare Advantage (“MA”) coordinated care plans (“CCPs”) in California, Connecticut, Florida, Georgia, Hawaii, Illinois, Louisiana, Missouri, New Jersey, New York, Ohio and Texas, as well as a stand-alone Medicare prescription drug plan (“PDP”) in 49 states and the District of Columbia.

The Kentucky Cabinet for Health and Family Services awarded us a contract to serve the Commonwealth of Kentucky’s (Kentucky’s) Medicaid program beginning November 1, 2011. We served approximately 207,000 beneficiaries under this program as of December 31, 2012.

Our Medicaid contract in Missouri, which expired on June 30, 2012, was not renewed. Our Medicaid contract in Ohio expired on June 30, 2012. We were not awarded a Medicaid contract in Ohio for the 2013 fiscal year; however, the state contracted with us to provide services to Ohio Medicaid beneficiaries through the transition period. The transition of our Ohio Medicaid members to other plans should be substantially complete in the first quarter of 2013, but it may extend through June 30, 2013. The Ohio Medicaid contract accounted for approximately 97,000, or 4% of our consolidated membership as of December 31, 2012 and approximately $265,300, or 4%, of our consolidated premium revenue, net of premium taxes, for the year ended December 31, 2012. The Missouri Medicaid contract accounted for approximately $20,200, or less than 1%, of our consolidated premium revenue, net of premium taxes, for the year ended December 31, 2012.

In November 2012, we acquired all outstanding interests in America’s 1st Choice California Holdings, LLC, the sole shareholder of Easy Choice Health Plan, Inc. of California (collectively, “Easy Choice”). As of December 2012, we served approximately 39,000 Easy Choice MA plan members in California.

Basis of Presentation and Use of Estimates

The consolidated balance sheets and statements of comprehensive income (loss), changes in stockholders’ equity, and cash flows include the accounts of the Company and all of its majority-owned subsidiaries. We eliminated all intercompany accounts and transactions.

We prepared the consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”), which requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base these estimates on our knowledge of current events and anticipated future events and evaluate and update our assumptions and estimates on an ongoing basis; however, actual results may differ from our estimates. We evaluated all material events subsequent to the date of these consolidated financial statements.

We reclassified certain items related to prior years in these consolidated financial statements to conform to our current year presentation. These reclassifications had no effect on stockholders’ equity, net income, or comprehensive income (loss) as previously reported. We reclassified certain costs related to quality improvement activities as medical benefits expense. Prior to January 1, 2012, we reported these costs as selling, general and administrative expenses. The quality improvement costs that we reclassified are consistent with the criteria specified and defined in guidance issued by the Department of Health and Human Services (“HHS”) for costs that qualify to be reported as medical benefits under the minimum medical loss ratio provision of The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010 (collectively, the “2010 Acts”) and include:

•	preventive health and wellness and care management;

•	case and disease management;

•	health plan accreditation costs;

•	provider education and incentives for closing care gaps;

•	health risk assessments and member outreach; and

•	information technology costs related to the above activities.

The reclassification of these quality improvement costs impacted previously-reported medical benefits expense, by reportable segment, and selling, general and administrative expenses for the years ended December 31, 2011 and 2010 as follows:

	For the Year Ended December 31, 2011			For the Year Ended December 31, 2010
	Previously Reported	Amounts Reclassified	As Adjusted	Previously Reported	Amounts Reclassified	As Adjusted
Medical benefits expense:
Medicaid	$2,837,639	$52,451	$2,890,090	$2,847,315	$41,152	$2,888,467
MA	1,180,500	18,264	1,198,764	1,054,071	13,107	1,067,178
PDP	853,932	5,181	859,113	635,245	3,647	638,892

Total medical benefits expense	$4,872,071	$75,896	$4,947,967	$4,536,631	$57,906	$4,594,537

Selling, general and administrative expenses	$718,003	$(75,896)	$642,107	$895,894	$(57,906)	$837,988

2. Summary of Significant Accounting Policies

Revenue Recognition

We earn premium revenue through our participation in Medicaid, Medicaid-related and Medicare programs.

State governments individually operate and implement and, together with the federal government’s Centers for Medicare and Medicaid Services (“CMS”), fund and regulate the Medicaid program. We provide benefits to low-income and disabled persons under the Medicaid program and are paid premiums based on contracts with government agencies in the states in which we operate health plans. Our Medicaid contracts are generally multi-year contracts subject to annual renewal provisions. We record annual rate changes when they become effective. Such adjustments are typically made at the commencement of each new contract renewal period. In some instances, our fixed Medicaid premiums are subject to risk score adjustments based on the acuity of our membership. State agencies analyze encounter submissions of processed claims data to determine the acuity of our membership relative to the entire state’s Medicaid membership.

We operate our MA plans under the Medicare Part C program and provide benefits comparable to Medicare Part A and B to eligible members. Most of our MA plans and our PDP plan offer prescription drug benefits to eligible members under the Medicare Part D program. Premiums for each MA member are established by contract, although the rates vary according to a combination of factors, including upper payment limits established by CMS, the members’ geographic location, age, gender, medical history or condition, or the services rendered to the member. Our MA contracts with CMS generally have terms of one year and expire at the end of each calendar year. PDP premiums are also based upon a contract with CMS that has a term of one year and expires at the end of each calendar year. We provide annual written bids to CMS for our PDPs, which reflect the estimated costs of providing prescription drug benefits over the plan year. Changes in MA and PDP members’ health status also impact monthly premiums as described under “Risk-Adjusted Medicare Premiums” below. CMS pays all premium for Medicare Part C and substantially all of the premium for Medicare Part D coverage. We bill the remaining Medicare Part D premium to PDP and MA members with Part D benefits based on the plan year bid submitted to CMS. For qualifying low-income subsidy (“LIS”) members, CMS pays for some or all of the LIS members’ monthly premium. The CMS payment is dependent upon the member’s income level as determined by the Social Security Administration.

We receive premiums from CMS and state agencies on a per member per month (“PMPM”) basis for the members that are assigned to, or have selected, us to provide health care services under our Medicare and Medicaid contracts. We recognize premium revenue in the period in which we are obligated to provide services to our members. CMS and state agencies generally pay us in the month in which we provide services. We record premiums earned but not received as premiums receivable and record premiums received in advance of the period of service as unearned premiums in the consolidated balance sheets. Unearned premiums are recognized as revenue when we provide the related services. On a monthly basis, we bill members for any premiums for which they are responsible according to their respective plan. Member premiums are recognized as revenue in the period of service. We reduce recorded premium revenue and member premiums receivable by the amount we estimate may not be collectible, based on our evaluation of historical trends.We also routinely monitor the collectability of specific premiums receivable from CMS and state agencies, including Medicaid receivables for obstetric deliveries and newborns and net receivables for member retroactivity and reduce revenue and premiums receivable by the amount we estimate may not be collectible. We reported premiums receivable net of an allowance for uncollectible premiums receivable of $14,843 and $10,367 at December 31, 2012 and 2011, respectively. Historically, the allowance for member premiums receivable has not been material relative to consolidated premium revenue.

We record retroactive adjustments to revenues based on changes in the number and eligibility status of our members subsequent to when we recorded revenue related to those members and months of service. We receive premium payments based upon eligibility lists produced by CMS and state agencies. We verify these lists to determine whether we have been paid for the correct premium category and program. From time to time, CMS and state agencies require us to reimburse them for premiums that we received for individuals who were subsequently determined by us, or by CMS or state agencies, to be ineligible for any government-sponsored program or to belong to a plan other than ours. We receive additional premiums from CMS and state agencies for individuals who were subsequently determined to belong to our plan for periods in which we received no premium for those members. We estimate the amount of outstanding retroactivity adjustments and adjust premium revenue based on historical trends, premiums billed, the volume of member and contract renewal activity and other information. We record amounts receivable or payable in premiums receivable, net and other accrued expenses and liabilities in the consolidated balance sheets. In 2011, we reached a settlement with the Georgia Department of Community Health (the “Georgia DCH”) to resolve issues with certain premium payments from the inception of the program in 2006 through the date of settlement related to the reconciliation of duplicate member records. The settlement resulted from a comprehensive review and negotiation involving the three health plans that operate in the program. During the year ended December 31, 2011, we recorded additional retroactive premium revenue and a receivable from the Georgia DCH related to the negotiated settlement. During the year ended December 31, 2012, CMS partially disallowed the settlement and we recorded a reduction of premium revenue of approximately $21,400. Amounts receivable from government agencies for member retroactivity were $28,024 and $28,267 at December 31, 2012 and 2011, respectively. The amounts due to government agencies for reconciling items were $19,944 and $7,292 at December 31, 2012 and 2011, respectively.

Supplemental Medicaid Premiums

We earn supplemental premium payments for eligible obstetric deliveries and newborns of our Medicaid members in Georgia, Illinois, Kentucky, New York and Ohio. We also earned supplemental payments for obstetric deliveries and newborns through the expiration of our Missouri contract on June 30, 2012. Each state Medicaid contract specifies how and when these supplemental payments are earned and paid. Upon delivery of a newborn, we notify the state agency according to the contract terms. We also earn supplemental Medicaid premium payments in some states for high cost drugs and certain services such as early childhood prevention screenings. We recognize supplemental premium revenue in the period we provide related services to our member. For the years ended December 31, 2012 and 2011, respectively, we recognized approximately $246,250 and $236,096 of supplemental Medicaid premium revenue.

Risk-Adjusted Medicare Premiums

CMS employs a risk-adjustment model to determine the premium amount it pays for each MA and PDP member. This model apportions premiums paid to all plans according to the health status of each beneficiary enrolled, resulting in higher risk scores for members with predictably higher costs. The model uses diagnosis data from inpatient and ambulatory treatment settings to calculate each risk score. We collect claims and encounter data for our MA members and submit the necessary diagnosis data to CMS within prescribed deadlines. After reviewing the respective submissions, CMS establishes the premium payments to MA plans at the beginning of the plan year, and then adjusts premium levels on a retroactive basis. The first retroactive adjustment for a given plan year generally occurs during the third quarter of that year and represents the update of risk scores for the current plan year based on the severity of claims incurred in the prior plan year. CMS then issues a final retroactive risk-adjusted premium settlement for that plan year in the following year.

We develop our estimates for risk-adjusted premiums utilizing historical experience and predictive models as sufficient member risk score data becomes available over the course of each CMS plan year. We populate our models with available risk score data on our members and base risk premium adjustments on risk score data from the previous year. We are not privy to risk score data for members new to our plans in the current plan year; therefore we include assumptions regarding these members’ risk scores in our models. As we do not have access to diagnosis data with respect to our stand-alone PDP members, we cannot fully anticipate changes in our members’ risk scores. We periodically revise our estimates of risk-adjusted premiums as additional diagnosis code information is reported to CMS and adjust our estimates to actual amounts when the ultimate adjustment settlements are either received from CMS or we receive notification from CMS of such settlement amounts. As a result of the variability of factors that determine our estimates for risk-adjusted premiums, the actual amount of the

CMS retroactive payment could be materially more or less than our estimates and could have a material effect on our results of operations, financial position and cash flows. We record any changes in estimates in current operations as adjustments to premium revenue. Historically, we have not experienced significant differences between our estimates and amounts ultimately received. Additionally, the data provided to CMS to determine members’ risk scores is subject to audit by CMS even after the annual settlements occur. An audit may result in the refund of premiums to CMS. While our experience to date has not resulted in a material refund, future refunds could materially reduce premium revenue in the year in which CMS determines a refund is required and could be material to our results of operations, financial position and cash flows. Premiums receivable in the accompanying consolidated balance sheets include MA risk adjusted premiums receivable of $74,767 and $35,772 and PDP risk-adjusted premiums receivable of $4,813 and $5,394, as of December 31, 2012 and 2011, respectively.

Minimum Medical Expense and Risk Corridor Provisions

We may be required to refund certain premium revenue to CMS and state government agencies under various contractual and plan arrangements. We estimate the impact of the following arrangements on a monthly basis and reflect any adjustments to premium revenues in current operations. We report the estimated amounts due to CMS and state agencies in other payables to government partners in the consolidated balance sheets.

Certain of our Florida Medicaid contracts and our Illinois Medicaid contract require us to expend a minimum percentage of premiums on eligible medical benefits expense. To the extent that we expend less than the minimum percentage of the premiums on eligible medical benefits expense, we are required to refund to the state all or some portion of the difference between the minimum and our actual allowable medical benefits expense. We estimate the amounts due to the state agencies as a return of premium based on the terms of our contracts with the applicable state agency.

Our MA and PDP prescription drug plan premiums are subject to risk sharing through the CMS Medicare Part D risk corridor provisions. The risk corridor calculation compares our actual experience to the target amount of prescription drug costs, limited to costs under the standard coverage as defined by CMS, less rebates in our submitted plan year bid. We receive additional premium from CMS if our actual experience is more than 5% above the target amount. We refund premiums to CMS if our actual experience is more than 5% below the target amount. After the close of the annual plan year, CMS performs the risk corridor calculation and any differences are settled between CMS and our plans. We have not historically experienced material differences between the subsequent CMS settlement amount and our estimates.

A summary of other payables to government partners is as follows:

	As of December 31,
	2012	2011
Liability to states under minimum medical expense provisions	$14,529	$12,251
Liability to CMS under risk corridor provision	73,815	85,986

Other payables to government partners	$88,344	$98,237

Medicare Part D Settlements

We receive certain Part D prospective premium subsidy payments from CMS for our MA and PDP members based on the estimated costs of providing prescription drug benefits over the plan year. After the close of the annual plan year, CMS reconciles our actual experience to the prospective payments we received and any differences are settled between CMS and our plans. As such, these subsidies represent funding from CMS for which we assume no risk. We do not recognize the receipt of these subsidies as premium revenue and we do not recognize the payments of related prescription drug benefits as medical benefits expense. We report the subsidies received and benefits paid on a net basis as funds receivable (held) for the benefit of members in the consolidated balance sheets. We also report the net receipts and payments as a financing activity in our consolidated statements of cash flows. CMS pays the following subsidies prospectively as a fixed PMPM amount based upon the plan year bid submitted by us:

Low-Income Cost Sharing Subsidy—For qualifying LIS members, CMS reimburses us for all or a portion of deductible, coinsurance and co-payment amounts above the out-of-pocket threshold.

Catastrophic Reinsurance Subsidy—CMS reimburses us for 80% of the drug costs after a member reaches his or her out-of-pocket catastrophic threshold through a catastrophic reinsurance subsidy.

Coverage Gap Discount Subsidy—We advance the pharmaceutical manufacturers gap coverage discounts at the point of sale. On a periodic basis, CMS bills pharmaceutical manufacturers for discounts advanced by us. Pharmaceutical manufacturers remit payments for invoiced amounts directly to us. CMS reduces subsequent prospective payments made to us by the discount amounts billed to manufacturers.

CMS generally performs the Part D payment reconciliation in the fourth quarter of the following plan year based on prescription drug event (“PDE”) data we submit to CMS within prescribed deadlines. After the Part D payment reconciliation for coverage gap discount subsidies, we may continue to report discounts to CMS for thirty-seven months following the end of the plan year. CMS will invoice manufacturers for these discounts and we will be paid through the quarterly manufacturer payments. Historically, we have not experienced material adjustments related to the CMS annual reconciliation of prior plan year low-income cost sharing and catastrophic reinsurance subsidies. We do not have a history of adjustments for the coverage gap discount subsidy as the 2011 plan year, which was the year CMS implemented the coverage gap discount subsidy, has not yet been settled by CMS.

Funds receivable (held) for the benefit of members consisted of the following:

	As of December 31,
	2012	2011
Low-income cost sharing subsidy	$52,861	$54,659
Catastrophic reinsurance subsidy	90,384	128,701
Coverage gap discount subsidy	(16,418)	(20,586)
Other, net	(181)	(29)

Funds receivable for the benefit of members	$126,646	$162,745

Medical Benefits Expense and Medical Benefits Payable

We recognize the cost of medical benefits in the period in which services are provided, including an estimate of the cost of medical benefits incurred but not reported (“IBNR”). Medical benefits expense includes direct medical expenses and certain medically-related administrative costs.

Direct medical expenses include amounts paid or payable to hospitals, physicians and providers of ancillary services, such as laboratories and pharmacies. We also record direct medical expenses for estimated referral claims related to health care providers under contract with us who are financially troubled or insolvent and who may not be able to honor their obligations for the costs of medical services provided by others. In these instances, we may be required to honor these obligations for legal or business reasons. Based on our current assessment of providers under contract with us, such losses have not been and are not expected to be significant.We record direct medical expense for our estimates of provider settlements due to clarification of contract terms, out-of-network reimbursement, claims payment differences and amounts due to contracted providers under risk-sharing arrangements. We estimate pharmacy rebates earned based on historical utilization of specific pharmaceuticals, current utilization and contract terms and record amounts as a reduction of recorded direct medical expenses.

Consistent with the criteria specified and defined in guidance issued by HHS for costs that qualify to be reported as medical benefits under the minimum medical loss ratio provision of the 2010 Acts, we record certain medically-related administrative costs such as preventive health and wellness, care management, and other quality improvement costs, as medical benefits expense. All other medically-related administrative costs, such as utilization review services, network and provider credentialing and claims handling costs, are recorded in selling, general, and administrative expense.

Medical benefits payable represents amounts for claims fully adjudicated but not yet paid and estimates for IBNR. Our estimate of IBNR is the most significant estimate included in our consolidated financial statements.We determine our best estimate of the base liability for IBNR utilizing consistent standard actuarial methodologies based upon key assumptions which vary by business segment. Our assumptions include current payment experience, trend factors, and completion factors. Trend factors used in our standard actuarial methodologies include contractual requirements, historic utilization trends, the interval between the date services are rendered and the date claims are paid, denied claims activity, disputed claims activity, benefits changes, expected health care cost inflation, seasonality patterns, maturity of lines of business, changes in membership and other factors.

After determining an estimate of the base liability for IBNR, we make an additional estimate, also using standard actuarial techniques, to account for adverse conditions that may cause actual claims to be higher than the estimated base reserve. We refer to this additional liability as the provision for moderately adverse conditions. Our estimate of the provision for moderately adverse conditions captures the potential adverse development from factors such as:

•	our entry into new geographical markets;

•	our provision of services to new populations such as the aged, blind and disabled;

•	variations in utilization of benefits and increasing medical costs;

•	changes in provider reimbursement arrangements;

•	variations in claims processing speed and patterns, claims payment and the severity of claims; and

•	health epidemics or outbreaks of disease such as the flu.

We consider the base actuarial model liability and the provision for moderately adverse conditions as part of our overall assessment of our IBNR estimate to properly reflect the complexity of our business, the number of states in which we operate, and the need to account for different health care benefit packages among those states. We evaluate our estimates of medical benefits payable as we obtain more complete claims information and medical expense trend data over time. Volatility in members’ needs for medical services, provider claims submissions and our payment processes result in identifiable patterns emerging several months after the causes of deviations from our assumed trends occur. Changes in our estimates of medical benefits payable cannot typically be explained by any single factor, but are the result of a number of interrelated variables, all of which influence the resulting medical cost trend. We record differences between actual experience and estimates used to establish the liability, which we refer to as favorable and unfavorable prior period developments, as increases or decreases to medical benefits expense in the period we identify the differences.

Reinsurance

We cede certain premiums and medical benefits to other insurance companies under various reinsurance agreements in order to increase our capacity to write larger risks and maintain our exposure to loss within our capital resources. We are contingently liable in the event the reinsurance companies do not meet their contractual obligations. We evaluate the financial condition of the reinsurance companies on a regular basis and only contract with well-known, well-established reinsurance companies that are supported by strong financial ratings.

We account for reinsurance premiums and medical expense recoveries according to the terms of the underlying reinsurance contracts. We recorded reinsurance premium payments of $2,999, $2,117, and $1,241 for the years ended December 31, 2012, 2011 and 2010, respectively, as a reduction to premium revenue in the accompanying consolidated statements of comprehensive income (loss). We recorded reinsurance recoveries of $4,903, $2,015, and $1,223 for the years ended December 31, 2012, 2011 and 2010, respectively, as a reduction of medical benefits expense in the accompanying consolidated statements of comprehensive income (loss). Reinsurance receivables of $6,539 and $2,242 as of December 31, 2012 and 2011, respectively, are included in prepaid and other current assets, net in the accompanying consolidated balance sheets.

Equity-Based Employee Compensation

The Compensation Committee of our Board of Directors (the “Compensation Committee”) awards certain equity-based compensation under our 2004 Equity Incentive Plan, including stock options, restricted stock, restricted stock units (“RSUs”), performance stock units (“PSUs”) and market stock units (“MSUs”). We estimate equity-based compensation expense based on awards ultimately expected to vest. We make assumptions of forfeiture rates at the time of grant and continuously reassess our assumptions based on actual forfeiture experience.

We estimate compensation cost for stock options, restricted stock and RSUs based on fair value at the time of grant and recognize the expense over the vesting period of the award. We measure the grant date fair value of stock options using the Black-Scholes options-pricing model. We measure the grant date fair value of restricted stock and RSUs based on the closing price of our common stock on the grant date.

At its sole discretion, the Compensation Committee sets certain financial and quality-based performance goals and a target award amount for each award of PSUs. PSUs generally cliff-vest approximately three years from the grant date based on the achievement of the performance goals and conditioned on the employee’s continued service through the vesting date. The actual number of common stock shares earned upon vesting will range from zero shares to 150% of the target award amount. PSUs do not have a grant date or grant date fair value for accounting purposes as the subjective nature of the terms of the PSUs precludes a mutual understanding of the key terms and conditions. We recognize expense for PSUs ultimately expected to vest over the requisite service period based our estimates of progress made towards the achievement of the predetermined performance measures and changes in the market price of our common stock.

We estimate the fair value of MSUs at grant date using a Monte Carlo simulation approach based on randomly generated simulated stock-price paths through a lattice-type structure. We recognize compensation expense for MSUs expected to vest on a straight-line basis over the vesting period, generally three years. We calculate the number of shares of common stock earned upon vesting based on the number of base units granted multiplied by the ratio of the market price of our common stock during the last 30 market trading days of the calendar year immediately preceding both the vesting date and the grant date. The ratio is capped at 150%. If the ratio is less than 50%, no shares are earned by the recipient.

Member Acquisition Costs

We incur member acquisition costs, including internal commissions, external agent commissions on renewal policies, agent referral commissions, policy issuance and other administrative costs, in the acquisition and retention of our members. We record these costs as selling, general and administrative expense in the period we incur them.

We advance commissions to external agents and brokers for the acquisition of new members to our MA and PDP plans and defer amortization of these costs to the period in which we earn associated premium revenue, which is generally not more than one year.

Advertising Costs

We record the production costs of advertising activities as selling, general and administrative expense when incurred. We expense the costs of communicating advertising campaigns in the period the advertising takes place. We recorded advertising and related marketing expense of $7,238, $8,068, and $7,010 for the years ended December 31, 2012, 2011 and 2010, respectively.

Medicaid Premium Taxes

Premium rates established in the Medicaid contracts with state agencies in Hawaii, Missouri, New York and Ohio include an assessment or tax on Medicaid premiums. We recognize the premium tax assessment as expense in the period we earn the related premium revenue and remit the taxes back to the state agencies on a periodic basis. We incurred Medicaid premium taxes of $82,164, $76,163 and $56,374 for the years ended December 31, 2012, 2011 and 2010, respectively.

Income Tax Expense (Benefit)

We record income tax expense (benefit) as incurred based on enacted tax rates, estimates of book-to-tax differences in income, and projections of income that will be earned in each taxing jurisdiction. We recognize deferred tax assets and liabilities for the estimated future tax consequences of differences between the carrying amounts of existing assets and liabilities and their respective tax basis. We measure deferred tax assets and liabilities using tax rates applicable to taxable income in the years in which we expect to recover or settle those temporary differences. We record a valuation allowance on deferred taxes if we determine it is more likely than not that we will not fully realize the future benefit of deferred tax assets. We file tax returns after the close of our fiscal year end and adjust our estimated tax receivable or liability to the actual tax receivable or due per the filed state and federal tax returns. Historically, we have not experienced significant differences between our estimates of income tax expense (benefit) and actual amounts incurred.

State and federal taxing authorities may challenge the positions we take on our filed tax returns. We evaluate our tax positions and only recognize a tax benefit if it is more likely than not that a tax audit will sustain our conclusion. Based on our evaluation of tax positions, we believe that potential tax exposures have been recorded appropriately. State and federal taxing authorities may propose additional tax assessments based on periodic audits of our tax returns. We believe our tax positions comply with applicable tax law in all material aspects and we will vigorously defend our positions on audit. The ultimate resolution of these audits may materially impact our financial position, results of operations or cash flows. We have not experienced material adjustments to our consolidated financial statements as a result of these audits.

We participate in the Internal Revenue Service (“IRS”) Compliance Assurance Program (“CAP”). The objective of CAP is to reduce taxpayer burden and uncertainty by working with the IRS to ensure tax return accuracy prior to filing, thereby reducing or eliminating the need for post-filing examinations.

Other Comprehensive Income

We record changes in net unrealized gains and losses on investments as a separate component of other comprehensive income, net of deferred income taxes, in the consolidated statements of comprehensive income (loss).

Cash and Cash Equivalents

We classify unrestricted cash and short-term investments with original maturities of three months or less as cash and cash equivalents in the consolidated balance sheets. We record cash and cash equivalents at cost, which approximates fair value.

Investments

We classify our fixed maturity securities, including short-term, long-term, and restricted investments, as available-for-sale and report them at fair value. We record unrealized gains and losses on securities, net of deferred income taxes, as a separate component of accumulated other comprehensive loss in the consolidated balance sheets. We record investment income when earned and classify investment income earned but not received in prepaid expenses and other current assets in the consolidated balance sheets. We may purchase fixed maturity securities at a premium or discount. We amortize these premiums and discounts as adjustments to investment income over the estimated remaining term of the securities. We determine realized gains and losses on sales of securities on a specific identification basis.

We determine the fair value of fixed maturity securities based on quoted prices in active markets or market prices provided by a third-party pricing service. The third-party pricing service determines market prices using inputs such as reported trades, benchmark yields, issuer spreads, bids, offers and estimated cash flows and prepayment spreads. Based on the typical trading volumes and the lack of quoted market prices for fixed maturities, third party pricing services will normally derive the security prices through recent reported trades for identical or similar securities making adjustments through the reporting date based upon available market observable information. If there are no recent reported trades, the pricing services may use matrix or model processes to develop a security price using future cash flow expectations based upon collateral performance and discount this at an estimated market rate. Our long-term investments include municipal note investments with an auction reset feature (“auction-rate securities”). We record the fair value of these auction-rate securities based on a discounted cash flow analysis.

We regularly compare the fair value of our investments to amortized cost of those investments. The evaluation of impairment is a quantitative and qualitative process which is subject to risk and uncertainties. Our fixed maturity investments are exposed to four primary sources of investment risk: credit, interest rate, liquidity and market valuation. The financial statement risks are those associated with the recognition of impairments and income, as well as the determination of fair values.

We perform a case-by-case evaluation of the underlying reasons for the decline in fair value and consider a wide range of factors about the security issuer, including assumptions and estimates about the operations of the issuer and its future earnings potential. We use our best judgment in evaluating the cause of the decline in the estimated fair value of the security and in assessing the prospects for near-term recovery. Our evaluation of impairment includes, but is not limited to:

•	the length of time and the extent to which the market value has been below cost;

•	the potential for impairments of securities when the issuer is experiencing significant financial difficulties;

•	the potential for impairments in an entire industry sector or sub-sector;

•	the potential for impairments in certain economically depressed geographic locations;

•	the potential for impairments of securities where the issuer, series of issuers or industry has suffered a catastrophic type of loss or has exhausted natural resources;

•	unfavorable changes in forecasted cash flows on asset-backed securities; and

•	other subjective factors, including concentrations and information obtained from regulators and rating agencies.

We recognize impairments of securities when we consider a decline in fair value below the amortized cost basis to be other-than-temporary. If we intend to sell a security, or it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis, we recognize an other-than-temporary impairment (OTTI) in earnings equal to the entire difference between the security’s amortized cost basis and its fair value. If we do not intend to sell the security and it is more likely than not that we will not be required to sell the security before recovery of its amortized cost basis, but the present value of the cash flows expected to be collected is less than the amortized cost basis of the security (referred to as the credit loss), we conclude an OTTI has occurred. In this instance, we bifurcate the total OTTI into the amount related to the credit loss, which we recognize in earnings as investment income, net, with the remaining amount of the total OTTI attributed to other factors (referred to as the noncredit portion) recognized as a separate component in other comprehensive income. After the recognition of an OTTI, we account for the security as if it had been purchased on the measurement date of the OTTI, with an amortized cost basis equal to the previous amortized cost basis less than the OTTI recognized in earnings.

Restricted Investments

As a condition for licensure, we are required to maintain certain funds on deposit or pledged to various state agencies. Certain of our state contracts require the issuance of surety bonds. Through December 31, 2011, we were also required to maintain collateral deposits of cash, cash equivalents or securities in order to secure those surety bonds. In 2012, we no longer were required to collateralize our surety bonds. We record our restricted investments, which include cash, cash equivalents, and other short-term investments, at fair value. We classify restricted investments as long-term regardless of the contractual maturity date of the securities held, due to the nature of the states’ requirements.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets, net, are comprised of the following:

	As of December 31,
	2012	2011
Prepaid expenses	$61,439	$32,556
Pharmaceutical coverage gap discounts receivable	7,145	15,130
Advances to providers	5,628	6,491
Other	23,564	10,226

	97,776	64,403
Allowance for uncollectible advances to providers	(1,500)	(1,350)

Prepaid expenses and other current assets, net	$96,276	$63,053

We record pharmaceutical coverage gap discounts receivable for amounts billed to pharmaceutical manufacturers by CMS for Medicare Part D coverage gap discounts advanced by us. Pharmaceutical manufacturers remit payments directly to us (see “Revenue Recognition—Medicare Prospective Premium Payments”). We also advance amounts to certain health care providers that are under contract with us to provide medical benefits to our members. We perform an analysis of our ability to collect outstanding advances based upon a review of the financial condition and solvency of the provider. We record a valuation allowance for advances we believe may not be collectible.

Property, Equipment and Capitalized Software, net

Property, equipment and capitalized software are stated at historical cost, net of accumulated depreciation. We capitalize certain costs incurred in the development of internal-use software, including external direct costs of materials and services and payroll costs of employees devoted to specific software development. We expense other software development costs, such as training and data conversion costs, as incurred. We capitalize the costs of improvements that extend the useful lives of the related assets.

We record depreciation expense using the straight-line method over the estimated useful lives of the related assets, which ranges from three to ten years for leasehold improvements, five for furniture and equipment, and three to five years for computer equipment and software. We include amortization of equipment under capital leases in depreciation expense. We record maintenance and repair costs as selling, general and administrative expense when incurred.

On an ongoing basis, we review events or changes in circumstances that may indicate that the carrying value of an asset may not be recoverable. If the carrying value of an asset exceeds the sum of estimated undiscounted future cash flows, we recognize an impairment loss in the current period for the difference between estimated fair value and carrying value. If assets are determined to be recoverable but the useful lives are shorter than we originally estimated, we depreciate the remaining net book value of the asset over the newly determined remaining useful lives. We did not recognize any impairment losses during the years ended December 31, 2012, 2011 or 2010.

Acquisitions

We included the results of Easy Choice’s operations from the date of acquisition, November 9, 2012, in our consolidated financial statements. Revenues of $71,992 and net income of $1,210 attributable to Easy Choice are included in our consolidated statement of comprehensive income (loss) for the year ended December 31, 2012.

The estimated fair values of assets acquired and liabilities assumed on the date of acquisition are as follows:

Cash and cash equivalents	$23,489
Investments	5,115
Premiums receivable, net	4,419
Pharmacy rebates receivable, net	4,458
Other assets	7,108

Total assets acquired	44,589
Medical benefits payable	(26,761)
Accrued expenses and other payables	(5,555)
Other payables to government partners	(2,263)

Total liabilities assumed	(34,579)

Fair value of net assets acquired	$10,010

In connection with the Easy Choice acquisition, we recorded $43,400 of identified intangible assets. We valued the intangible assets using a discounted future cash flow analysis based on our consideration of historical financial results and expected industry and market trends. We discounted the future cash flows by a weighted-average cost of capital based on an analysis of the cost of capital for guideline companies within our industry. We amortize the intangible assets on a straight-line basis over the period we expect these assets to contribute directly or indirectly to the future cash flows. The weighted average amortization period for these intangibles was 14.4 years.

We recorded $112,708 of goodwill for the excess of the purchase price over the estimated fair value of net assets and identifiable intangible assets acquired net of an estimated $16,058 deferred tax liability. Recorded goodwill and other intangible assets related to the Easy Choice acquisition are not deductible for tax purposes.

In December 2012, we acquired certain assets of Arcadian Health Plan, Inc.’s Desert Canyon Community Care (“Desert Canyon”) MA plans. We will provide services to approximately 4,000 Desert Canyon plan members effective January 1, 2013. In connection with the Desert Canyon acquisition, we recorded $2,020 of identified intangible assets. We valued the intangible assets using a discounted future cash flow analysis based on our consideration of historical financial results and expected industry and market trends. We discounted the future cash flows by a weighted-average cost of capital based on an analysis of the cost of capital for guideline companies within our industry. We amortize the intangible assets on a straight-line basis over the period we expect these assets to contribute directly or indirectly to the future cash flows. The weighted average amortization period for these intangibles was 10.8 years.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the cost over the fair market value of net assets acquired. Goodwill recorded at December 31, 2012 consists of $112,708 and $111,131 attributable to our Medicare Advantage and Medicaid reporting segments, respectively. Goodwill recorded at December 31, 2011 is fully attributable to our Medicaid reporting segment.

Other intangible assets include provider networks, broker networks, trademarks, state contracts, non-compete agreements, licenses and permits. We amortize other intangible assets over their estimated useful lives ranging from approximately 1 to 26 years. These assets are allocated to reporting segments for impairment testing purposes.

We review goodwill and intangible assets for impairment at least annually, or more frequently if events or changes in our business climate occur that may potentially affect the estimated useful life or the recoverability of the remaining balance of goodwill or intangible assets. Such events or changes in circumstances would include significant changes in membership, state funding, federal and state government contracts and provider networks. We evaluate goodwill for impairment by first performing a qualitative assessment to determine whether a quantitative assessment is necessary. If, based on the qualitative assessment, we determine the fair value of the reporting unit is more likely than not less than the carrying value, we perform a two-step quantitative goodwill impairment test. In the first step, we determine the fair value of the reporting unit using both income and market approaches. We calculate fair value based on our assumptions of key factors such as projected revenues and the discount factor. While we believe these assumptions and estimates are appropriate, other assumptions and estimates could be applied and may produce significantly different results. If the fair value of the reporting unit is less than its carrying value, we measure and record the amount of the goodwill impairment, if any, by comparing the implied fair value of the reporting unit’s goodwill with the carrying value. We perform our impairment test during the third quarter of each year. We perform our annual goodwill impairment test based on our financial position and results of operations through the second quarter of each year, which generally coincides with the finalization of federal and state contract negotiations and our initial budgeting process. Based on the results of the qualitative assessments performed as of our most recent testing date in 2012, we determined that the fair values of our reporting units are more likely than not greater than the carrying values as of December 31, 2012.

Recently Adopted Accounting Standards

In May 2011, the Financial Accounting Standards Board (“FASB”) issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS,” which amended guidance on fair value measurement and related disclosures. The new guidance clarifies the concepts applicable for fair value measurement of non-financial assets and requires the disclosure of quantitative information about the unobservable inputs used in a fair value measurement. We adopted this guidance effective January 1, 2012. The adoption of this guidance did not have a material impact on our consolidated financial position, results of operations or cash flows.

In June 2011, the FASB issued ASU 2011-05, “Presentation of Comprehensive Income,” and in December 2011 also issued ASU 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05,” which amended guidance on the presentation of comprehensive income. This amended guidance eliminates one of the presentation options previously provided, which was to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity, and requires utilization of one of two optional methods. The amended guidance allows an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. We adopted this guidance effective January 1, 2012 and applied it retrospectively for all periods presented. The adoption of this guidance did not have an impact on our consolidated financial position, results of operations or cash flows.

In September 2011, the FASB issued ASU 2011-08, “Intangibles—Goodwill and Other.” This guidance allows a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying amount before applying the two-step goodwill impairment test. If it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then the two-step impairment test for that reporting unit would be performed. We adopted this guidance effective

January 1, 2012. The adoption of this guidance did not have a material impact on our consolidated financial position, results of operations or cash flows.

Recently Issued Accounting Standards

In July 2012, the FASB issued ASU 2012-02, “Testing Indefinite-Lived Intangible Assets for Impairment,” which allows an entity to assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test. An entity would not be required to calculate the fair value of indefinite-lived intangible assets unless the entity determines, based on qualitative assessment, that it is not more likely than not, the indefinite-lived intangible asset is impaired. ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. We will adopt this guidance effective January 1, 2013. We do not believe the adoption of this standard will have a material impact on our consolidated financial position, results of operations or cash flows.

In July 2011, the FASB issued ASU 2011-06, “Other Expenses—Fees Paid to the Federal Government by Health Insurers.” This update to the Accounting Standards Codification addresses accounting for the annual fees mandated by the 2010 Acts. The 2010 Acts impose an annual fee on health insurers, payable to the U.S. government, calculated on net premiums and third-party administrative agreement fees. The updated standard requires that the liability for the fee be estimated and accrued in full once the entity provides qualifying health insurance in the applicable calendar year in which the fee is payable with a corresponding deferred cost that is amortized to expense. The fees are initiated for calendar years beginning January 1, 2014, and the amendments provided by this update become effective for calendar years beginning after December 31, 2013. We are unable to estimate the magnitude of this fee on our consolidated financial position, results of operations or cash flows at this time.

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities.” This update requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. ASU 2011-11 is effective for fiscal years beginning on or after January 1, 2013. We do not believe that the adoption of this standard will have a material impact on our consolidated financial position, results of operations or cash flows.

3. Segment Reporting

On a regular basis, we evaluate discrete financial information and assess the performance of our three reportable segments, Medicaid, MA and PDP, to determine the most appropriate use and allocation of Company resources.

Medicaid

Our Medicaid segment includes plans for beneficiaries of Temporary Assistance for Needy Families (“TANF”), Supplemental Security Income (“SSI”), Aged Blind and Disabled (“ABD”) and other state-based programs that are not part of the Medicaid program, such as Children’s Health Insurance Program (“CHIP”), Family Health Plus (“FHP”), and Managed Long-Term Care (“MLTC”) programs. TANF generally provides assistance to low-income families with children. ABD and SSI generally provide assistance to low-income aged, blind or disabled individuals. CHIP and FHP programs provide assistance to qualifying families who are not eligible for Medicaid because their income exceeds the applicable income thresholds. The MLTC program is designed to help people with chronic illnesses or who have disabilities and need health and long-term care services, such as home care or adult day care, to enable them to stay in their homes and communities as long as possible.

Medicaid premium revenue attributable to Florida, Georgia, and for 2012, Kentucky, each individually accounts for 10% or more of our consolidated premium revenue, net of premium tax, as follows:

	For the Years Ended December 31,
	2012	2011	2010
Florida	13%	15%	17%
Georgia	20%	24%	26%
Kentucky	10%	1%	—%

The state of Florida renewed our Florida Medicaid contracts for a three-year period beginning September 1, 2012 through August 31, 2015. This contract term may be superseded by the implementation of a reform of the statewide Medicaid Managed Care program (the “Medicaid Reform Program”). In 2013, the state began a competitive procurement program to award contracts for the Medicaid Reform Program. As a result, the state may terminate these contracts as early as the end of 2013, with the new contracts expected to begin in the first quarter of 2014.

Our Georgia Medicaid contract provides for two one-year renewal options exercisable by the Georgia Department of Community Health (the “Georgia DCH”). The Georgia DCH exercised its option to extend the term of our Georgia Medicaid contract until June 30, 2013 and the remaining renewal option potentially extends the contract through June 30, 2014. The Georgia DCH also indicated its intent to amend our Georgia Medicaid contract to include two additional one-year renewal options, exercisable by the Georgia DCH, that could potentially extend the contract term to June 30, 2016.

Our original Kentucky contract commenced in July 2011 and we began offering services to members on November 1, 2011. The contract has an initial three-year term and provides for four additional one-year option terms, exercisable upon mutual agreement of the parties, which potentially extends the total term until July 2018.

MA

Medicare is a federal program that provides eligible persons age 65 and over and some disabled persons with a variety of hospital, medical and prescription drug benefits. MA is Medicare’s managed care alternative to the original Medicare program, which provides individuals standard Medicare benefits directly through CMS. Our MA CCPs generally require members to seek health care services and select a primary care physician from a network of health care providers. In addition, we offer coverage of prescription drug benefits under the Medicare Part D program as a component of most of our MA plans.

PDP

We offer stand-alone Medicare Part D coverage to Medicare-eligible beneficiaries in our PDP segment. The Medicare Part D prescription drug benefit is supported by risk sharing with the federal government through risk corridors designed to limit the losses and gains of the participating drug plans and by reinsurance for catastrophic drug costs. The government subsidy is based on the national weighted average monthly bid for this coverage, adjusted for risk factor payments. Additional subsidies are provided for dually-eligible beneficiaries and specified low-income beneficiaries. The Part D program offers national in-network prescription drug coverage that is subject to limitations in certain circumstances.

Summary of Financial Information

We allocate goodwill and other intangible assets to our reportable operating segments. We do not allocate any other assets and liabilities, investment and other income, or selling, general and administrative, depreciation and amortization, or interest expense to our reportable operating segments. The Company’s decision-makers primarily use premium revenue, medical benefits expense and gross margin to evaluate the performance of our reportable operating segments. A summary of financial information for our reportable operating segments through the gross margin level, including the reclassification of prior year medical benefits expense as discussed in Note 1, and a reconciliation to income before income taxes, are presented in the following tables.

	For the Years Ended December 31,
	2012	2011			2010
		Previously Reported	Amounts Reclassified	As Adjusted	Previously Reported	Amounts Reclassified	As Adjusted
Premium revenue:
Medicaid	$4,471,232	$3,581,611	$—	$3,581,611	$3,308,751	$—	$3,308,751
MA	1,936,378	1,479,750	—	1,479,750	1,336,089	—	1,336,089
PDP	992,607	1,036,769	—	1,036,769	785,350	—	785,350

Total premium revenue	7,400,217	6,098,130	—	6,098,130	5,430,190	—	5,430,190
Medical benefits expense:
Medicaid	3,892,076	2,837,639	52,451	2,890,090	2,847,315	41,152	2,888,467
MA	1,630,565	1,180,500	18,264	1,198,764	1,054,071	13,107	1,067,178
PDP	781,293	853,932	5,181	859,113	635,245	3,647	638,892

Total medical benefits expense	6,303,934	4,872,071	75,896	4,947,967	4,536,631	57,906	4,594,537
Gross margin:
Medicaid	579,156	743,972	(52,451)	691,521	461,436	(41,152)	420,284
MA	305,813	299,250	(18,264)	280,986	282,018	(13,107)	268,911
PDP	211,314	182,837	(5,181)	177,656	150,105	(3,647)	146,458

Total gross margin	1,096,283	1,226,059	(75,896)	1,150,163	893,559	(57,906)	835,653
Investment and other income	8,815	8,738	—	8,738	10,035	—	10,035
Other expenses	(808,659)	(827,130)	75,896	(751,234)	(976,443)	57,906	(918,537)

Income (loss) from operations	$296,439	$407,667	$—	$407,667	$(72,849)	$—	$(72,849)

Private Fee For Service Plan Exit

We previously offered MA private fee for service (“PFFS”) plans through December 31, 2009. We did not renew our contracts to participate in the PFFS program due to costs that would have been required to meet additional regulations for PFFS plans imposed by CMS. The wind-down of our PFFS plans contributed approximately $10,883 and $36,945, respectively, in gross margin for the years ended December 31, 2011 and 2010, primarily as a result of the favorable development of PFFS medical benefits payable for service dates on or before December 31, 2009.

4. Net Income (Loss) Per Common Share

We compute basic net income (loss) per common share on the basis of the weighted-average number of unrestricted common shares outstanding. We compute diluted net income per common share on the basis of the weighted-average number of unrestricted common shares outstanding plus the dilutive effect of outstanding stock options, restricted stock, restricted stock units, market stock units and performance stock units using the treasury stock method.

We calculated weighted-average common shares outstanding—diluted as follows:

	For the Years Ended December 31,
	2012	2011	2010
Weighted-average common shares outstanding—basic	43,104,216	42,817,466	42,365,061
Dilutive effect of:
Unvested restricted stock, restricted stock units, market stock units and performance stock units	526,030	305,622	—
Stock options	196,039	205,668	—

Weighted-average common shares outstanding—diluted	43,826,285	43,328,756	42,365,061

Anti-dilutive stock options, restricted stock awards and performance equity awards excluded from computation	57,455	63,834	1,871,567

For the years ended December 31, 2012 and 2011, we excluded certain equity awards from the computation of weighted-average common shares outstanding—diluted because their exercise prices were greater than the average market price of our common stock for the period. For the year ended December 31, 2010, we excluded all equity awards from the computation of diluted loss per share due to their anti-dilutive effect on the 2010 net loss per share.

5. Investments

Short-Term Investments

The amortized cost, gross unrealized gains, gross unrealized losses and fair value of available-for-sale, short-term investments are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2012
Corporate debt and other securities	$35,287	$15	$(2)	$35,300
Money market funds	9,513	—	—	9,513
Municipal securities	94,676	16	(46)	94,646
Variable rate bond fund	75,000	686	—	75,686
U.S. government securities	5,197	2	—	5,199

Total	$219,673	$719	$(48)	$220,344

December 31, 2011
Certificates of deposit	$12,401	$2	$(2)	$12,401
Corporate debt and other securities	27,364	13	(5)	27,372
Money market funds	41,720	—	—	41,720
Municipal securities	66,736	15	(27)	66,724
Variable rate bond fund	50,000	—	(55)	49,945
U.S. government securities	399	8	—	407

Total	$198,620	$38	$(89)	$198,569

Our short-term available-for-sale investments have contractual maturities within 1 year. We are not exposed to any significant concentration of credit risk in our short-term fixed maturities portfolio.

Long-Term Investments

The amortized cost, gross unrealized gains, gross unrealized losses and fair value of available-for-sale, long-term investments are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2012
Auction rate securities	$34,150	$—	$(2,104)	$32,046
Corporate debt and other securities	26,879	62	(11)	26,930
Municipal securities	24,089	28	(17)	24,100
U.S. government securities	13,505	119	—	13,624

Total	$98,623	$209	$(2,132)	$96,700

December 31, 2011
Auction rate securities	$34,950	$—	$(2,551)	$32,399
Certificates of deposit	5,000	3	—	5,003
Corporate debt and other securities	13,340	7	(356)	12,991
U.S. government securities	32,481	153	(8)	32,626

Total	$85,771	$163	$(2,915)	$83,019

Contractual maturities of long-term available-for-sale investments at December 31, 2012 are as follows:

	Total	Within 1 Year	1 Through 5 Years	5 Through 10 Years	Thereafter
Auction rate securities	$32,046	$—	$—	$—	$32,046
Corporate debt and other securities	26,930	—	22,405	—	4,525
Municipal securities	24,100	—	24,100	—	—
U.S. government securities	13,624	—	13,624	—	—

Total	$96,700	$—	$60,129	$—	$36,571

Actual maturities may differ from contractual maturities due to the exercise of pre-payment options.

Excluding investments in U.S. government securities, we are not exposed to any significant concentration of credit risk in our fixed maturities portfolio. Our long-term investments include auction rate securities, which are issued by various state and local municipal entities for the purpose of financing student loans, public projects and other activities. The auction rate securities carry investment grade credit ratings but are believed to be in an inactive market as discussed in Note 9. During the years ended December 31, 2012, 2011, and 2010, respectively, we redeemed $800, $11,200 and $10,850 auction rate securities at par. We did not realize any losses associated with selling or redeeming our auction rate securities for those years.

During the years ended December 31, 2012, 2011, and 2010, respectively, we sold or redeemed fixed maturity bond investments totaling $378,128, $200,516, $51,015, respectively. We realized gross losses of $54 associated with selling or redeeming fixed maturity bond securities for the year ended December 31, 2012, all attributable to sales of acquired Easy Choice investments to comply with our investment policies. We net the realized losses in investment and other income in the accompanying consolidated statements of comprehensive income (loss) for the year ended December 31, 2012. We did not realize any losses associated with selling or redeeming our fixed maturity bond securities for the years ended December 31, 2011 and 2010.

We recorded gross gains on sales or redemptions of our investments of $101 and $42 for the years ended December 31, 2012 and 2011, respectively. We did not realize any gains on sales or redemptions of investments during the year ended December 31, 2010.

We did not realize any OTTI for the years ended December 31, 2012, 2011 or 2010.

6. Restricted Investment Assets

The amortized cost, gross unrealized gains, gross unrealized losses and fair value of our restricted investment securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2012
Money market funds	$18,630	$—	$—	$18,630
Cash	29,179	—	—	29,179
Certificates of deposit	1,551	—	—	1,551
U.S. government securities	18,003	2	(1)	18,004

Total	$67,363	$2	$(1)	$67,364

December 31, 2011
Money market funds	$18,897	$—	$—	$18,897
Cash	25,864	—	—	25,864
Certificates of deposit	1,051	—	—	1,051
U.S. government securities	14,843	9	(1)	14,851

Total	$60,655	$9	$(1)	$60,663

We did not realize any gains or losses related to restricted investments for the years ended December 31, 2012, 2011, or 2010.

7. Property, Equipment and Capitalized Software

Property, equipment and capitalized software and related accumulated depreciation is as follows:

	December 31,
	2012	2011
Leasehold improvements	$20,570	$16,492
Computer equipment	52,946	47,273
Capitalized software	115,612	84,958
Furniture and equipment	19,200	17,621
Property and equipment clearing	3,278	2,449
Construction in progress	28,700	20,893

	240,306	189,686
Less accumulated depreciation	(108,788)	(91,448)

Total property and equipment, net	$131,518	$98,238

We recognized depreciation expense on property, equipment and capitalized software of $29,243, $24,922, and $22,413 for the years ended December 31, 2012, 2011, and 2010, respectively, including amortization expense on capitalized software of $15,421, $11,482 and $10,512 for the years ended December 31, 2012, 2011, and 2010, respectively.

8. Other Intangible Assets

Other intangible assets as of December 31, 2012 and 2011, and related weighted-average amortization periods as of December 31, 2012, are as follows:

	As of December 31,
	2012				2011
	Weighted Average Amortization Period (In Years)	Gross Carrying Amount	Accumulated Amortization	Other Intangibles, Net	Gross Carrying Amount	Accumulated Amortization	Other Intangibles, Net
Provider networks	16.6	$4,006	$(2,100)	$1,906	$4,878	$(4,434)	$444
Trademarks	13.5	12,143	(6,878)	5,265	10,443	(6,111)	4,332
Licenses and permits	15.0	5,271	(2,509)	2,762	5,270	(2,157)	3,113
State contracts	14.8	43,536	(2,309)	41,227	3,336	(1,329)	2,007
Broker networks	10.0	1,900	(32)	1,868	—	—	—

Total other intangible assets	14.5	$66,856	$(13,828)	$53,028	$23,927	$(14,031)	$9,896

We recorded amortization expense of $2,288, $1,532, and $1,533 for the years ended December 31, 2012, 2011 and 2010, respectively. Amortization expense expected to be recognized during fiscal years subsequent to December 31, 2012 is as follows:

Expected Amortization Expense
2013	$4,872
2014	4,820
2015	4,735
2016	4,735
2017	4,729
2018 and thereafter	29,137

Total	$53,028

9. Fair Value Measurements

Our consolidated balance sheets include the following financial instruments: cash and cash equivalents, investments, receivables, accounts payable, medical benefits payable, long-term debt, and other liabilities. We consider the carrying amounts of cash and cash equivalents, receivables, other current assets and current liabilities to approximate their fair value due to the short period of time between the origination of these instruments and the expected realization or payment.

For other financial instruments, including short- and long-term investments, restricted investments, amounts accrued related to investigation resolution, and long-term debt, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are classified using the following hierarchy, which is based upon the transparency of inputs to the valuation as of the measurement date.

Level 1—Quoted (Unadjusted) Prices for Identical Assets or Liabilities in Active Markets:    We include investments in commercial paper, money market funds, cash, U.S. government securities and the variable rate bond fund, as well as certain certificates of deposit and corporate debt, asset-backed and other municipal securities in Level 1. The carrying amounts of money market funds and cash approximate fair value because of the short-term nature of these instruments. We base fair values of the other investments included in Level 1 on unadjusted quoted market prices for identical securities in active markets.

Level 2—Inputs Other than Quoted Prices in Active Markets:    We include in Level 2 investments in certain certificates of deposit, corporate debt, asset-backed and other municipal securities for which fair market valuations are based on quoted prices for identical securities in markets that are not active, quoted prices for similar securities in active markets, broker or dealer quotations, or alternative pricing sources or for which all significant inputs are observable, either directly or indirectly, including interest rates and yield curves observable at commonly quoted intervals, volatilities, prepayment speeds, loss severities, credit risks, and default rates.

In addition to using market data, we make assumptions when valuing our assets and liabilities, including assumptions about risks inherent in the inputs to the valuation technique. When there is not an observable market price for an identical or similar asset or liability, we use an income approach reflecting our best assumptions regarding expected cash flows, discounted using a commensurate risk-adjusted discount rate. We estimated the fair value of the future payments related to investigation resolution using a discounted cash flow analysis and recorded these amounts at fair value in the short- and long-term portions of amounts accrued related to investigation resolution line items in our consolidated balance sheets. The carrying value of long-term debt was $135,000 at December 31, 2012. Based on a discounted cash flow analysis, the fair value of long-term debt was $131,770 at December 31, 2012.

Level 3—Unobservable Inputs that Cannot be Corroborated by Observable Market Data:    We hold investments in auction rate securities, designated as available for sale and reported at fair value. At December 31, 2012, the auction rate securities had par values of $34,150. Liquidity for these auction rate securities is typically provided by an auction process which allows holders to sell their notes and resets the applicable interest rate at pre-determined intervals, usually every seven or 35 days. Auctions for these auction rate securities continued to fail during the twelve months ended December 31, 2012. An auction failure means that the parties wishing to sell their securities could not be matched with an adequate volume of buyers. As a result, our ability to liquidate and fully recover the carrying value of our remaining auction rate securities in the near term may be limited or non-existent. However, when there is a failed auction, the indenture governing the security requires the issuer to pay interest at a contractually defined rate that is generally above market rates for other types of similar instruments. We continue to receive interest payments on the auction rate securities we hold. Based on our analysis of anticipated cash flows, we have determined that it is more likely than not that we will be able to hold these securities until maturity or until market stability is restored. Additionally, there are government guarantees or municipal bond insurance in place and we have the ability and the present intent to hold these securities until maturity or market stability is restored. Based on this, we do not believe our auction rate securities are impaired and as a result, we have not recorded any impairment losses for our auction rate securities. However, as these securities are believed to be in an inactive market, we have estimated the fair value of these securities using a discounted cash flow model and update these estimates on a quarterly basis. Our analysis considered, among other things, the collateralization underlying the securities, the creditworthiness of the counterparty, the timing of expected future cash flows and the capital adequacy and expected cash flows of the subsidiaries that hold the securities. The estimated values of these securities were also compared, when possible, to valuation data with respect to similar securities held by other parties. Significant unobservable inputs used in the discounted cash flow model include the historical municipal bond index return rate and individual security credit ratings. Increases or decreases in the municipal bond index return rate or changes in security credit ratings could result in a significant change in the fair value estimation of our auction rate securities. Unobservable inputs included in our estimation of fair value of auction rate securities at December 31, 2012 included security credit ratings ranging from triple AAA/Aaa to BBB-/Baa3 and historical municipal bond index returns ranging from 0% to 8.5%. The fair values of auction rate securities are based on an approach that relies heavily on management assumptions and qualitative observations and therefore fall within Level 3 of the fair value hierarchy.

We determine transfers between levels at the end of the reporting period. No transfers between levels were recognized for the years ended December 31, 2012 and 2011.

Assets and liabilities measured at fair value at December 31, 2012:

		Fair Value Measurements Using
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Investments:
Auction rate securities	$32,046	$—	$—	$32,046
Corporate debt securities	57,705	—	57,705	—
Asset backed securities	4,525	—	4,525	—
Money market funds	9,513	9,513	—	—
Municipal securities	118,746	—	118,746	—
Variable rate bond fund	75,686	75,686	—	—
U.S. government securities	18,823	18,823	—	—

Total investments	$317,044	$104,022	$180,976	$32,046

Restricted investments:
Money market funds	$18,630	$18,630	$—	$—
Cash	29,179	29,179	—	—
Certificates of deposit	1,551	—	1,551	—
U.S. government securities	18,004	18,004	—	—

Total restricted investments	$67,364	$65,813	$1,551	$—

Amounts payable related to investigation resolution	$105,476	$—	$105,476	$—

Assets and liabilities measured at fair value at December 31, 2011:

	Carrying Value	Fair Value Measurements Using
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Investments:
Auction rate securities	$32,399	$—	$—	$32,399
Certificates of deposit	17,404	—	17,404	—
Corporate debt securities	28,716	—	28,716	—
Commercial paper	1,999	—	1,999	—
Asset backed securities	9,648	—	9,648	—
Money market funds	41,720	41,720	—	—
Municipal securities	66,724	—	66,724	—
Variable rate bond fund	49,945	49,945	—	—
U.S. government securities	33,033	33,033	—	—

Total investments	$281,588	$124,698	$124,491	$32,399

Restricted investments:
Money market funds	$18,897	$18,897	$—	$—
Cash	25,864	25,864	—	—
Certificates of deposit	1,051	—	1,051	—
U.S. government securities	14,851	14,851	—	—

Total restricted investments	$60,663	$59,612	$1,051	$—

Amounts payable related to investigation resolution	$151,262	$—	$151,262	$—

Changes in the fair value of our Level 3 auction rate securities:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3) For the Years Ended December 31,
	2012	2011	2010
Balance as of January 1	$32,399	$42,245	$51,710
Realized gains (losses) in earnings	—	—	—
Changes in net unrealized gains and losses in other comprehensive income	447	1,354	1,385
Purchases, sales and redemptions	(800)	(11,200)	(10,850)
Net transfers in or (out) of Level 3	—	—	—

Balance as of December 31	$32,046	$32,399	$42,245

As a result of the increase in the fair value of our investments in auction rate securities, we recorded net unrealized gains of $447, $1,354, and $1,385 to accumulated other comprehensive loss during the years ended December 31, 2012, 2011 and 2010, respectively. The increase in the fair value was driven by improvement in the municipal bond market. We redeemed auction rate securities at par in the amount of $800 in July 2012, $6,700 in December 2011, $4,500 in May 2011, $4,550 in May 2010, and $6,300 in March 2010.

10. Medical Benefits Payable

Medical benefits payable consists of:

	As of December 31, 2012	% of Total	As of December 31, 2011	% of Total
IBNR	$547,416	75%	$526,736	71%
Other medical benefits payable	185,578	25%	218,085	29%

Total medical benefits payable	$732,994	100%	$744,821	100%

A reconciliation of the beginning and ending balances of medical benefits payable is as follows:

	For the Years Ended December 31,
	2012	2011	2010
Beginning balance	$744,821	$742,990	$802,515
Medical benefits incurred related to:
Current period	6,450,513	5,200,106	4,711,191
Prior period	(146,579)	(252,139)	(116,254)

Total	6,303,934	4,947,967	4,594,937

Medical benefits paid related to:
Current period	(5,754,917)	(4,533,868)	(4,084,642)
Prior periods	(560,844)	(412,268)	(569,820)

Total	(6,315,761)	(4,946,136)	(4,654,462)

Ending balance	$732,994	$744,821	$742,990

Our estimates of medical benefits expense recorded at December 31, 2011, 2010 and 2009 developed favorably by approximately $146,579, $252,139, and $116,254 in 2012, 2011 and 2010, respectively. The release of the provision for moderately adverse conditions included in our prior period estimates was substantially offset by the provision for moderately adverse conditions established for claims incurred in the current year. Accordingly, the favorable development in our estimate of medical benefits payable related to claims incurred in prior years does not directly correspond to a decrease in medical benefits expense recognized during the period.

Excluding the prior period development related to the release of the provision for moderately adverse conditions, our estimates of medical benefits expense recorded at December 31, 2011, 2010 and 2009, developed favorably by approximately $76,681, $191,205 and $56,185 in 2012, 2011 and 2010, respectively. Our medical cost trend, mostly in our Medicaid segment and to a lesser extent in our MA and PDP segments, emerged favorably in 2012 and 2011, due primarily to lower than projected utilization. Higher than expected medical services in Kentucky in 2012 partially offset the favorable development related to the medical cost trend. The wind-down of PFFS claims related to service dates on or before December 31, 2009, following our exit from the PFFS program, contributed significantly to the favorable development in 2010, and to a lessor extent, in 2011. The impact of these developments was not discernible in advance and became clearer over time as we processed more claim payments and obtained more complete claims information.

11. Debt

Credit Agreement

In August 2011, we entered into a $300,000 senior secured credit agreement, amended on July 20, 2012 (the “Amended Credit Agreement”), that provides for a $150,000 term loan facility as well as a $150,000 revolving credit facility. The term loan and revolving credit facility expire in August 2016. Payments of principal on the term loan are due on a quarterly basis through July 31, 2016. Upon closing, we borrowed $150,000 pursuant to the term loan facility. At December 31, 2012, $135,000 is outstanding under the Amended Credit Agreement, including $15,000 classified as a current liability in the accompanying consolidated balance sheet.

Our term loan bears interest at 1.75% as of December 31, 2012. Under the Amended Credit Agreement, outstanding credit facility borrowings designated as Alternate Base Rate (“ABR”) loans bear interest at a rate per annum equal to an applicable margin ranging from 0.50% to 2.25% plus the greatest of:

•	the prime rate in effect on such day;

•	the federal funds effective rate in effect on such day plus 0.50%; and

•	the adjusted London Inter-Bank Offered Rate (“Adjusted LIBOR”) for a 1-month interest period on such day plus 1%.

Outstanding credit facility borrowings designated as Eurodollar loans bear interest at a rate per annum equal to Adjusted LIBOR for the interest period in effect plus an applicable margin ranging from 1.50% to 3.25%. Our ratio of total consolidated debt to consolidated earnings before interest, taxes, depreciation and amortization, as defined in the Amended Credit Agreement (our “Cash Flow Leverage Ratio”) determines the applicable margin for both ABR and Eurodollar loans.

We incur a fee of 0.25% to 0.50% for unutilized commitments under the Amended Credit Agreement, depending upon our Cash Flow Leverage Ratio. We recorded total interest expense under the Amended Credit Agreement of $3,379 for the year ended December 31, 2012, including commitment fees and interest of $402 and $2,977, respectively. We recorded total interest expense under the Amended Credit Agreement of $1,838 for the year ended December 31, 2011, including commitment fees and interest of $305 and $1,533, respectively. We make interest payments based on the LIBOR election period, which ranges from a period of one to six months, and pay the commitment fees quarterly. As of December 31, 2012 and 2011, accrued interest payable was $171 and $271, respectively.

We defer and amortize debt issuance costs over the life of the Amended Credit Agreement using the straight-line method. Debt issuance costs, net of accumulated amortization, of $2,274 and $2,300 are included in the accompanying consolidated balance sheets at December 31, 2012 and 2011, respectively. We recorded amortization expense of $611 and $227 for the years ended December 31, 2012 and 2011, respectively.

Payments of principal on the term loan for the years succeeding December 31, 2012 are as follows:

Future Principal Payments
2013	$15,000
2014	18,750
2015	26,250
2016	75,000

$135,000

The Amended Credit Agreement includes customary covenants and restrictions which, among other things, limit our ability to incur additional indebtedness. We may incur additional senior and subordinated unsecured indebtedness provided that our Cash Flow Leverage Ratio, calculated to include any such debt incurred, is at least 0.25 times less than the maximum Cash Flow Leverage Ratio. In addition, the Amended Credit Agreement requires that we maintain:

•	a Cash Flow Leverage Ratio of not more than 2.75 times;

•	a minimum fixed charge coverage ratio of 3.00 times;

•	a minimum level of statutory net worth for our regulated subsidiaries; and

•

cash in an amount equal to one year of payment obligations due and payable to the U.S. Department of Justice during the next twelve consecutive months, so long as such obligations remain outstanding. For more information regarding our obligations to the Department of Justice see Note 12.

The Amended Credit Agreement also contains customary representations and warranties and events of default. Payment of outstanding principal and related accrued interest may be accelerated and become immediately due and payable upon our default of payment or other performance obligations, or our failure to comply with financial or other covenants in the Amended Credit Agreement, subject to applicable notice requirements and cure periods.

As of the date of this filing, we have not drawn upon the revolving credit facility and we remain in compliance with all covenants.

Subordinated Notes

On September 30, 2011, we issued tradable unsecured subordinated notes with an aggregate par value of $112,500 in connection with a Stipulation and Agreement of Settlement (the “Stipulation Agreement”) with the lead plaintiffs in the consolidated securities class action Eastwood Enterprises, L.L.C. v. Farha, et al., Case No. 8:07-cv-1940-VMC-EAJ. The stipulation and settlement agreement was approved on May 4, 2011 and resolved the putative class action complaints filed against us in 2007. On December 15, 2011, we repurchased all of the outstanding subordinated notes at a 10% discount and recorded a gain on the repurchase of $10,807. We recorded interest on the subordinated notes of approximately $4,254 during the year ended December 31, 2011.

12. Commitments and Contingencies

Government Investigations

Under the terms of settlement agreements entered into on April 26, 2011, and finalized on March 23, 2012, to resolve matters under investigation by the Civil Division of the U.S. Department of Justice (“Civil Division”) and certain other federal and state enforcement agencies (the “Settlement”), we agreed to pay the Civil Division a total of $137,500 over 36 months plus interest accrued at 3.125%. The estimated fair value of the discounted remaining liability, to be paid in three annual installments of $34,375, and related interest, was $105,476 at December 31, 2012, of which $37,305 and $68,171 has been included in the current and long-term portions, respectively, of amounts payable related to the investigation resolution in the accompanying consolidated balance sheet as of December 31, 2012.

The Settlement also provides for a contingent payment of an additional $35,000 in the event that we are acquired or otherwise experience a change in control within three years of the effective date of the Settlement, provided that the change in control transaction exceeds certain minimum transaction value thresholds as specified in the Settlement.

On April 12, 2012, joint stipulations of dismissal were filed in this action, dismissing underlying qui tam complaints. On April 30, 2012, the United States District Court for the Middle District of Florida entered an order dismissing the action.

Securities Class Action Complaint

We remain subject to two contingencies related to the Stipulation Agreement (Note 11). If, within three years of May 4, 2011, we are acquired or otherwise experience a change in control at a share price of $30.00 or more, we must pay an additional $25,000 to the class action plaintiffs. The Stipulation Agreement also requires us to pay to the class action plaintiffs 25.00% of any sums we recover from Todd Farha, Paul Behrens and/or Thaddeus Bereday related to the same facts and circumstances that gave rise to the consolidated securities class action.

Corporate Integrity Agreement

We operate under a Corporate Integrity Agreement (the “Corporate Integrity Agreement”) with the Office of Inspector General of the United States Department of Health and Human Services (“OIG-HHS”). The Corporate Integrity Agreement has a term of five years from its effective date of April 26, 2011 and mandates various ethics and compliance programs designed to help ensure our ongoing compliance with federal health care program requirements. The terms of the Corporate Integrity Agreement include certain organizational structure requirements, internal monitoring requirements, compliance training, screening processes for new employees, reporting requirements to OIG-HHS, and the engagement of an independent review organization to review and prepare written reports regarding, among other things, WellCare’s reporting practices and bid submissions to federal health care programs.

Indemnification Obligations

Under Delaware law, our charter and bylaws and certain indemnification agreements to which we are a party, we are obligated to indemnify, or have otherwise agreed to indemnify, certain of our current and former directors, officers and associates with respect to current and future investigations and litigation, including the matters discussed in this Note 12. The indemnification agreements for our directors and executive officers with respect to events occurring prior to May 2009 require us to indemnify an indemnitee to the fullest extent permitted by law if the indemnitee was or is or becomes a party to or witness or other participant in any proceeding by reason of any event or occurrence related to the indemnitee’s status as a director, officer, employee agent or fiduciary of the Company or any of our subsidiaries and all expenses, including attorney’s fees, judgments, fines, settlement amounts and interest and other charges, and any taxes as a result of the receipt of payments under the indemnification agreement. We will not indemnify the indemnitee if not permitted under applicable law. We are required to advance all expenses incurred by the indemnitee. We are entitled to reimbursement by an indemnitee if the indemnitee is not permitted to be reimbursed under applicable law after a final judicial determination is made and all rights of appeal have been exhausted or lapsed.

We amended and restated our indemnification agreements in May 2009. The revised agreements apply to our officers and directors with respect to events occurring after that time. Pursuant to the 2009 indemnification agreements, we will indemnify the indemnitee against all expenses, including attorney’s fees, judgments, penalties, fines, settlement amounts and any taxes imposed as a result of payments made under the indemnification agreement incurred in connection with any proceedings that relate to the indemnitee’s status as a director, officer or employee of the Company or any of our subsidiaries or any other enterprise that the indemnitee was serving at our request. We will also indemnify for expenses incurred by the indemnitee if an indemnitee, by reason of his or her corporate status, is a witness in any proceeding. Further, we are required to indemnify for expenses incurred by an indemnitee in defense of a proceeding to the extent the indemnitee has been successful on the merits or otherwise. Finally, if the indemnitee is involved in certain proceedings as a result of the indemnitee’s corporate status, we are required to advance the indemnitee’s reasonable expenses incurred in connection with such proceeding, subject to the requirement that the indemnitee repay the expenses if it is ultimately determined that the indemnitee is not entitled to be indemnified. We are not obligated to indemnify an indemnitee for losses incurred in connection with any proceeding if a determination has not been made by the Board of Directors, a committee of disinterested directors or independent legal counsel in the specific case that the indemnitee has satisfied any standards of conduct required as a condition to indemnification under Section 145 of the Delaware General Corporation Law.

Pursuant to our obligations, we have advanced, and will continue to advance, legal fees and related expenses to three former officers and two additional associates who were criminally indicted in connection with the government investigations of the Company that commenced in 2007 of various federal criminal health care fraud charges including conspiracy to defraud the United States, false statements relating to health care matters, and health care fraud in connection with their defense of criminal charges. The trial is scheduled to begin in the first quarter of 2013.

We have also previously advanced legal fees and related expenses to these five criminally-indicted individuals regarding disputes in Delaware Chancery Court related to whether we were legally obligated to advance fees or indemnify certain of these executives; the class actions titled Eastwood Enterprises, L.L.C. v. Farha, et al. and Hutton v. WellCare Health Plans, Inc. et al. filed in federal court; six stockholder derivative actions filed in federal and state courts between October 2007 and January 2008; an investigation by the United States Securities & Exchange Commission (the “Commission”); and an action by the Commission filed in January 2012 against Messrs. Farha, Behrens and Bereday. The Delaware Chancery Court cases have concluded. We settled the class actions in May 2011. In 2010, we settled the stockholder derivative actions and we were realigned as the plaintiff to pursue our claims against Messrs. Farha, Behrens and Bereday. These actions, as well as the action by the Commission, have been stayed until the conclusion of the criminal trial.

In connection with these matters, we have advanced to the five criminally-indicted individuals legal fees and related expenses of approximately $109,887 from the inception of the investigations to December 31, 2012. We expensed these costs as incurred and classified the costs as selling, general and administrative expense incurred in connection with the investigations and related matters.

In August 2010, we entered into an agreement and release with the carriers of our directors and officers (“D&O”) liability insurance relating to coverage we sought for claims relating to the previously disclosed government investigations and related litigation. We agreed to accept payment of $32,500 in satisfaction of the $45,000 face amount of the relevant D&O insurance policies and the carriers agreed to waive any rights they may have to challenge our coverage under the policies. As a result, we have exhausted our insurance policies related to reimbursement of our advancement of fees related to these matters. We received payment of $6,700 prior to 2010 and recorded the receipt of the remaining $25,800 of insurance proceeds as a reduction to selling, general and administrative expense during the year ended December 31, 2010.

We expect the continuing cost of our obligations to the five criminally-indicted former employees in connection with their defense of criminal charges to be significant and to continue for a number of years. We are unable to estimate the total amount of these costs or a range of possible loss. Accordingly, we continue to expense these costs as incurred. Our indemnification obligations and requirements to advance legal fees and expenses may have a material adverse effect on our financial condition, results of operations and cash flows.

Other Lawsuits and Claims

Based on the nature of our business, we are subject to regulatory reviews or other investigations by various state insurance and health care regulatory authorities and other state and federal regulatory authorities. These authorities regularly scrutinize the business practices of health insurance and benefits companies and their reviews focus on numerous facets of our business, including claims payment practices, provider contracting, competitive practices, commission payments, privacy issues and utilization management practices, among others. Some of these reviews have historically resulted in fines imposed on us and some have required changes to our business practices. We continue to be subject to such reviews, which may result in additional fines and/or sanctions being imposed or additional changes in our business practices.

Separate and apart from the legal matters described above, we are also involved in other legal actions in the normal course of our business, including, without limitation, wage and hour claims and provider disputes regarding payment of claims. Some of these actions seek monetary damages, including claims for liquidated or punitive damages, which are not covered by insurance. We review relevant information with respect to litigation matters and we update our estimates of reasonably possible losses and related disclosures. We accrue an estimate for contingent liabilities, including attorney’s fees related to these matters, if a loss is deemed probable and is estimable. Currently, we do not expect that the resolution of any currently pending actions, either individually or in the aggregate, will differ materially from our current estimates or have a material adverse effect on our results of operations, financial position, and cash flows. However, the outcome of any legal actions cannot be predicted, and therefore, actual results may differ from those estimates.

Operating Leases

We recorded rental expense of $17,047, $18,002, and $17,312 for the years ended December 31, 2012, 2011 and 2010, respectively, related to our operating leases for office space. Future minimum lease payments under non-cancelable operating leases with initial or remaining lease terms in excess of one year at December 31, 2012 are as follows:

Minimum Lease Payments
2013	$19,323
2014	16,437
2015	13,081
2016	8,012
2017	5,790
2018 and thereafter	8,288

Total	$70,931

13. Income Taxes

The Company and subsidiaries file a consolidated federal income tax return and separate state franchise, income and premium tax returns, as applicable. The following table provides components of income tax expense (benefit):

	For the Years Ended December 31,
	2012	2011	2010
Current:
Federal	$83,955	$59,541	$44,389
State	8,595	(1,166)	4,116

	92,550	58,375	48,505

Deferred:
Federal	18,126	87,039	(61,742)
State	1,035	8,814	(6,212)

	19,161	95,853	(67,954)

Total income tax expense (benefit)	$111,711	$154,228	$(19,449)

A reconciliation of income tax at the statutory federal rate of 35% to income tax at the effective rate is as follows:

	For the Years Ended December 31,
	2012	2011	2010
Income tax expense (benefit) at statutory federal rate	$103,754	$146,466	$(25,497)
Adjustments resulting from:
State income tax, net of federal benefit	6,670	8,058	(3,785)
Provision-to-return differences	—	(2,257)	893
Non-deductible executive compensation	2,415	1,640	2,079
Non-deductible amounts related to investigation resolution	(1,302)	236	5,703
Interest on unrecognized tax benefits	(114)	(318)	(91)
Other, net	288	403	1,249

Total income tax expense (benefit)	$111,711	$154,228	$(19,449)

Our effective income tax rate on pre-tax income was 37.7% for the year ended December 31, 2012, compared to 36.9% for the year ended December 31, 2011 and 26.7% on a pre-tax loss for the year ended December 31, 2010. The 2012 effective tax rate was 0.8% higher than 2011 due primarily to a settlement of a state tax matter, partially offset by a decrease in the prevailing state income tax rate.

Significant components of our deferred tax assets and liabilities are:

	As of December 31,
	2012	2011
Deferred tax assets:
Medical and other benefits discounting	$12,261	$12,085
Unearned premium discounting	11	12
Tax basis assets	8,441	7,154
Allowance for doubtful accounts	5,742	3,893
Amount payable related to investigation resolution	13,042	22,280
Accrued expenses and other	27,768	22,192

	67,265	67,616
Deferred tax liabilities:
Goodwill, other intangible assets and property and equipment	28,666	10,222
Software development costs	42,980	30,193
Prepaid assets	10,469	5,895

	82,115	46,310

Net deferred tax (liability) asset	$(14,850)	$21,306

We have not recorded a valuation allowance at December 31, 2012 and 2011 as we expect that we will fully realize our deferred tax assets.

We classify deferred tax assets and liabilities in the consolidated balance sheets as follows:

	As of December 31,
	2012	2011
Current assets	$27,208	$22,332
Non-current liabilities	(42,058)	(1,026)

Net deferred tax (liability) asset	$(14,850)	$21,306

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Years Ended December 31,
	2012	2011
Gross unrecognized tax benefits, beginning of period	$3,525	$3,370
Gross increases:
Prior year tax positions	—	155
Current year tax positions	—	—
Gross decreases:
Prior year settlements	—	—
Prior year tax positions	(3,525)	—
Statute of limitations lapses	—	—

Gross unrecognized tax benefits, end of period	$—	$3,525

We believe it is reasonably possible that our liability for unrecognized tax benefits will not significantly increase or decrease in the next twelve months as a result of audit settlements and the expiration of statutes of limitations in certain major jurisdictions.

We classify interest and penalties associated with uncertain income tax positions as income taxes within our consolidated financial statements. During the years ended December 31, 2012 and 2011, we recognized interest benefit of $114 and $318, respectively. We did not incur or record accrued penalties for the years ended December 31, 2012 and 2011. As of December 31, 2012 there were no unrecognized tax benefits that would affect the effective tax rate.

We file our income tax returns in the U.S. federal jurisdiction and various states. The U.S. IRS recently issued a “no change” report for our federal income tax return for the 2011 tax year after advance review under CAP. We are no longer subject to state and local tax examinations prior to 2004. As of December 31, 2012 we are not aware of any material proposed adjustments.

14. Equity-Based Compensation

We recorded equity-based compensation expense of $14,886, $19,527 and $14,801 for the years ended December 31, 2012, 2011, and 2010, respectively. As of December 31, 2012, we expect $14,394 of unrecognized compensation cost related to non-vested equity-based compensation arrangements to be recognized over a weighted-average period of 1.8 years.

The weighted-average grant-date fair values of shares granted during the years ended December 31, 2012 , 2011, and 2010 were $64.19, $41.66, and $29.23, respectively. The total fair value of all shares vested during the year ended December 31, 2012 was $9,341. We generally repurchase vested shares to satisfy tax withholding requirements and then retire the repurchased shares.

Stock Options

A summary of our stock option activity for the year ended December 31, 2012, and the aggregate intrinsic value and weighted average remaining contractual term for our stock options as of December 31, 2012, is:

	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term (Years)
Outstanding as of January 1, 2012	693,288	$26.94
Granted	—	—
Exercised	(251,483)	27.90
Forfeited and expired	(5,929)	26.68

Outstanding as of December 31, 2012	435,876	26.40	$9,724	2.6

Exercisable as of December 31, 2012	430,001	26.50	$9,547	2.5

Vested and expected to vest as of December 31, 2012	435,876	26.40	$9,724	2.6

The Compensation Committee did not grant any stock option awards during the years ended December 31, 2012 and 2011. For options granted during the year ended December 31, 2010, we estimated the fair value of each option award on the date of grant using a Black-Scholes option pricing model with the following assumptions:

Weighted average risk-free interest rate	2.01%
Range of risk-free rates	1.14%-2.30%
Expected term (in years)	4.29
Expected dividend yield	—
Expected volatility	65.15%

We base expected volatility assumptions on the historical volatility of our common stock. We determine the expected term of options granted using historical and industry data to estimate option exercise patterns and forfeitures resulting from employee terminations. We derive our forfeiture estimate at the time of grant and continuously reassess this estimate to determine if our assumptions are indicative of actual forfeitures. Our forfeiture rate assumptions vary by equity award type. We have not historically declared dividends, nor do we intend to in the foreseeable future. We base the risk-free rate for options granted on the rate for zero-coupon U.S. treasury bonds with terms commensurate with the expected term of the granted option.

The weighted-average grant-date fair value of options granted during the year ended December 31, 2010 was $15.40. The total intrinsic value of options exercised during the years ended December 31, 2012, 2011, and 2010 was $9,780, $4,390, and $1,130, respectively.

For the years ended December 31, 2012, 2011, and 2010, we received cash from option exercises of $9,407, $6,288, and $1,444, respectively. We currently expect to satisfy equity-based compensation awards with available unissued registered shares.

Restricted Stock and RSUs

A summary of our restricted stock and RSU activity for the year ended December 31, 2012 is:

	Restricted Stock and RSUs	Weighted Average Grant-Date Fair Value
Outstanding as of January 1, 2012	396,924	$33.19
Granted	145,856	61.26
Vested	(217,051)	33.82
Forfeited and expired	(52,555)	42.48

Outstanding as of December 31, 2012	273,174	45.90

MSUs

A summary of our MSU activity for the year ended December 31, 2012 is:

	MSUs	Weighted Average Grant-Date Fair Value
Outstanding as of January 1, 2012	—	$—
Granted	69,871	74.16
Vested	—	—
Forfeited and expired	(7,678)	75.21

Outstanding as of December 31, 2012	62,193	74.03

For MSU’s granted during the year ended December 31, 2012, we estimated the fair value of each MSU award on the date of the grant using a Monte Carlo simulation model based on the following assumptions: weighted average expected volatility 44.11%, range of risk-free interest rates of 0.26%–0.41% and a dividend yield of 0%. Expected volatilities are based on a blended volatility calculated based on the historical volatility of our stock price and implied volatility from traded options of our stock. Risk-free interest rates for MSU awards are based on the zero-coupon U.S. treasury yield curve.

PSUs

A summary of our PSU activity for the year ended December 31, 2012 is:

	PSUs	Weighted Average Grant-Date Fair Value
Outstanding as of January 1, 2012	286,894	$35.65
Granted	196,436	62.83
Vested	—	—
Forfeited and expired	(61,764)	45.89

Outstanding as of December 31, 2012	421,566	46.81

15. Related-Party Transactions

The Graham Companies

We lease office space from The Graham Companies, in which a member of the board of directors and his immediate family has a 23% ownership interest. During the years ended 2012, 2011 and 2010, respectively, we paid $145, $134, and $139 in rental expense to The Graham Companies.

DaVita

We conduct business with DaVita, Inc. (“DaVita”) pursuant to which DaVita provides medical services to a portion of our member base. The Chairman of our board of directors is also a member of DaVita’s board of directors. During the years ended December 31, 2012, 2011 and 2010, we purchased $3,977, $3,418, and $3,139, respectively, of services from DaVita. For the year ended December 31, 2012, we paid capitation payments of $6,361 to a subsidiary acquired by DaVita in 2012.

The WellCare Community Foundation

We provide charitable support to The WellCare Community Foundation (“the Foundation”). We established the Foundation to promote the health and quality of life for medically under-served populations including the elderly, young and indigent. We did not make or commit to make any contributions to the Foundation during 2012. During the years ended December 31, 2011 and 2010, we recorded total contribution expense of $1,000 and $500, respectively, included in selling, general and administrative expense.

16. Regulatory Capital and Dividend Restrictions

State insurance laws and regulations prescribe accounting practices for determining statutory net income and capital and surplus. Each of our health maintenance organization (“HMO”) and insurance subsidiaries must maintain a minimum amount of statutory capital determined by statute or regulation. Minimum statutory capital requirements differ by state and are generally based on a percentage of annualized premium revenue, a percentage of annualized health care costs, a percentage of certain liabilities, a statutory minimum risk-based capital (“RBC”) requirement or other financial ratios. Most states have adopted RBC requirements based on guidelines established by the National Association of Insurance Commissioners (“NAIC”). Each state legislature may modify the NAIC’s RBC requirements as it deems appropriate. The RBC formula, based on asset risk, underwriting risk, credit risk, business risk and other factors, computes the amount of capital required to support an entity’s business, referred to as the authorized control level (“ACL”). For states in which the RBC requirements have been adopted, the regulated entity typically must maintain a minimum of the greater of 200% of the required ACL or the minimum statutory net worth requirement calculated pursuant to pre-RBC guidelines. As of December 31, 2012, our operating HMO and insurance company subsidiaries in all states except California, New York and Florida were subject to RBC requirements. Our subsidiaries operating in Texas and Ohio are required to maintain statutory capital at RBC levels equal to 225% and 300%, respectively, of the applicable ACL. Failure to maintain these requirements would trigger regulatory action by the state. At December 31, 2012, our HMO and insurance subsidiaries were in compliance with these minimum capital requirements. The combined statutory capital and surplus of our HMO and insurance subsidiaries was approximately $926,000 and $858,000 at December 31, 2012 and 2011, respectively, compared to the required statutory surplus of approximately $383,000 and $310,000 at December 31, 2012 and 2011, respectively.

In addition to the foregoing requirements, our regulated subsidiaries are subject to restrictions, which vary by state, on their ability to make dividend payments, loans and other transfers of cash. The maximum amount of dividends which can be paid without prior approval from the applicable state is subject to restrictions relating to statutory capital, surplus and net income for the previous year. States may disapprove any dividend that, together with other dividends paid by a subsidiary in the prior twelve months, exceeds the regulatory maximum as computed for the subsidiary based on its statutory surplus and net income. For the years ended December 31, 2012, 2011 and 2010, we received $192,000, $92,000 and $45,700 respectively, in cash dividends from our regulated subsidiaries.

17. Employee Benefit Plans

401(k) Plan

We offer a defined contribution 401(k) plan. Eligible employees of the Company and its subsidiaries may elect to participate in this plan. Participants may contribute a certain percentage of their compensation, subject to maximum Federal and plan limits. We incurred matching contribution expense of $4,297, $3,392 and $3,247 during the years ended December 31, 2012, 2011 and 2010, respectively.

Long-Term Incentive Program

Certain of our senior level employees, including executive officers, are eligible for long-term incentive awards (“LTI Program”), consisting of a mix of cash and equity awards, which are granted pursuant to the 2004 Equity Incentive Plan. We designed the LTI Program to motivate and promote the achievement of our long-term financial and operating goals and improve retention. Under the LTI Program, we grant multi-year performance period awards that are not realized by employees and officers until subsequent years. We base award amounts on each participant’s pre-established long-term incentive target and allocate the awards to various types of equity awards and performance-based cash, depending on job level. The Compensation Committee has sole discretion of the ultimate funding and payout of awards under the LTI program. We accrued compensation costs related to the LTI Program performance-based cash bonus of $9,700 and $6,880 as of December 31, 2012 and 2011, respectively.

18. Quarterly Financial Information

Selected unaudited quarterly financial data is as follows (in thousands, except membership and per share data):

	For the Three Month Periods Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
Total revenues	$1,791,333	$1,811,175	$1,818,395	$1,988,129
Gross margin	266,756	263,043	266,921	299,563
Income from operations	79,358	77,374	62,352	77,355
Income before income taxes	79,358	77,374	62,352	77,355
Net income	51,232	46,442	38,287	48,767
Net income per share—basic	$1.19	$1.08	$0.89	$1.13
Net income per share—diluted	1.18	1.06	0.87	1.11
Period end membership	2,533,000	2,562,000	2,561,000	2,669,000

	For the Three Month Periods Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Total revenues	$1,474,743	$1,487,635	$1,544,360	$1,600,130
Gross margin	209,099	283,338	327,104	330,622
Income from operations	35,043	113,475	139,976	119,173
Income before income taxes(a)	35,043	113,475	139,976	129,980
Net income	21,330	69,600	88,255	85,061
Income from operations per share—basic	$0.82	$2.65	$3.26	$2.77
Income from operations per share—diluted	0.81	2.62	3.22	2.74
Net income per share—basic	$0.50	$1.63	$2.06	$1.98
Net income per share—diluted	0.50	1.61	2.03	1.96
Period end membership	2,383,000	2,391,000	2,410,000	2,562,000

(a)	Income before income taxes for the three month period ended December 31, 2011 includes a gain in the amount of $10,807 resulting from the December 15, 2011 repurchase of all of the tradable unsecured subordinated notes we issued on September 30, 2011 in connection with the stipulation and settlement agreement, which was approved in May 2011, to resolve the putative class-action complaints previously filed against us in 2007.

The sum of the quarterly earnings per share amounts may not equal the amount reported for the full year since per share amounts are computed independently for each quarter and for the full year based on respective weighted-average shares outstanding and other dilutive potential shares and units.

19. Subsequent Events

Acquisitions

On January 22, 2013, we entered into an agreement to acquire Missouri Care, Inc., a subsidiary of Aetna, Inc. (“Missouri Care”). As of December 2012, Missouri Care served more than 100,000 Missouri HealthNet Medicaid program members in 54 counties across the state. The transaction is subject to regulatory approvals and certain other closing conditions. We anticipate the transaction will close in the first half of 2013.

On January 31, 2013, we acquired UnitedHealthcare of South Carolina, Inc. (“UHSC”), a South Carolina Medicaid subsidiary of UnitedHealth Group Incorporated that participates in the South Carolina Healthy Connections Choices program in 39 of the state’s 46 counties. We will include UHSC’s results of operations in our 2013 consolidated financial statements from the date of the acquisition. Due to the timing of the acquisition, we are unable to make a reasonable estimate of the financial effect of the acquisition at this time.

Debt

On February 12, 2013, we borrowed an additional $230,000 in term loans in connection with the execution of an amended senior secured credit agreement (the “Second Amended Credit Agreement”). The Second Amended Credit Agreement provides for an additional $230,000 in term loans and a total available credit facility of $515,000. As of the date of this 2012 Form 10-K, $365,000 total borrowings were outstanding under the Second Amended Credit Agreement. Payments of principal under the Second Amended Credit Agreement term for the years succeeding December 31, 2012 are as follows:

Amended Future Principal Payments
2013	$38,000
2014	41,750
2015	60,750
2016	224,500

$365,000

All other terms of the credit facility remain unchanged.

SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

WELLCARE HEALTH PLANS, INC. (Parent Company Only)

STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In Thousands)

	For the Years Ended December 31,
	2012	2011	2010
Revenues:
Investment and other income	$82	$156	$23

Total revenues	82	156	23
Expenses:
Selling, general and administrative	17,418	23,408	17,432
Interest expense	3,990	2,065	—

Total expenses	21,408	25,473	17,432

Loss before income taxes	(21,326)	(25,317)	(17,409)
Income tax benefit	5,720	7,542	5,858

Loss before equity in subsidiaries	(15,606)	(17,775)	(11,551)
Equity in earnings (loss) of subsidiaries	200,334	282,021	(41,849)

Net income (loss)	184,728	264,246	(53,400)
Other comprehensive income, before tax:
Change in net unrealized gains and losses on available-for-sale securities	1,544	959	1,317
Income tax expense related to other comprehensive income	571	411	507

Other comprehensive income, net of tax	973	548	810

Comprehensive income (loss)	$185,701	$264,794	$(52,590)

See notes to consolidated financial statements.

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

WELLCARE HEALTH PLANS, INC. (Parent Company Only)

BALANCE SHEETS

(In Thousands, Except Share Data)

	As of December 31,
	2012	2011
Assets
Current Assets:
Cash and cash equivalents	$3,651	$72,358
Investments	2,314	2,279
Taxes receivable	9,477	7,503
Deferred income taxes	70	149
Affiliate receivables and other current assets	217,042	212,852

Total current assets	232,554	295,141
Deferred tax asset	11,799	13,211
Investment in subsidiaries	1,269,700	1,047,802
Deposits and other assets	1,618	1,799

Total Assets	$1,515,671	$1,357,953

Liabilities and Stockholders’ Equity
Current Liabilities:
Current portion of long-term debt	$15,000	$11,250
Other current liabilities	57,443	94,857

Total current liabilities	72,443	106,107
Long-term debt	120,000	135,000

Total liabilities	192,443	241,107

Commitments and contingencies (see Note 12)

Stockholders’ Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	—	—
Common stock, $0.01 par value (100,000,000 authorized, 43,212,375 and 42,848,798 shares issued and outstanding at December 31, 2012 and 2011, respectively)	432	429
Paid-in capital	469,498	448,820
Retained earnings	854,086	669,358
Accumulated other comprehensive loss	(788)	(1,761)

Total stockholders’ equity	1,323,228	1,116,846

Total Liabilities and Stockholders’ Equity	$1,515,671	$1,357,953

See notes to consolidated financial statements.

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

WELLCARE HEALTH PLANS, INC. (Parent Company Only)

STATEMENTS OF CASH FLOWS

(In Thousands)

	For the Years Ended December 31,
	2012	2011	2010
Net cash (used in) provided by operating activities	$(23,356)	$8,518	$24,281
Cash used in investing activities:
Net proceeds (payments) from purchases and sales and maturities of investments	938	(25)	1,470
Payments to subsidiaries, net	(41,147)	(95,865)	(12,394)

Net cash used in investing activities	(40,209)	(95,890)	(10,924)
Cash (used in) provided by financing activities:
Proceeds from debt, net of payment of issuance costs	(585)	147,974	—
Payments on debt	(11,250)	(3,750)	—
Proceeds from options exercised and other, net	9,407	6,287	1,443
Purchase of treasury stock	(6,477)	(3,684)	(6,237)
Incremental tax benefit from option exercises	3,763	2,778	—

Net cash (used in) provided by financing activities	(5,142)	149,605	(4,794)

Cash and cash equivalents:
(Decrease) increase during year	(68,707)	62,233	8,563
Balance at beginning of year	72,358	10,125	1,562

Balance at end of year	$3,651	$72,358	$10,125

See notes to consolidated financial statements.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

	Balance at Beginning of Period	Charged to Costs and Expenses	Write Offs	Balance at End of Period
Year Ended December 31, 2012
Deducted from assets:
Allowance for uncollectible accounts:
Premiums receivable	$10,367	$14,896	$10,420	$14,843
Receivables for non-member claims paid	4,023	1,489	5,512	—
Medical advances	1,350	150	—	1,500

Total	$15,740	$16,535	$15,932	$16,343

Year Ended December 31, 2011
Deducted from assets:
Allowance for uncollectible accounts:
Premiums receivable	$16,104	$7,057	$12,794	$10,367
Receivables for non-member claims paid	1,061	4,023	1,061	4,023
Medical advances	1,350	—	—	1,350

Total	$18,515	$11,080	$13,855	$15,740

Year Ended December 31, 2010
Deducted from assets:
Allowance for uncollectible accounts:
Premiums receivable	$16,216	$16,086	$16,198	$16,104
Receivables for non-member claims paid	7,789	1,053	7,781	1,061
Medical advances	1,350	—	—	1,350
Sales commissions	50	—	50	—

Total	$25,405	$17,139	$24,029	$18,515

WELLCARE HEALTH PLANS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited, in thousands, except per share and share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Premium	$2,495,559	$1,816,377	$7,075,254	$5,414,131
Investment and other income	4,851	2,018	13,933	6,772

Total revenues	2,500,410	1,818,395	7,089,187	5,420,903

Expenses:
Medical benefits	2,144,672	1,549,456	6,147,863	4,617,411
Selling, general and administrative	218,790	176,797	637,590	497,493
Medicaid premium taxes	16,947	20,581	59,161	61,048
Depreciation and amortization	11,057	8,193	31,819	22,704
Interest	2,171	1,016	5,932	3,163

Total expenses	2,393,637	1,756,043	6,882,365	5,201,819

Income before income taxes	106,773	62,352	206,822	219,084
Income tax expense	42,779	24,065	74,410	83,123

Net income	63,994	38,287	132,412	135,961

Other comprehensive (loss) income, before tax:
Change in net unrealized gains and losses on available-for-sale securities	(26)	490	(1,018)	1,746
Income tax (benefit) expense related to other comprehensive (loss) income	(10)	182	(377)	646

Other comprehensive (loss) income, net of tax	(16)	308	(641)	1,100

Comprehensive income	$63,978	$38,595	$131,771	$137,061

Net income per common share:
Basic net income per share	$1.47	$0.89	$3.05	$3.16
Diluted net income per share	$1.45	$0.87	$3.01	$3.11

Weighted average common shares outstanding:
Basic	43,608,626	43,149,455	43,470,758	43,070,113
Diluted	44,037,922	43,844,223	43,972,446	43,785,424

See notes to unaudited consolidated financial statements.

WELLCARE HEALTH PLANS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except share data)

	September 30, 2013	December 31, 2012
Assets
Current Assets:
Cash and cash equivalents	$1,390,563	$1,100,495
Investments	317,587	220,344
Premiums receivable, net	449,809	387,294
Pharmacy rebates receivable, net	145,172	126,832
Funds receivable for the benefit of members	119,438	126,646
Income taxes receivable	—	15,615
Prepaid expenses and other current assets, net	111,594	96,276
Deferred income tax asset	25,058	27,208

Total current assets	2,559,221	2,100,710

Property, equipment and capitalized software, net	144,273	131,518
Goodwill	236,756	223,839
Other intangible assets, net	68,345	53,028
Long-term investments	86,994	96,700
Restricted investments	82,326	67,364
Other assets	2,637	2,357

Total Assets	$3,180,552	$2,675,516

Liabilities and Stockholders’ Equity
Current Liabilities:
Medical benefits payable	$964,844	$732,994
Unearned premiums	178	146
Accounts payable	16,441	18,582
Income taxes payable	27,484	—
Other accrued expenses and liabilities	168,357	221,055
Current portion of amount payable related to investigation resolution	35,958	37,305
Current portion of long-term debt	39,875	15,000
Other payables to government partners	65,417	88,344

Total current liabilities	1,318,554	1,113,426

Deferred income tax liability	50,264	42,058
Amount payable related to investigation resolution	33,828	68,171
Long-term debt	296,625	120,000
Other liabilities	6,678	8,697

Total liabilities	1,705,949	1,352,352
Commitments and contingencies (see Note 11)	—	—
Stockholders’ Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	—	—
Common stock, $0.01 par value (100,000,000 authorized, 43,699,105 and 43,212,375 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively)	437	432
Paid-in capital	489,097	469,434
Retained earnings	986,498	854,086
Accumulated other comprehensive loss	(1,429)	(788)

Total stockholders’ equity	1,474,603	1,323,164

Total Liabilities and Stockholders’ Equity	$3,180,552	$2,675,516

See notes to unaudited consolidated financial statements.

WELLCARE HEALTH PLANS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited, in thousands, except share data)

	Common Stock		Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Shares	Amount
Balance at January 1, 2013	43,212,375	$432	$469,434	$854,086	$(788)	$1,323,164
Common stock issued for exercised stock options	323,839	3	8,611	—	—	8,614
Repurchase and retirement of shares to satisfy tax withholding requirements	—	—	(4,069)	—	—	(4,069)
Common stock issued for vested restricted stock, restricted stock units and performance stock units	162,891	2	(2)	—	—	—
Equity-based compensation expense, net of forfeitures	—	—	12,438	—	—	12,438
Incremental tax benefit from equity-based compensation	—	—	2,685	—	—	2,685
Comprehensive income (loss)	—	—	—	132,412	(641)	131,771

Balance at September 30, 2013	43,699,105	$437	$489,097	$986,498	$(1,429)	$1,474,603

See notes to unaudited consolidated financial statements.

WELLCARE HEALTH PLANS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	For the Nine Months Ended September 30,
	2013	2012
Cash provided by (used in) operating activities:
Net income	$132,412	$135,961
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	31,819	22,704
Equity-based compensation expense	12,438	13,534
Loss on disposal of fixed assets, including asset impairment charges	9,036	164
Incremental tax benefit from equity-based compensation	(2,998)	(3,666)
Deferred taxes, net	9,142	15,296
Provision for doubtful receivables	7,023	10,272
Changes in operating accounts, net of effects from acquisitions:
Premiums receivable, net	(32,917)	(184,632)
Pharmacy rebates receivable, net	(18,340)	(12,046)
Prepaid expenses and other current assets, net	(10,652)	(6,162)
Medical benefits payable	160,415	(73,634)
Unearned premiums	32	(23)
Accounts payable and other accrued expenses	(54,980)	(11,895)
Other payables to government partners	(22,927)	20,172
Amount payable related to investigation resolution	(35,690)	(46,604)
Income taxes receivable/payable, net	45,784	(16,289)
Other, net	107	2,454

Net cash provided by (used in) operating activities	229,704	(134,394)

Cash used in investing activities:
Acquisitions, net of cash acquired	(40,493)	—
Purchases of investments	(354,565)	(357,214)
Proceeds from sale and maturities of investments	304,002	342,963
Purchases of restricted investments	(41,714)	(30,973)
Proceeds from maturities of restricted investments	28,391	24,821
Additions to property, equipment and capitalized software, net	(48,952)	(47,665)

Net cash used in investing activities	(153,331)	(68,068)

Cash provided by (used in) financing activities:
Proceeds from debt, net of financing costs paid	228,513	(585)
Proceeds from exercises of stock options	8,614	9,227
Incremental tax benefit from equity-based compensation	2,998	3,666
Repurchase and retirement of shares to satisfy tax withholding requirements	(4,069)	(6,344)
Payments on debt	(28,500)	(7,500)
Payments on capital leases	(1,069)	(1,538)
Funds received (paid) for the benefit of members, net	7,208	(57,222)

Net cash provided by (used in) financing activities	213,695	(60,296)
Increase (decrease) in cash and cash equivalents	290,068	(262,758)
Balance at beginning of period	1,100,495	1,325,098

Balance at end of period	$1,390,563	$1,062,340

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes	$22,316	$100,010

Cash paid for interest	$5,291	$2,707

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Non-cash additions to property, equipment, and capitalized software	$2,384	$1,898

See notes to unaudited consolidated financial statements.

WELLCARE HEALTH PLANS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, in thousands, except member, per share and share data)

1. ORGANIZATION, BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

WellCare Health Plans, Inc. (the “Company,” “we,” “us,” or “our”), provides managed care services exclusively to government-sponsored health care programs. The Company was formed as a Delaware limited liability company in May 2002 to acquire our Florida, New York and Connecticut health plans. We completed the acquisition of the health plans through two concurrent transactions in July 2002. In July 2004, immediately prior to the closing of our initial public offering, we merged the limited liability company into a Delaware corporation and changed our name to WellCare Health Plans, Inc.

As of September 30, 2013, we served approximately 2,824,000 members. During the nine months ended September 30, 2013, we operated Medicaid health plans in Florida, Georgia, Hawaii, Illinois, Kentucky, Missouri, New York, Ohio and South Carolina. In connection with our acquisitions of Medicaid plans in South Carolina and Missouri (see Note 2), our Medicaid operations in those states began in February 2013 and April 2013, respectively.

Our previous Medicaid contract in Missouri, which expired on June 30, 2012, was not renewed. Our previous Missouri Medicaid contract accounted for approximately $20,000, or less than 1%, of our consolidated premium revenue for the nine months ended September 30, 2012.

Our Medicaid contract in Ohio expired on June 30, 2012. We were not awarded a Medicaid contract in Ohio for the 2013 fiscal year; however, the state contracted with us to provide services to Ohio Medicaid beneficiaries through the transition period, which ended June 30, 2013. As of July 1, 2013, we no longer provided Medicaid services in Ohio. The Ohio Medicaid contract accounted for approximately $127,000, or 1.8%, of our consolidated premium revenue for the nine months ended September 30, 2013, and approximately $68,000 and $198,000, or 3.8% and 3.7%, respectively, of our consolidated premium revenue for the three and nine month periods ended September 30, 2012.

As of September 30, 2013, we also operated Medicare Advantage (“MA”) coordinated care plans (“CCPs”) in Arizona, California, Connecticut, Florida, Georgia, Hawaii, Illinois, Kentucky, Louisiana, Missouri, New Jersey, New York, Ohio and Texas, as well as a stand-alone Medicare prescription drug plan (“PDP”) in 49 states and the District of Columbia. In connection with our acquisitions of MA plans in California and Arizona during the fourth quarter of 2012, our MA operations in those states began in November 2012 and January 2013, respectively.

Pending Acquisitions

In September 2013, we announced that we had entered into an agreement to acquire Windsor Health Group, Inc. (“Windsor”) from Munich Health North America, Inc., a part of Munich Re. Through its subsidiaries, Windsor serves Medicare beneficiaries with Medicare Advantage, Medicare prescription drug plan and Medicare Supplement products. Windsor offers Medicare Advantage plans in 297 counties primarily in the states of Mississippi, Tennessee, Arkansas, and South Carolina, among others. Windsor has been approved to offer MA plans in 192 counties for 2014. In addition, one of Windsor’s subsidiaries offers Medicare Supplement insurance policies through which it serves over 50,000 members in 40 states. The acquisition is expected to close during December 2013 or January 2014, subject to customary regulatory approvals.

In September 2013, we also entered into an agreement to acquire certain assets of Healthfirst Health Plan of New Jersey, Inc. (“Healthfirst NJ”). As of September 2013, Healthfirst NJ serves approximately 47,000 Medicaid members in 12 counties in the state. The acquisition is expected to close during the first quarter of 2014, subject to customary regulatory approvals. Upon closure of the transaction, we will acquire Healthfirst NJ’s membership and substantially all of its provider network.

Basis of Presentation and Use of Estimates

The accompanying unaudited consolidated balance sheets and statements of comprehensive income, changes in stockholders’ equity, and cash flows include the accounts of the Company and all of its majority-owned subsidiaries. We eliminated all intercompany accounts and transactions.

The accompanying unaudited consolidated interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. The accompanying unaudited consolidated interim financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the fiscal year ended December 31, 2012 included in our Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission in February 2013. Results for the interim periods presented are not necessarily indicative of results that may be expected for the entire year or any other interim period.

In the opinion of management, the interim financial statements reflect all normal recurring adjustments that we consider necessary for the fair presentation of our financial position, results of operations and cash flows for the interim periods presented. In accordance with GAAP, we make certain estimates and assumptions that affect the amounts reported in the consolidated interim financial statements and accompanying notes. We base these estimates on our knowledge of current events and anticipated future events and evaluate and update our assumptions and estimates on an ongoing basis; however, actual results may differ from our estimates. We evaluated all material events subsequent to the date of these consolidated interim financial statements.

Significant Accounting Policies

Revenue Recognition

We earn premium revenue through our participation in Medicaid, Medicaid-related and Medicare programs.

State governments individually operate and implement and, together with the federal government’s Centers for Medicare & Medicaid Services (“CMS”), fund and regulate the Medicaid program. We provide benefits to low-income and disabled persons under the Medicaid program and are paid premiums based on contracts with government agencies in the states in which we operate health plans. Our Medicaid contracts are generally multi-year contracts subject to annual renewal provisions. Rate changes are typically made at the commencement of each new contract renewal period. In some instances, our fixed Medicaid premiums are subject to risk score adjustments based on the acuity of our membership. State agencies analyze encounter submissions of processed claims data to determine the acuity of our membership relative to the entire state’s Medicaid membership.

We operate our MA plans under the Medicare Part C program and provide our eligible members with benefits comparable to those available under Medicare Parts A and B. Most of our MA plans and all of our PDP plans offer prescription drug benefits to eligible members under the Medicare Part D program. Premiums for each MA member are based on our annual bids, although the rates vary according to a combination of factors, including upper payment limits established by CMS, the member’s geographic location, age, gender, medical history or condition, or the services rendered to the member. Our MA contracts with CMS generally have terms of one year and expire at the end of each calendar year. PDP premiums are also based upon a contract with CMS that has a term of one year and expires at the end of each calendar year. We provide annual written bids to CMS for our PDP plans, which reflect the estimated costs of providing prescription drug benefits over the plan year. Changes in MA and PDP members’ health status also impact monthly premiums as described under “Risk-Adjusted Medicare Premiums” below. CMS pays all premium for Medicare Part C and substantially all of the premium for Medicare Part D coverage. We bill the remaining Medicare Part D premium to PDP and MA members with Part D benefits based on the plan year bid submitted to CMS. For qualifying low-income subsidy (“LIS”) members, CMS pays for some or all of the LIS members’ monthly premium. The CMS payment is dependent upon the member’s income level as determined by the Social Security Administration.

We receive premiums from CMS and state agencies on a per member per month (“PMPM”) basis for the members that are assigned to, or have selected, us to provide health care services under our Medicare and Medicaid contracts. We recognize premium revenue in the period in which we are obligated to provide services to our members. CMS and state agencies generally pay us in the month in which we provide services. We record premiums earned but not received as premiums receivable and record premiums received in advance of the period of service as unearned premiums in the consolidated balance sheets. Unearned premiums are recognized as revenue when we provide the related services. On a monthly basis, we bill members for any premiums for which they are responsible according to their respective plan. Member premiums are recognized as revenue in the period of service. We reduce recorded premium revenue and member premiums receivable by the amount we estimate may not be collectible, based on our evaluation of historical trends. We also routinely monitor the collectability of specific premiums receivable from CMS and state agencies, including Medicaid receivables for obstetric deliveries and newborns and net receivables for member retroactivity and reduce revenue and premiums receivable by the amount we estimate may not be collectible. We reported premiums receivable, net of an allowance for uncollectible premiums receivable, of $16,725 and $14,843, at September 30, 2013 and December 31, 2012, respectively. Historically, the allowance for member premiums receivable has not been material relative to consolidated premium revenue.

We record retroactive adjustments to revenues based on changes in the number and eligibility status of our members subsequent to when we recorded revenue related to those members and months of service. We receive premium payments based upon eligibility lists produced by CMS and state agencies. We verify these lists to determine whether we have been paid for the correct premium category and program. From time to time, CMS and state agencies require us to reimburse them for premiums that we received for individuals who were subsequently determined by us, or by CMS or state agencies, to be ineligible for any government-sponsored program or to belong to a plan other than ours. We receive additional premiums from CMS and state agencies for individuals who were subsequently determined to belong to our plan for periods in which we received no premium for those members. We estimate the amount of outstanding retroactivity adjustments and adjust premium revenue based on historical trends, premiums billed, the volume of member and contract renewal activity and other information. We record amounts receivable or payable in premiums receivable, net and other accrued expenses and liabilities in the consolidated balance sheets.

Supplemental Medicaid Premiums

We earn, or earned, supplemental premium payments for eligible obstetric deliveries and newborns of our Medicaid members in Georgia, Illinois, Kentucky, Missouri, New York, South Carolina and, until June 30, 2013, in Ohio. Each state Medicaid contract specifies how and when these supplemental payments are earned and paid. Upon delivery of a newborn, we notify the state agency according to the contract terms. We also earn supplemental Medicaid premium payments in some states for high cost drugs and certain services such as early childhood prevention screenings. We recognize supplemental premium revenue in the period we provide related services to our members.

Risk-Adjusted Medicare Premiums

CMS employs a risk-adjustment model to determine the premium amount it pays for each MA and PDP member. This model apportions premiums paid to all plans according to the health status of each beneficiary enrolled, resulting in higher scores for members with predictably higher costs. The model uses diagnosis data from inpatient and ambulatory treatment settings to calculate each risk score. We collect claims and encounter data for our MA members and submit the necessary diagnosis data to CMS within prescribed deadlines. After reviewing the respective submissions, CMS establishes the premium payments to MA plans at the beginning of the plan year, and then adjusts premium levels on a retroactive basis. The first retroactive adjustment for a given plan year generally occurs during the third quarter of that year and represents the update of risk scores for the current plan year based on the severity of claims incurred in the prior plan year. CMS then issues a final retroactive risk-adjusted premium settlement for that plan year in the following year.

We develop our estimates for risk-adjusted premiums utilizing historical experience and predictive models as sufficient member risk score data becomes available over the course of each CMS plan year. We populate our models with available risk score data on our members and base risk premium adjustments on risk score data from the previous year. We are not privy to risk score data for members new to our plans in the current plan year; therefore we include assumptions regarding these members’ risk scores. We periodically revise our estimates of risk-adjusted premiums as additional diagnosis code information is reported to CMS and adjust our estimates to actual amounts when the ultimate adjustment settlements are either received from CMS or we receive notification from CMS of such settlement amounts. As a result of the variability of factors that determine our estimates for risk-adjusted premiums, the actual amount of the CMS retroactive payment could be materially more or less than our estimates and could have a material effect on our results of operations, financial position and cash flows. We record any changes in estimates in current operations as adjustments to premium revenue. Historically, we have not experienced significant differences between our estimates and amounts ultimately received. However, in the three months ended September 30, 2013, we recognized risk-adjusted premium received as part of the 2012 final settlement that was higher than our original estimates, mainly related to members in our California MA plan that were new to Medicare in 2012. Additionally, the data provided to CMS to determine members’ risk scores is subject to audit by CMS even after the annual settlements occur. An audit may result in the refund of premiums to CMS. While our experience to date has not resulted in a material refund, future refunds could materially reduce premium revenue in the year in which CMS determines a refund is required and could be material to our results of operations, financial position and cash flows. Premiums receivable in the accompanying consolidated balance sheets include MA risk-adjusted premiums receivable of $76,624 and $74,767, and PDP risk-adjusted premiums receivable of $2,896 and $4,813, as of September 30, 2013 and December 31, 2012, respectively.

Minimum Medical Expense and Risk Corridor Provisions

We may be required to refund certain premium revenue to CMS and state government agencies under various contractual and plan arrangements. We estimate the impact of the following arrangements on a monthly basis and reflect any adjustments to premium revenues in current operations. We report the estimated net amounts due to CMS and state agencies in other payables to government partners in the consolidated balance sheets.

Certain of our Florida Medicaid contracts and our Illinois Medicaid contract require us to expend a minimum percentage of premiums on eligible medical benefits expense. To the extent that we expend less than the minimum percentage of the premiums on eligible medical benefits expense, we are required to refund to the state all or some portion of the difference between the minimum and our actual allowable medical benefits expense. We estimate the amounts due to the state agencies as a return of premium based on the terms of our contracts with the applicable state agency.

Our MA and PDP prescription drug plan premiums are subject to risk sharing through the CMS Medicare Part D risk corridor provisions. The risk corridor calculation compares our actual experience to the target amount of prescription drug costs, limited to costs under the standard coverage as defined by CMS, less rebates included in our submitted plan year bid. We receive additional premium from CMS if our actual experience is more than 5% above the target amount. We refund premiums to CMS if our actual experience is more than 5% below the target amount. After the close of the annual plan year, CMS performs the risk corridor calculation and any differences are settled between CMS and our plans. We have not historically experienced material differences between the subsequent CMS settlement amount and our estimates.

Medicare Part D Settlements

We receive certain Part D prospective subsidy payments from CMS for our MA and PDP members based on the estimated costs of providing prescription drug benefits over the plan year. After the close of the annual plan year, CMS reconciles our actual experience to the prospective payments we received and any differences are settled between CMS and our plans. As such, these subsidies represent funding from CMS for which we assume no risk. We do not recognize the receipt of these subsidies as premium revenue and we do not recognize the payments of related prescription drug benefits as medical benefits expense. We report the subsidies received and benefits paid on a net basis as funds receivable (held) for the benefit of members in the consolidated balance sheets. We also report the net receipts and payments as a financing activity in our consolidated statements of cash flows. CMS pays the following subsidies prospectively as a fixed PMPM amount based upon the plan year bid submitted by us:

Low-Income Cost Sharing Subsidy—CMS reimburses us for all or a portion of qualifying LIS members’ deductible, coinsurance and co-payment amounts above the out-of-pocket threshold.

Catastrophic Reinsurance Subsidy—CMS reimburses us for 80% of the drug costs after a member reaches his or her out-of-pocket catastrophic threshold through a catastrophic reinsurance subsidy.

Coverage Gap Discount Subsidy—We advance the pharmaceutical manufacturers gap coverage discounts at the point of sale. On a periodic basis, CMS bills pharmaceutical manufacturers for discounts advanced by us. Pharmaceutical manufacturers remit payments for invoiced amounts directly to us. CMS reduces subsequent prospective payments made to us by the discount amounts billed to manufacturers.

CMS generally performs the Part D payment reconciliation in the fourth quarter of the following plan year based on prescription drug event data we submit to CMS within prescribed deadlines. After the Part D payment reconciliation for coverage gap discount subsidies, we may continue to report discounts to CMS for 37 months following the end of the plan year. CMS will invoice manufacturers for these discounts and we will be paid through the quarterly manufacturer payments. Historically, we have not experienced material adjustments related to the CMS annual reconciliation of prior plan year low-income cost sharing, catastrophic reinsurance, and coverage gap discount subsidies.

Medical Benefits and Medical Benefits Payable

We recognize the cost of medical benefits in the period in which services are provided, including an estimate of the cost of medical benefits incurred but not reported (“IBNR”). Medical benefits expense includes direct medical expenses and certain medically-related administrative costs.

Direct medical expenses include amounts paid or payable to hospitals, physicians and providers of ancillary services, such as laboratories and pharmacies. We also record direct medical expenses for estimated referral claims related to health care providers under contract with us who are financially troubled or insolvent and who may not be able to honor their obligations for the costs of medical services provided by others. In these instances, we may be required to honor these obligations for legal or business reasons. Based on our current assessment of providers under contract with us, such losses have not been and are not expected to be significant. We record direct medical expense for our estimates of provider settlement due to clarification of contract terms, out-of-network reimbursement, claims payment differences and amounts due to contracted providers under risk-sharing arrangements. We estimate pharmacy rebates earned based on historical utilization of specific pharmaceuticals, current utilization and contract terms and record amounts as a reduction of recorded direct medical expenses.

Consistent with the criteria specified and defined in guidance issued by the Department of Health and Human Services (“HHS”) for costs that qualify to be reported as medical benefits under the minimum medical loss ratio provision of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Affordable Care Act”), we record certain medically-related administrative costs such as preventive health and wellness, care management, and other quality improvement costs, as medical benefits expense. All other medically-related administrative costs, such as utilization review services, network and provider credentialing and claims handling costs, are recorded in selling, general, and administrative expense.

Medical benefits payable represents amounts for claims fully adjudicated but not yet paid and estimates for IBNR. Our estimate of IBNR is the most significant estimate included in our consolidated financial statements. We determine our best estimate of the base liability for IBNR utilizing consistent standard actuarial methodologies based upon key assumptions which vary by business segment. Our assumptions include current payment experience, trend factors and completion factors. Trend factors in our standard actuarial methodologies include contractual requirements, historic utilization trends, the interval between the date services are rendered and the date claims are paid, denied claims activity, disputed claims activity, benefit changes, expected health care cost inflation, seasonality patterns, maturity of lines of business, changes in membership and other factors.

After determining an estimate of the base liability for IBNR, we make an additional estimate, also using standard actuarial techniques, to account for adverse conditions that may cause actual claims to be higher than the estimated base reserve. We refer to this additional liability as the provision for moderately adverse conditions. Our estimate of the provision for moderately adverse conditions captures the potential adverse development from factors such as:

•	our entry into new geographical markets;

•	our provision of services to new populations such as the aged, blind and disabled;

•	variations in utilization of benefits and increasing medical costs;

•	changes in provider reimbursement arrangements;

•	variations in claims processing speed and patterns, claims payment and the severity of claims; and

•	health epidemics or outbreaks of disease such as the flu.

We consider the base actuarial model liability and the provision for moderately adverse conditions as part of our overall assessment of our IBNR estimate to properly reflect the complexity of our business, the number of states in which we operate, and the need to account for different health care benefit packages among those states. We evaluate our estimates of medical benefits payable as we obtain more complete claims information and medical expense trend data over time. Volatility in members’ needs for medical services, provider claims submissions and our payment processes result in identifiable patterns emerging several months after the causes of deviations from our assumed trends occur. Changes in our estimates of medical benefits payable cannot typically be explained by any single factor, but are the result of a number of interrelated variables, all of which influence the resulting medical cost trend. We record differences between actual experience and estimates used to establish the liability, which we refer to as favorable and unfavorable prior period developments, as increases or decreases to medical benefits expense in the period we identify the differences.

Net unfavorable development related to prior periods amounted to $47,513 for the three months ended September 30, 2013, which includes $16,266 of unfavorable development related to prior fiscal years and $31,247 of unfavorable development related to the first half of 2013. Net unfavorable development related to prior periods amounted to $15,377 for the three months ended September 30, 2012, which includes approximately $23,295 of unfavorable development related to the first half of 2012, partially offset by $7,918 of favorable development related to prior fiscal years. The net unfavorable development recognized in the three month periods ended September 30, 2013 and 2012 was due mainly to higher than projected medical costs in our Medicaid segment. For the nine months ended September 30, 2013, net unfavorable development related to prior fiscal years amounted to approximately $7,115, while for the nine months ended September 30, 2012 net favorable development related to prior fiscal years amounted to approximately $79,708. The net unfavorable development recognized in the nine month period ended September 30, 2013 was due to the 2012 medical cost trend emerging unfavorably compared to our previous estimates, mostly in our Medicare segment. The net favorable development recognized in the nine month period ended September 30, 2012 was due to the 2011 medical cost trend emerging favorably compared to our previous estimates, mostly in our Medicaid segment and to a lesser extent in our MA and PDP segments.

Reinsurance

We cede certain premiums and medical benefits to other insurance companies under various reinsurance agreements in order to increase our capacity to write larger risks and maintain our exposure to loss within our capital resources. We are contingently liable in the event the reinsurance companies do not meet their contractual obligations. We evaluate the financial condition of the reinsurance companies on a regular basis and only contract with well-known, well-established reinsurance companies that are supported by strong financial ratings. We account for reinsurance premiums and medical expense recoveries according to the terms of the underlying reinsurance contracts.

Equity-Based Employee Compensation

During the second quarter of 2013, our stockholders approved the WellCare Health Plans, Inc. 2013 Incentive Compensation Plan (the “2013 Plan”). Upon approval of the 2013 Plan, a total of 2,500,000 shares of our common stock were available for issuance pursuant to the 2013 Plan, minus any shares subject to outstanding awards granted on or after January 1, 2013 under our 2004 Equity Incentive Plan (“the Prior Plan”). In addition, shares subject to awards forfeited under the Prior Plan will become available for issuance under the 2013 Plan. No further awards are permitted to be granted under our Prior Plan. The Compensation Committee of our Board of Directors (the “Compensation Committee”) awards certain equity-based compensation under our stock plans, including stock options, restricted stock, restricted stock units (“RSUs”), performance stock units (“PSUs”) and market stock units (“MSUs”). We estimate equity-based compensation expense based on awards ultimately expected to vest. We make assumptions of forfeiture rates at the time of grant and continuously reassess our assumptions based on actual forfeiture experience.

We estimate compensation cost for stock options, restricted stock, RSUs and MSUs based on the fair value at the time of grant and recognize expense over the vesting period of the award. For stock options, the grant date fair value is measured using the Black-Scholes options-pricing model. For restricted stock and RSUs, the grant date fair value is based on the closing price of our common stock on the grant date. For MSUs, the fair value at the grant date is measured using a Monte Carlo simulation approach which estimates the fair value of awards based on randomly generated simulated stock-price paths through a lattice-type structure. MSUs expected to vest are recognized as expense on a straight-line basis over the vesting period, which is generally three years. The number of shares of common stock earned upon vesting is determined based on the ratio of the Company’s common stock price during the last 30 days market trading days of the calendar year immediately preceding the vesting date to the comparable common stock price as of the grant date, applied to the base units granted. The performance ratio is capped at 150% or 200%, depending on the grant date. If our common stock price declines by more than 50% over the performance period, no shares are earned by the recipient.

At its sole discretion, the Compensation Committee sets certain financial and quality-based performance goals and a target award amount for each award of PSUs. PSUs generally cliff-vest three years from the grant date based on the achievement of the performance goals and conditioned on the employee’s continued service through the vesting date. The actual number of common stock shares earned upon vesting will range from zero shares up to 150% or 200% of the target award, depending on the award date. PSUs do not have a grant date or grant fair value for accounting purposes as the subjective nature of the terms of the PSUs precludes a mutual understanding of the key terms and conditions. We recognize expense for PSUs ultimately expected to vest over the requisite service period based on our estimates of progress made towards the achievement of the predetermined performance measures and changes in the market price of our common stock.

Medicaid Premium Taxes

Premium rates established in the Medicaid contracts with Georgia, Hawaii and New York, and, until June 30, 2013, Ohio, include, or included, an assessment or tax on Medicaid premiums. We recognize the premium tax assessment as expense in the period we earn the related premium revenue and remit the taxes back to the state agencies on a periodic basis.

Property, Equipment and Capitalized Software, net

Property, equipment and capitalized software are stated at historical cost, net of accumulated depreciation. We capitalize certain costs incurred in the development of internal-use software, including external direct costs of materials and services and payroll costs of employees devoted to specific software development. We expense other software development costs, such as training and data conversion costs, as incurred. We capitalize the costs of improvements that extend the useful lives of the related assets.

We record depreciation expense using the straight-line method over the estimated useful lives of the related assets, which ranges from three to ten years for leasehold improvements, five for furniture and equipment, and three to five years for computer equipment and software. We include amortization of equipment under capital leases in depreciation expense. We record maintenance and repair costs as selling, general and administrative expense when incurred.

On an ongoing basis, we review events or changes in circumstances that may indicate that the carrying value of an asset may not be recoverable. If the carrying value of an asset exceeds the sum of estimated undiscounted future cash flows, we recognize an impairment loss in the current period for the difference between estimated fair value and carrying value. If assets are determined to be recoverable but the useful lives are shorter than we originally estimated, we depreciate the remaining net book value of the asset over the newly determined remaining useful lives. During the three months ended September 30, 2013, we determined that we would be discontinuing certain projects going forward and, as a result, the software and development costs acquired to support these projects would not be fully recoverable. In accordance with the guidance for the impairment of long-lived assets, we evaluated these assets for recovery and recorded a pre-tax asset impairment charge of $8,997, which is included in selling, general and administrative expenses in our Consolidated Statements of Comprehensive Income for the three and nine months ended September 30, 2013.

Goodwill and Intangible Assets

Goodwill represents the excess of the cost over the fair market value of net assets acquired and is attributable to our Medicare Advantage and Medicaid reporting segments. Other intangible assets include provider networks, broker networks, trademarks, state contracts, non-compete agreements, licenses and permits. We amortize other intangible assets over their estimated useful lives ranging from approximately one to 15 years. These assets are allocated to reporting segments for impairment testing purposes.

We review goodwill and intangible assets for impairment at least annually, or more frequently if events or changes in our business climate occur that may potentially affect the estimated useful life or the recoverability of the remaining balance of goodwill or intangible assets. Such events or changes in circumstances would include significant changes in membership, state funding, federal and state government contracts and provider networks. To determine whether goodwill is impaired, we perform a multi-step impairment test. First, we can elect to perform a qualitative assessment of each reporting unit to determine whether facts and circumstances support a determination that their fair values are greater than their carrying values. If the qualitative analysis is not conclusive, or if we elect to proceed directly with quantitative testing, we will then measure the fair values of the reporting units using a two-step approach. In the first step, we determine the fair value of the reporting unit using both income and market approaches. We calculate fair value based on our assumptions of key factors such as projected revenues and the discount factor. While we believe these assumptions and estimates are appropriate, other assumptions and estimates could be applied and may produce significantly different results. If the fair value of the reporting unit is less than its carrying value, we measure and record the amount of the goodwill impairment, if any, by comparing the implied fair value of the reporting unit’s goodwill to the carrying value. We perform our annual goodwill impairment test based on our financial position and results of operations through the second quarter of each year, which generally coincides with the finalization of federal and state contract negotiations and our initial budgeting process.

We elected to bypass the optional qualitative fair value assessment and conducted our annual quantitative test for goodwill impairment during the third quarter of 2013. Based on the results of our quantitative test, we determined that the fair values of our reporting units exceeded their carrying values and therefore no impairment charges were recorded during the three and nine months ended September 30, 2013.

Income Taxes

We record income tax expense as incurred based on enacted tax rates, estimates of book-to-tax differences in income, and projections of income that will be earned in each taxing jurisdiction. We recognize deferred tax assets and liabilities for the estimated future tax consequences of differences between the carrying amounts of existing assets and liabilities and their respective tax basis. We measure deferred tax assets and liabilities using tax rates applicable to taxable income in the years in which we expect to recover or settle those temporary differences. We record a valuation allowance on deferred taxes if we determine it is more likely than not that we will not fully realize the future benefit of deferred tax assets. We file tax returns after the close of our fiscal year end and adjust our estimated tax receivable or liability to the actual tax receivable or due per the filed state and federal tax returns. Historically, we have not experienced significant differences between our estimates of income tax expense and actual amounts incurred.

State and federal taxing authorities may challenge the positions we take on our filed tax returns. We evaluate our tax positions and only recognize a tax benefit if it is more likely than not that a tax audit will sustain our conclusion. Based on our evaluation of tax positions, we believe that potential tax exposures have been recorded appropriately. State and federal taxing authorities may propose additional tax assessments based on periodic audits of our tax returns. We believe our tax positions comply with applicable tax law in all material aspects and we will vigorously defend our positions on audit. The ultimate resolution of these audits may materially impact our financial position, results of operations or cash flows. We have not experienced material adjustments to our consolidated financial statements as a result of these audits.

We participate in the Internal Revenue Service (“IRS”) Compliance Assurance Process (“CAP”). The objective of CAP is to reduce taxpayer burden and uncertainty by working with the IRS to ensure tax return accuracy prior to filing, thereby reducing or eliminating the need for post-filing examinations.

Recently Adopted Accounting Standards

In December 2011, the Financial Accounting Standards Board (“FASB”) issued ASU 2011-11, “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities” and in January 2013 issued ASU 2013-01, “Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities,” which limits the scope of the new offsetting disclosure requirements. This amended guidance requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. We adopted this guidance effective January 1, 2013. The adoption of this guidance did not have a material impact on our consolidated financial position, results of operations or cash flows.

In July 2012, the FASB issued ASU 2012-02, “Testing Indefinite-Lived Intangible Assets for Impairment,” which allows an entity to assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test. An entity would not be required to calculate the fair value of indefinite-lived intangible assets unless the entity determines, based on qualitative assessment, that it is not more likely than not, the indefinite-lived intangible asset is impaired. We adopted this guidance effective January 1, 2013. The adoption of this guidance did not have a material impact on our consolidated financial position, results of operations or cash flows.

In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income,” which requires preparers to report information about reclassifications out of accumulated other comprehensive income (“AOCI”). The guidance also requires companies to report changes in AOCI balances. We adopted this guidance effective January 1, 2013. The adoption of this guidance did not have a material impact on our consolidated financial position, results of operations or cash flows.

Recently Issued Accounting Standards

In July 2013, the FASB issued ASU 2013-11, “Incomes Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” This update addresses the diversity in practice regarding financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The guidance requires an unrecognized tax benefit, or a portion thereof, to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. To the extent the deferred tax asset is not available at the reporting date to settle any additional income taxes that would result from the disallowance of a tax position; the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with the deferred tax asset. The amendments in this standard are effective for reporting periods beginning after December 15, 2013, with early adoption permitted. We do not believe the adoption of this standard will have a material impact on our consolidated financial position, results of operations or cash flows.

In February 2013, the FASB issued ASU 2013-04, “Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date.” This update provides guidance for the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of the guidance is fixed at the reporting date. The guidance in this update also requires the entity to disclose the nature and amount of the obligation, as well as other information about such obligations. The guidance is effective for fiscal years beginning after December 15, 2013, with early adoption permitted. We will adopt this guidance effective January 1, 2014. We do not believe the adoption of this standard will have a material impact on our consolidated financial position, results of operations or cash flows.

In July 2011, the FASB issued ASU 2011-06, “Other Expenses—Fees Paid to the Federal Government by Health Insurers.” This update addresses accounting for the annual fees mandated by the Affordable Care Act. The Affordable Care Act imposes an annual fee on health insurers, payable to the U.S. government, calculated on net premiums and third-party administrative agreement fees. The updated standard requires that the liability for the fee be estimated and accrued in full once the entity provides qualifying health insurance in the applicable calendar year in which the fee is payable with a corresponding deferred cost that is amortized to expense. The fees are initiated for calendar years beginning January 1, 2014, and the amendments provided by this update become effective for calendar years beginning after December 31, 2013. We are unable to estimate the magnitude of this fee on our consolidated financial position, results of operations or cash flows at this time.

2. ACQUISITIONS

WellCare of South Carolina

On January 31, 2013, we acquired all outstanding stock of WellCare of South Carolina, Inc. (“WCSC”), formerly UnitedHealthcare of South Carolina, Inc., a South Carolina Medicaid subsidiary of UnitedHealth Group Incorporated. WCSC participates in the South Carolina Healthy Connections Choices program in 39 of the state’s 46 counties. As of September 30, 2013, WCSC membership approximated 50,000. We included the results of WCSC’s operations from the date of acquisition in our consolidated financial statements.

During the second quarter of 2013, we recorded $2,020 of purchase accounting adjustments related to the WCSC acquisition, including a $1,774 receivable to the Company from the seller which is included in prepaid expenses and other current assets, net, in our Consolidated Balance Sheet at September 30, 2013. These adjustments were offset to goodwill. We have not finalized the accounting for this acquisition and are in the process of validating the fair values of net tangible assets acquired and obtaining third-party valuations of intangible assets. As such, the preliminary measurements of net assets acquired, intangible assets and goodwill are subject to change.

The following table summarizes the preliminary estimated fair values of tangible assets acquired and liabilities assumed at the acquisition date.

Cash and cash equivalents	$11,540
Investments	37,949
Premiums receivable, net	2,857
Other assets	2,398

Total assets acquired	54,744
Medical benefits payable	(28,375)
Accrued expenses and other payables	(716)

Total liabilities assumed	(29,091)

Fair value of net tangible assets acquired	$25,653

In connection with the WCSC acquisition, we recorded $9,510 for the preliminary valuation of identified intangible assets, including state contracts of $8,700 (10-year useful life) and provider networks of $810 (15-year useful life). We valued the intangible assets using a discounted future cash flow analysis based on our consideration of historical financial results and expected industry and market trends. We discounted the future cash flows by a weighted-average cost of capital based on an analysis of the cost of capital for guideline companies within our industry. We amortize the intangible assets on a straight-line basis over the period we expect these assets to contribute directly or indirectly to the future cash flows. The weighted average amortization period for these intangibles was 10.4 years.

We recorded $12,576 for the preliminary valuation of goodwill, assigned to our Medicaid segment, for the excess of the purchase price over the estimated fair value of net tangible assets and identifiable intangible assets acquired. The recorded goodwill and other intangible assets related to the WCSC acquisition are deductible for tax purposes.

Missouri Care

On March 31, 2013, we acquired all outstanding stock of Missouri Care, Incorporated, a subsidiary of Aetna Inc. (“Missouri Care”), which participates in the Missouri HealthNet Medicaid program. We began serving Missouri Care members effective April 1, 2013. As of September 30, 2013, Missouri Care membership approximated 106,000.

We have not finalized the accounting for our acquisition of Missouri Care. We are in the process of validating the fair values of net tangible assets acquired and obtaining third-party valuations of intangible assets. As such, the preliminary measurements of net assets acquired, intangible assets and goodwill are subject to change.

The following table summarizes the preliminary estimated fair values of tangible assets acquired and liabilities assumed at the acquisition date.

Cash and cash equivalents	$17,823
Premiums receivable, net	33,914
Other assets	1,603

Total assets acquired	53,340
Medical benefits payable	(43,060)
Other accrued liabilities	(21)

Total liabilities assumed	(43,081)

Fair value of net tangible assets acquired	$10,259

In connection with the Missouri Care acquisition, we recorded $7,060 for the preliminary valuation of identified intangible assets. Those definite-lived intangible assets include state contracts of $4,800 (10-year useful life), provider networks of $1,300 (15-year useful life) and trademarks of $960 (15-year useful life). We valued the intangible assets using a discounted future cash flow analysis based on our consideration of historical financial results and expected industry and market trends. We discounted the future cash flows by a weighted-average cost of capital based on an analysis of the cost of capital for guideline companies within our industry. We amortize the intangible assets on a straight-line basis over the period we expect these assets to contribute directly or indirectly to the future cash flows. The weighted average amortization period for these intangibles was 11.6 years.

We recorded $3,024 for the preliminary valuation of goodwill, assigned to our Medicaid segment, for the excess of the purchase price over the estimated fair value of net tangible assets and identifiable intangible assets acquired. The recorded goodwill and other intangible assets related to the Missouri Care acquisition are deductible for tax purposes.

3. SEGMENT REPORTING

On a regular basis, we evaluate discrete financial information and assess the performance of our three reportable segments, Medicaid, MA and PDP, to determine the most appropriate use and allocation of Company resources.

Medicaid

Our Medicaid segment includes plans for beneficiaries of Temporary Assistance for Needy Families (“TANF”), Supplemental Security Income (“SSI”), Aged Blind and Disabled (“ABD”) and other state-based programs that are not part of the Medicaid program, such as Children’s Health Insurance Program (“CHIP”), Family Health Plus (“FHP”), and Managed Long-Term Care (“MLTC”) programs. TANF generally provides assistance to low-income families with children. ABD and SSI generally provide assistance to low-income aged, blind or disabled individuals. CHIP and FHP programs provide assistance to qualifying families who are not eligible for Medicaid because their income exceeds the applicable income thresholds. The MLTC program is designed to help people with chronic illnesses or who have disabilities and need health and long-term care services, such as home care or adult day care, to enable them to stay in their homes and communities as long as possible.

Our Medicaid operations in certain states individually account for 10% or more of our consolidated premium revenue. Those states, and the respective Medicaid premium revenue as a percentage of total consolidated premium revenue, are as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Florida	12%	14%	12%	13%
Georgia	17%	19%	16%	20%
Kentucky	15%	10%	14%	9%

The state of Florida renewed certain of our Florida Medicaid contracts for a three-year period beginning September 1, 2012 through August 31, 2015. These contracts are expected to be terminated early in connection with the implementation of Florida’s new Statewide Medicaid Managed Care (“SMMC”) program, which will consist of a Long Term Care program and a Managed Medical Assistance program (the “MMA program”). In September and October 2013, we were notified that we had been recommended to receive contract awards to provide managed care services to Medicaid recipients in eight of the state’s 11 regions as part of the MMA program. These regions include the

Jacksonville, Miami, Orlando, St. Petersburg, Tallahassee and Tampa metropolitan areas. We expect that starting in the second quarter of 2014, two to three regions will be launched per month, and all regions should be launched by October 2014.

The Georgia Department of Community Health (the “Georgia DCH”) exercised its option in June 2013 to extend the term of our Georgia Medicaid contract until June 30, 2014. The Georgia DCH also indicated its intent to amend our Georgia Medicaid contract to include two additional one-year renewal options, exercisable by the Georgia DCH, which could potentially extend the contract term to June 30, 2016.

Our primary Kentucky contract commenced in July 2011 and has an initial three-year term and provides for four additional one-year option terms, exercisable upon mutual agreement of the parties, which potentially extends the total term until July 2018. We began serving Medicaid beneficiaries in Region 3 of the Commonwealth of Kentucky on January 1, 2013.

MA

Medicare is a federal program that provides eligible persons age 65 and over and some disabled persons with a variety of hospital, medical and prescription drug benefits. MA is Medicare’s managed care alternative to the original Medicare program, which provides individuals standard Medicare benefits directly through CMS. Our MA CCPs generally require members to seek health care services and select a primary care physician from a network of health care providers. In addition, we offer coverage of prescription drug benefits under the Medicare Part D program as a component of most of our MA plans.

PDP

We offer stand-alone Medicare Part D coverage to Medicare-eligible beneficiaries in our PDP segment. The Medicare Part D prescription drug benefit is supported by risk sharing with the federal government through risk corridors designed to limit the losses and gains of the participating drug plans and by reinsurance for catastrophic drug costs. The government subsidy is based on the national weighted average monthly bid for this coverage, adjusted for risk factor payments. Additional subsidies are provided for dually-eligible beneficiaries and specified low-income beneficiaries. The Part D program offers national in-network prescription drug coverage that is subject to limitations in certain circumstances.

Summary of Financial Information

We allocate goodwill and other intangible assets to our reportable operating segments. We do not allocate any other assets and liabilities, investment and other income, or selling, general and administrative, depreciation and amortization, or interest expense to our reportable operating segments. The Company’s decision-makers primarily use premium revenue, medical benefits expense and gross margin to evaluate the performance of our reportable operating segments. A summary of financial information for our reportable operating segments through the gross margin level and a reconciliation to income before income taxes is presented in the tables below.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Premium revenue:
Medicaid	$1,492,362	$1,096,929	$4,184,737	$3,269,010
MA	807,344	470,756	2,286,230	1,364,505
PDP	195,853	248,692	604,287	780,616

Total premium revenue	2,495,559	1,816,377	7,075,254	5,414,131
Medical benefits expense:
Medicaid	1,314,643	980,016	3,636,283	2,844,469
MA	685,711	408,654	1,968,580	1,133,448
PDP	144,318	160,786	543,000	639,494

Total medical benefits expense	2,144,672	1,549,456	6,147,863	4,617,411
Gross margin:
Medicaid	177,719	116,913	548,454	424,541
MA	121,633	62,102	317,650	231,057
PDP	51,535	87,906	61,287	141,122

Total gross margin	350,887	266,921	927,391	796,720
Investment and other income	4,851	2,018	13,933	6,772
Other expenses	(248,965)	(206,587)	(734,502)	(584,408)

Income before income taxes	$106,773	$62,352	$206,822	$219,084

4. NET INCOME PER COMMON SHARE

We compute basic net income per common share on the basis of the weighted-average number of unrestricted common shares outstanding. We compute diluted net income per common share on the basis of the weighted-average number of unrestricted common shares outstanding plus the dilutive effect of outstanding stock options, restricted stock, RSUs, MSUs and PSUs using the treasury stock method.

The calculation of the weighted-average common shares outstanding—diluted is as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Weighted-average common shares outstanding—basic	43,608,626	43,149,455	43,470,758	43,070,113
Dilutive effect of:
Unvested restricted stock, restricted stock units, market stock and performance stock units	330,283	508,383	352,161	507,200
Stock options	99,013	186,385	149,527	208,111

Weighted-average common shares outstanding—diluted	44,037,922	43,844,223	43,972,446	43,785,424

Anti-dilutive stock options, restricted stock and performance based awards excluded from computation	64,862	—	102,988	—

5. INVESTMENTS

The Company considers all of its investments as available-for-sale securities. The amortized cost, gross unrealized gains or losses and estimated fair value of short-term and long term investments by security type are summarized in the following tables.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
September 30, 2013
Auction rate securities	$34,150	$—	$(2,342)	$31,808
Certificates of deposit	4,300	—	—	4,300
Corporate debt and other securities	119,471	19	(182)	119,308
Money market funds	43,377	—	—	43,377
Municipal securities	100,326	53	(47)	100,332
Variable rate bond fund	85,000	275	(44)	85,231
U.S. government securities	20,184	91	(50)	20,225

	$406,808	$438	$(2,665)	$404,581

December 31, 2012
Auction rate securities	$34,150	$—	$(2,104)	$32,046
Corporate debt and other securities	62,166	77	(13)	62,230
Money market funds	9,513	—	—	9,513
Municipal securities	118,765	44	(63)	118,746
Variable rate bond fund	75,000	686	—	75,686
U.S. government securities	18,702	121	—	18,823

	$318,296	$928	$(2,180)	$317,044

Realized gains and losses on sales and redemptions of investments were not material for the three and nine month periods ended September 30, 2013 and 2012.

Contractual maturities of available-for-sale investments at September 30, 2013 are as follows:

	Total	Within 1 Year	1 Through 5 Years	5 Through 10 Years	Thereafter
Auction rate securities	$31,808	$—	$—	$—	$31,808
Certificates of deposit	4,300	3,750	550	—	—
Corporate debt and other securities	119,308	94,378	24,930	—	—
Money market funds	43,377	43,377	—	—	—
Municipal securities	100,332	86,921	13,411	—	—
Variable rate bond fund	85,231	85,231	—	—	—
U.S. government securities	20,225	3,930	16,295	—	—

	$404,581	$317,587	$55,186	$—	$31,808

Actual maturities may differ from contractual maturities due to the exercise of pre-payment options.

Excluding investments in U.S. government securities, we are not exposed to any significant concentration of credit risk in our fixed maturities portfolio. Our long-term investments include $31,808 estimated fair value of municipal note securities with an auction reset feature (“auction rate securities”), which were issued by various state and local municipal entities for the purpose of financing student loans, public projects and other activities. Liquidity for these auction rate securities is typically provided by an auction process which allows holders to sell their notes and resets the applicable interest rate at pre-determined intervals, usually every seven or 35 days. We consider our auction rate securities to be in an inactive market as auctions have continued to fail in 2013. Our auction rate securities have been in an unrealized loss position for more than twelve months. Two auction rate securities with an aggregate par value of $22,550 have investment grade security credit ratings and one auction rate security with a par value of $11,600 has a credit rating below investment grade. Our auction rate securities are covered by government guarantees or municipal bond insurance and we have the ability and intent to hold these securities until maturity or market stability is restored. Accordingly, we do not believe our auction rate securities are impaired and have not recorded any other-than-temporary impairment as of September 30, 2013.

There were no redemptions or sales of our auction rate securities during the three and nine months ended September 30, 2013 and September 30, 2012, and accordingly, we realized no losses associated with our auction rate securities during the three and nine months ended September 30, 2013 and September 30, 2012.

6. RESTRICTED INVESTMENTS

The amortized cost, gross unrealized gains, gross unrealized losses and fair value of our restricted investment securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
September 30, 2013
Money market funds	$19,236	$—	$—	$19,236
Cash	39,877	—	—	39,877
Certificates of deposit	1,351	—	—	1,351
U.S. government securities	21,902	26	(66)	21,862

	$82,366	$26	$(66)	$82,326

December 31, 2012
Money market funds	$18,630	$—	$—	$18,630
Cash	29,179	—	—	29,179
Certificates of deposit	1,551	—	—	1,551
U.S. government securities	18,003	2	(1)	18,004

	$67,363	$2	$(1)	$67,364

No realized gains or losses were recorded on restricted investments for the three and nine month periods ended September 30, 2013 and September 30, 2012.

7. EQUITY-BASED COMPENSATION

Compensation expense related to our equity-based compensation awards was $5,380 and $12,438 for the three and nine months ended September 30, 2013, respectively, and $3,992 and $13,534 for the three and nine months ended September 30, 2012, respectively. As of September 30, 2013, there was $20,569 of unrecognized compensation cost related to non-vested equity-based compensation arrangements that is expected to be recognized over a weighted-average period of 2.0 years.

A summary of stock option activity for the nine months ended September 30, 2013, and the aggregate intrinsic value and weighted average remaining contractual term for stock options as of September 30, 2013, is presented in the table below.

	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term (Years)
Outstanding as of January 1, 2013	435,876	$26.40
Granted	—	—
Exercised	(328,487)	26.94
Forfeited and expired	(8,905)	5.85

Outstanding as of September 30, 2013(1)	98,484	26.33	$4,275	2.2

(1)	All of the Company’s outstanding stock options were vested and exercisable as of September 30, 2013.

A summary of restricted stock and RSU activity for the nine months ended September 30, 2013 is presented in the table below.

	Restricted Stock and RSUs	Weighted Average Grant-Date Fair Value
Outstanding as of January 1, 2013	273,174	$45.90
Granted	177,842	55.87
Vested	(145,110)	38.67
Forfeited and expired	(44,217)	51.56

Outstanding as of September 30, 2013	261,689	55.56

A summary of PSU activity for the nine months ended September 30, 2013 is presented in the table below.

	PSUs	Weighted Average Grant-Date Fair Value
Outstanding as of January 1, 2013	421,566	$46.81
Granted	177,991	57.36
Vested	(90,347)	29.73
Forfeited and expired	(106,538)	52.00

Outstanding as of September 30, 2013	402,672	54.09

A summary of our MSU activity for the nine months ended September 30, 2013 is presented in the table below.

	MSUs	Weighted Average Grant-Date Fair Value
Outstanding as of January 1, 2013	62,193	$74.03
Granted	68,588	81.59
Vested	—	—
Forfeited and expired	(24,758)	77.32

Outstanding as of September 30, 2013	106,023	78.18

8. DEBT

In August 2011, we entered into a $300,000 senior secured credit agreement (as amended through February 12, 2013, “the Credit Agreement”), which provided for a $150,000 term loan credit facility as well as a $150,000 revolving credit facility. On February 12, 2013, we borrowed an additional $230,000 in term loans in connection with the execution of an amendment that increased the total available credit facility under the Credit Agreement to $515,000, including a $365,000 term loan credit facility and a $150,000 revolving credit facility. Both the term loan and revolving credit facilities are set to expire August 2016. Payments of principal on the term loan are due on a quarterly basis through July 31, 2016. A balance of $336,500 remains outstanding under the Credit Agreement at September 30, 2013, including $39,875 classified as a current liability in the accompanying consolidated balance sheet.

The annual interest rate on outstanding term loans was 1.94% and 1.75% as of September 30, 2013 and December 31, 2012, respectively. Under the Credit Agreement, outstanding credit facility borrowings designated as Alternate Base Rate (“ABR”) loans bear interest at a rate per annum equal to an applicable margin ranging from 0.50% to 2.25% plus the greatest of:

•	the prime rate in effect on such day;

•	the federal funds effective rate in effect on such day plus 0.50%; and

•	adjusted London Inter-Bank Offered Rate (“Adjusted LIBOR”) for a one-month interest period on such day plus 1%.

Outstanding credit facility borrowings designated as Eurodollar loans bear interest at a rate per annum equal to the Adjusted LIBOR for the interest period in effect plus an applicable margin ranging from 1.50% to 3.25%. Our ratio of total consolidated debt to consolidated earnings before interest, taxes, depreciation and amortization, as defined in the Credit Agreement (our “Cash Flow Leverage Ratio”) determines the applicable margin for both ABR and Eurodollar loans.

We incur a fee of 0.25% to 0.50% for unutilized commitments under the Credit Agreement, depending upon our Cash Flow Leverage Ratio. We recorded total interest expense under the Credit Agreement of $5,087 for the nine months ended September 30, 2013, including commitment fees and interest of $314 and $4,773, respectively. We make interest payments based on the LIBOR election period, which ranges from a period of one to six months, and pay the commitment fees quarterly.

We defer and amortize financing costs over the life of the Credit Agreement using the straight-line method. Deferred financing costs, net of accumulated amortization, of $2,980 and $2,274, are included in the accompanying consolidated balance sheets as of September 30, 2013 and December 31, 2012, respectively. We recorded amortization expense of $781 and $442 for the nine months ended September 30, 2013 and September 30, 2012, respectively.

The Credit Agreement includes customary covenants and restrictions which, among other things, limit our ability to incur additional indebtedness. We may incur additional senior and subordinated unsecured indebtedness provided that our Cash Flow Leverage Ratio, calculated to include any such debt incurred, is at least 0.25 times less than the maximum Cash Flow Leverage Ratio. In addition, the Credit Agreement requires that we maintain:

•	a Cash Flow Leverage Ratio of not more than 2.75 times;

•	a minimum fixed charge coverage ratio of 3.00 times;

•	a minimum level of statutory net worth for our regulated subsidiaries; and

•

cash in an amount equal to one year of payment obligations due and payable to the U.S. Department of Justice during the next twelve consecutive months, so long as such obligations remain outstanding. See Note 11 for more information regarding our obligations to the U.S. Department of Justice.

The Credit Agreement also contains customary representations and warranties and events of default. Payment of outstanding principal and related accrued interest thereon may be accelerated and become immediately due and payable upon our default of payment or other performance obligations, or our failure to comply with financial or other covenants in the Credit Agreement, subject to applicable notice requirements and cure periods.

As of the date of this filing, the revolving credit facility has not been drawn upon and we remain in compliance with all covenants.

9. FAIR VALUE MEASUREMENTS

Our consolidated balance sheets include the following financial instruments: cash and cash equivalents, investments, receivables, accounts payable, medical benefits payable, long-term debt and other liabilities. We consider the carrying amounts of cash and cash equivalents, receivables, other current assets and current liabilities to approximate their fair value due to the short period of time between the origination of these instruments and the expected realization or payment.

Recurring Fair Value Measurements

Assets and liabilities measured at fair value on a recurring basis at September 30, 2013 are as follows

		Fair Value Measurements Using
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Investments:
Auction rate securities	$31,808	$—	$—	$31,808
Corporate debt securities	117,081	—	117,081	—
Certificates of deposit	4,300	—	4,300	—
Commercial paper	—	—	—	—
Asset backed securities	2,227	—	2,227	—
Money market funds	43,377	43,377	—	—
Municipal securities	100,332	—	100,332	—
Variable rate bond fund	85,231	85,231	—	—
U.S. government securities	20,225	20,225	—	—

Total investments	$404,581	$148,833	$223,940	$31,808

Restricted investments:
Money market funds	$19,236	$19,236	$—	$—
Cash	39,877	39,877	—	—
Certificates of deposit	1,351	—	1,351	—
U.S. government securities	21,862	21,862	—	—

Total restricted investments	$82,326	$80,975	$1,351	$—

Amounts accrued related to investigation resolution	$69,786	$—	$69,786	$—

Assets and liabilities measured at fair value on a recurring basis at December 31, 2012 are as follows:

		Fair Value Measurements Using
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Investments:
Auction rate securities	$32,046	$—	$—	$32,046
Corporate debt securities	57,705	—	57,705	—
Asset backed securities	4,525	—	4,525	—
Money market funds	9,513	9,513	—	—
Municipal securities	118,746	—	118,746	—
Variable rate bond fund	75,686	75,686	—	—
U.S. government securities	18,823	18,823	—	—

Total investments	$317,044	$104,022	$180,976	$32,046

Restricted investments:
Money market funds	$18,630	$18,630	$—	$—
Cash	29,179	29,179	—	—
Certificates of deposit	1,551	—	1,551	—
U.S. government securities	18,004	18,004	—	—

Total restricted investments	$67,364	$65,813	$1,551	$—

Amounts accrued related to investigation resolution	$105,476	$—	$105,476	$—

The carrying value of our long-term debt was $336,500 at September 30, 2013 and $135,000 at December 31, 2012. Based on a discounted cash flow analysis, the approximate fair value of our long-term debt was $324,706 at September 30, 2013 and $131,770 at December 31, 2012.

The following table presents the changes in the fair value of our Level 3 auction rate securities for the nine months ended September 30, 2013.

Balance as of January 1, 2013	$32,046
Realized gains (losses) in earnings	—
Unrealized gains (losses) in other comprehensive income	(238)
Purchases, sales and redemptions	—
Net transfers in or (out) of Level 3	—

Balance as of September 30, 2013	$31,808

As a result of the decrease in the fair value of our investments in auction rate securities, we recorded an unrealized loss of $238, excluding income taxes, to accumulated other comprehensive loss during the nine months ended September 30, 2013. The increase in net unrealized losses was driven by a change in market conditions in the municipal bond market and ratings during the year.

Nonrecurring Fair Value Measurements

Non-financial assets and liabilities or financial assets and liabilities that are measured at fair value on a nonrecurring basis are subject to fair value adjustments only in certain circumstances, such as when we record an impairment. During the three months ended September 30, 2013, we determined that we would be discontinuing certain projects going forward and, as a result, the software and development costs acquired to support these projects would not be fully recoverable. In accordance with the guidance for the impairment of long-lived assets, we evaluated these assets for recovery and recorded a pre-tax asset impairment charge of $8,997 to reduce the carrying value to $0. The fair value assessment for such assets was based on an approach that relied heavily on management assumptions and qualitative observations and, therefore, would be classified within Level 3 of the fair value hierarchy.

10. INCOME TAXES

Our effective income tax rate was 40.1% and 36.0% for the three and nine months ended September 30, 2013, respectively, compared to 38.6% and 37.9% for the three and nine months ended September 30, 2012, respectively. The effective tax rate is higher for the three month period ended September 30, 2013 compared to the same period in 2012 primarily due to the impact of non-deductible compensation costs. The effective tax rate for the nine month period ended September 30, 2013 is lower compared to the same period in 2012 due to a resolution agreement reached with the Internal Revenue Service (“IRS”) during the first three months in 2013 regarding the tax treatment of certain investigation-related litigation and other resolution cost, partially offset by the impact of non-deductible compensation costs.

11. COMMITMENTS AND CONTINGENCIES

Government Investigations

Under the terms of settlement agreements entered into on April 26, 2011, and finalized on March 23, 2012, to resolve matters under investigation by the Civil Division of the U.S. Department of Justice (“Civil Division”) and certain other federal and state enforcement agencies (the “Settlement”), we agreed to pay the Civil Division a total of $137,500 in four annual installments of $34,375 over 36 months, plus interest accrued at 3.125%.

The estimated fair value of the discounted remaining liability, and related interest, was $69,786 at September 30, 2013, of which $35,958 and $33,828 has been included in the current and long-term portions, respectively, of amounts payable related to the investigation resolution in the accompanying consolidated balance sheet as of September 30, 2013.

The Settlement also provides for a contingent payment of an additional $35,000 in the event that we are acquired or otherwise experience a change in control on or before April 30, 2015, provided that the change in control transaction exceeds certain minimum transaction value thresholds as specified in the Settlement. On April 12, 2012, joint stipulations of dismissal were filed, dismissing the qui tam complaints. On April 30, 2012, the United States District Court for the Middle District of Florida entered an order dismissing the action.

Securities Class Action Complaint

In December 2010, we entered into a Stipulation and Agreement of Settlement (the “Stipulation Agreement”) with the lead plaintiffs in the consolidated securities class action Eastwood Enterprises, L.L.C. v. Farha, et al., Case No. 8:07-cv-1940-VMC-EAJ. The Stipulation Agreement included two contingencies to which WellCare remains subject. If, on or before December 17, 2013, we are acquired or otherwise experience a change in control at a share price of $30.00 or more, we must pay an additional $25,000 to the class. The Stipulation Agreement also requires us to pay to the class 25% of any sums we recover from Todd Farha, Paul Behrens and/or Thaddeus Bereday related to the same facts and circumstances that gave rise to the consolidated securities class action. Messrs. Farha, Behrens and Bereday are three former executives that were implicated in the government investigations of the Company that commenced in 2007.

Corporate Integrity Agreement

We operate under a Corporate Integrity Agreement (the “Corporate Integrity Agreement”) with the Office of Inspector General of the United States Department of Health and Human Services (“OIG-HHS”). The Corporate Integrity Agreement has a term of five years from its effective date of April 26, 2011 and mandates various ethics and compliance programs designed to help ensure our ongoing compliance with federal health care program requirements. The terms of the Corporate Integrity Agreement include certain organizational structure requirements, internal monitoring requirements, compliance training, screening processes for employees, reporting requirements to OIG-HHS, and the engagement of an independent review organization to review and prepare written reports regarding, among other things, WellCare’s reporting practices and bid submissions to federal health care programs.

Indemnification Obligations

Under Delaware law, our charter and bylaws and certain indemnification agreements to which we are a party, we are obligated to indemnify, or we have otherwise agreed to indemnify, certain of our current and former directors, officers and associates with respect to current and future investigations and litigation, including the matters discussed in this footnote. The indemnification agreements for our directors and executive officers with respect to events occurring prior to May 2009 require us to indemnify an indemnitee to the fullest extent permitted by law if the indemnitee was or is or becomes a party to or witness or other participant in any proceeding by reason of any event or occurrence related to the indemnitee’s status as a director, officer, employee, agent or fiduciary of the Company or any of our subsidiaries and all expenses, including attorney’s fees, judgments, fines, settlement amounts and interest and other charges, and any taxes as a result of the receipt of payments under the indemnification agreement. We will not indemnify the indemnitee if not permitted under applicable law. We are required to advance all expenses incurred by the indemnitee. We are entitled to reimbursement by an indemnitee of expenses advanced if the indemnitee is not permitted to be reimbursed under applicable law after a final judicial determination is made and all rights of appeal have been exhausted or lapsed.

We amended and restated our indemnification agreements in May 2009. The revised agreements apply to our officers and directors with respect to events occurring after that time. Pursuant to the 2009 indemnification agreements, we will indemnify the indemnitee against all expenses, including attorney’s fees, judgments, penalties, fines, settlement amounts and any taxes imposed as a result of payments made under the indemnification agreement incurred in connection with any proceedings that relate to the indemnitee’s status as a director, officer or employee of the Company or any of our subsidiaries or any other enterprise that the indemnitee was serving at our request. We will also indemnify for expenses incurred by the indemnitee if an indemnitee, by reason of his or her corporate status, is a witness in any proceeding. Further, we are required to indemnify for expenses incurred by an indemnitee in defense of a proceeding to the extent the indemnitee has been successful on the merits or otherwise. Finally, if the indemnitee is involved in certain proceedings as a result of the indemnitee’s corporate status, we are required to advance the indemnitee’s reasonable expenses incurred in connection with such proceeding, subject to the requirement that the indemnitee repay the expenses if it is ultimately determined that the indemnitee is not entitled to be indemnified. We are not obligated to indemnify an indemnitee for losses incurred in connection with any proceeding if a determination has not been made by the Board of Directors, a committee of disinterested directors or independent legal counsel in the specific case that the indemnitee has satisfied any standards of conduct required as a condition to indemnification under Section 145 of the Delaware General Corporation Law.

Pursuant to our obligations, we have advanced, and will continue to advance, legal fees and related expenses to three former officers and two additional associates who were criminally indicted in connection with the government investigations of the Company that commenced in 2007 related to various federal criminal health care fraud charges including conspiracy to defraud the United States, false statements relating to health care matters, and health care fraud in connection with their defense of criminal charges. In June 2013, the jury in the criminal trial reached guilty verdicts on multiple charges for the four individuals that were tried in 2013. Sentencing is expected later this year or in early 2014. At this time, we do not know whether any of these four individuals will appeal. The fifth individual is expected to be tried at a future date.

We have also previously advanced legal fees and related expenses to some or all of these five individuals regarding disputes in Delaware Chancery Court related to whether we were legally obligated to advance fees or indemnify certain of these executives; the class actions titled Eastwood Enterprises, L.L.C. v. Farha, et al. and Hutton v. WellCare Health Plans, Inc. et al. filed in federal court; six stockholder derivative actions filed in federal and state courts between October 2007 and January 2008; an investigation by the United States Securities & Exchange Commission (the “Commission”); and an action by the Commission filed in January 2012 against Messrs. Farha, Behrens and Bereday. The Delaware Chancery Court cases have concluded. We settled the class actions in May 2011. In 2010, we settled the stockholder derivative actions and we were realigned as the plaintiff to pursue our claims against Messrs. Farha, Behrens and Bereday. These actions, as well as the action by the Commission, have been stayed until at least 90 days after the conclusion of the criminal trial (including post-trial motions and proceedings).

In connection with these matters, we have advanced, to the five individuals, cumulative legal fees and related expenses of approximately $149,002 from the inception of the investigations to September 30, 2013. We incurred $5,712 and $7,180 of these legal fees and related expenses during the three months ended September 30, 2013 and 2012, respectively, and $39,115 and $25,930 of these legal fees during the nine months ended September 30, 2013 and 2012, respectively. We expense these costs as incurred and classify the costs as selling, general and administrative expense incurred in connection with the investigations and related matters.

In August 2010, we entered into an agreement and release with the carriers of our directors and officers (“D&O”) liability insurance relating to coverage we sought for claims relating to the previously disclosed government investigations and related litigation. We agreed to accept payment of $32,500 in satisfaction of the $45,000 face amount of the relevant D&O insurance policies and the carriers agreed to waive any rights they may have to challenge our coverage under the policies. As a result, we have exhausted our insurance policies related to reimbursement of our advancement of fees related to these matters. We received payment and recorded the receipt of the insurance proceeds as a reduction to selling, general and administrative expense prior to 2012.

We expect the continuing cost of our obligations to the five individuals in connection with their defense and appeal of criminal charges and related litigation to be significant and to continue for a number of years. We are unable to estimate the total amount of these costs or a range of possible loss. Accordingly, we continue to expense these costs as incurred. Even if it is eventually determined that we are entitled to reimbursement of the advanced expenses, it is possible that we may not be able to recover all or any portion of our advances. Our indemnification obligations and requirements to advance legal fees and expenses may have a material adverse effect on our financial condition, results of operations and cash flows.

Other Lawsuits and Claims

Based on the nature of our business, we are subject to regulatory reviews or other investigations by various state insurance and health care regulatory authorities and other state and federal regulatory authorities. These authorities regularly scrutinize the business practices of health insurance and benefits companies and their reviews focus on numerous facets of our business, including claims payment practices, provider contracting, competitive practices, commission payments, privacy issues and utilization management practices, among others. Some of these reviews have historically resulted in fines imposed on us and some have required changes to our business practices. We continue to be subject to such reviews, which may result in additional fines and/or sanctions being imposed or additional changes in our business practices.

Separate and apart from the legal matters described above, we are also involved in other legal actions in the normal course of our business, including, without limitation, wage and hour claims and provider disputes regarding payment of claims. Some of these actions seek monetary damages including claims for liquidated or punitive damages, which are not covered by insurance. We review relevant information with respect to litigation matters and we update our estimates of reasonably possible losses and related disclosures. We accrue an estimate for contingent liabilities, including attorney’s fees related to these matters, if a loss is probable and estimable. Currently, we do not expect that the resolution of any currently pending actions, either individually or in the aggregate, will differ materially from our current estimates or have a material adverse effect on our results of operations, financial condition and cash flows. However, the outcome of any legal actions cannot be predicted, and therefore, actual results may differ from those estimates.

PROSPECTUS

Common Stock

Preferred Stock

Depositary Shares

Warrants

Securities Purchase Contracts

Units

Debt Securities

WellCare Health Plans, Inc. may offer and sell, from time to time, in one or more offerings any combination of the following securities: common stock, preferred stock, depositary shares, warrants, securities purchase contracts, units and debt securities in amounts, at initial prices, and on terms determined at the time of offering.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, the specific manner in which they may be offered, will be described in a supplement to this prospectus.

We may offer and sell the securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Our common stock is listed on The New York Stock Exchange, or NYSE, under the symbol “WCG.”

You should read this entire prospectus, the documents that are incorporated by reference into this prospectus and any prospectus supplement carefully before you invest in us.

Investing in the securities involves risks. See “Risk Factors,” beginning on page 2 and, if applicable, any risk factors described in any accompanying prospectus supplement and in our Securities and Exchange Commission filings that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated August 6, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the nature of the persons offering securities and the terms of the securities being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with any additional information you may need to make your investment decision.

We have provided you only with the information contained in this prospectus, including information incorporated by reference in this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with different or additional information. We take no responsibility for, and can provide no assurance as to the reliability of any other information that others may give you. We are not making an offer to sell securities in any jurisdiction where the offer or sale of securities is not permitted. You should not assume that the information included in this prospectus, any applicable prospectus supplement, or the documents incorporated by reference herein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should read carefully the entire prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference into this prospectus, before making an investment decision.

When used in this prospectus, except where the context otherwise requires, the terms “we,” “us,” “our” and “the Company” refer to WellCare Health Plans, Inc.

RISK FACTORS

Investing in the securities described herein involves risk. We urge you to carefully consider the risk factors described in our filings with the SEC that are incorporated by reference into this prospectus and, if applicable, in any prospectus supplement used in connection with an offering of our securities, as well as the information relating to us identified herein in “Cautionary Statement Concerning Forward-Looking Statements”, before making an investment decision. Although we discuss key risks in our discussion of risk factors, new risks may emerge in the future, which may prove to be significant. Our subsequent filings with the SEC may contain amended and updated discussions of significant risks. We cannot predict future risks or estimate the extent to which they may affect our financial performance.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at www.sec.gov. You can also inspect copies of our public filings at the offices of the NYSE.

We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and the securities that may be offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below, that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 15, 2012 (File No. 001-32209);

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2012 filed on May 2, 2012 and our Quarterly Report on Form 10-Q for the period ended June 30, 2012 filed on August 3, 2012;

•

our Current Reports on Form 8-K filed with the SEC on January 5, 2012, January 17, 2012, February 17, 2012, February 24, 2012, March 7, 2012, March 23, 2012, April 3, 2012, May 23, 2012, July 2, 2012, July 13, 2012 and July 23, 2012; and

•

our Registration Statement on Form 8-A filed with the SEC on June 9, 2004 (File No. 001-32209), which incorporates by reference the description of our common stock from our Registration Statement on Form S-1 (File. No. 333-112829), and any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus until all of the securities to which this prospectus relates have been sold or the offering is otherwise terminated; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

You may obtain copies of any of these filings by contacting us at the address and phone number indicated below or by contacting the SEC as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the Internet at:

WellCare Health Plans, Inc.

8725 Henderson Road

Renaissance One

Tampa, Florida 33634

(813) 290-6200

Attn: Investor Relations Department

Internet Website: www.wellcare.com

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF, AND IS NOT INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS.

FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus and any accompanying prospectus supplement, together with other documents and information incorporated by reference into this prospectus, which are not historical fact may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act, and we intend such statements to be covered by the safe harbor provisions for forward-looking statements contained therein. Such statements may address, among other things, market acceptance of our products and services, product development, our ability to finance growth opportunities, our ability to respond to changes in laws and government regulations, implementation of our sales and marketing strategies, projected capital expenditures, liquidity and the availability of additional funding sources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “targets,” “predicts,” “potential,” “continues” or the negative of such terms or other comparable terminology. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. You are cautioned that forward-looking statements involve risks and uncertainties, including economic, regulatory, competitive and other factors that may affect our business. These forward-looking statements are inherently susceptible to uncertainty and changes in circumstances, as they are based on management’s current expectations and beliefs about future events and circumstances. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation beyond that required by law to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Our actual results may differ materially from those indicated by forward-looking statements as a result of various important factors including:

•	the expiration, cancellation or suspension of our state and federal contracts,

•	our ability to accurately predict and effectively manage health benefits and other operating expenses,

•	competition,

•	our ability to successfully obtain new contracts and renew our existing contracts,

•	our ability to comply with the terms of our state and federal contracts, including those terms related to quality standards,

•	changes in health care practices,

•	changes in federal or state laws and regulations or their interpretations,

•	changes in inflation,

•	provider contract changes,

•	changes in our contracts with government agencies,

•	new technologies,

•	government-imposed surcharges, taxes or assessments,

•	reductions in provider payments by governmental payors,

•	major epidemics,

•	disasters,

•	major health care providers’ inability to maintain their operations,

•	availability of debt and equity financing on terms that are favorable to us, and

•	general economic and market conditions.

For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Item 1A. Risk Factors” in our Annual Report on Form 10-K, which are incorporated by reference in this prospectus, and, to the extent applicable, our Quarterly Reports on Form 10-Q and the accompanying prospectus supplement.

OUR COMPANY

Through our licensed subsidiaries, as of June 30, 2012, we operated our Medicaid health plans in Florida, Georgia, Hawaii, Illinois, Kentucky, Missouri, New York and Ohio through our licensed subsidiaries. We also operated our Medicare Advantage, or MA, coordinated care plans, or CCPs, administered through our health maintenance organizations, or HMOS, and insurance subsidiaries, in Connecticut, Florida, Georgia, Hawaii, Illinois, Louisiana, Missouri, New Jersey, New York, Ohio and Texas, as well as a stand-alone Medicare prescription drug plan, or PDP, in 49 states and the District of Columbia. We believe that our broad range of experience and exclusive government focus allows us to effectively serve our members, partner with our providers and government clients, and efficiently manage our ongoing operations.

All of our Medicare plans are offered under the WellCare name, for which we hold a federal trademark registration, with the exception of our Hawaii CCP, which we offer under the name ‘Ohana. Conversely, we offer our Medicaid plans under a number of brand names depending on the state, consisting of the Staywell and HealthEase brands in Florida, the ‘Ohana brand in Hawaii, the Harmony brand name in Illinois and Missouri and the WellCare brand name in Georgia, Kentucky, New York and Ohio.

We were formed as a Delaware limited liability company in May 2002 to acquire our Florida, New York and Connecticut health plans. The acquisition of the health plans was completed through two concurrent transactions in July 2002. In July 2004, immediately prior to the closing of our initial public offering, the limited liability company was merged into a Delaware corporation and we changed our name to WellCare Health Plans, Inc.

Our principal executive offices are located at 8725 Henderson Road, Renaissance One, Tampa, Florida 33634, and our telephone number is (813) 290-6200. We maintain a website at www.wellcare.com. The information on our website is not incorporated by reference into, and you must not consider the information to be, a part of this prospectus.

USE OF PROCEEDS

Unless we specify otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of securities by us to provide additional funds for general corporate purposes, which may include:

•	reducing or refinancing debt;

•	funding investments in, or extensions of credit to, our subsidiaries;

•	financing acquisitions;

•	working capital; and

•	redeeming outstanding securities.

Pending such use, we may temporarily invest net proceeds in highly liquid assets.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

We have computed our ratio of earnings to fixed charges for each of our fiscal years ended December 31, 2007, 2008, 2009, 2010 and 2011 and for the six months ended June 30, 2012. The computation of earnings to fixed charges is set forth on Exhibit 12.1 to the Registration Statement of which this prospectus forms a part. If we offer preference equity securities under this prospectus, then we will, if required at that time, provide a ratio of combined fixed charges and preference dividends to earnings in the applicable prospectus supplement for such offering.

Ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges from operations for the periods indicated. In accordance with Item 503(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), for purposes of calculating the ratio of earnings to fixed charges: (a) fixed charges represents interest expense, amortization of debt costs and the portion of rental expense representing the interest factor; and (b) earnings represents the aggregate of income from continuing operations (before adjustment for income taxes) and fixed charges.

Our ratios of earnings to fixed charges are set forth below for the periods indicated:

	Year Ended December 31,							Six Months Ended June 30,
	2007	2008		2009	2010		2011	2012
Ratio of earnings to fixed charges	24.08	(a	)	17.82	(a	)	58.66	65.98

(a)	The ratio coverage was less than 1:1. For the year ended December 31, 2010, we would have needed to generate additional earnings of $72.9 million as earnings were inadequate to cover fixed charges as a result of investigation-related litigation and other resolution costs. For the year ended December 31, 2008, we would have needed to generate additional earnings of $53.2 million as earnings were inadequate to cover fixed charges as a result of a goodwill impairment recorded in 2008 for our Medicare reporting unit.

DESCRIPTION OF COMMON STOCK

The following description sets forth certain general terms of the common stock to which a prospectus supplement may relate. The following description of our common stock and provisions of our certificate of incorporation and bylaws are only summaries. For a complete statement of the terms and rights of our common stock, you should review the description of our common stock in the Form 8-A, which we have incorporated by reference, our amended and restated certificate of incorporation, as amended to date, and our amended and restated bylaws, which we have filed as exhibits to the registration statement of which this prospectus is a part, and Delaware corporate law.

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to receive dividends as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends, subject to the preferences that apply to any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and after giving effect to the liquidation preference of any outstanding preferred stock. The holders of common stock have no preemptive or conversion rights and no additional subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. Any shares issued pursuant to this prospectus will be fully paid and nonassessable.

Our amended and restated certificate of incorporation, as amended, provides that we may issue up to 100,000,000 shares of common stock, par value $0.01 per share. As of July 27, 2012, there were 43,096,343 shares of our common stock outstanding.

Delaware Anti-Takeover Law and Provisions in Our Charter and Bylaws

Delaware Anti-Takeover Statute.    We are subject to Section 203 of the Delaware General Corporation Law. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless the transaction in which the person became an interested stockholder is approved in a manner presented in Section 203 of the Delaware General Corporation Law. Generally, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of a corporation’s voting stock.

Certificate of Incorporation.    Our amended and restated certificate of incorporation provides that:

•	our board of directors may issue, without further action by the stockholders, up to 20,000,000 shares of undesignated preferred stock;

•	any action to be taken by our stockholders must be effected at a duly called annual or special meeting and not by a consent in writing;

•	vacancies on the board, including newly-created directorships, can be filled for the remainder of the relevant term by a majority of the directors then in office;

•	Our directors are elected annually and serve for one-year terms until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified;

•

Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director may be removed from office at any time with or without cause at a meeting called for that purpose, but only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all our shares entitled to vote generally in the election of directors, voting together as a single class.

Bylaws.    Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice to us in writing. To be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the annual meeting is called for a date that is not within 30 days before or 60 days after the anniversary date, in order to be timely notice from the stockholder must be received: not earlier than 120 days prior to the annual meeting of stockholders; and not later than 90 days prior to the annual meeting of stockholders or the tenth day following the date on which notice of the annual meeting was made public.

In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder, in order to be timely, must be received: not later than on the tenth day following the day on which the notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual or special meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders. In addition, our amended and restated certificate of incorporation permits our board of directors to amend or repeal our amended and restated bylaws by majority vote, but requires the affirmative vote of at least 66-2/3% of the voting power of all our shares entitled to vote, voting together as a single class.

The provisions in our amended and restated certificate of incorporation and our amended and restated bylaws are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of WellCare. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for a takeover of WellCare that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of WellCare. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of WellCare. They also may have the effect of preventing changes in our management.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on the NYSE under the symbol “WCG.”

DESCRIPTION OF PREFERRED STOCK

The following outlines some of the provisions of the preferred stock that we may offer from time to time. The specific terms of a series of preferred stock will be described in the applicable prospectus supplement relating to that series of preferred stock. The following description of the preferred stock and any description of preferred stock in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the certificate of designations relating to the particular series of preferred stock, which we will file with the SEC in connection with the public offering of any preferred stock.

General

Under our restated certificate of incorporation, our board of directors is authorized, without stockholder approval, to adopt resolutions providing for the issuance of up to 20,000,000 shares of preferred stock, par value $.01 per share, in one or more series.

For each series of preferred stock the board of directors may fix the voting powers, designations, preferences and relative participating, optional or other rights, if any, and any qualifications, limitations and restrictions of the series. The board will fix these terms by resolution adopted before we issue any shares of the series of preferred stock. We may also “reopen” a previously issued series of preferred stock and issue additional preferred stock of that series.

In addition, as described under “DESCRIPTION OF DEPOSITARY SHARES,” we may, instead of offering full shares of any series of preferred stock, offer depositary shares evidenced by depositary receipts, each representing a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the prospectus supplement relating to the depositary shares.

The prospectus supplement relating to the particular series of preferred stock will contain a description of the specific terms of that series as fixed by the board of directors, including, as applicable:

•	the offering price at which we will issue the preferred stock;

•	the title, designation of number of shares and stated value of the preferred stock;

•

the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to cumulate;

•	any conversion or exchange rights;

•	whether the preferred stock will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

•	any liquidation rights;

•	any sinking fund provisions;

•	any voting rights; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our amended and restated certificate of incorporation.

Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any series of preferred stock may be increased or decreased, but not below the number of shares of that series then outstanding, by resolution adopted by our board of directors and approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock entitled to vote on the matter, voting together as a single class. No separate vote of the holders of any series of preferred stock is required for an increase or decrease in the number of authorized shares of that series.

When we issue and receive payment for shares of preferred stock, the shares will be fully paid and nonassessable, and for each share issued, a sum equal to the stated value will be credited to our preferred stock account. Unless otherwise specified in the prospectus supplement relating to a particular series of preferred stock, holders of preferred stock will not have any preemptive or subscription rights to acquire more of our stock and each series of preferred stock will rank on a parity in all respects with each other series of preferred stock and prior to our common stock as to dividends and any distribution of our assets.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purposes and may include issuances to obtain additional financing in connection with acquisitions, and issuances to officers, directors and employees pursuant to benefit plans. Our board of directors’ ability to issue shares of preferred stock may discourage attempts by others to acquire control of us without negotiation with our board of directors, as it may make it difficult for a person to complete an acquisition of us without negotiating with our board.

Redemption

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or the holders’, and may be mandatorily redeemed.

Any restriction on the repurchase or redemption by us of our preferred stock while we are in arrears in the payment of dividends will be described in the applicable prospectus supplement.

Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date of shares of preferred stock called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the applicable prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

We may not declare, pay or set apart funds for payment of dividends on a particular series of preferred stock unless full dividends on any other series of preferred stock that ranks equally with or senior to the series of preferred stock have been paid or sufficient funds have been set apart for payment for either of the following:

•	all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other series of preferred stock that pays dividends on a noncumulative basis.

Partial dividends declared on shares of any series of preferred stock and other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for both series of preferred stock.

Liquidation Preference

In the event of our liquidation, dissolution or winding-up, holders of each series of our preferred stock will have the right to receive distributions upon liquidation in the amount described in the applicable prospectus supplement relating to each series of preferred stock, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on the common stock or on any securities ranking junior to the preferred stock upon liquidation, dissolution or winding-up.

If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of these series and other securities will have the right to a ratable portion of our available assets, up to the full liquidation preference. Holders of these series of preferred stock or other securities will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the applicable prospectus supplement;

•	as otherwise stated in the certificate of designations establishing the series; or

•	as required by applicable law.

Transfer Agent and Registrar

The transfer agent, registrar and dividend disbursement agent for the preferred stock will be stated in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to stockholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

Governing Law

The preferred stock will be governed by Delaware law.

DESCRIPTION OF DEPOSITARY SHARES

The following briefly summarizes the provisions of the depositary shares and depositary receipts that we may issue from time to time and which would be important to holders of depositary receipts, other than pricing and related terms which will be disclosed in the applicable prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. The following description and any description in a prospectus supplement may not be complete and is subject to, and qualified in its entirety by reference to the terms and provisions of the deposit agreement which we will file with the SEC in connection with any issuance of depositary shares.

Description of Depositary Shares

We may offer depositary shares evidenced by depositary receipts. Each depositary receipt represents a fraction of a share, or multiple shares, of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share, or multiple shares, of preferred stock which each depositary share represents will be set forth in the applicable prospectus supplement.

We will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement to be entered into between us and a bank or trust company which we will select as our preferred stock depositary. We will name the depositary in the applicable prospectus supplement. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction of a share of preferred stock represented by the depositary share. These rights include dividend, voting, redemption, conversion and liquidation rights. The depositary will send the holders of depositary shares all reports and communications that we deliver to the depositary and which we are required to furnish to the holders of depositary shares.

Depositary Receipts

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to anyone who is buying the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

While definitive engraved depositary receipts (certificates) are being prepared, we may instruct the depositary to issue temporary depositary receipts, which will entitle holders to all the rights of the definitive depositary receipts and be substantially in the same form. The depositary will prepare definitive depositary receipts without unreasonable delay, and we will pay for the exchange of your temporary depositary receipts for definitive depositary receipts.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, a holder of depositary shares may receive the number of whole shares of the series of preferred stock and any money or other property represented by the holder’s depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Partial shares of preferred stock will not be issued. If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole shares of preferred stock the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once the holder has withdrawn the preferred stock, the holder will not be entitled to re-deposit that preferred stock under the deposit agreement or to receive depositary shares in exchange for such preferred stock. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Dividends and Other Distributions

The depositary will pay to holders of depositary shares the cash dividends or other cash distributions it receives on preferred stock, after deducting its fees and expenses. Each holder will receive these distributions in proportion to the number of depositary shares owned by the holder. The depositary will distribute only whole United States dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares.

In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares, unless the depositary determines that it is not feasible to make such a distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares

If the series of preferred stock represented by depositary shares is subject to redemption, then we will give the necessary proceeds to the depositary upon redemption of the preferred stock. The depositary will then redeem the depositary shares using the funds they received from us for the preferred stock. The depositary will notify the record holders of the depositary shares to be redeemed not less than 30 days nor more than 60 days before the date fixed for redemption at the holders’ addresses appearing in the depositary’s books. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred stock and any other amounts per share payable with respect to the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot or ratably or by any other equitable methods as the depositary will decide.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all rights of holders of the depositary shares will cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the depositary. Any funds that we deposit with the depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date we deposit the funds.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of preferred stock represented by depositary shares are entitled to vote, the depositary will notify holders of depositary shares of the upcoming vote and arrange to deliver our voting materials to the holders. The record date for determining holders of depositary shares that are entitled to vote will be the same as the record date for the preferred stock. The materials the holders will receive will (1) describe the matters to be voted on and (2) explain how the holders, on a certain date, may instruct the depositary to vote the shares of preferred stock underlying the depositary shares. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, to vote the shares as instructed by the holder. We will take all reasonable actions requested by the depositary in order to enable it to vote as a holder has instructed. If any holder does not instruct the depositary how to vote the holder’s shares, the depositary will abstain from voting those shares or may vote them proportionately with instructions received.

Conversion or Exchange

If the prospectus supplement relating to the depositary shares states that the deposited preferred stock is convertible or exercisable or exchangeable, the following will apply. The depositary will convert or exchange all depositary shares on the same day that the preferred stock underlying the depositary shares is converted or exchanged. In order for the depositary to do so, we will need to deposit the other preferred stock, common stock or other securities into which the preferred stock is to be converted or for which it will be exchanged.

The exchange or conversion rate per depositary share will be equal to:

•	the exchange or conversion rate per share of preferred stock, multiplied by the fraction of a share of preferred stock represented by one depositary share;

•	plus all money and any other property represented by one depositary share; and

•	including all amounts per depositary share paid by us for dividends that have accrued on the preferred stock on the exchange or conversion date and that have not yet been paid.

The depositary shares, as such, cannot be converted or exchanged into other preferred stock, common stock, securities of another issuer or any other securities or property of us. Nevertheless, if so specified in the applicable prospectus supplement, a holder of depositary shares may be able to surrender the depositary receipts to the depositary with written instructions asking the depositary to instruct us to convert or exchange the preferred stock represented by the depositary shares into other shares of our preferred stock or common stock or to exchange the preferred stock for securities of another issuer. If the depositary shares carry this right, we would agree that, upon the payment of any applicable fees, we will cause the conversion or exchange of the preferred stock using the same procedures as we use for the delivery of preferred stock. If a holder is only converting part of the depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that are not converted or exchanged.

Amendment and Termination of the Deposit Agreement

We may agree with the depositary to amend the deposit agreement and the form of depositary receipt without consent of the holder at any time. However, if the amendment adds or increases fees or charges, other than any change in the fees of any depositary registrar or transfer agent, or prejudices an important right of holders, it will become effective only with the approval of holders of at least a majority of the affected depositary shares then outstanding. If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended deposit agreement if they continue to hold their depositary receipts.

The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed or converted or exchanged for any other securities into which they or the underlying preferred stock are convertible or exchangeable; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up.

We may also terminate the deposit agreement at any time we wish. If we do so, the depositary will give notice of termination to the holders not less than 30 days before the termination date. Once depositary receipts are surrendered to the depositary, it will send to each holder the number of whole or fractional shares of the series of preferred stock underlying that holder’s depositary receipts.

Charges of Depositary and Expenses

We will pay the fees, charges and expenses of the depositary provided in the deposit agreement to be payable by us. Holders of depositary receipts will pay any taxes and governmental charges and any charges provided in the deposit agreement to be payable by them. If the depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.

Limitations on Our Obligations and Liability to Holders of Depositary Receipts

The deposit agreement will limit our obligations and the obligations of the depositary. It will also limit our liability and the liability of the depositary as follows:

•	we and the depositary will only be obligated to take the actions specifically set forth in the deposit agreement in good faith;

•	we and the depositary will not be liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	we and the depositary will not be liable if either of us exercises discretion permitted under the deposit agreement;

•

we and the depositary will have no obligation to become involved in any legal or other proceeding related to the depositary receipts or the deposit agreement on your behalf or on behalf of any other party, unless you provide us with satisfactory indemnity; and

•

we and the depositary will be permitted to rely upon any written advice of counsel or accountants and on any documents we and the depositary believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we and the depositary will agree to indemnify each other under certain circumstances.

Resignation and Removal of Depositary

The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. The resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal.

Form of Preferred Stock and Depositary Shares

We may issue preferred stock in book-entry form. Preferred stock in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the shares of preferred stock represented by the global security. Those who own beneficial interests in shares of preferred stock will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. However, beneficial owners of any preferred stock in book-entry form will have the right to obtain their shares in non-global form. We describe book-entry securities below under “LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE.” All preferred stock will be issued in registered form.

We will issue depositary shares in book-entry form, to the same extent as we describe above for preferred stock. Depositary shares will be issued in registered form.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase senior debt securities, subordinated debt securities, preferred stock, depositary shares, common stock or any combination of these securities and these warrants may be issued independently or together with any underlying securities and may be attached or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following outlines some of the general terms and provisions of the warrants. Further material terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement which we will file with the SEC in connection with any issuance of warrants.

The applicable prospectus supplement will describe the terms of any warrants, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which we will issue the warrants;

•	the currency or currencies investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies, including composite currencies, in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether we will issue the warrants in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock or for depositary shares will not have any rights of holders of the preferred stock, common stock or depositary shares purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock, common stock or depositary shares purchasable upon such exercise.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights; Governing Law

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the applicable prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by the laws of the State of New York.

DESCRIPTION OF SECURITIES PURCHASE CONTRACTS

This section describes the general terms of the securities purchase contracts that we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each securities purchase contract. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities purchase contracts described in this prospectus.

Stock Purchase Contracts

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates, or a variable number of shares of common stock or preferred stock for a stated amount of consideration. The price per share and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any such formula may include anti-dilution provisions to adjust the number of shares of common stock or preferred stock issuable pursuant to the stock purchase contracts upon certain events. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

The stock purchase contracts may be issued separately or as a part of units consisting of a stock purchase contract and, as security for the holder’s obligations to purchase the shares under the stock purchase contracts, either (a) our senior debt securities or subordinated debt securities or (b) debt obligations of third parties, including U.S. Treasury securities. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis.

The applicable prospectus supplement will describe the general terms of any stock purchase contracts or stock purchase units, as well as any material United States federal income tax considerations applicable to the stock purchase contracts and the stock purchase units. We will file with the SEC as exhibits to a report on Form 8-K forms of any stock purchase contracts to be issued either separately or as a part of stock purchase units.

Debt Purchase Contracts

We may issue debt purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified principal amount of debt securities at a future date or dates. The purchase price and the interest rate may be fixed at the time the debt purchase contracts are issued or may be determined by reference to a specific formula set forth in the debt purchase contracts. The debt purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid debt purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original debt purchase contract.

The debt purchase contracts may be issued separately or as a part of units consisting of debt purchase contracts and, as security for the holder’s obligations to purchase the securities under the debt purchase contracts, either (a) our senior debt securities or subordinated debt securities or (b) debt obligations of third parties, including U.S. Treasury securities. The debt purchase contracts may require us to make periodic payments to the holders of the debt purchase units or vice versa, and such payments may be unsecured or prefunded on some basis.

The applicable prospectus supplement will describe the general terms of: (a) any debt purchase contracts or debt purchase units; (b) the collateral arrangements and depositary arrangements, if applicable, relating to such debt purchase contracts or debt purchase units; and (c) if applicable, the prepaid debt purchase contracts and the document pursuant to which such prepaid debt purchase contracts will be issued. In addition, such prospectus supplement will describe any material United States federal income tax considerations applicable to the debt purchase contracts and the debt purchase units. We will file with the SEC as exhibits to a report on Form 8-K forms of any debt purchase contracts that may be issued separately or as a part of debt purchase units.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Units may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the price or prices at which we will issue the units;

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the material terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

DESCRIPTION OF DEBT SECURITIES

Debt Securities May Be Senior or Subordinated

We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets or of our respective subsidiaries. Thus, by owning a debt security, you are an unsecured creditor of us.

None of our shareholders, officers, directors, or employees has any obligation for payment of debt securities or for any of our obligations, covenants or agreements contained in the debt securities or the applicable indenture. By accepting the debt securities, you waive and release all liability of this kind. The waiver and release are part of the consideration for the issuance of debt securities. This waiver and release will not apply to the liability of our subsidiaries solely in their capacity as guarantors of any series of our debt securities and solely to the extent of any such guarantees.

Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture, in each case as supplemented, if applicable. Unless otherwise specified in the applicable prospectus supplement, the trustee under the indentures will be The Bank of New York Mellon Trust Company, N.A. We will include in a supplement to this prospectus the specific terms of each series of debt securities being offered, including the terms, if any, on which a series of debt securities may be convertible into or exchangeable for common stock, preferred stock or other debt securities. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries of these provisions, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the debt securities and the indentures (including any amendments or supplements we may enter into from time to time which are permitted under each indenture).

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of WellCare Health Plans, Inc., and will not be guaranteed by any of our subsidiaries. The senior debt securities will rank equally with any of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness. There may be subordinated debt securities that are senior or junior to other series of subordinated debt securities.

The applicable prospectus supplement will set forth the terms of each series of debt securities, including, if applicable:

•	the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•

whether the debt securities will be issued as registered securities, bearer securities or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;

•	the date or dates on which the principal amount of the debt securities will mature;

•	if the debt securities bear interest, the rate or rates at which the debt securities bear interest and the date or dates from which interest will accrue;

•	if the debt securities bear interest, the dates on which interest will be payable and the regular record dates for interest payments;

•

the place or places where the payment of principal, any premium and interest will be made, if other than or in addition to the Borough of Manhattan, The City of New York, where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon us may be served;

•	any optional redemption provisions, which would allow us to redeem the debt securities in whole or in part;

•	any sinking fund or other provisions that would obligate us to redeem, repay or purchase the debt securities;

•

if the currency in which the debt securities will be issuable is United States dollars, the denominations in which any registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which any bearer securities will be issuable, if other than the denomination of $5,000;

•	if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon a declaration of acceleration of the maturity of the debt securities;

•

the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of defaults or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;

•	if a person other than The Bank of New York Mellon Trust Company, N.A. is to act as trustee for the debt securities, the name and location of the corporate trust office of that trustee;

•	if other than United States dollars, the currency in which the debt securities will be paid or denominated;

•

if the debt securities are to be payable, at our election or the election of a holder of the debt securities, in a currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made, and the time and manner of determining the exchange rate between the currency in which the debt securities are denominated or stated to be payable and the currency in which the debt securities are to be so payable;

•	the designation of the original currency determination agent, if any;

•	if the debt securities are issuable as indexed securities, the manner in which the amount of payments of principal, any premium and interest will be determined;

•	if other than as set forth in the indenture, provisions for the satisfaction and discharge of that indenture with respect to the debt securities issued under that indenture;

•	the date as of which any bearer securities and any global security will be dated if other than the date of original issuance of the first debt security of a particular series to be issued;

•	whether and under what circumstances we will pay additional amounts to non-United States holders in respect of any tax assessment or government charge;

•

whether the debt securities will be issued in whole or in part in the form of a global security or securities and, in that case, any depositary and global exchange agent for the global security or securities, whether the global form shall be permanent or temporary and, if applicable, the exchange date;

•

if debt securities are to be issuable initially in the form of a temporary global security, the circumstances under which the temporary global security can be exchanged for definitive debt securities and whether the definitive debt securities will be registered securities, bearer securities or will be in global form and provisions relating to the payment of interest in respect of any portion of a global security payable in respect of an interest payment date prior to the exchange date;

•	the extent and manner to which payment on or in respect of debt securities will be subordinated to the prior payment of our other liabilities and obligations;

•	whether payment of any amount due under the debt securities will be guaranteed by one or more guarantors, including our subsidiaries;

•	the forms of the debt securities; and

•	any other terms of the debt securities, which terms shall not be inconsistent with the requirements of the Trust Indenture Act of 1939, as amended.

This prospectus is part of a registration statement that does not limit the aggregate principal amount of debt securities that we may issue and provides that we may issue debt securities from time to time in one or more series under one or more indentures, in each case with the same or various maturities, at premium, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

Our Relationship with the Trustee

The Bank of New York Mellon has provided commercial banking and other services for us and our affiliates in the past and may do so in the future.

The Bank of New York Mellon Trust Company, N.A. will initially serve as the trustee for the senior debt securities and the subordinated debt securities. We may appoint other parties to serve as trustee or co-trustee as may be indicated in the applicable prospectus supplement. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or more of the indentures, and the issuer of the debt securities would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving the issuer of the debt securities default notice or for the default having to exist for a specific period of time were disregarded.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

In this section, we describe special considerations that will apply to registered securities issued in global—i.e., book-entry—form. First we describe the difference between legal ownership and indirect ownership of registered securities. Then we describe special provisions that apply to global securities.

Who Is the Legal Owner of a Registered Security?

Each debt security, common or preferred share and depositary share in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. We refer to those who have securities registered in their own names, on the books that we or the trustee or other agent maintain for this purpose, as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

We expect to issue debt securities, preferred shares and depositary shares in book-entry form only. We may also issue common shares in book-entry form, as well. This means those securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Under each indenture or other applicable agreement, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities, including deliveries of common or preferred shares in exchange for exchangeable debt securities, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

Street Name Owners

In the future we may terminate a global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of common or preferred shares in exchange for exchangeable debt securities, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of the trustee under either indenture and the obligations, if any, of any other third parties employed by us, the trustee or any agents, run only to the holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose—e.g., to amend the indenture for a series of debt securities or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture—we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this section of the prospectus, we mean those who invest in the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. When we refer to “your securities” in this section of the prospectus, we mean the securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holder’s consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What Is a Global Security?

A global security is issued in book-entry form only. Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any security for this purpose is called the “depositary” for that security. A security will usually have only one depositary but it may have more.

Each series of these securities will have one or more of the following as the depositaries:

•	The Depository Trust Company, New York, New York, which is known as “DTC”;

•	a financial institution holding the securities on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear system, which is known as “Euroclear”;

•	a financial institution holding the securities on behalf of Clearstream Banking, société anonyme, Luxembourg, which is known as “Clearstream”; and

•	any other clearing system or financial institution named in the applicable prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will indicate whether your securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “—Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “—Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•

An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under “—Who Is the Legal Owner of a Registered Security?”;

•	An investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We, the trustee and any agents will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We, the trustee and any agents also do not supervise the depositary in any way;

•

The depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•

Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated

If we issue any series of securities in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner’s bank, broker or other financial institution through which that owner holds its beneficial interest in the securities. For example, in the case of a global security representing preferred shares or depositary shares, a beneficial owner will be entitled to obtain a non-global security representing its interest by making a written request to the transfer agent or other agent designated by us. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “—Who Is the Legal Owner of a Registered Security?”

The special situations for termination of a global security are as follows:

•

if the depositary notifies us that it is unwilling or unable to continue as depositary for that global security or the depositary has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, and in either case we do not appoint another institution to act as depositary within 90 days;

•	in the case of a global security representing debt securities, if an event of default has occurred with regard to the debt securities and has not been cured or waived; or

•	any other circumstances specified for this purpose in the applicable prospectus supplement.

If a global security is terminated, only the depositary, and not we or the trustee for any debt securities, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations for Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to purchasers;

•	through agents;

•	to or through underwriters or dealers; or

•	through a combination of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

•

enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of securities pursuant to this prospectus, in which case such broker-dealer or affiliate may use common stock received from us to close out its short positions;

•	sell securities short and redeliver such securities to close out our short positions;

•

enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•

loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters, or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

At-the-Market Offerings

If we reach an agreement with an underwriter on a placement, including the number of shares of common stock to be offered in the placement and any minimum price below which sales may not be made, such underwriter would agree to use its commercially reasonable efforts, consistent with its normal trading and sales practices, to try to sell such shares on such terms. Underwriters could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, sales made directly on the NYSE, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. The name of any such underwriter or agent involved in the offer and sale of our common stock, the amounts underwritten, and the nature of its obligations to take our common stock will be described in the applicable prospectus supplement.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be identified in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities other than the shares of common stock, which are listed on the NYSE. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intended to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the offered securities (other than the common stock) on any securities exchange; any such listing with respect to any particular securities will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of common stock, the underwriters may purchase and sell common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

VALIDITY OF SECURITIES

In connection with particular offerings of securities in the future, the legal validity of the securities may be passed upon for us by Sullivan & Cromwell LLP, New York, New York, counsel to WellCare Health Plans, Inc. The validity of any securities issued under this prospectus will be passed upon for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements, the related financial statement schedules incorporated into this prospectus by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

$600,000,000

WellCare Health Plans, Inc.

    % Senior Notes due 2020

PROSPECTUS SUPPLEMENT

Joint Bookrunning Managers

Goldman, Sachs & Co.

J.P. Morgan

SunTrust Robinson Humphrey